Registration No. 333-211283
                                                     1940 Act No. 811-05903

               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                   Amendment No. 2  to Form S-6

 FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933 OF SECURITIES
       OF UNIT INVESTMENT TRUSTS REGISTERED ON FORM N-8B-2

A.   Exact name of trust:

                             FT 6230

B.   Name of depositor:

                      FIRST TRUST PORTFOLIOS L.P.

C.   Complete address of depositor's principal executive offices:

                      120 East Liberty Drive
                            Suite 400
                     Wheaton, Illinois  60187

D.   Name and complete address of agents for service:

                                           Copy to:
     JAMES A. BOWEN                        ERIC F. FESS
     c/o First Trust Portfolios L.P.       c/o Chapman and Cutler LLP
     120 East Liberty Drive                111 West Monroe Street
     Wheaton, Illinois  60187              Chicago, Illinois  60603

E.   Title and Amount of Securities Being Registered:

     An indefinite number of Units pursuant to Rule 24f-2 promulgated under the Investment Company Act of 1940, as amended

F.   Approximate date of proposed sale to public:

     As soon as practicable after the effective date of the Registration Statement.

|XXX| Check box if it is proposed that this filing will become effective on July 8, 2016 at 2:00 p.m. pursuant to Rule 487.



                 Dow(R) Target 5 3Q '16 - Term 10/6/17
                Dow(R) Target Dvd. 3Q '16 - Term 10/6/17
                 Global Target 15 3Q '16 - Term 10/6/17
                  S&P Target 24 3Q '16 - Term 10/6/17
                S&P Target SMid 60 3Q '16 - Term 10/6/17
                Target Divsd. Dvd. 3Q '16 - Term 10/6/17
             Target Dvd. Multi-Strat. 3Q '16 - Term 10/6/17
                 Target Dbl. Play 3Q '16 - Term 10/6/17
                  Target Focus 4 3Q '16 - Term 10/6/17
            Target Global Dvd. Leaders 3Q '16 - Term 10/6/17
                  Target Growth 3Q '16 - Term 10/6/17
                   Target Triad 3Q '16 - Term 10/6/17
                    Target VIP 3Q '16 - Term 10/6/17
             Value Line(R) Target 25 3Q '16 - Term 10/6/17

                                  FT 6230

FT 6230 is a series of a unit investment trust, the FT Series. FT 6230 consists of 14 separate portfolios listed above (each, a "Trust," and collectively, the "Trusts"). Each Trust invests in a portfolio of common stocks ("Securities") selected by applying a specialized strategy. Each Trust seeks above-average total return.

THE SECURITIES AND EXCHANGE COMMISSION ("SEC") HAS NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            FIRST TRUST(R)

                              800-621-1675


                The date of this prospectus is July 8, 2016

                               Table of Contents

Summary of Essential Information                                       3
Fee Table                                                              9
Report of Independent Registered Public Accounting Firm               13
Statements of Net Assets                                              14
Schedules of Investments                                              20
The FT Series                                                         48
Portfolios                                                            49
Risk Factors                                                          57
Hypothetical Performance Information                                  62
Public Offering                                                       68
Distribution of Units                                                 71
The Sponsor's Profits                                                 72
The Secondary Market                                                  72
How We Purchase Units                                                 73
Expenses and Charges                                                  73
Tax Status                                                            74
Retirement Plans                                                      80
Rights of Unit Holders                                                81
Income and Capital Distributions                                      81
Redeeming Your Units                                                  82
Investing in a New Trust                                              83
Removing Securities from a Trust                                      84
Amending or Terminating the Indenture                                 85
Information on the Sponsor, Trustee,
   FTPS Unit Servicing Agent and Evaluator                            85
Other Information                                                     87

              Summary of Essential Information (Unaudited)

                                FT 6230


                     At the Opening of Business on the
                   Initial Date of Deposit-July 8, 2016



                   Sponsor:   First Trust Portfolios L.P.
                   Trustee:   The Bank of New York Mellon
 FTPS Unit Servicing Agent:   FTP Services LLC
                 Evaluator:   First Trust Advisors L.P.

                                                                          The Dow(R)           The Dow(R)             Global
                                                                           Target 5          Target Dividend         Target 15
                                                                        Portfolio, 3rd       Portfolio, 3rd       Portfolio, 3rd
                                                                      Quarter 2016 Series  Quarter 2016 Series  Quarter 2016 Series
                                                                      ___________________  ___________________  ___________________
Initial Number of Units (1)                                                      17,287               17,265               13,762
Fractional Undivided Interest in the Trust per Unit (1)                        1/17,287             1/17,265             1/13,762
Public Offering Price:
Public Offering Price per Unit (2)                                              $10.000              $10.000              $10.000
   Less Initial Sales Charge per Unit (3)                                         (.100)               (.100)               (.100)
                                                                        _______________      _______________      _______________
Aggregate Offering Price Evaluation of Securities per Unit (4)                    9.900                9.900                9.900
   Less Deferred Sales Charge per Unit (3)                                        (.145)               (.145)               (.145)
                                                                        _______________      _______________      _______________
Redemption Price per Unit (5)                                                     9.755                9.755                9.755
    Less Creation and Development Fee per Unit (3)(5)                             (.050)               (.050)               (.050)
    Less Organization Costs per Unit (5)                                          (.043)               (.033)               (.039)
                                                                        _______________      _______________      _______________
Net Asset Value per Unit                                                $         9.662      $         9.672      $         9.666
                                                                        ===============      ===============      ===============

Tax Status (6)                                                           Grantor Trust        Grantor Trust        Grantor Trust
Distribution Frequency (7)                                                  Monthly              Monthly              Monthly
Initial Distribution Date (7)                                           August 25, 2016      August 25, 2016      August 25, 2016
Estimated Net Annual Distribution per Unit (8)                          $         .3314      $         .3968      $         .4564
Cash CUSIP Number                                                            30289D 159           30289D 209           30289D 258
Reinvestment CUSIP Number                                                    30289D 167           30289D 217           30289D 266
Fee Account Cash CUSIP Number                                                30289D 175           30289D 225           30289D 274
Fee Account Reinvestment CUSIP Number                                        30289D 183           30289D 233           30289D 282
FTPS CUSIP Number                                                            30289D 191           30289D 241           30289D 290
Pricing Line Product Code                                                        105923               105928               106077
Ticker Symbol                                                                    FKANAX               FGHKWX               FTROUX

First Settlement Date                                        July 13, 2016
Mandatory Termination Date (9)                               October 6, 2017
____________

See "Notes to Summary of Essential Information" on page 8.

                  Summary of Essential Information (Unaudited)

                                    FT 6230


                     At the Opening of Business on the
                   Initial Date of Deposit-July 8, 2016


                   Sponsor:   First Trust Portfolios L.P.
                   Trustee:   The Bank of New York Mellon
 FTPS Unit Servicing Agent:   FTP Services LLC
                 Evaluator:   First Trust Advisors L.P.

                                                                                                                      Target
                                                                              S&P                  S&P              Diversified
                                                                           Target 24         Target SMid 60          Dividend
                                                                        Portfolio, 3rd       Portfolio, 3rd       Portfolio, 3rd
                                                                      Quarter 2016 Series  Quarter 2016 Series  Quarter 2016 Series
                                                                      ___________________  ___________________  ___________________
Initial Number of Units (1)                                                      17,266               14,877               14,569
Fractional Undivided Interest in the Trust per Unit (1)                        1/17,266             1/14,877             1/14,569
Public Offering Price:
Public Offering Price per Unit (2)                                              $10.000              $10.000              $10.000
   Less Initial Sales Charge per Unit (3)                                         (.100)               (.100)               (.100)
                                                                        _______________      _______________      _______________
Aggregate Offering Price Evaluation of Securities per Unit (4)                    9.900                9.900                9.900
   Less Deferred Sales Charge per Unit (3)                                        (.145)               (.145)               (.145)
                                                                        _______________      _______________      _______________
Redemption Price per Unit (5)                                                     9.755                9.755                9.755
    Less Creation and Development Fee per Unit (3)(5)                             (.050)               (.050)               (.050)
    Less Organization Costs per Unit (5)                                          (.046)               (.029)               (.016)
                                                                        _______________      _______________      _______________
Net Asset Value per Unit                                                $         9.659      $         9.676      $         9.689
                                                                        ===============      ===============      ===============

Tax Status (6)                                                           Grantor Trust             RIC                  RIC
Distribution Frequency (7)                                                  Monthly           Semi-Annually           Monthly
Initial Distribution Date (7)                                           August 25, 2016     December 25, 2016     August 25, 2016
Estimated Net Annual Distribution per Unit (8)                          $         .1542      $         .1426      $         .4127
Cash CUSIP Number                                                            30289D 308           30289D 555           30289D 357
Reinvestment CUSIP Number                                                    30289D 316           30289D 563           30289D 365
Fee Account Cash CUSIP Number                                                30289D 324           30289D 571           30289D 373
Fee Account Reinvestment CUSIP Number                                        30289D 332           30289D 589           30289D 381
FTPS CUSIP Number                                                            30289D 340           30289D 597           30289D 399
Pricing Line Product Code                                                        105995               106015               105954
Ticker Symbol                                                                    FDSTPX               FBAYBX               FIONAX

First Settlement Date                                        July 13, 2016
Mandatory Termination Date (9)                               October 6, 2017
____________

See "Notes to Summary of Essential Information" on page 8.

              Summary of Essential Information (Unaudited)

                                FT 6230


                     At the Opening of Business on the
                   Initial Date of Deposit-July 8, 2016


                   Sponsor:   First Trust Portfolios L.P.
                   Trustee:   The Bank of New York Mellon
 FTPS Unit Servicing Agent:   FTP Services LLC
                 Evaluator:   First Trust Advisors L.P.

                                                                       Target Dividend
                                                                        Multi-Strategy     Target Double Play    Target Focus Four
                                                                        Portfolio, 3rd       Portfolio, 3rd       Portfolio, 3rd
                                                                      Quarter 2016 Series  Quarter 2016 Series  Quarter 2016 Series
                                                                      ___________________  ___________________  ___________________
Initial Number of Units (1)                                                      26,806               17,335               24,351
Fractional Undivided Interest in the Trust per Unit (1)                        1/26,806             1/17,335             1/24,351
Public Offering Price:
Public Offering Price per Unit (2)                                              $10.000              $10.000              $10.000
   Less Initial Sales Charge per Unit (3)                                         (.100)               (.100)               (.100)
                                                                        _______________      _______________      _______________
Aggregate Offering Price Evaluation of Securities per Unit (4)                    9.900                9.900                9.900
   Less Deferred Sales Charge per Unit (3)                                        (.145)               (.145)               (.145)
                                                                        _______________      _______________      _______________
Redemption Price per Unit (5)                                                     9.755                9.755                9.755
    Less Creation and Development Fee per Unit (3)(5)                             (.050)               (.050)               (.050)
    Less Organization Costs per Unit (5)                                          (.040)               (.048)               (.028)
                                                                        _______________      _______________      _______________
Net Asset Value per Unit                                                $         9.665      $         9.657      $         9.677
                                                                        ===============      ===============      ===============

Tax Status (6)                                                                RIC                  RIC                  RIC
Distribution Frequency (7)                                                  Monthly              Monthly           Semi-Annually
Initial Distribution Date (7)                                           August 25, 2016      August 25, 2016     December 25, 2016
Estimated Net Annual Distribution per Unit (8)                          $         .4065      $         .2846      $         .2477
Cash CUSIP Number                                                            30289D 407           30289D 456           30289D 605
Reinvestment CUSIP Number                                                    30289D 415           30289D 464           30289D 613
Fee Account Cash CUSIP Number                                                30289D 423           30289D 472           30289D 621
Fee Account Reinvestment CUSIP Number                                        30289D 431           30289D 480           30289D 639
FTPS CUSIP Number                                                            30289D 449           30289D 498           30289D 647
Pricing Line Product Code                                                        106000               106005               106020
Ticker Symbol                                                                    FNOSPX               FLVEIX               FHOPTX

First Settlement Date                                         July 13, 2016
Mandatory Termination Date (9)                                October 6, 2017
____________

See "Notes to Summary of Essential Information" on page 8.

              Summary of Essential Information (Unaudited)

                                FT 6230


                     At the Opening of Business on the
                   Initial Date of Deposit-July 8, 2016


                   Sponsor:   First Trust Portfolios L.P.
                   Trustee:   The Bank of New York Mellon
 FTPS Unit Servicing Agent:   FTP Services LLC
                 Evaluator:   First Trust Advisors L.P.

                                                                         Target Global           Target
                                                                       Dividend Leaders          Growth            Target Triad
                                                                        Portfolio, 3rd       Portfolio, 3rd       Portfolio, 3rd
                                                                      Quarter 2016 Series  Quarter 2016 Series  Quarter 2016 Series
                                                                      ___________________  ___________________  ___________________
Initial Number of Units (1)                                                      12,839               16,296               27,383
Fractional Undivided Interest in the Trust per Unit (1)                        1/12,839             1/16,296             1/27,383
Public Offering Price:
Public Offering Price per Unit (2)                                              $10.000              $10.000              $10.000
   Less Initial Sales Charge per Unit (3)                                         (.100)               (.100)               (.100)
                                                                        _______________      _______________      _______________
Aggregate Offering Price Evaluation of Securities per Unit (4)                    9.900                9.900                9.900
   Less Deferred Sales Charge per Unit (3)                                        (.145)               (.145)               (.145)
                                                                        _______________      _______________      _______________
Redemption Price per Unit (5)                                                     9.755                9.755                9.755
    Less Creation and Development Fee per Unit (3)(5)                             (.050)               (.050)               (.050)
    Less Organization Costs per Unit (5)                                          (.010)               (.039)               (.021)
                                                                        _______________      _______________      _______________
Net Asset Value per Unit                                                $         9.695      $         9.666      $         9.684
                                                                        ===============      ===============      ===============

Tax Status (6)                                                                RIC                  RIC                  RIC
Distribution Frequency (7)                                                  Monthly           Semi-Annually        Semi-Annually
Initial Distribution Date (7)                                           August 25, 2016     December 25, 2016    December 25, 2016
Estimated Net Annual Distribution per Unit (8)                          $         .5510      $         .1082      $         .2226
Cash CUSIP Number                                                            30289D 506           30289D 654           30289D 704
Reinvestment CUSIP Number                                                    30289D 514           30289D 662           30289D 712
Fee Account Cash CUSIP Number                                                30289D 522           30289D 670           30289D 720
Fee Account Reinvestment CUSIP Number                                        30289D 530           30289D 688           30289D 738
FTPS CUSIP Number                                                            30289D 548           30289D 696           30289D 746
Pricing Line Product Code                                                        106010               106082               106087
Ticker Symbol                                                                    FCTENX               FHPYMX               FQNRSX

First Settlement Date                                         July 13, 2016
Mandatory Termination Date (9)                                October 6, 2017
____________

See "Notes to Summary of Essential Information" on page 8.

              Summary of Essential Information (Unaudited)

                                FT 6230


                     At the Opening of Business on the
                   Initial Date of Deposit-July 8, 2016


                   Sponsor:   First Trust Portfolios L.P.
                   Trustee:   The Bank of New York Mellon
 FTPS Unit Servicing Agent:   FTP Services LLC
                 Evaluator:   First Trust Advisors L.P.

                                                                                                                   Value Line(R)
                                                                                               Target VIP            Target 25
                                                                                             Portfolio, 3rd       Portfolio, 3rd
                                                                                           Quarter 2016 Series  Quarter 2016 Series
                                                                                           ___________________  ___________________
Initial Number of Units (1)                                                                           46,986               14,368
Fractional Undivided Interest in the Trust per Unit (1)                                             1/46,986             1/14,368
Public Offering Price:
Public Offering Price per Unit (2)                                                                   $10.000              $10.000
   Less Initial Sales Charge per Unit (3)                                                             (.100)               (.100)
                                                                                             _______________      _______________
Aggregate Offering Price Evaluation of Securities per Unit (4)                                         9.900                9.900
   Less Deferred Sales Charge per Unit (3)                                                            (.145)               (.145)
                                                                                             _______________      _______________
Redemption Price per Unit (5)                                                                          9.755                9.755
    Less Creation and Development Fee per Unit (3)(5)                                                 (.050)               (.050)
    Less Organization Costs per Unit (5)                                                              (.027)               (.033)
                                                                                             _______________      _______________
Net Asset Value per Unit                                                                     $         9.678      $         9.672
                                                                                             ===============      ===============

Tax Status (6)                                                                                     RIC             Grantor Trust
Distribution Frequency (7)                                                                    Semi-Annually           Monthly
Initial Distribution Date (7)                                                               December 25, 2016     August 25, 2016
Estimated Net Annual Distribution per Unit (8)                                                       $ .2089              $ .1761
Cash CUSIP Number                                                                                 30289D 753           30289E 405
Reinvestment CUSIP Number                                                                         30289D 761           30289E 413
Fee Account Cash CUSIP Number                                                                     30289D 779           30289E 421
Fee Account Reinvestment CUSIP Number                                                             30289D 787           30289E 439
FTPS CUSIP Number                                                                                 30289D 795           30289E 447
Pricing Line Product Code                                                                             106025               106030
Ticker Symbol                                                                                         FHLQDX               FSPCEX

First Settlement Date                                         July 13, 2016
Mandatory Termination Date (9)                                October 6, 2017
____________

See "Notes to Summary of Essential Information" on page 8.

Page 7


               NOTES TO SUMMARY OF ESSENTIAL INFORMATION

(1) As of the Evaluation Time on July 11, 2016, we may adjust the number of Units of a Trust so that the Public Offering Price per Unit will equal approximately $10.00. If we make such an adjustment, the fractional undivided interest per Unit will vary from the amounts indicated above.

(2) The Public Offering Price shown above reflects the value of the Securities on the business day prior to the Initial Date of Deposit. No investor will purchase Units at this price. The price you pay for your Units will be based on their valuation at the Evaluation Time on the date you purchase your Units. On the Initial Date of Deposit, the Public Offering Price per Unit will not include any accumulated dividends on the Securities. After this date, a pro rata share of any accumulated dividends on the Securities will be included.

(3) You will pay a maximum sales charge of 2.95% of the Public Offering Price per Unit (equivalent to 2.98% of the net amount invested) which consists of an initial sales charge, a deferred sales charge and a creation and development fee. The sales charges are described in the "Fee Table."

(4) Each listed Security is valued at its last closing sale price on the relevant stock exchange at the Evaluation Time on the business day prior to the Initial Date of Deposit. If a Security is not listed, or if no closing sale price exists, it is generally valued at its closing ask price on such date. See "Public Offering-The Value of the Securities." The value of foreign Securities trading in non-U.S. currencies is determined by converting the value of such Securities to their U.S. dollar equivalent based on the currency exchange rate for the currency in which a Security is generally denominated at the Evaluation Time on the business day prior to the Initial Date of Deposit. Evaluations for purposes of determining the purchase, sale or redemption price of Units are made as of the close of trading on the New York Stock Exchange ("NYSE") (generally 4:00 p.m. Eastern time) on each day on which it is open (the "Evaluation Time").

(5) The creation and development fee and estimated organization costs per Unit will be deducted from the assets of a Trust at the end of the initial offering period. If Units are redeemed prior to the close of the initial offering period, these fees will not be deducted from the redemption proceeds. See "Redeeming Your Units."

(6) See "Tax Status."

(7) For Trusts that are structured as grantor trusts, the Trustee will distribute money from the Income and Capital Accounts on the twenty-fifth day of each month to Unit holders of record on the tenth day of such month. However, the Trustee will not distribute money if the aggregate amount in the Income and Capital Accounts, exclusive of sale proceeds, equals less than 0.1% of the net asset value of a Trust. Undistributed money in the Income and Capital Accounts will be distributed in the next month in which the aggregate amount available for distribution, exclusive of sale proceeds, exceeds 0.1% of the net asset value of a Trust. Sale proceeds will be distributed if the amount available for distribution equals at least $1.00 per 100 Units. For Trusts that intend to qualify as regulated investment companies ("RICs") and that make monthly distributions, the Trustee will distribute money from the Income and Capital Accounts on the twenty-fifth day of each month to Unit holders of record on the tenth day of each month. For Trusts that intend to qualify as RICs and that make semi-annual distributions, the Trustee will distribute money from the Income and Capital Accounts on the twenty-fifth day of June and December to Unit holders of record on the tenth day of such months. However, the Trustee will only distribute money in the Capital Account if the amount available for distribution from that account equals at least $1.00 per 100 Units. In any case, the Trustee will distribute any funds in the Capital Account in December of each year. For all Trusts, upon termination of a Trust, amounts in the Income and Capital Accounts will be distributed to remaining Unit holders.

(8) We base our estimate of the dividends a Trust will receive from the Securities by annualizing the most recent dividends declared by the issuers of the Securities (such figure adjusted to reflect any change in dividend policy announced subsequent to the most recently declared dividend). There is no guarantee that the issuers of the Securities will declare dividends in the future or that if declared they will either remain at current levels or increase over time. Due to this, and various other factors, actual dividends received from the Securities may be less than their most recent annualized dividends. In this case, the actual net annual distribution you receive will be less than the estimated amount set forth above. The actual net annual distribution per Unit you receive will also vary from that set forth above with changes in a Trust's fees and expenses, currency exchange rates, foreign withholding and with the sale of Securities. See "Fee Table," "Risk Factors" and "Expenses and Charges."

(9) See "Amending or Terminating the Indenture."

                         Fee Table (Unaudited)

This Fee Table describes the fees and expenses that you may, directly or indirectly, pay if you buy and hold Units of a Trust. See "Public
Offering" and "Expenses and Charges." Although the Trusts have a term of approximately 15 months and are unit investment trusts rather than mutual funds, this information allows you to compare fees.

                                                               The Dow(R)                       The Dow(R)
                                                           Target 5 Portfolio            Target Dividend Portfolio
                                                         3rd Quarter 2016 Series          3rd Quarter 2016 Series
                                                         -----------------------          -----------------------
                                                                     Amount                             Amount
                                                                     per Unit                           per Unit
                                                                     --------                           --------
UNIT HOLDER SALES FEES
(AS A PERCENTAGE OF PUBLIC OFFERING PRICE)

MAXIMUM SALES CHARGE
   Initial sales charge                                 1.00%(a)     $.100                1.00%(a)      $.100
   Deferred sales charge                                1.45%(b)     $.145                1.45%(b)      $.145
   Creation and development fee                         0.50%(c)     $.050                0.50%(c)      $.050
                                                        -----        -----                -----         -----
   Maximum sales charge
   (including creation and development fee)             2.95%        $.295                2.95%         $.295
                                                        =====        =====                =====         =====

ORGANIZATION COSTS
(AS A PERCENTAGE OF PUBLIC OFFERING PRICE)
   Estimated organization costs                         .430%(d)     $.0430               .330%(d)      $.0330
                                                        =====        ======               =====         ======

ESTIMATED ANNUAL TRUST OPERATING EXPENSES(e)
(AS A PERCENTAGE OF AVERAGE NET ASSETS)
   Portfolio supervision, bookkeeping,
      administrative, evaluation and
      FTPS Unit servicing fees                          .060%        $.0060               .060%         $.0060
   Trustee's fee and other operating expenses           .114%(f)     $.0114               .114%(f)      $.0114
                                                        -----        ------               -----         ------
   Total                                                .174%        $.0174               .174%         $.0174
                                                        =====        ======               =====         ======

                                                                 Global                        S&P Target 24
                                                           Target 15 Portfolio                   Portfolio
                                                         3rd Quarter 2016 Series          3rd Quarter 2016 Series
                                                         -----------------------          -----------------------
                                                                     Amount                             Amount
                                                                     per Unit                           per Unit
                                                                     --------                           --------
UNIT HOLDER SALES FEES
(AS A PERCENTAGE OF PUBLIC OFFERING PRICE)

MAXIMUM SALES CHARGE
   Initial sales charge                                 1.00%(a)     $.100                1.00%(a)      $.100
   Deferred sales charge                                1.45%(b)     $.145                1.45%(b)      $.145
   Creation and development fee                         0.50%(c)     $.050                0.50%(c)      $.050
                                                        -----        -----                -----         -----
   Maximum sales charge
   (including creation and development fee)             2.95%        $.295                2.95%         $.295
                                                        =====        =====                =====         =====

ORGANIZATION COSTS
(AS A PERCENTAGE OF PUBLIC OFFERING PRICE)
   Estimated organization costs                         .390%(d)     $.0390               .460%(d)      $.0460
                                                        =====        ======               =====         ======

ESTIMATED ANNUAL TRUST OPERATING EXPENSES(e)
(AS A PERCENTAGE OF AVERAGE NET ASSETS)
   Portfolio supervision, bookkeeping,
      administrative, evaluation and
      FTPS Unit servicing fees                          .060%        $.0060               .060%         $.0060
   Trustee's fee and other operating expenses           .283%(f)     $.0283               .114%(f)      $.0114
                                                        -----        ------               -----         ------
   Total                                                .343%        $.0343               .174%         $.0174
                                                        =====        ======               =====         ======

                                                     S&P Target SMid 60          Target Diversified           Target Dividend
                                                          Portfolio              Dividend Portfolio       Multi-Strategy Portfolio
                                                   3rd Quarter 2016 Series     3rd Quarter 2016 Series    3rd Quarter 2016 Series
                                                   -----------------------     -----------------------    ------------------------
                                                                Amount                      Amount                      Amount
                                                                per Unit                    per Unit                    per Unit
                                                                --------                    --------                    --------
UNIT HOLDER SALES FEES
(AS A PERCENTAGE OF PUBLIC OFFERING PRICE)

MAXIMUM SALES CHARGE
   Initial sales charge                            1.00%(a)     $.100          1.00%(a)     $.100          1.00%(a)     $.100
   Deferred sales charge                           1.45%(b)     $.145          1.45%(b)     $.145          1.45%(b)     $.145
   Creation and development fee                    0.50%(c)     $.050          0.50%(c)     $.050          0.50%(c)     $.050
                                                   -----        -----          -----        -----          -----        -----
   Maximum sales charge
   (including creation and development fee)        2.95%        $.295          2.95%        $.295          2.95%        $.295
                                                   =====        =====          =====        =====          =====        =====

ORGANIZATION COSTS
(AS A PERCENTAGE OF PUBLIC OFFERING PRICE)
   Estimated organization costs                    .290%(d)     $.0290         .160%(d)     $.0160         .400%(d)     $.0400
                                                   =====        ======         =====        ======         =====        ======

ESTIMATED ANNUAL TRUST OPERATING EXPENSES(e)
(AS A PERCENTAGE OF AVERAGE NET ASSETS)
   Portfolio supervision, bookkeeping,
      administrative, evaluation and
      FTPS Unit servicing fees                     .060%        $.0060         .060%        $.0060         .060%        $.0060
   Trustee's fee and other operating expenses      .127%(f)     $.0127         .127%(f)     $.0127         .611%(f)     $.0611
                                                   -----        ------         -----        ------         -----        ------
   Total                                           .187%        $.0187         .187%        $.0187         .671%        $.0671
                                                   =====        ======         =====        ======         =====        ======

                                                     Target Double Play           Target Focus Four        Target Global Dividend
                                                          Portfolio                   Portfolio               Leaders Portfolio
                                                   3rd Quarter 2016 Series     3rd Quarter 2016 Series     3rd Quarter 2016 Series
                                                   -----------------------     -----------------------     -----------------------
                                                                Amount                      Amount                      Amount
                                                                per Unit                    per Unit                    per Unit
                                                                --------                    --------                    --------
UNIT HOLDER SALES FEES
(AS A PERCENTAGE OF PUBLIC OFFERING PRICE)

MAXIMUM SALES CHARGE
   Initial sales charge                            1.00%(a)     $.100          1.00%(a)     $.100          1.00%(a)     $.100
   Deferred sales charge                           1.45%(b)     $.145          1.45%(b)     $.145          1.45%(b)     $.145
   Creation and development fee                    0.50%(c)     $.050          0.50%(c)     $.050          0.50%(c)     $.050
                                                   -----        -----          -----        -----          -----        -----
   Maximum sales charge
   (including creation and development fee)        2.95%        $.295          2.95%        $.295          2.95%        $.295
                                                   =====        =====          =====        =====          =====        =====

ORGANIZATION COSTS
(AS A PERCENTAGE OF PUBLIC OFFERING PRICE)
   Estimated organization costs                    .480%(d)     $.0480         .280%(d)     $.0280         .100%(d)     $.0100
                                                   =====        ======         =====        ======         =====        ======

ESTIMATED ANNUAL TRUST OPERATING EXPENSES(e)
(AS A PERCENTAGE OF AVERAGE NET ASSETS)
   Portfolio supervision, bookkeeping,
      administrative, evaluation and
      FTPS Unit servicing fees                     .060%        $.0060         .060%        $.0060         .060%        $.0060
   Trustee's fee and other operating expenses      .127%(f)     $.0127         .127%(f)     $.0127         .127%(f)     $.0127
                                                   -----        ------         -----        ------         -----        ------
   Total                                           .187%        $.0187         .187%        $.0187         .187%        $.0187
                                                   =====        ======         =====        ======         =====        ======

                                                        Target Growth               Target Triad                 Target VIP
                                                          Portfolio                   Portfolio                   Portfolio
                                                   3rd Quarter 2016 Series     3rd Quarter 2016 Series     3rd Quarter 2016 Series
                                                   -----------------------     -----------------------     -----------------------
                                                                Amount                      Amount                      Amount
                                                                per Unit                    per Unit                    per Unit
                                                                --------                    --------                    --------
UNIT HOLDER SALES FEES
(AS A PERCENTAGE OF PUBLIC OFFERING PRICE)

MAXIMUM SALES CHARGE
   Initial sales charge                            1.00%(a)     $.100          1.00%(a)     $.100          1.00%(a)     $.100
   Deferred sales charge                           1.45%(b)     $.145          1.45%(b)     $.145          1.45%(b)     $.145
   Creation and development fee                    0.50%(c)     $.050          0.50%(c)     $.050          0.50%(c)     $.050
                                                   -----        -----          -----        -----          -----        -----
   Maximum sales charge
   (including creation and development fee)        2.95%        $.295          2.95%        $.295          2.95%        $.295
                                                   =====        =====          =====        =====          =====        =====

ORGANIZATION COSTS
(AS A PERCENTAGE OF PUBLIC OFFERING PRICE)
   Estimated organization costs                    .390%(d)     $.0390         .210%(d)     $.0210         .270%(d)     $.0270
                                                   =====        ======         =====        ======         =====        ======

ESTIMATED ANNUAL TRUST OPERATING EXPENSES(e)
(AS A PERCENTAGE OF AVERAGE NET ASSETS)
   Portfolio supervision, bookkeeping,
      administrative, evaluation and
      FTPS Unit servicing fees                     .060%        $.0060         .060%        $.0060         .060%        $.0060
   Trustee's fee and other operating expenses      .127%(f)     $.0127         .127%(f)     $.0127         .196%(f)     $.0196
                                                   -----        ------         -----        ------         -----        ------
   Total                                           .187%        $.0187         .187%        $.0187         .256%        $.0256
                                                   =====        ======         =====        ======         =====        ======

                                                        Value Line(R)
                                                     Target 25 Portfolio
                                                   3rd Quarter 2016 Series
                                                   -----------------------
                                                                Amount
                                                                per Unit
                                                                --------
UNIT HOLDER SALES FEES
(AS A PERCENTAGE OF PUBLIC OFFERING PRICE)

MAXIMUM SALES CHARGE
   Initial sales charge                            1.00%(a)     $.100
   Deferred sales charge                           1.45%(b)     $.145
   Creation and development fee                    0.50%(c)     $.050
                                                   -----        -----
   Maximum sales charge
   (including creation and development fee)        2.95%        $.295
                                                   =====        =====

ORGANIZATION COSTS
(AS A PERCENTAGE OF PUBLIC OFFERING PRICE)
   Estimated organization costs                    .330%(d)     $.0330
                                                   =====        ======
ESTIMATED ANNUAL TRUST OPERATING EXPENSES(e)
(AS A PERCENTAGE OF AVERAGE NET ASSETS)
   Portfolio supervision, bookkeeping,
      administrative, evaluation and
      FTPS Unit servicing fees                     .060%        $.0060
   Trustee's fee and other operating expenses      .114%(f)     $.0114
                                                   -----        ------
   Total                                           .174%        $.0174
                                                   =====        ======

                                Example

This example is intended to help you compare the cost of investing in a Trust with the cost of investing in other investment products. The example assumes that you invest $10,000 in a Trust, the principal amount and distributions are rolled every 15 months into a New Trust and you are subject to a reduced transactional sales charge. The example also assumes a 5% return on your investment each year and that your Trust's, and each New Trust's, operating expenses stay the same. The example does not take into consideration transaction fees which may be charged by certain broker/dealers for processing redemption requests. Although your actual costs may vary, based on these assumptions your costs, assuming you roll your proceeds from one trust to the next for the periods shown, would be:

                                                                             1 Year     3 Years    5 Years    10 Years
                                                                             ________   ________   ________   ________
The Dow(R) Target 5 Portfolio, 3rd Quarter 2016 Series                       $   355    $   880    $ 1,171    $ 2,404
The Dow(R) Target Dividend Portfolio, 3rd Quarter 2016 Series                    345        850      1,131      2,324
Global Target 15 Portfolio, 3rd Quarter 2016 Series                              368        918      1,240      2,545
S&P Target 24 Portfolio, 3rd Quarter 2016 Series                                 358        889      1,183      2,428
S&P Target SMid 60 Portfolio, 3rd Quarter 2016 Series                            343        842      1,122      2,305
Target Diversified Dividend Portfolio, 3rd Quarter 2016 Series                   330        803      1,070      2,199
Target Dividend Multi-Strategy Portfolio, 3rd Quarter 2016 Series                402      1,018      1,407      2,879
Target Double Play Portfolio, 3rd Quarter 2016 Series                            362        899      1,197      2,458
Target Focus Four Portfolio, 3rd Quarter 2016 Series                             342        839      1,118      2,297
Target Global Dividend Leaders Portfolio, 3rd Quarter 2016 Series                324        785      1,046      2,150
Target Growth Portfolio, 3rd Quarter 2016 Series                                 353        872      1,162      2,386
Target Triad Portfolio, 3rd Quarter 2016 Series                                  335        818      1,090      2,240
Target VIP Portfolio, 3rd Quarter 2016 Series                                    348        857      1,149      2,360
Value Line(R) Target 25 Portfolio, 3rd Quarter 2016 Series                       345        850      1,131      2,324

If you elect not to roll your proceeds from one trust to the next, your costs will be limited by the number of years your proceeds are invested, as set forth above.
___________________

(a) The combination of the initial and deferred sales charge comprises what we refer to as the "transactional sales charge." The initial sales charge is actually equal to the difference between the maximum sales charge of 2.95% and the sum of any remaining deferred sales charge and creation and development fee.

(b) The deferred sales charge is a fixed dollar amount equal to $.145 per Unit which, as a percentage of the Public Offering Price, will vary over time. The deferred sales charge will be deducted in three monthly installments commencing October 20, 2016.

(c) The creation and development fee compensates the Sponsor for creating and developing the Trusts. The creation and development fee is a charge of $.050 per Unit collected at the end of the initial offering period, which is expected to be approximately three months from the Initial Date of Deposit. If the price you pay for your Units exceeds $10 per Unit, the creation and development fee will be less than 0.50%; if the price you pay for your Units is less than $10 per Unit, the creation and development fee will exceed 0.50%.

(d) Estimated organization costs, which for certain Trusts include a one- time license fee, will be deducted from the assets of each Trust at the end of the initial offering period. Estimated organization costs are assessed on a fixed dollar amount per Unit basis which, as a percentage of average net assets, will vary over time.

(e) Each of the fees listed herein is assessed on a fixed dollar amount per Unit basis which, as a percentage of average net assets, will vary over time.

(f) Other operating expenses do not include brokerage costs and other portfolio transaction fees for any of the Trusts. In certain circumstances the Trusts may incur additional expenses not set forth above. See "Expenses and Charges."

                         Report of Independent
                   Registered Public Accounting Firm


The Sponsor, First Trust Portfolios L.P., and Unit Holders
FT 6230

We have audited the accompanying statements of net assets, including the schedules of investments, of FT 6230, comprising Dow(R) Target 5 3Q '16
- Term 10/6/17 (The Dow(R) Target 5 Portfolio, 3rd Quarter 2016 Series); Dow(R) Target Dvd. 3Q '16 - Term 10/6/17 (The Dow(R) Target Dividend Portfolio, 3rd Quarter 2016 Series ); Global Target 15 3Q '16 - Term 10/6/17 (Global Target 15 Portfolio, 3rd Quarter 2016 Series); S&P Target 24 3Q '16 - Term 10/6/17 (S&P Target 24 Portfolio, 3rd Quarter 2016 Series); S&P Target SMid 60 3Q '16 - Term 10/6/17 (S&P Target SMid 60 Portfolio, 3rd Quarter 2016 Series); Target Divsd. Dvd. 3Q '16 - Term 10/6/17 (Target Diversified Dividend Portfolio, 3rd Quarter 2016 Series); Target Dvd. Multi-Strat. 3Q '16 - Term 10/6/17 (Target Dividend Multi-Strategy Portfolio, 3rd Quarter 2016 Series); Target Dbl. Play 3Q '16 - Term 10/6/17 (Target Double Play Portfolio, 3rd Quarter 2016 Series); Target Focus 4 3Q '16 - Term 10/6/17 (Target Focus Four Portfolio, 3rd Quarter 2016 Series); Target Global Dvd. Leaders 3Q '16 - Term 10/6/17 (Target Global Dividend Leaders Portfolio, 3rd Quarter 2016 Series); Target Growth 3Q '16 - Term 10/6/17 (Target Growth Portfolio, 3rd Quarter 2016 Series); Target Triad 3Q '16 - Term 10/6/17 (Target Triad Portfolio, 3rd Quarter 2016 Series); Target VIP 3Q '16 - Term 10/6/17 (Target VIP Portfolio, 3rd Quarter 2016 Series); and Value Line(R) Target 25 3Q '16 - Term 10/6/17 (Value Line(R) Target 25 Portfolio, 3rd Quarter 2016 Series ) (collectively, the "Trusts"), as of the opening of business on July 8, 2016 (Initial Date of Deposit). These statements of net assets are the responsibility of the Trusts' Sponsor. Our responsibility is to express an opinion on these statements of net assets based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the statements of net assets are free of material misstatement. The Trusts are not required to have, nor were we engaged to perform, audits of the Trusts' internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing opinions on the effectiveness of the Trusts' internal control over financial reporting. Accordingly, we express no such opinions. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of net assets, assessing the accounting principles used and significant estimates made by the Trusts' Sponsor, as well as evaluating the overall presentation of the statement of net assets. Our procedures included confirmation of the irrevocable letter of credit held by The Bank of New York Mellon, the Trustee, and allocated among the Trusts for the purchase of securities, as shown in the statements of net assets, as of the opening of business on July 8, 2016, by correspondence with the Trustee. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the statements of net assets referred to above present fairly, in all material respects, the financial position of each of the Trusts constituting FT 6230, as of the opening of business on July 8, 2016 (Initial Date of Deposit), in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
July 8, 2016

                            Statements of Net Assets

                                  FT 6230


                     At the Opening of Business on the
                   Initial Date of Deposit-July 8, 2016


                                                                          The Dow(R)           The Dow(R)        Global Target 15
                                                                      Target 5 Portfolio   Dividend Portfolio       Portfolio
                                                                         3rd Quarter          3rd Quarter          3rd Quarter
                                                                         2016 Series          2016 Series          2016 Series
                                                                      __________________   __________________   ________________
NET ASSETS
Investment in Securities represented
   by purchase contracts (1) (2)                                      $171,137             $170,925             $136,246
Less liability for reimbursement to Sponsor
   for organization costs (3)                                             (743)                (570)                (537)
Less liability for deferred sales charge (4)                            (2,507)              (2,503)              (1,995)
Less liability for creation and development fee (5)                       (864)                (863)                (688)
                                                                      ________             ________             ________
Net assets                                                            $167,023             $166,989             $133,026
                                                                      ========             ========             ========
Units outstanding                                                       17,287               17,265               13,762
Net asset value per Unit (6)                                          $  9.662             $  9.672             $  9.666

ANALYSIS OF NET ASSETS
Cost to investors (7)                                                 $172,866             $172,652             $137,623
Less maximum sales charge (7)                                           (5,100)              (5,093)              (4,060)
Less estimated reimbursement to Sponsor
   for organization costs (3)                                             (743)                (570)                (537)
                                                                      ________             ________             ________
Net assets                                                            $167,023             $166,989             $133,026
                                                                      ========             ========             ========
__________

See "Notes to Statements of Net Assets" on page 19.

                        Statements of Net Assets

                                  FT 6230


                     At the Opening of Business on the
                   Initial Date of Deposit-July 8, 2016


                                                                          S&P            S&P
                                                                       Target 24    Target SMid 60  Target Diversified
                                                                       Portfolio      Portfolio     Dividend Portfolio
                                                                      3rd Quarter    3rd Quarter        3rd Quarter
                                                                      2016 Series    2016 Series        2016 Series
                                                                      ___________   ______________   __________________
NET ASSETS
Investment in Securities represented
   by purchase contracts (1) (2)                                      $170,933      $147,285         $144,231
Less liability for reimbursement to Sponsor
   for organization costs (3)                                             (794)         (431)            (233)
Less liability for deferred sales charge (4)                            (2,504)       (2,157)          (2,113)
Less liability for creation and development fee (5)                       (863)         (744)            (728)
                                                                      ________      ________         ________
Net assets                                                            $166,772      $143,953         $141,157
                                                                      ========      ========         ========
Units outstanding                                                       17,266        14,877           14,569
Net asset value per Unit (6)                                          $  9.659      $  9.676         $  9.689

ANALYSIS OF NET ASSETS
Cost to investors (7)                                                 $172,659      $148,773         $145,688
Less maximum sales charge (7)                                           (5,093)       (4,389)          (4,298)
Less estimated reimbursement to Sponsor
   for organization costs (3)                                             (794)         (431)            (233)
                                                                      ________      ________         ________
Net assets                                                            $166,772      $143,953         $141,157
                                                                      ========      ========         ========
__________

See "Notes to Statements of Net Assets" on page 19.

                        Statements of Net Assets

                                  FT 6230


                     At the Opening of Business on the
                   Initial Date of Deposit-July 8, 2016


                                                                      Target Dividend      Target
                                                                      Multi-Strategy    Double Play   Target Focus Four
                                                                         Portfolio       Portfolio        Portfolio
                                                                        3rd Quarter     3rd Quarter      3rd Quarter
                                                                        2016 Series     2016 Series      2016 Series
                                                                      _______________   ___________   _________________
NET ASSETS
Investment in Securities represented
   by purchase contracts (1) (2)                                      $265,376          $171,616      $241,072
Less liability for reimbursement to Sponsor
   for organization costs (3)                                           (1,072)             (832)         (682)
Less liability for deferred sales charge (4)                            (3,887)           (2,514)       (3,531)
Less liability for creation and development fee (5)                     (1,340)             (867)       (1,218)
                                                                      ________          ________      ________
Net assets                                                            $259,077          $167,403      $235,641
                                                                      ========          ========      ========
Units outstanding                                                       26,806            17,335        24,351
Net asset value per Unit (6)                                          $  9.665          $  9.657      $  9.677

ANALYSIS OF NET ASSETS
Cost to investors (7)                                                 $268,057          $173,349      $243,507
Less maximum sales charge (7)                                           (7,908)           (5,114)       (7,184)
Less estimated reimbursement to Sponsor
   for organization costs (3)                                           (1,072)             (832)         (682)
                                                                      ________          ________      ________
Net assets                                                            $259,077          $167,403      $235,641
                                                                      ========          ========      ========
__________

See "Notes to Statements of Net Assets" on page 19.

                        Statements of Net Assets

                                  FT 6230


                     At the Opening of Business on the
                   Initial Date of Deposit-July 8, 2016


                                                                       Target Global
                                                                      Dividend Leaders        Target        Target Triad
                                                                         Portfolio       Growth Portfolio    Portfolio
                                                                        3rd Quarter         3rd Quarter     3rd Quarter
                                                                        2016 Series         2016 Series     2016 Series
                                                                      ________________   ________________   ____________
NET ASSETS
Investment in Securities represented
   by purchase contracts (1) (2)                                      $127,106           $161,334           $271,093
Less liability for reimbursement to Sponsor
   for organization costs (3)                                             (128)              (636)              (575)
Less liability for deferred sales charge (4)                            (1,862)            (2,363)            (3,971)
Less liability for creation and development fee (5)                       (642)              (815)            (1,369)
                                                                      ________           ________           ________
Net assets                                                            $124,474           $157,520           $265,178
                                                                      ========           ========           ========
Units outstanding                                                       12,839             16,296             27,383
Net asset value per Unit (6)                                          $  9.695           $  9.666           $  9.684

ANALYSIS OF NET ASSETS
Cost to investors (7)                                                 $128,390           $162,963           $273,831
Less maximum sales charge (7)                                           (3,788)            (4,807)            (8,078)
Less estimated reimbursement to Sponsor
   for organization costs (3)                                             (128)              (636)              (575)
                                                                      ________           ________           ________
Net assets                                                            $124,474           $157,520           $265,178
                                                                      ========           ========           ========
__________

See "Notes to Statements of Net Assets" on page 19.

                        Statements of Net Assets

                                  FT 6230


                     At the Opening of Business on the
                   Initial Date of Deposit-July 8, 2016



                                                                                                       Value Line(R)
                                                                                          Target VIP    Target 25
                                                                                          Portfolio     Portfolio
                                                                                         3rd Quarter   3rd Quarter
                                                                                         2016 Series   2016 Series
                                                                                         ___________   _____________
NET ASSETS
Investment in Securities represented
   by purchase contracts (1) (2)                                                         $465,161      $142,240
Less liability for reimbursement to Sponsor
   for organization costs (3)                                                              (1,269)         (474)
Less liability for deferred sales charge (4)                                               (6,813)       (2,083)
Less liability for creation and development fee (5)                                        (2,349)         (718)
                                                                                         ________      ________
Net assets                                                                               $454,730      $138,965
                                                                                         ========      ========
Units outstanding                                                                          46,986        14,368
Net asset value per Unit (6)                                                             $  9.678      $  9.672

ANALYSIS OF NET ASSETS
Cost to investors (7)                                                                    $469,860      $143,678
Less maximum sales charge (7)                                                             (13,861)       (4,239)
Less estimated reimbursement to Sponsor
   for organization costs (3)                                                              (1,269)         (474)
                                                                                         ________      ________
Net assets                                                                               $454,730      $138,965
                                                                                         ========      ========
__________

See "Notes to Statements of Net Assets" on page 19.

Page 18


                    NOTES TO STATEMENTS OF NET ASSETS

Each Trust is registered as a unit investment trust under the Investment Company Act of 1940. The Sponsor is responsible for the preparation of financial statements in accordance with accounting principles generally accepted in the United States which require the Sponsor to make estimates and assumptions that affect amounts reported herein. Actual results could differ from those estimates. The Trusts are structured as either regulated investment companies ("RICs") or grantor trusts ("grantors"). Those structured as RICs intend to comply in their initial fiscal year and thereafter with provisions of the Internal Revenue Code applicable to RICs and as such, will not be subject to federal income taxes on otherwise taxable income (including net realized capital gains) distributed to Unit holders. The Trusts structured as grantors intend to comply in their initial fiscal year as a grantor under federal tax laws. In grantors, investors are deemed for federal tax purposes, to own the underlying assets of the Trust directly and as such, all taxability issues are taken into account at the Unit holder level. Income passes through to Unit holders as realized by the Trust.

(1) Each Trust invests in a diversified portfolio of common stocks. Aggregate cost of the Securities listed under "Schedule of Investments" for each Trust is based on their aggregate underlying value. Each Trust has a Mandatory Termination Date of October 6, 2017.

(2) An irrevocable letter of credit for approximately $4,650,000, issued by The Bank of New York Mellon (approximately $200,000 has been allocated to each of The Dow(R) Target 5 Portfolio, 3rd Quarter 2016 Series; The Dow(R) Target Dividend Portfolio, 3rd Quarter 2016 Series; Global Target 15 Portfolio, 3rd Quarter 2016 Series; S&P Target 24 Portfolio, 3rd Quarter 2016 Series; S&P Target SMid 60 Portfolio, 3rd Quarter 2016 Series; Target Diversified Dividend Portfolio, 3rd Quarter 2016 Series; Target Global Dividend Leaders Portfolio, 3rd Quarter 2016 Series; Target Growth Portfolio, 3rd Quarter 2016 Series; and Value Line(R) Target 25 Portfolio, 3rd Quarter 2016 Series; approximately $350,000 has been allocated to Target Double Play Portfolio, 3rd Quarter 2016 Series; approximately $500,000 has been allocated to each of Target Dividend Multi-Strategy Portfolio, 3rd Quarter 2016 Series; Target Focus Four Portfolio, 3rd Quarter 2016 Series; and Target Triad Portfolio, 3rd Quarter 2016 Series; and approximately $1,000,000 has been allocated to Target VIP Portfolio, 3rd Quarter 2016 Series), has been deposited with the Trustee as collateral, covering the monies necessary for the purchase of the Securities according to their purchase contracts.

(3) A portion of the Public Offering Price consists of an amount sufficient to reimburse the Sponsor for all or a portion of the costs of establishing the Trusts. The estimated organization costs range from $.0100 to $.0480 per Unit for the Trusts. A payment will be made at the end of the initial offering period to an account maintained by the Trustee from which the obligation of the investors to the Sponsor will be satisfied. To the extent that actual organization costs of a Trust are greater than the estimated amount, only the estimated organization costs added to the Public Offering Price will be reimbursed to the Sponsor and deducted from the assets of such Trust.

(4) Represents the amount of mandatory deferred sales charge distributions of $.145 per Unit, payable to the Sponsor in three approximately equal monthly installments beginning on October 20, 2016 and on the twentieth day of each month thereafter (or if such date is not a business day, on the preceding business day) through December 20, 2016. If Unit holders redeem Units before December 20, 2016 they will have to pay the remaining amount of the deferred sales charge applicable to such Units when they redeem them.

(5) The creation and development fee ($.050 per Unit for each Trust) is payable by a Trust on behalf of Unit holders out of assets of a Trust at the end of a Trust's initial offering period. If Units are redeemed prior to the close of the initial offering period, the fee will not be deducted from the proceeds.

(6) Net asset value per Unit is calculated by dividing a Trust's net assets by the number of Units outstanding. This figure includes organization costs and the creation and development fee, which will only be assessed to Units outstanding at the close of the initial offering period.

(7) The aggregate cost to investors in a Trust includes a maximum sales charge (comprised of an initial and a deferred sales charge and the creation and development fee) computed at the rate of 2.95% of the Public Offering Price (equivalent to 2.98% of the net amount invested, exclusive of the deferred sales charge and the creation and development fee), assuming no reduction of the maximum sales charge as set forth under "Public Offering."

                         Schedule of Investments

         The Dow(R) Target 5 Portfolio, 3rd Quarter 2016 Series
                                  FT 6230


                     At the Opening of Business on the
                   Initial Date of Deposit-July 8, 2016


                                                                       Percentage                          Cost of
                                                                      of Aggregate   Number    Market     Securities    Current
Ticker Symbol and                                                       Offering       of     Value per     to the     Dividend
Name of Issuer of Securities (1)                                         Price       Shares     Share     Trust (2)    Yield (3)
________________________________                                      ____________   ______   _________   __________   ________
COMMON STOCKS (100%):
Financials (20%):
JPM      JPMorgan Chase & Co.                                          20%             565    $ 60.58     $ 34,228     3.17%
Health Care (20%):
PFE      Pfizer Inc.                                                   20%             957      35.77       34,232     3.35%
Industrials (20%):
CAT      Caterpillar Inc.                                              20%             456      75.05       34,223     4.10%
Information Technology (20%):
CSCO     Cisco Systems, Inc.                                           20%           1,191      28.74       34,229     3.62%
Telecommunication Services (20%):
VZ       Verizon Communications Inc.                                   20%             618      55.38       34,225     4.08%
                                                                      ____                                ________
              Total Investments                                       100%                                $171,137
                                                                      ====                                ========
__________

See "Notes to Schedules of Investments" on page 46.

                         Schedule of Investments

      The Dow(R) Target Dividend Portfolio, 3rd Quarter 2016 Series
                                  FT 6230


                     At the Opening of Business on the
                   Initial Date of Deposit-July 8, 2016


                                                                       Percentage                          Cost of
                                                                      of Aggregate   Number    Market     Securities   Current
Ticker Symbol and                                                       Offering       of     Value per     to the     Dividend
Name of Issuer of Securities (1)(4)                                       Price      Shares     Share     Trust (2)    Yield (3)
___________________________________                                   ____________   ______   _________   __________   ________
COMMON STOCKS (100%):
Consumer Discretionary (15%):
GRMN      Garmin Ltd. +                                                 5%           201      $ 42.59     $  8,561     4.79%
MDP       Meredith Corporation                                          5%           161        53.05        8,541     3.73%
SPLS      Staples, Inc.                                                 5%           997         8.57        8,544     5.60%
Energy (5%):
HFC       HollyFrontier Corporation                                     5%           383        22.31        8,545     5.92%
Financials (50%):
BBT       BB&T Corporation                                              5%           246        34.77        8,553     3.22%
CINF      Cincinnati Financial Corporation                              5%           114        74.97        8,547     2.56%
CME       CME Group Inc.                                                5%            87        98.15        8,539     5.40%
FNB       F.N.B. Corporation                                            5%           699        12.22        8,542     3.93%
ORI       Old Republic International Corporation                        5%           446        19.16        8,545     3.91%
PACW      PacWest Bancorp                                               5%           221        38.70        8,553     5.17%
PBCT      People's United Financial, Inc.                               5%           583        14.65        8,541     4.64%
TRMK      Trustmark Corporation                                         5%           352        24.28        8,546     3.79%
UBSI      United Bankshares, Inc.                                       5%           232        36.82        8,542     3.59%
VLY       Valley National Bancorp                                       5%           952         8.98        8,549     4.90%
Industrials (5%):
ETN       Eaton Corporation Plc +                                       5%           142        60.11        8,536     3.79%
Telecommunication Services (10%):
T         AT&T Inc.                                                     5%           202        42.30        8,545     4.54%
CTL       CenturyLink, Inc.                                             5%           291        29.38        8,549     7.35%
Utilities (15%):
AVA       Avista Corporation                                            5%           195        43.85        8,551     3.12%
ES        Eversource Energy                                             5%           144        59.35        8,546     3.00%
FE        FirstEnergy Corp.                                             5%           242        35.33        8,550     4.08%
                                                                      ____                                ________
               Total Investments                                      100%                                $170,925
                                                                      ====                                ========
__________

See "Notes to Schedules of Investments" on page 46.

                         Schedule of Investments

            Global Target 15 Portfolio, 3rd Quarter 2016 Series
                                  FT 6230


                     At the Opening of Business on the
                   Initial Date of Deposit-July 8, 2016


                                                                       Percentage                          Cost of
                                                                      of Aggregate   Number    Market     Securities    Current
Ticker Symbol and                                                       Offering       of     Value per     to the     Dividend
Name of Issuer of Securities (1)(5)                                      Price       Shares     Share     Trust (2)    Yield (3)
___________________________________                                   ____________   ______   _________   __________   ________
COMMON STOCKS (100.00%):
China (26.68%):
3988 HK      Bank of China Ltd. #                                       6.67%        23,031   $ 0.39      $  9,083     6.64%
3328 HK      Bank of Communications Co., Ltd. (Class H) #               6.67%        14,351     0.63         9,083     6.39%
1398 HK      Industrial and Commercial Bank of China Limited            6.67%        16,817     0.54         9,083     6.47%
             (Class H) #
992 HK       Lenovo Group Limited (7) #                                 6.67%        15,121     0.60         9,083     5.69%
Hong Kong (6.67%):
494 HK       Li & Fung Limited (7) #                                    6.67%        19,252     0.47         9,083     7.65%
United Kingdom (33.33%):
ITV LN       ITV Plc #                                                  6.66%         4,022     2.26         9,082     9.15%
LLOY LN      Lloyds Banking Group Plc #                                 6.67%        14,163     0.64         9,083     4.53%
EMG LN       Man Group Plc #                                            6.67%         6,319     1.44         9,083     6.17%
MKS LN       Marks & Spencer Group Plc #                                6.67%         2,355     3.86         9,083     6.26%
VOD LN       Vodafone Group Plc #                                       6.66%         3,111     2.92         9,082     5.06%
United States (33.32%):
CAT          Caterpillar Inc.                                           6.66%           121    75.05         9,081     4.10%
CSCO         Cisco Systems, Inc.                                        6.66%           316    28.74         9,082     3.62%
JPM          JPMorgan Chase & Co.                                       6.67%           150    60.58         9,087     3.17%
PFE          Pfizer Inc.                                                6.67%           254    35.77         9,086     3.35%
VZ           Verizon Communications Inc.                                6.66%           164    55.38         9,082     4.08%
                                                                      _______                             ________
                     Total Investments                                100.00%                             $136,246
                                                                      =======                             ========
__________

See "Notes to Schedules of Investments" on page 46.

                         Schedule of Investments

             S&P Target 24 Portfolio, 3rd Quarter 2016 Series
                                  FT 6230


                     At the Opening of Business on the
                   Initial Date of Deposit-July 8, 2016


                                                                       Percentage
                                                                      of Aggregate   Number    Market        Cost of
Ticker Symbol and                                                       Offering       of     Value per   Securities to
Name of Issuer of Securities (1)(4)                                      Price       Shares     Share     the Trust (2)
___________________________________                                   ____________   ______   _________   _____________
COMMON STOCKS (100.00%):
Consumer Discretionary (13.41%):
HRB       H&R Block, Inc.                                               0.58%         42      $ 23.50     $    987
MCD       McDonald's Corporation                                       11.88%        168       120.92       20,315
KORS      Michael Kors Holdings Limited +*                              0.95%         33        49.05        1,619
Consumer Staples (12.58%):
MO        Altria Group, Inc.                                            5.47%        135        69.30        9,355
DPS       Dr Pepper Snapple Group, Inc.                                 0.74%         13        97.01        1,261
PM        Philip Morris International Inc.                              6.37%        107       101.78       10,890
Energy (7.66%):
TSO       Tesoro Corporation                                            1.84%         45        70.01        3,150
RIG       Transocean Ltd. +                                             0.93%        133        11.96        1,591
VLO       Valero Energy Corporation                                     4.89%        177        47.24        8,361
Financials (16.12%):
AON       Aon Plc +                                                     6.63%        104       108.95       11,331
MAC       The Macerich Company (6)                                      2.96%         59        85.73        5,058
SPGI      S&P Global Inc.                                               6.53%        104       107.31       11,160
Health Care (16.12%):
EW        Edwards Lifesciences Corporation *                            8.56%        141       103.75       14,629
DGX       Quest Diagnostics Incorporated                                4.47%         94        81.23        7,636
VAR       Varian Medical Systems, Inc. *                                3.09%         63        83.82        5,281
Industrials (10.44%):
EXPD      Expeditors International of Washington, Inc.                  1.50%         52        49.26        2,561
NOC       Northrop Grumman Corporation                                  6.71%         52       220.50       11,466
UAL       United Continental Holdings, Inc. *                           2.23%         95        40.09        3,809
Information Technology (19.91%):
FISV      Fiserv, Inc. *                                                7.74%        122       108.43       13,228
INTU      Intuit Inc.                                                   9.29%        139       114.25       15,881
VRSN      VeriSign, Inc. *                                              2.88%         59        83.40        4,921
Utilities (3.76%):
LNT       Alliant Energy Corporation                                    1.00%         43        39.85        1,714
AWK       American Water Works Company, Inc.                            1.59%         33        82.58        2,725
SCG       SCANA Corporation                                             1.17%         27        74.23        2,004
                                                                      _______                             ________
               Total Investments                                      100.00%                             $170,933
                                                                      =======                             ========
__________

See "Notes to Schedules of Investments" on page 46.

                            Schedule of Investments

             S&P Target SMid 60 Portfolio, 3rd Quarter 2016 Series
                                    FT 6230


                       At the Opening of Business on the
                      Initial Date of Deposit-July 8, 2016


                                                                        Percentage
                                                                       of Aggregate     Number      Market        Cost of
Ticker Symbol and                                                        Offering         of      Value per    Securities to
Name of Issuer of Securities (1)(4)                                       Price         Shares      Share      the Trust (2)
___________________________________                                    ____________     ______    _________    _____________
COMMON STOCKS (100.00%):
Consumer Discretionary (8.89%):
AAN       Aaron's, Inc.                                                  2.22%          144       $ 22.70      $  3,269
ANF       Abercrombie & Fitch Co. (Class A)                              2.23%          180         18.22         3,280
BH        Biglari Holdings Inc. *                                        1.11%            4        407.33         1,629
CECO      Career Education Corporation *                                 1.11%          267          6.12         1,634
TPH       TRI Pointe Group, Inc. *                                       2.22%          266         12.30         3,272
Consumer Staples (2.22%):
DAR       Darling Ingredients Inc. *                                     1.11%          112         14.63         1,639
SENEA     Seneca Foods Corporation *                                     1.11%           43         37.96         1,632
Energy (14.46%):
ATW       Atwood Oceanics, Inc. *                                        1.11%          139         11.75         1,633
HFC       HollyFrontier Corporation                                      2.23%          147         22.31         3,280
NE        Noble Corporation Plc +                                        2.22%          408          8.02         3,272
PTEN      Patterson-UTI Energy, Inc.                                     2.22%          160         20.42         3,267
RDC       Rowan Companies Plc +*                                         2.22%          191         17.10         3,266
SM        SM Energy Company                                              2.23%          135         24.32         3,283
WPX       WPX Energy, Inc. *                                             2.23%          354          9.26         3,278
Financials (37.76%):
Y         Alleghany Corporation *                                        2.21%            6        541.83         3,251
AEL       American Equity Investment Life Holding Company                1.11%          119         13.76         1,637
AFG       American Financial Group, Inc.                                 2.20%           45         72.04         3,242
CUZ       Cousins Properties Incorporated (6)                            1.11%          161         10.19         1,641
CFR       Cullen/Frost Bankers, Inc.                                     2.21%           52         62.56         3,253
DCOM      Dime Community Bancshares, Inc.                                1.11%           97         16.80         1,630
EIG       Employers Holdings, Inc.                                       1.11%           56         29.29         1,640
FHN       First Horizon National Corporation                             2.23%          243         13.49         3,278
GWB       Great Western Bancorp, Inc.                                    1.11%           52         31.46         1,636
IBOC      International Bancshares Corporation                           2.22%          129         25.39         3,275
INTL      INTL FCStone Inc. *                                            1.11%           62         26.46         1,641
ONB       Old National Bancorp                                           1.11%          134         12.23         1,639
ORI       Old Republic International Corporation                         2.22%          171         19.16         3,276
PACW      PacWest Bancorp                                                2.23%           85         38.70         3,290
PB        Prosperity Bancshares, Inc.                                    2.23%           68         48.26         3,282
SFNC      Simmons First National Corporation                             1.11%           36         45.49         1,638
INN       Summit Hotel Properties, Inc. (6)                              1.11%          123         13.34         1,641
TCB       TCF Financial Corporation                                      2.23%          267         12.28         3,279
TRMK      Trustmark Corporation                                          2.23%          135         24.28         3,278
WD        Walker & Dunlop, Inc. *                                        1.11%           73         22.36         1,632
WAFD      Washington Federal, Inc.                                       2.23%          138         23.78         3,282
WTFC      Wintrust Financial Corporation                                 1.12%           33         50.07         1,652
WRLD      World Acceptance Corporation *                                 1.10%           35         46.47         1,626

                       Schedule of Investments (cont'd.)

             S&P Target SMid 60 Portfolio, 3rd Quarter 2016 Series
                                    FT 6230


                       At the Opening of Business on the
                      Initial Date of Deposit-July 8, 2016


                                                                        Percentage
                                                                       of Aggregate     Number      Market        Cost of
Ticker Symbol and                                                        Offering         of      Value per    Securities to
Name of Issuer of Securities (1)(4)                                       Price         Shares      Share      the Trust (2)
___________________________________                                    ____________     ______    _________    _____________
Health Care (4.43%):
ANGO     AngioDynamics, Inc. *                                           1.11%          114       $ 14.39      $  1,640
KND      Kindred Healthcare, Inc.                                        1.11%          139         11.75         1,633
LPNT     LifePoint Health, Inc. *                                        2.21%           50         64.95         3,248
Industrials (14.46%):
ACM      AECOM *                                                         2.22%          103         31.76         3,271
FCN      FTI Consulting, Inc. *                                          2.22%           80         40.91         3,273
GBX      The Greenbrier Companies, Inc.                                  1.11%           58         28.28         1,640
KELYA    Kelly Services, Inc.                                            1.12%           86         19.11         1,643
NCI      Navigant Consulting, Inc. *                                     1.12%          101         16.28         1,644
RBC      Regal Beloit Corporation                                        2.23%           58         56.62         3,284
SKYW     SkyWest, Inc.                                                   1.11%           61         26.71         1,629
TRN      Trinity Industries, Inc.                                        2.23%          171         19.17         3,278
VRTV     Veritiv Corporation *                                           1.10%           41         39.69         1,627
Information Technology (12.23%):
BHE      Benchmark Electronics, Inc. *                                   1.11%           77         21.27         1,638
BCOR     Blucora, Inc. *                                                 1.11%          148         11.07         1,638
CY       Cypress Semiconductor Corporation                               2.22%          324         10.10         3,272
DGII     Digi International Inc. *                                       1.11%          160         10.23         1,637
JBL      Jabil Circuit, Inc.                                             2.22%          180         18.18         3,272
MANT     ManTech International Corporation                               1.11%           43         37.93         1,631
TECD     Tech Data Corporation *                                         2.24%           46         71.62         3,295
TTMI     TTM Technologies, Inc. *                                        1.11%          224          7.30         1,635
Materials (2.23%):
RS       Reliance Steel & Aluminum Co.                                   2.23%           42         78.18         3,284
Telecommunication Services (3.32%):
SPOK     Spok Holdings, Inc.                                             1.11%           85         19.29         1,640
TDS      Telephone and Data Systems, Inc.                                2.21%          112         29.11         3,260
                                                                       _______                                 ________
              Total Investments                                        100.00%                                 $147,285
                                                                       =======                                 ========
______________________

See "Notes to Schedules of Investments" on page 46.

                            Schedule of Investments

         Target Diversified Dividend Portfolio, 3rd Quarter 2016 Series
                                    FT 6230


                       At the Opening of Business on the
                      Initial Date of Deposit-July 8, 2016


                                                                       Percentage
                                                                       of Aggregate     Number      Market       Cost of
Ticker Symbol and                                                       Offering          of      Value per    Securities to
Name of Issuer of Securities (1)(4)                                      Price          Shares      Share      the Trust (2)
___________________________________                                    ____________     ______    _________    _____________
COMMON STOCKS (100.00%):
Consumer Discretionary (9.98%):
GME         GameStop Corp. (Class A)                                     2.50%          137       $ 26.33      $  3,607
KSS         Kohl's Corporation                                           2.49%           94         38.25         3,596
PAG         Penske Automotive Group, Inc.                                2.49%          118         30.46         3,594
PIR         Pier 1 Imports, Inc.                                         2.50%          702          5.14         3,608
Consumer Staples (10.00%):
ADM         Archer-Daniels-Midland Company                               2.51%           86         42.12         3,622
BG          Bunge Limited +                                              2.49%           62         57.96         3,594
NUS         Nu Skin Enterprises, Inc. (Class A)                          2.50%           77         46.80         3,604
UVV         Universal Corporation                                        2.50%           63         57.25         3,607
Energy (10.01%):
MPC         Marathon Petroleum Corporation                               2.51%          102         35.48         3,619
OII         Oceaneering International, Inc.                              2.50%          123         29.35         3,610
VLO         Valero Energy Corporation                                    2.49%           76         47.24         3,590
WNR         Western Refining, Inc.                                       2.51%          185         19.53         3,613
Financials (9.98%):
HCI         HCI Group, Inc.                                              2.50%          131         27.55         3,609
MHLD        Maiden Holdings, Ltd. +                                      2.50%          302         11.93         3,603
MET         MetLife, Inc.                                                2.49%           94         38.27         3,597
PRU         Prudential Financial, Inc.                                   2.49%           52         69.04         3,590
Health Care (10.03%):
ANTM        Anthem, Inc.                                                 2.51%           28        129.44         3,624
CPSI        Computer Programs and Systems, Inc.                          2.51%           91         39.73         3,615
NHC         National HealthCare Corporation                              2.50%           56         64.29         3,600
PFE         Pfizer Inc.                                                  2.51%          101         35.77         3,613
Industrials (10.00%):
ARII        American Railcar Industries, Inc.                            2.51%           92         39.29         3,615
CMRE        Costamare Inc. +                                             2.50%          498          7.24         3,606
GATX        GATX Corporation                                             2.49%           82         43.86         3,597
SSW         Seaspan Corporation +                                        2.50%          258         13.97         3,604
Information Technology (10.01%):
AVX         AVX Corporation                                              2.50%          271         13.31         3,607
QCOM        QUALCOMM Incorporated                                        2.50%           68         52.93         3,599
WDC         Western Digital Corporation                                  2.51%           76         47.66         3,622
XRX         Xerox Corporation                                            2.50%          384          9.38         3,602

                       Schedule of Investments (cont'd.)

         Target Diversified Dividend Portfolio, 3rd Quarter 2016 Series
                                    FT 6230


                       At the Opening of Business on the
                      Initial Date of Deposit-July 8, 2016



                                                                       Percentage
                                                                       of Aggregate     Number      Market       Cost of
Ticker Symbol and                                                       Offering          of      Value per    Securities to
Name of Issuer of Securities (1)(4)                                      Price          Shares      Share      the Trust (2)
___________________________________                                    ____________     ______    _________    _____________
CF          CF Industries Holdings, Inc.                                 2.49%          153       $ 23.50      $  3,596
UFS         Domtar Corporation                                           2.51%          106         34.13         3,618
MEOH        Methanex Corporation +                                       2.50%          133         27.16         3,612
MOS         The Mosaic Company                                           2.50%          144         24.99         3,599
Telecommunication Services (10.00%):
T           AT&T Inc.                                                    2.49%           85         42.30         3,595
IQNT        Inteliquent, Inc.                                            2.50%          186         19.40         3,608
TU          TELUS Corporation +                                          2.51%          109         33.20         3,619
VZ          Verizon Communications Inc.                                  2.50%           65         55.38         3,600
Utilities (9.99%):
AES         The AES Corporation                                          2.50%          298         12.10         3,606
EXC         Exelon Corporation                                           2.50%          101         35.70         3,606
GXP         Great Plains Energy Incorporated                             2.50%          117         30.83         3,607
PEG         Public Service Enterprise Group Incorporated                 2.49%           79         45.55         3,598
                                                                       _______                                 ________
            Total Investments                                          100.00%                                 $144,231
                                                                       =======                                 ========
______________________

See "Notes to Schedules of Investments" on page 46.

                            Schedule of Investments

       Target Dividend Multi-Strategy Portfolio, 3rd Quarter 2016 Series
                                    FT 6230


     At the Opening of Business on the Initial Date of Deposit-July 8, 2016


                                                                          Percentage
                                                                         of Aggregate     Number     Market        Cost of
Ticker Symbol and                                                          Offering         of      Value per   Securities to
Name of Issuer of Securities (1)(4)                                         Price         Shares      Share     the Trust (2)
___________________________________                                      ____________     _______   _________   _____________
COMMON STOCKS (100.00%):
Consumer Discretionary (13.74%):
DAI GY        Daimler AG #                                                 1.24%              57    $ 57.83     $  3,296
GME           GameStop Corp. (Class A)                                     0.62%              63      26.33        1,659
GRMN          Garmin Ltd. +                                                1.25%              78      42.59        3,322
ITV LN        ITV Plc #                                                    1.67%           1,958       2.26        4,421
KSS           Kohl's Corporation                                           0.62%              43      38.25        1,645
494 HK        Li & Fung Limited #                                          1.67%           9,375       0.47        4,423
MKS LN        Marks & Spencer Group Plc #                                  1.67%           1,146       3.86        4,420
MDP           Meredith Corporation                                         1.26%              63      53.05        3,342
PAG           Penske Automotive Group, Inc.                                0.62%              54      30.46        1,645
PIR           Pier 1 Imports, Inc.                                         0.62%             323       5.14        1,660
SPLS          Staples, Inc.                                                1.25%             387       8.57        3,317
VIV FP        Vivendi #                                                    1.25%             183      18.13        3,317
Consumer Staples (2.50%):
ADM           Archer-Daniels-Midland Company                               0.62%              39      42.12        1,643
BG            Bunge Limited +                                              0.63%              29      57.96        1,681
NUS           Nu Skin Enterprises, Inc. (Class A)                          0.62%              35      46.80        1,638
UVV           Universal Corporation                                        0.63%              29      57.25        1,660
Energy (6.25%):
BP/ LN        BP Plc #                                                     1.25%             567       5.85        3,316
HFC           HollyFrontier Corporation                                    1.25%             149      22.31        3,324
MPC           Marathon Petroleum Corporation                               0.63%              47      35.48        1,668
OII           Oceaneering International, Inc.                              0.63%              57      29.35        1,673
RDSB LN       Royal Dutch Shell Plc (Class B) #                            1.25%             121      27.45        3,322
VLO           Valero Energy Corporation                                    0.62%              35      47.24        1,653
WNR           Western Refining, Inc.                                       0.62%              85      19.53        1,660
Financials (39.99%):
ALV GY        Allianz SE #                                                 1.25%              25     132.52        3,313
CS FP         AXA S.A. #                                                   1.25%             183      18.13        3,317
3988 HK       Bank of China Ltd. #                                         1.67%          11,214       0.39        4,423
3328 HK       Bank of Communications Co., Ltd. (Class H) #                 1.67%           6,988       0.63        4,423
BBT           BB&T Corporation                                             1.24%              95      34.77        3,303
BNP FP        BNP Paribas S.A. #                                           1.25%              78      42.59        3,322
CINF          Cincinnati Financial Corporation                             1.24%              44      74.97        3,299
CME           CME Group Inc.                                               1.26%              34      98.15        3,337
ACA FP        Credit Agricole S.A. #                                       1.25%             420       7.90        3,317
FNB           F.N.B. Corporation                                           1.25%             271      12.22        3,312
HCI           HCI Group, Inc.                                              0.62%              60      27.55        1,653
HSBA LN       HSBC Holdings Plc #                                          1.25%             553       5.99        3,314
1398 HK       Industrial and Commercial Bank of China Limited (Class H) #  1.67%           8,189       0.54        4,423
INGA NA       ING Groep N.V. #                                             1.25%             347       9.55        3,313
ISP IM        Intesa Sanpaolo SpA #                                        1.25%           1,874       1.77        3,317
JPM           JPMorgan Chase & Co.                                         1.67%              73      60.58        4,422
LLOY LN       Lloyds Banking Group Plc #                                   1.67%           6,897       0.64        4,423
MHLD          Maiden Holdings, Ltd. +                                      0.62%             139      11.93        1,658
EMG LN        Man Group Plc #                                              1.67%           3,077       1.44        4,423
MET           MetLife, Inc.                                                0.62%              43      38.27        1,646
NDA SS        Nordea Bank AB #                                             1.25%             417       7.95        3,314
ORI           Old Republic International Corporation                       1.25%             173      19.16        3,315
PACW          PacWest Bancorp                                              1.25%              86      38.70        3,328
PBCT          People's United Financial, Inc.                              1.25%             226      14.65        3,311
PRU           Prudential Financial, Inc.                                   0.62%              24      69.04        1,657
SAMAS FH      Sampo Oyj (Class A) #                                        1.25%              84      39.60        3,327

                       Schedule of Investments (cont'd.)

       Target Dividend Multi-Strategy Portfolio, 3rd Quarter 2016 Series
                                    FT 6230


     At the Opening of Business on the Initial Date of Deposit-July 8, 2016


                                                                          Percentage
                                                                         of Aggregate     Number     Market        Cost of
Ticker Symbol and                                                          Offering         of      Value per   Securities to
Name of Issuer of Securities (1)(4)                                         Price         Shares      Share     the Trust (2)
___________________________________                                      ____________     _______   _________   _____________
Financials (cont'd.):
GLE FP        Societe Generale S.A. #                                      1.25%             113    $ 29.42     $  3,324
SHBA SS       Svenska Handelsbanken AB (Class A) #                         1.25%             302      10.99        3,320
SWEDA SS      Swedbank AB (Class A) #                                      1.25%             169      19.57        3,307
TRMK          Trustmark Corporation                                        1.25%             137      24.28        3,326
UBSI          United Bankshares, Inc.                                      1.25%              90      36.82        3,314
VLY           Valley National Bancorp                                      1.25%             369       8.98        3,314
Health Care (4.18%):
ANTM          Anthem, Inc.                                                 0.63%              13     129.44        1,683
CPSI          Computer Programs and Systems, Inc.                          0.63%              42      39.73        1,669
NHC           National HealthCare Corporation                              0.63%              26      64.29        1,672
PFE           Pfizer Inc.                                                  2.29%             170      35.77        6,080
Industrials (5.42%):
ARII          American Railcar Industries, Inc.                            0.62%              42      39.29        1,650
CAT           Caterpillar Inc.                                             1.67%              59      75.05        4,428
CMRE          Costamare Inc. +                                             0.62%             229       7.24        1,658
ETN           Eaton Corporation Plc +                                      1.25%              55      60.11        3,306
GATX          GATX Corporation                                             0.63%              38      43.86        1,667
SSW           Seaspan Corporation +                                        0.63%             119      13.97        1,662
Information Technology (7.10%):
AVX           AVX Corporation                                              0.63%             125      13.31        1,664
CSCO          Cisco Systems, Inc.                                          1.67%             154      28.74        4,426
992 HK        Lenovo Group Limited #                                       1.67%           7,363       0.60        4,423
QCOM          QUALCOMM Incorporated                                        0.62%              31      52.93        1,641
ERICB SS      Telefonaktiebolaget LM Ericsson (Class B) #                  1.25%             449       7.39        3,317
WDC           Western Digital Corporation                                  0.63%              35      47.66        1,668
XRX           Xerox Corporation                                            0.63%             177       9.38        1,660
Materials (3.75%):
CF            CF Industries Holdings, Inc.                                 0.63%              71      23.50        1,668
UFS           Domtar Corporation                                           0.63%              49      34.13        1,672
MEOH          Methanex Corporation +                                       0.62%              61      27.16        1,657
MOS           The Mosaic Company                                           0.62%              66      24.99        1,649
RIO LN        Rio Tinto Plc #                                              1.25%             110      30.19        3,321
Telecommunication Services (8.32%):
T             AT&T Inc.                                                    1.86%             117      42.30        4,949
CTL           CenturyLink, Inc.                                            1.25%             113      29.38        3,320
IQNT          Inteliquent, Inc.                                            0.62%              85      19.40        1,649
TU            TELUS Corporation +                                          0.62%              50      33.20        1,660
VZ            Verizon Communications Inc.                                  2.30%             110      55.38        6,091
VOD LN        Vodafone Group Plc #                                         1.67%           1,515       2.92        4,423
Utilities (8.75%):
AES           The AES Corporation                                          0.62%             137      12.10        1,658
AVA           Avista Corporation                                           1.26%              76      43.85        3,333
EDF FP        Electricite de France S.A. #                                 1.25%             283      11.73        3,320
ENGI FP       Engie S.A. #                                                 1.25%             211      15.74        3,320
ES            Eversource Energy                                            1.25%              56      59.35        3,324
EXC           Exelon Corporation                                           0.62%              46      35.70        1,642
FE            FirstEnergy Corp.                                            1.25%              94      35.33        3,321
GXP           Great Plains Energy Incorporated                             0.63%              54      30.83        1,665
PEG           Public Service Enterprise Group Incorporated                 0.62%              36      45.55        1,640
                                                                         _______                                ________
              Total Investments                                          100.00%                                $265,376
                                                                         =======                                ========
______________________

See "Notes to Schedules of Investments" on page 46.

                            Schedule of Investments

             Target Double Play Portfolio, 3rd Quarter 2016 Series
                                    FT 6230


                       At the Opening of Business on the
                      Initial Date of Deposit-July 8, 2016



                                                                         Percentage       Number     Market       Cost of
Ticker Symbol and                                                        of Aggregate       of      Value per   Securities to
Name of Issuer of Securities (1)(4)                                     Offering Price    Shares      Share     the Trust (2)
___________________________________                                     ______________    ______    _________   _____________
COMMON STOCKS (100.00%):
Consumer Discretionary (8.79%):
GRMN     Garmin Ltd. +                                                    2.51%           101       $ 42.59     $  4,302
MDP      Meredith Corporation                                             2.50%            81         53.05        4,297
SPLS     Staples, Inc.                                                    2.50%           500          8.57        4,285
THO      Thor Industries, Inc.                                            0.77%            19         69.89        1,328
UEIC     Universal Electronics Inc. *                                     0.51%            12         72.35          868
Consumer Staples (17.99%):
CPB      Campbell Soup Company                                            4.40%           113         66.83        7,552
CENTA    Central Garden & Pet Company (Class A) *                         0.51%            40         21.76          870
FIZZ     National Beverage Corp. *                                        0.61%            17         61.40        1,044
RAI      Reynolds American Inc.                                          12.47%           404         52.97       21,400
Energy (2.50%):
HFC      HollyFrontier Corporation                                        2.50%           192         22.31        4,284
Financials (24.96%):
BBT      BB&T Corporation                                                 2.49%           123         34.77        4,277
CINF     Cincinnati Financial Corporation                                 2.49%            57         74.97        4,273
CME      CME Group Inc.                                                   2.52%            44         98.15        4,319
FNB      F.N.B. Corporation                                               2.49%           350         12.22        4,277
ORI      Old Republic International Corporation                           2.50%           224         19.16        4,292
PACW     PacWest Bancorp                                                  2.50%           111         38.70        4,296
PBCT     People's United Financial, Inc.                                  2.49%           292         14.65        4,278
TRMK     Trustmark Corporation                                            2.49%           176         24.28        4,273
UBSI     United Bankshares, Inc.                                          2.49%           116         36.82        4,271
VLY      Valley National Bancorp                                          2.50%           477          8.98        4,283
Health Care (1.67%):
TFX      Teleflex Incorporated                                            1.67%            16        179.14        2,866
Industrials (12.57%):
AAON     AAON, Inc.                                                       0.50%            32         26.84          859
ASTE     Astec Industries, Inc.                                           0.50%            15         57.21          858
ETN      Eaton Corporation Plc +                                          2.49%            71         60.11        4,268
NSP      Insperity, Inc.                                                  0.53%            12         75.27          903
UFPI     Universal Forest Products, Inc.                                  0.51%             9         97.30          876
WM       Waste Management, Inc.                                           6.31%           161         67.29       10,834
XYL      Xylem Inc.                                                       1.73%            65         45.63        2,966

                       Schedule of Investments (cont'd.)

             Target Double Play Portfolio, 3rd Quarter 2016 Series
                                    FT 6230


                       At the Opening of Business on the
                      Initial Date of Deposit-July 8, 2016


                                                                          Percentage      Number     Market       Cost of
Ticker Symbol and                                                        of Aggregate       of      Value per   Securities to
Name of Issuer of Securities (1)(4)                                     Offering Price    Shares      Share     the Trust (2)
___________________________________                                     ______________    _______   _________   _____________
Information Technology (13.00%):
AMAT     Applied Materials, Inc.                                          5.53%           391       $ 24.29     $  9,497
COHR     Coherent, Inc. *                                                 0.53%            10         90.41          904
CSGS     CSG Systems International, Inc.                                  0.51%            22         39.54          870
NVDA     NVIDIA Corporation                                               5.38%           189         48.89        9,240
ORBK     Orbotech Ltd. +*                                                 0.51%            35         25.19          882
SAIC     Science Applications International Corporation                   0.54%            16         57.88          926
Telecommunication Services (4.99%):
T        AT&T Inc.                                                        2.49%           101         42.30        4,272
CTL      CenturyLink, Inc.                                                2.50%           146         29.38        4,290
Utilities (13.53%):
LNT      Alliant Energy Corporation                                       1.95%            84         39.85        3,347
AVA      Avista Corporation                                               3.11%           122         43.85        5,349
CWT      California Water Service Group                                   0.51%            26         33.73          877
ES       Eversource Energy                                                2.49%            72         59.35        4,273
FE       FirstEnergy Corp.                                                2.49%           121         35.33        4,275
MSEX     Middlesex Water Company                                          0.51%            21         41.53          872
SWX      Southwest Gas Corporation                                        0.80%            18         76.45        1,376
UGI      UGI Corporation                                                  1.67%            64         44.80        2,867
                                                                        _______                                 ________
              Total Investments                                         100.00%                                 $171,616
                                                                        =======                                 ========
______________________

See "Notes to Schedules of Investments" on page 46.

                            Schedule of Investments

           Target Focus Four Portfolio, 3rd Quarter 2016 Series
                                  FT 6230


                     At the Opening of Business on the
                   Initial Date of Deposit-July 8, 2016



                                                                       Percentage
                                                                      of Aggregate     Number       Market       Cost of
Ticker Symbol and                                                      Offering          of       Value per   Securities to
Name of Issuer of Securities (1)(4)                                      Price         Shares       Share      the Trust (2)
___________________________________                                   ___________      ______     ________    ______________
COMMON STOCKS (100.00%):
Consumer Discretionary (9.53%):
AAN      Aaron's, Inc.                                                  0.67%           71        $ 22.70     $  1,612
ANF      Abercrombie & Fitch Co. (Class A)                              0.67%           88          18.22        1,603
BH       Biglari Holdings Inc. *                                        0.34%            2         407.33          815
CECO     Career Education Corporation *                                 0.33%          131           6.12          802
CCL      Carnival Corporation +                                         0.40%           22          43.82          964
FCAU     Fiat Chrysler Automobiles N.V. +*                              0.40%          168           5.72          961
GRMN     Garmin Ltd. +                                                  1.50%           85          42.59        3,620
HMC      Honda Motor Co., Ltd. (ADR) +                                  0.40%           39          24.58          959
MGA      Magna International Inc. (Class A) +                           0.39%           28          33.92          950
MDP      Meredith Corporation                                           1.50%           68          53.05        3,607
SPLS     Staples, Inc.                                                  1.50%          422           8.57        3,617
THO      Thor Industries, Inc.                                          0.46%           16          69.89        1,118
TPH      TRI Pointe Group, Inc. *                                       0.67%          131          12.30        1,611
UEIC     Universal Electronics Inc. *                                   0.30%           10          72.35          723
Consumer Staples (11.48%):
CPB      Campbell Soup Company                                          2.66%           96          66.83        6,416
CENTA    Central Garden & Pet Company (Class A) *                       0.31%           34          21.76          740
DAR      Darling Ingredients Inc. *                                     0.33%           55          14.63          805
FIZZ     National Beverage Corp. *                                      0.36%           14          61.40          860
RAI      Reynolds American Inc.                                         7.49%          341          52.97       18,063
SENEA    Seneca Foods Corporation *                                     0.33%           21          37.96          797
Energy (7.85%):
ATW      Atwood Oceanics, Inc. *                                        0.33%           68          11.75          799
HFC      HollyFrontier Corporation                                      2.17%          234          22.31        5,220
NE       Noble Corporation Plc +                                        0.67%          200           8.02        1,604
PTEN     Patterson-UTI Energy, Inc.                                     0.67%           79          20.42        1,613
PBR      Petroleo Brasileiro S.A. - Petrobras (ADR) +*                  0.40%          135           7.12          961
RDC      Rowan Companies Plc +*                                         0.67%           94          17.10        1,607
RDS/A    Royal Dutch Shell Plc (ADR) +                                  0.41%           18          54.26          977
SSL      Sasol Limited (ADR) +                                          0.40%           37          25.90          958
SM       SM Energy Company                                              0.67%           66          24.32        1,605
STO      Statoil ASA (ADR) +                                            0.40%           57          17.04          971
TOT      Total S.A. (ADR) +                                             0.40%           21          46.28          972
WPX      WPX Energy, Inc. *                                             0.66%          173           9.26        1,602
Financials (30.31%):
AEG      Aegon N.V. +                                                   0.40%          274           3.52          964
Y        Alleghany Corporation *                                        0.67%            3         541.83        1,625
AEL      American Equity Investment Life Holding Company                0.33%           58          13.76          798

                       Schedule of Investments (cont'd.)

              Target Focus Four Portfolio, 3rd Quarter 2016 Series
                                    FT 6230


                     At the Opening of Business on the
                   Initial Date of Deposit-July 8, 2016


                                                                      Percentage
                                                                     of Aggregate      Number      Market        Cost of
Ticker Symbol and                                                      Offering          of      Value per    Securities to
Name of Issuer of Securities (1)(4)                                      Price         Shares      Share      the Trust (2)
___________________________________                                   ___________      ______     ________    _____________
Financials (cont'd.):
AFG      American Financial Group, Inc.                                 0.66%           22        $ 72.04     $  1,585
BBVA     Banco Bilbao Vizcaya Argentaria, S.A. (ADR) +                  0.40%          181           5.33          965
SAN      Banco Santander S.A. (ADR) +                                   0.40%          258           3.73          962
BBT      BB&T Corporation                                               1.50%          104          34.77        3,616
CINF     Cincinnati Financial Corporation                               1.49%           48          74.97        3,599
CME      CME Group Inc.                                                 1.51%           37          98.15        3,632
CUZ      Cousins Properties Incorporated (6)                            0.33%           79          10.19          805
CFR      Cullen/Frost Bankers, Inc.                                     0.68%           26          62.56        1,627
DCOM     Dime Community Bancshares, Inc.                                0.33%           48          16.80          806
EIG      Employers Holdings, Inc.                                       0.33%           27          29.29          791
FNB      F.N.B. Corporation                                             1.50%          296          12.22        3,617
FHN      First Horizon National Corporation                             0.67%          119          13.49        1,605
GWB      Great Western Bancorp, Inc.                                    0.34%           26          31.46          818
HSBC     HSBC Holdings Plc (ADR) +                                      0.40%           32          30.02          961
ING      ING Groep N.V. (ADR) +                                         0.40%          101           9.53          962
IBOC     International Bancshares Corporation                           0.66%           63          25.39        1,600
INTL     INTL FCStone Inc. *                                            0.33%           30          26.46          794
LYG      Lloyds Banking Group Plc (ADR) +                               0.40%          371           2.60          965
MTU      Mitsubishi UFJ Financial Group, Inc. (MUFG) (ADR) +            0.40%          225           4.28          963
MFG      Mizuho Financial Group, Inc. (ADR) +                           0.40%          339           2.84          963
ONB      Old National Bancorp                                           0.33%           66          12.23          807
ORI      Old Republic International Corporation                         2.17%          273          19.16        5,230
PACW     PacWest Bancorp                                                2.16%          135          38.70        5,224
PBCT     People's United Financial, Inc.                                1.50%          247          14.65        3,619
PB       Prosperity Bancshares, Inc.                                    0.66%           33          48.26        1,593
SFNC     Simmons First National Corporation                             0.34%           18          45.49          819
SMFG     Sumitomo Mitsui Financial Group, Inc. (ADR) +                  0.40%          174           5.55          966
INN      Summit Hotel Properties, Inc. (6)                              0.33%           60          13.34          800
TCB      TCF Financial Corporation                                      0.67%          131          12.28        1,609
TRMK     Trustmark Corporation                                          2.16%          215          24.28        5,220
UBS      UBS Group AG +*                                                0.40%           79          12.23          966
UBSI     United Bankshares, Inc.                                        1.50%           98          36.82        3,608
VLY      Valley National Bancorp                                        1.50%          402           8.98        3,610
WD       Walker & Dunlop, Inc. *                                        0.33%           36          22.36          805
WAFD     Washington Federal, Inc.                                       0.67%           68          23.78        1,617
WTFC     Wintrust Financial Corporation                                 0.33%           16          50.07          801
WRLD     World Acceptance Corporation *                                 0.33%           17          46.47          790

                       Schedule of Investments (cont'd.)

           Target Focus Four Portfolio, 3rd Quarter 2016 Series
                                  FT 6230


                     At the Opening of Business on the
                   Initial Date of Deposit-July 8, 2016


                                                                      Percentage
                                                                     of Aggregate      Number       Market       Cost of
Ticker Symbol and                                                      Offering          of       Value per   Securities to
Name of Issuer of Securities (1)(4)                                      Price         Shares       Share       the Trust (2)
___________________________________                                   ___________      ______     _________   _______________
Health Care (2.30%):
ANGO     AngioDynamics, Inc. *                                          0.33%           56        $ 14.39     $   806
KND      Kindred Healthcare, Inc.                                       0.33%           68          11.75         799
LPNT     LifePoint Health, Inc. *                                       0.67%           25          64.95       1,624
TFX      Teleflex Incorporated                                          0.97%           13         179.14       2,329
Industrials (11.89%):
AAON     AAON, Inc.                                                     0.30%           27          26.84         725
ACM      AECOM *                                                        0.67%           51          31.76       1,620
ASTE     Astec Industries, Inc.                                         0.31%           13          57.21         744
ETN      Eaton Corporation Plc +                                        1.50%           60          60.11       3,607
FCN      FTI Consulting, Inc. *                                         0.66%           39          40.91       1,595
GBX      The Greenbrier Companies, Inc.                                 0.33%           28          28.28         792
NSP      Insperity, Inc.                                                0.31%           10          75.27         753
KELYA    Kelly Services, Inc.                                           0.33%           42          19.11         803
NCI      Navigant Consulting, Inc. *                                    0.33%           49          16.28         798
RBC      Regal Beloit Corporation                                       0.66%           28          56.62       1,585
SKYW     SkyWest, Inc.                                                  0.33%           30          26.71         801
TRN      Trinity Industries, Inc.                                       0.67%           84          19.17       1,610
UFPI     Universal Forest Products, Inc.                                0.32%            8          97.30         778
VRTV     Veritiv Corporation *                                          0.33%           20          39.69         794
WM       Waste Management, Inc.                                         3.80%          136          67.29       9,151
XYL      Xylem Inc.                                                     1.04%           55          45.63       2,510
Information Technology (11.46%):
AMAT     Applied Materials, Inc.                                        3.33%          330          24.29       8,016
BHE      Benchmark Electronics, Inc. *                                  0.34%           38          21.27         808
BCOR     Blucora, Inc. *                                                0.34%           73          11.07         808
COHR     Coherent, Inc. *                                               0.30%            8          90.41         723
CSGS     CSG Systems International, Inc.                                0.31%           19          39.54         751
CY       Cypress Semiconductor Corporation                              0.67%          159          10.10       1,606
DGII     Digi International Inc. *                                      0.34%           79          10.23         808
JBL      Jabil Circuit, Inc.                                            0.66%           88          18.18       1,600
MANT     ManTech International Corporation                              0.33%           21          37.93         796
NVDA     NVIDIA Corporation                                             3.22%          159          48.89       7,773
ORBK     Orbotech Ltd. +*                                               0.30%           29          25.19         730
SAIC     Science Applications International Corporation                 0.34%           14          57.88         810
TECD     Tech Data Corporation *                                        0.65%           22          71.62       1,576
TTMI     TTM Technologies, Inc. *                                       0.33%          110           7.30         803

                       Schedule of Investments (cont'd.)

              Target Focus Four Portfolio, 3rd Quarter 2016 Series
                                    FT 6230


                     At the Opening of Business on the
                   Initial Date of Deposit-July 8, 2016


                                                                       Percentage
                                                                      of Aggregate     Number       Market       Cost of
Ticker Symbol and                                                       Offering        of        Value per   Securities to
Name of Issuer of Securities (1)(4)                                      Price         Shares       Share       the Trust (2)
___________________________________                                   ___________      ______     _________   _______________
Materials (1.07%):
PKX      POSCO (ADR) +                                                  0.39%           22        $ 42.98     $    946
RS       Reliance Steel & Aluminum Co.                                  0.68%           21          78.18        1,642
Telecommunication Services (5.59%):
T        AT&T Inc.                                                      1.49%           85          42.30        3,595
CTL      CenturyLink, Inc.                                              1.50%          123          29.38        3,614
CHL      China Mobile Limited (ADR) +                                   0.40%           17          56.48          960
CHU      China Unicom (Hong Kong) Limited (ADR) +                       0.40%           93          10.35          963
SKM      SK Telecom Co., Ltd. (ADR) +                                   0.40%           47          20.48          963
SPOK     Spok Holdings, Inc.                                            0.34%           42          19.29          810
S        Sprint Corporation *                                           0.40%          212           4.54          962
TDS      Telephone and Data Systems, Inc.                               0.66%           55          29.11        1,601
Utilities (8.52%):
LNT      Alliant Energy Corporation                                     1.17%           71          39.85        2,829
AVA      Avista Corporation                                             1.85%          102          43.85        4,473
CWT      California Water Service Group                                 0.31%           22          33.73          742
ES       Eversource Energy                                              1.50%           61          59.35        3,620
FE       FirstEnergy Corp.                                              1.50%          102          35.33        3,604
KEP      Korea Electric Power Corporation (ADR) +                       0.40%           38          25.33          963
MSEX     Middlesex Water Company                                        0.31%           18          41.53          748
SWX      Southwest Gas Corporation                                      0.48%           15          76.45        1,147
UGI      UGI Corporation                                                1.00%           54          44.80        2,419
                                                                      _______                                 ________
              Total Investments                                       100.00%                                 $241,072
                                                                      =======                                 ========
______________________

See "Notes to Schedules of Investments" on page 46.

                            Schedule of Investments

       Target Global Dividend Leaders Portfolio, 3rd Quarter 2016 Series
                                    FT 6230


  At the Opening of Business on the Initial Date of Deposit-July 8, 2016


                                                                      Percentage
                                                                      of Aggregate     Number       Market      Cost of
Ticker Symbol and                                                      Offering          of       Value per   Securities to
Name of Issuer of Securities (1)(4)                                      Price         Shares       Share     the Trust (2)
___________________________________                                   ____________     ______     _________   _____________
COMMON STOCKS (100.00%):
Consumer Discretionary (12.02%):
BBY         Best Buy Co., Inc.                                          2.00%             83      $ 30.60     $  2,540
F           Ford Motor Company                                          2.00%            199        12.75        2,537
GME         GameStop Corp. (Class A)                                    2.01%             97        26.33        2,554
GRMN        Garmin Ltd. +                                               2.01%             60        42.59        2,555
GM          General Motors Company                                      1.99%             88        28.74        2,529
SJR         Shaw Communications Inc. (Class B) +                        2.01%            135        18.89        2,550
Consumer Staples (1.99%):
CALM        Cal-Maine Foods, Inc.                                       1.99%             56        45.19        2,531
Energy (14.00%):
CEO         CNOOC Limited (ADR) +                                       2.00%             21       121.07        2,542
EURN        Euronav N.V. +                                              2.00%            298         8.54        2,545
HFC         HollyFrontier Corporation                                   2.00%            114        22.31        2,543
NAT         Nordic American Tankers Limited +                           2.00%            195        13.06        2,547
SFL         Ship Finance International Limited +                        1.99%            183        13.86        2,536
VLO         Valero Energy Corporation                                   2.01%             54        47.24        2,551
WNR         Western Refining, Inc.                                      2.00%            130        19.53        2,539
Financials (25.99%):
AMSF        AMERISAFE, Inc.                                             1.99%             42        60.19        2,528
CXW         Corrections Corporation of America (6)                      1.00%             39        32.50        1,268
EPR         EPR Properties (6)                                          1.00%             16        79.51        1,272
FCPT        Four Corners Property Trust, Inc. (6)                       1.00%             61        20.75        1,266
GLPI        Gaming and Leisure Properties, Inc. (6)                     1.01%             37        34.73        1,285
GEO         The GEO Group, Inc. (6)                                     1.01%             38        33.62        1,278
HPT         Hospitality Properties Trust (6)                            0.99%             43        29.26        1,258
HST         Host Hotels & Resorts, Inc. (6)                             0.99%             77        16.41        1,264
IRM         Iron Mountain Incorporated (6)                              0.99%             32        39.28        1,257
LAMR        Lamar Advertising Company (6)                               1.00%             19        66.73        1,268
LHO         LaSalle Hotel Properties (6)                                1.01%             54        23.71        1,280
LXP         Lexington Realty Trust (6)                                  1.00%            127         9.99        1,269
LPT         Liberty Property Trust (6)                                  0.99%             32        39.28        1,257
MPW         Medical Properties Trust, Inc. (6)                          1.00%             86        14.80        1,273
MFA         MFA Financial, Inc. (6)                                     1.00%            174         7.30        1,270
NHI         National Health Investors, Inc. (6)                         1.00%             17        74.99        1,275
NAVI        Navient Corporation                                         2.00%            209        12.15        2,539
PMT         PennyMac Mortgage Investment Trust (6)                      1.00%             78        16.35        1,275
RLJ         RLJ Lodging Trust (6)                                       1.00%             59        21.65        1,277
RHP         Ryman Hospitality Properties, Inc. (6)                      1.01%             25        51.56        1,289
SIR         Select Income REIT (6)                                      1.00%             48        26.48        1,271
WDR         Waddell & Reed Financial, Inc.                              2.00%            159        15.97        2,539
XHR         Xenia Hotels & Resorts, Inc. (6)                            1.00%             75        16.95        1,271

                       Schedule of Investments (cont'd.)

       Target Global Dividend Leaders Portfolio, 3rd Quarter 2016 Series
                                    FT 6230


  At the Opening of Business on the Initial Date of Deposit-July 8, 2016


                                                                       Percentage
                                                                      of Aggregate     Number       Market       Cost of
Ticker Symbol and                                                      Offering          of       Value per   Securities to
Name of Issuer of Securities (1)(4)                                      Price         Shares       Share     the Trust (2)
___________________________________                                   ___________      ______     ________    ______________
Industrials (10.00%):
AYR         Aircastle Limited +                                         2.00%            131      $ 19.42     $  2,544
PBI         Pitney Bowes Inc.                                           2.00%            147        17.32        2,546
RRD         R.R. Donnelley & Sons Company                               2.00%            148        17.16        2,539
SSW         Seaspan Corporation +                                       2.00%            182        13.97        2,543
WSTC        West Corporation                                            2.00%            130        19.61        2,549
Information Technology (6.00%):
CAJ         Canon Inc. (ADR) +                                          2.01%             91        28.05        2,553
UMC         United Microelectronics Corporation (ADR) +                 2.00%          1,265        2.01         2,543
WDC         Western Digital Corporation                                 1.99%             53        47.66        2,526
Materials (12.00%):
BAK         Braskem S.A. (ADR) +                                        2.00%            230        11.03        2,537
UFS         Domtar Corporation                                          1.99%             74        34.13        2,526
GEF         Greif, Inc.                                                 2.01%             69        36.99        2,552
LYB         LyondellBasell Industries N.V. +                            1.99%             34        74.52        2,534
MOS         The Mosaic Company                                          2.00%            102        24.99        2,549
SWM         Schweitzer-Mauduit International, Inc.                      2.01%             74        34.50        2,553
Telecommunication Services (12.01%):
T           AT&T Inc.                                                   2.00%             60        42.30        2,538
CTL         CenturyLink, Inc.                                           2.01%             87        29.38        2,556
CHT         Chunghwa Telecom Co., Ltd. (ADR) +                          2.00%             70        36.27        2,539
MBT         Mobile TeleSystems PJSC (ADR) +                             2.00%            302         8.43        2,546
SKM         SK Telecom Co., Ltd. (ADR) +                                2.00%            124        20.48        2,540
VIV         Telefonica Brasil S.A. (ADR) +                              2.00%            189        13.45        2,542
Utilities (5.99%):
CIG         Companhia Energetica de Minas Gerais-CEMIG                  2.00%          1,188         2.14        2,542
            (ADR) +
HNP         Huaneng Power International, Inc. (ADR) +                   2.00%            109        23.38        2,548
KEP         Korea Electric Power Corporation (ADR) +                    1.99%            100        25.33        2,533
                                                                      _______                                 ________
                 Total Investments                                    100.00%                                 $127,106
                                                                      =======                                 ========
______________________

See "Notes to Schedules of Investments" on page 46.

                            Schedule of Investments

                Target Growth Portfolio, 3rd Quarter 2016 Series
                                    FT 6230


  At the Opening of Business on the Initial Date of Deposit-July 8, 2016



                                                                       Percentage      Number      Market        Cost of
Ticker Symbol and                                                     of Aggregate       of       Value per   Securities to
Name of Issuer of Securities (1)(4)                                  Offering Price    Shares       Share     the Trust (2)
___________________________________                                  ______________    ______     ________    ____________
COMMON STOCKS (100.00%):
Consumer Discretionary (20.01%):
CBS       CBS Corporation                                              3.34%            96        $   56.11   $  5,387
DG        Dollar General Corporation                                   3.31%            57            93.78      5,345
HLT       Hilton Worldwide Holdings Inc.                               3.33%           235            22.84      5,367
LEG       Leggett & Platt, Incorporated                                3.33%           105            51.15      5,371
NVR       NVR, Inc. *                                                  3.33%             3         1,788.20      5,365
ULTA      Ulta Salon, Cosmetics & Fragrance, Inc. *                    3.37%            22           247.29      5,440
Consumer Staples (10.02%):
MO        Altria Group, Inc.                                           3.35%            78            69.30      5,405
CLX       The Clorox Company                                           3.32%            39           137.52      5,363
INGR      Ingredion Incorporated                                       3.35%            41           131.80      5,404
Financials (3.33%):
SPGI      S&P Global Inc.                                              3.33%            50           107.31      5,366
Health Care (16.67%):
ABBV      AbbVie Inc.                                                  3.34%            85            63.43      5,392
BAX       Baxter International Inc.                                    3.34%           117            46.12      5,396
JAZZ      Jazz Pharmaceuticals Plc +*                                  3.35%            39           138.48      5,401
SYK       Stryker Corporation                                          3.30%            44           121.03      5,325
UHS       Universal Health Services, Inc. (Class B)                    3.34%            40           134.74      5,390
Industrials (16.59%):
AOS       A.O. Smith Corporation                                       3.31%            61            87.48      5,336
HDS       HD Supply Holdings, Inc. *                                   3.34%           157            34.30      5,385
HII       Huntington Ingalls Industries, Inc.                          3.29%            31           171.33      5,311
LII       Lennox International Inc.                                    3.31%            37           144.38      5,342
UPS       United Parcel Service, Inc. (Class B)                        3.34%            50           107.85      5,392
Information Technology (20.03%):
ACN       Accenture Plc +                                              3.35%            48           112.70      5,410
CDNS      Cadence Design Systems, Inc. *                               3.34%           219            24.58      5,383
CDK       CDK Global, Inc.                                             3.33%            98            54.75      5,365
CTXS      Citrix Systems, Inc. *                                       3.35%            67            80.69      5,406
INTU      Intuit Inc.                                                  3.33%            47           114.25      5,370
MBLY      Mobileye N.V. +*                                             3.33%           122            44.10      5,380
Materials (10.02%):
ALB       Albemarle Corporation                                        3.33%            66            81.32      5,367
RPM       RPM International Inc.                                       3.32%           107            50.09      5,360
SHW       The Sherwin-Williams Company                                 3.37%            18           302.10      5,438
Telecommunication Services (3.33%):
VZ        Verizon Communications Inc.                                  3.33%            97            55.38      5,372
                                                                     _______                                  ________
                  Total Investments                                  100.00%                                  $161,334
                                                                     =======                                  ========
___________

See "Notes to Schedules of Investments" on page 46.

                            Schedule of Investments

                Target Triad Portfolio, 3rd Quarter 2016 Series
                                    FT 6230


                       At the Opening of Business on the
                      Initial Date of Deposit-July 8, 2016


                                                                       Percentage
                                                                      of Aggregate     Number       Market          Cost of
Ticker Symbol and                                                       Offering         of        Value per     Securities to
Name of Issuer of Securities (1)(4)                                      Price         Shares        Share       the Trust (2)
___________________________________                                   ____________     ______      _________     _____________
COMMON STOCKS (100.00%):
Consumer Discretionary (16.61%):
CCL       Carnival Corporation +                                        0.40%           25         $   43.82     $  1,096
CBS       CBS Corporation                                               2.01%           97             56.11        5,443
DG        Dollar General Corporation                                    2.01%           58             93.78        5,439
FCAU      Fiat Chrysler Automobiles N.V. +*                             0.40%          190              5.72        1,087
GME       GameStop Corp. (Class A)                                      0.75%           77             26.33        2,027
HLT       Hilton Worldwide Holdings Inc.                                2.00%          237             22.84        5,413
HMC       Honda Motor Co., Ltd. (ADR) +                                 0.40%           44             24.58        1,082
KSS       Kohl's Corporation                                            0.75%           53             38.25        2,027
LEG       Leggett & Platt, Incorporated                                 2.00%          106             51.15        5,422
MGA       Magna International Inc. (Class A) +                          0.40%           32             33.92        1,085
NVR       NVR, Inc. *                                                   1.98%            3          1,788.20        5,365
PAG       Penske Automotive Group, Inc.                                 0.75%           67             30.46        2,041
PIR       Pier 1 Imports, Inc.                                          0.75%          396              5.14        2,035
ULTA      Ulta Salon, Cosmetics & Fragrance, Inc. *                     2.01%           22            247.29        5,440
Consumer Staples (8.96%):
MO        Altria Group, Inc.                                            1.99%           78             69.30        5,405
ADM       Archer-Daniels-Midland Company                                0.75%           48             42.12        2,022
BG        Bunge Limited +                                               0.75%           35             57.96        2,029
CLX       The Clorox Company                                            1.98%           39            137.52        5,363
INGR      Ingredion Incorporated                                        1.99%           41            131.80        5,404
NUS       Nu Skin Enterprises, Inc. (Class A)                           0.74%           43             46.80        2,012
UVV       Universal Corporation                                         0.76%           36             57.25        2,061
Energy (4.99%):
MPC       Marathon Petroleum Corporation                                0.75%           57             35.48        2,022
OII       Oceaneering International, Inc.                               0.75%           69             29.35        2,025
PBR       Petroleo Brasileiro S.A. - Petrobras (ADR) +*                 0.40%          152              7.12        1,082
RDS/A     Royal Dutch Shell Plc (ADR) +                                 0.40%           20             54.26        1,085
SSL       Sasol Limited (ADR) +                                         0.40%           42             25.90        1,088
STO       Statoil ASA (ADR) +                                           0.40%           64             17.04        1,091
TOT       Total S.A. (ADR) +                                            0.39%           23             46.28        1,064
VLO       Valero Energy Corporation                                     0.75%           43             47.24        2,031
WNR       Western Refining, Inc.                                        0.75%          104             19.53        2,031

                       Schedule of Investments (cont'd.)

                Target Triad Portfolio, 3rd Quarter 2016 Series
                                    FT 6230


                       At the Opening of Business on the
                      Initial Date of Deposit-July 8, 2016


                                                                       Percentage
                                                                      of Aggregate     Number       Market          Cost of
Ticker Symbol and                                                       Offering         of        Value per     Securities to
Name of Issuer of Securities (1)(4)                                      Price         Shares        Share       the Trust (2)
___________________________________                                   ____________     ______      _________     _____________
Financials (9.01%):
AEG       Aegon N.V. +                                                  0.40%          308         $    3.52     $  1,084
BBVA      Banco Bilbao Vizcaya Argentaria, S.A. (ADR) +                 0.40%          203              5.33        1,082
SAN       Banco Santander S.A. (ADR) +                                  0.40%          291              3.73        1,085
HCI       HCI Group, Inc.                                               0.75%           74             27.55        2,039
HSBC      HSBC Holdings Plc (ADR) +                                     0.40%           36             30.02        1,081
ING       ING Groep N.V. (ADR) +                                        0.40%          114              9.53        1,086
LYG       Lloyds Banking Group Plc (ADR) +                              0.40%          417              2.60        1,084
MHLD      Maiden Holdings, Ltd. +                                       0.75%          170             11.93        2,028
MET       MetLife, Inc.                                                 0.75%           53             38.27        2,028
MTU       Mitsubishi UFJ Financial Group, Inc. (MUFG) (ADR) +           0.40%          253              4.28        1,083
MFG       Mizuho Financial Group, Inc. (ADR) +                          0.40%          382              2.84        1,085
PRU       Prudential Financial, Inc.                                    0.74%           29             69.04        2,002
SPGI      S&P Global Inc.                                               2.02%           51            107.31        5,473
SMFG      Sumitomo Mitsui Financial Group, Inc. (ADR) +                 0.40%          195              5.55        1,082
UBS       UBS Group AG +*                                               0.40%           89             12.23        1,089
Health Care (13.01%):
ABBV      AbbVie Inc.                                                   1.99%           85             63.43        5,392
ANTM      Anthem, Inc.                                                  0.76%           16            129.44        2,071
BAX       Baxter International Inc.                                     2.01%          118             46.12        5,442
CPSI      Computer Programs and Systems, Inc.                           0.75%           51             39.73        2,026
JAZZ      Jazz Pharmaceuticals Plc +*                                   1.99%           39            138.48        5,401
NHC       National HealthCare Corporation                               0.76%           32             64.29        2,057
PFE       Pfizer Inc.                                                   0.75%           57             35.77        2,039
SYK       Stryker Corporation                                           2.01%           45            121.03        5,446
UHS       Universal Health Services, Inc. (Class B)                     1.99%           40            134.74        5,390
Industrials (13.02%):
AOS       A.O. Smith Corporation                                        2.00%           62             87.48        5,424
ARII      American Railcar Industries, Inc.                             0.75%           52             39.29        2,043
CMRE      Costamare Inc. +                                              0.75%          281              7.24        2,034
GATX      GATX Corporation                                              0.74%           46             43.86        2,018
HDS       HD Supply Holdings, Inc. *                                    2.00%          158             34.30        5,419
HII       Huntington Ingalls Industries, Inc.                           2.02%           32            171.33        5,483
LII       Lennox International Inc.                                     2.02%           38            144.38        5,487
SSW       Seaspan Corporation +                                         0.75%          146             13.97        2,040
UPS       United Parcel Service, Inc. (Class B)                         1.99%           50            107.85        5,393

                       Schedule of Investments (cont'd.)

                Target Triad Portfolio, 3rd Quarter 2016 Series
                                    FT 6230


                       At the Opening of Business on the
                      Initial Date of Deposit-July 8, 2016


                                                                       Percentage
                                                                      of Aggregate     Number       Market          Cost of
Ticker Symbol and                                                       Offering         of        Value per     Securities to
Name of Issuer of Securities (1)(4)                                      Price         Shares        Share       the Trust (2)
___________________________________                                   ____________     ______      _________     _____________
Information Technology (14.96%):
ACN       Accenture Plc +                                               1.99%           48         $  112.70     $  5,410
AVX       AVX Corporation                                               0.75%          153             13.31        2,036
CDNS      Cadence Design Systems, Inc. *                                2.00%          221             24.58        5,432
CDK       CDK Global, Inc.                                              2.00%           99             54.75        5,420
CTXS      Citrix Systems, Inc. *                                        1.99%           67             80.69        5,406
INTU      Intuit Inc.                                                   1.98%           47            114.25        5,370
MBLY      Mobileye N.V. +*                                              2.00%          123             44.10        5,424
QCOM      QUALCOMM Incorporated                                         0.74%           38             52.93        2,011
WDC       Western Digital Corporation                                   0.76%           43             47.66        2,049
XRX       Xerox Corporation                                             0.75%          217              9.38        2,036
Materials (9.42%):
ALB       Albemarle Corporation                                         2.01%           67             81.32        5,449
CF        CF Industries Holdings, Inc.                                  0.75%           87             23.50        2,045
UFS       Domtar Corporation                                            0.75%           60             34.13        2,048
MEOH      Methanex Corporation +                                        0.75%           75             27.16        2,037
MOS       The Mosaic Company                                            0.75%           81             24.99        2,024
PKX       POSCO (ADR) +                                                 0.40%           25             42.98        1,075
RPM       RPM International Inc.                                        2.00%          108             50.09        5,410
SHW       The Sherwin-Williams Company                                  2.01%           18            302.10        5,438
Telecommunication Services (6.61%):
T         AT&T Inc.                                                     0.75%           48             42.30        2,030
CHL       China Mobile Limited (ADR) +                                  0.40%           19             56.48        1,073
CHU       China Unicom (Hong Kong) Limited (ADR) +                      0.40%          105             10.35        1,087
IQNT      Inteliquent, Inc.                                             0.75%          105             19.40        2,037
SKM       SK Telecom Co., Ltd. (ADR) +                                  0.40%           53             20.48        1,085
S         Sprint Corporation *                                          0.40%          239              4.54        1,085
TU        TELUS Corporation +                                           0.75%           61             33.20        2,025
VZ        Verizon Communications Inc.                                   2.76%          135             55.38        7,476
Utilities (3.41%):
AES       The AES Corporation                                           0.75%          168             12.10        2,033
EXC       Exelon Corporation                                            0.75%           57             35.70        2,035
GXP       Great Plains Energy Incorporated                              0.75%           66             30.83        2,035
KEP       Korea Electric Power Corporation (ADR) +                      0.40%           43             25.33        1,089
PEG       Public Service Enterprise Group Incorporated                  0.76%           45             45.55        2,050
                                                                      _______                                    ________
         Total Investments                                            100.00%                                    $271,093
                                                                      =======                                    ========

______________________

See "Notes to Schedules of Investments" on page 46.

                            Schedule of Investments

                 Target VIP Portfolio, 3rd Quarter 2016 Series
                                    FT 6230


     At the Opening of Business on the Initial Date of Deposit-July 8, 2016


                                                                       Percentage
                                                                      of Aggregate     Number       Market          Cost of
Ticker Symbol and                                                       Offering         of        Value per     Securities to
Name of Issuer of Securities (1)(4)                                      Price         Shares        Share       the Trust (2)
___________________________________                                   ____________     ______      _________     _____________
COMMON STOCKS (100.00%):
Consumer Discretionary (14.99%):
CVCO         Cavco Industries, Inc. *                                   0.33%             16       $  95.10      $  1,522
CHUY         Chuy's Holdings, Inc. *                                    0.22%             30          33.46         1,004
CPS          Cooper-Standard Holdings Inc. *                            0.54%             31          80.49         2,495
DAI GY       Daimler AG #                                               0.83%             67          57.83         3,875
ETH          Ethan Allen Interiors Inc.                                 0.36%             51          32.67         1,666
HRB          H&R Block, Inc.                                            0.10%             19          23.50           446
HD           The Home Depot, Inc.                                       3.33%            118         131.16        15,477
IBP          Installed Building Products, Inc. *                        0.45%             57          36.52         2,082
MCD          McDonald's Corporation                                     5.31%            204         120.92        24,668
KORS         Michael Kors Holdings Limited +*                           0.16%             15          49.05           736
ROST         Ross Stores, Inc.                                          0.77%             63          56.56         3,563
THO          Thor Industries, Inc.                                      0.26%             17          69.89         1,188
TTS          Tile Shop Holdings, Inc. *                                 0.40%             93          19.91         1,852
ULTA         Ulta Salon, Cosmetics & Fragrance, Inc. *                  0.53%             10         247.29         2,473
UEIC         Universal Electronics Inc. *                               0.57%             37          72.35         2,677
VIV FP       Vivendi #                                                  0.83%            214          18.13         3,879
Consumer Staples (11.12%):
MO           Altria Group, Inc.                                         0.91%             61          69.30         4,227
CVGW         Calavo Growers, Inc.                                       0.45%             32          66.03         2,113
CPB          Campbell Soup Company                                      1.48%            103          66.83         6,883
CENTA        Central Garden & Pet Company (Class A) *                   0.17%             36          21.76           783
DPS          Dr Pepper Snapple Group, Inc.                              0.13%              6          97.01           582
MDLZ         Mondelez International, Inc.                               2.38%            245          45.17        11,067
FIZZ         National Beverage Corp. *                                  0.20%             15          61.40           921
OME          Omega Protein Corporation *                                0.17%             40          19.97           799
PM           Philip Morris International Inc.                           1.07%             49         101.78         4,987
RAI          Reynolds American Inc.                                     4.16%            365          52.97        19,334
Energy (2.92%):
BP/ LN       BP Plc #                                                   0.83%            663           5.85         3,878
RDSB LN      Royal Dutch Shell Plc (Class B) #                          0.83%            141          27.45         3,871
TSO          Tesoro Corporation                                         0.30%             20          70.01         1,400
RIG          Transocean Ltd. +                                          0.15%             60          11.96           718
VLO          Valero Energy Corporation                                  0.81%             80          47.24         3,779
Financials (18.99%):
ALV GY       Allianz SE #                                               0.83%             29         132.52         3,843
AMSF         AMERISAFE, Inc.                                            0.45%             35          60.19         2,107
AON          Aon Plc +                                                  1.10%             47         108.95         5,121
CS FP        AXA S.A. #                                                 0.83%            214          18.13         3,879
BANC         Banc of California, Inc.                                   0.34%             87          18.25         1,588
BNP FP       BNP Paribas S.A. #                                         0.83%             91          42.59         3,876
ACA FP       Credit Agricole S.A. #                                     0.83%            491           7.90         3,878
EIG          Employers Holdings, Inc.                                   0.37%             58          29.29         1,699
GDOT         Green Dot Corporation (Class A) *                          0.44%             87          23.36         2,032

                       Schedule of Investments (cont'd.)

                 Target VIP Portfolio, 3rd Quarter 2016 Series
                                    FT 6230


     At the Opening of Business on the Initial Date of Deposit-July 8, 2016


                                                                       Percentage
                                                                      of Aggregate     Number       Market          Cost of
Ticker Symbol and                                                       Offering         of        Value per     Securities to
Name of Issuer of Securities (1)(4)                                      Price         Shares        Share       the Trust (2)
___________________________________                                   ____________     ______      _________     _____________
Financials (cont'd.):
HSBA LN      HSBC Holdings Plc #                                        0.83%            647       $   5.99      $  3,877
INGA NA      ING Groep N.V. #                                           0.83%            406           9.55         3,876
ISP IM       Intesa Sanpaolo SpA #                                      0.83%          2,190           1.77         3,876
TREE         LendingTree, Inc. *                                        0.44%             22          93.11         2,048
MAC          The Macerich Company (6)                                   0.50%             27          85.73         2,315
NDA SS       Nordea Bank AB #                                           0.83%            488           7.95         3,879
SPGI         S&P Global Inc.                                            1.08%             47         107.31         5,044
SAMAS FH     Sampo Oyj (Class A) #                                      0.83%             98          39.60         3,881
SFBS         ServisFirst Bancshares, Inc.                               0.48%             47          47.61         2,238
GLE FP       Societe Generale S.A. #                                    0.84%            132          29.42         3,883
SHBA SS      Svenska Handelsbanken AB (Class A) #                       0.83%            353          10.99         3,880
SWEDA SS     Swedbank AB (Class A) #                                    0.83%            198          19.57         3,875
TRV          The Travelers Companies, Inc.                              3.33%            132         117.51        15,511
YDKN         Yadkin Financial Corporation                               0.49%             91          25.22         2,295
Health Care (6.47%):
ANIK         Anika Therapeutics, Inc. *                                 0.29%             26          52.36         1,361
CYNO         Cynosure, Inc. *                                           0.46%             42          51.16         2,149
EW           Edwards Lifesciences Corporation *                         1.43%             64         103.75         6,640
ISRG         Intuitive Surgical, Inc. *                                 0.87%              6         675.30         4,052
LHCG         LHC Group, Inc. *                                          0.31%             32          44.38         1,420
LMNX         Luminex Corporation *                                      0.36%             78          21.20         1,654
DGX          Quest Diagnostics Incorporated                             0.75%             43          81.23         3,493
SCLN         SciClone Pharmaceuticals, Inc. *                           0.26%             91          13.21         1,202
SUPN         Supernus Pharmaceuticals, Inc. *                           0.42%             94          20.60         1,936
TFX          Teleflex Incorporated                                      0.54%             14         179.14         2,508
VAR          Varian Medical Systems, Inc. *                             0.50%             28          83.82         2,347
VASC         Vascular Solutions, Inc. *                                 0.28%             31          42.48         1,317
Industrials (15.37%):
MMM          3M Company                                                 3.35%             89         174.87        15,563
AAON         AAON, Inc.                                                 0.73%            126          26.84         3,381
AMWD         American Woodmark Corporation *                            0.44%             29          70.32         2,039
ASTE         Astec Industries, Inc.                                     0.66%             54          57.21         3,089
FIX          Comfort Systems USA, Inc.                                  0.47%             67          32.68         2,190
EXPD         Expeditors International of Washington, Inc.               0.25%             24          49.26         1,182
FAST         Fastenal Company                                           0.43%             45          44.72         2,012
GE           General Electric Company                                   3.33%            487          31.82        15,496
ROCK         Gibraltar Industries, Inc. *                               0.40%             57          32.24         1,838
NSP          Insperity, Inc.                                            0.18%             11          75.27           828
MRCY         Mercury Systems, Inc. *                                    0.39%             72          25.11         1,808
NOC          Northrop Grumman Corporation                               1.14%             24         220.50         5,292
PATK         Patrick Industries, Inc. *                                 0.37%             27          63.75         1,721
UAL          United Continental Holdings, Inc. *                        0.37%             43          40.09         1,724
UFPI         Universal Forest Products, Inc.                            0.17%              8          97.30           778
WM           Waste Management, Inc.                                     2.11%            146          67.29         9,824
XYL          Xylem Inc.                                                 0.58%             59          45.63         2,692

                       Schedule of Investments (cont'd.)

                 Target VIP Portfolio, 3rd Quarter 2016 Series
                                    FT 6230


     At the Opening of Business on the Initial Date of Deposit-July 8, 2016



                                                                       Percentage
                                                                      of Aggregate     Number       Market          Cost of
Ticker Symbol and                                                       Offering         of        Value per     Securities to
Name of Issuer of Securities (1)(4)                                      Price         Shares        Share       the Trust (2)
___________________________________                                   ____________     ______      _________     _____________
Information Technology (23.17%):
ALRM         Alarm.com Holdings, Inc. *                                 0.47%             83       $  26.10      $  2,166
AMAT         Applied Materials, Inc.                                    2.74%            524          24.29        12,728
BSFT         BroadSoft, Inc. *                                          0.47%             53          40.91         2,168
CA           CA, Inc.                                                   0.47%             66          33.13         2,187
CSCO         Cisco Systems, Inc.                                        4.16%            674          28.74        19,371
COHR         Coherent, Inc. *                                           0.18%              9          90.41           814
CSGS         CSG Systems International, Inc.                            0.17%             20          39.54           791
EA           Electronic Arts Inc. *                                     0.79%             48          76.62         3,678
FISV         Fiserv, Inc. *                                             2.10%             90         108.43         9,759
GIMO         Gigamon Inc. *                                             0.52%             61          39.27         2,395
INTU         Intuit Inc.                                                1.55%             63         114.25         7,198
LRCX         Lam Research Corporation                                   0.44%             25          82.04         2,051
LLTC         Linear Technology Corporation                              0.37%             37          46.15         1,708
MEI          Methode Electronics, Inc.                                  0.48%             67          33.33         2,233
NTES         NetEase, Inc. (ADR) +                                      0.81%             20         188.44         3,769
EGOV         NIC Inc.                                                   0.57%            120          22.22         2,666
NVDA         NVIDIA Corporation                                         2.66%            253          48.89        12,369
ORBK         Orbotech Ltd. +*                                           0.17%             31          25.19           781
SAIC         Science Applications International Corporation             0.19%             15          57.88           868
SYKE         Sykes Enterprises, Incorporated *                          0.48%             77          29.13         2,243
ERICB SS     Telefonaktiebolaget LM Ericsson (Class B) #                0.83%            525           7.39         3,879
TXN          Texas Instruments Incorporated                             2.07%            156          61.77         9,636
VRSN         VeriSign, Inc. *                                           0.48%             27          83.40         2,252
Materials (1.29%):
NP           Neenah Paper, Inc.                                         0.46%             30          71.77         2,153
RIO LN       Rio Tinto Plc #                                            0.83%            128          30.19         3,865
Telecommunication Services (1.00%):
ATNI         ATN International, Inc.                                    0.50%             29          79.97         2,319
VG           Vonage Holdings Corp. *                                    0.50%            412           5.69         2,344
Utilities (4.68%):
LNT          Alliant Energy Corporation                                 0.81%             95          39.85         3,786
AWK          American Water Works Company, Inc.                         0.27%             15          82.58         1,239
AVA          Avista Corporation                                         0.20%             21          43.85           921
CWT          California Water Service Group                             0.17%             23          33.73           776
CPK          Chesapeake Utilities Corporation                           0.39%             28          64.69         1,811
EDF FP       Electricite de France S.A. #                               0.83%            331          11.73         3,883
ENGI FP      Engie S.A. #                                               0.83%            246          15.74         3,871
MSEX         Middlesex Water Company                                    0.17%             19          41.53           789
SCG          SCANA Corporation                                          0.19%             12          74.23           891
SWX          Southwest Gas Corporation                                  0.26%             16          76.45         1,223
UGI          UGI Corporation                                            0.56%             58          44.80         2,598
                                                                      _______                                    ________
                  Total Investments                                   100.00%                                    $465,161
                                                                      =======                                    ========
___________

See "Notes to Schedules of Investments" on page 46.

                            Schedule of Investments

           Value Line(R) Target 25 Portfolio, 3rd Quarter 2016 Series
                                    FT 6230


                     At the Opening of Business on the
                   Initial Date of Deposit-July 8, 2016



                                                                       Percentage
                                                                      of Aggregate     Number       Market          Cost of
Ticker Symbol and                                                       Offering         of        Value per     Securities to
Name of Issuer of Securities (1)(4)                                      Price         Shares        Share       the Trust (2)
___________________________________                                   ____________     ______      _________     _____________
COMMON STOCKS (100.00%):
Consumer Discretionary (2.54%):
THO         Thor Industries, Inc.                                       1.52%             31       $  69.89      $  2,167
UEIC        Universal Electronics Inc. *                                1.02%             20          72.35         1,447
Consumer Staples (36.04%):
CPB         Campbell Soup Company                                       8.83%            188          66.83        12,564
CENTA       Central Garden & Pet Company (Class A) *                    1.01%             66          21.76         1,436
FIZZ        National Beverage Corp. *                                   1.21%             28          61.40         1,719
RAI         Reynolds American Inc.                                     24.99%            671          52.97        35,543
Health Care (3.27%):
TFX         Teleflex Incorporated                                       3.27%             26         179.14         4,658
Industrials (20.13%):
AAON        AAON, Inc.                                                  1.00%             53          26.84         1,422
ASTE        Astec Industries, Inc.                                      1.01%             25          57.21         1,430
NSP         Insperity, Inc.                                             1.00%             19          75.27         1,430
UFPI        Universal Forest Products, Inc.                             1.03%             15          97.30         1,459
WM          Waste Management, Inc.                                     12.63%            267          67.29        17,966
XYL         Xylem Inc.                                                  3.46%            108          45.63         4,928
Information Technology (25.96%):
AMAT        Applied Materials, Inc.                                    11.07%            648          24.29        15,740
COHR        Coherent, Inc. *                                            1.02%             16          90.41         1,447
CSGS        CSG Systems International, Inc.                             1.00%             36          39.54         1,423
NVDA        NVIDIA Corporation                                         10.76%            313          48.89        15,303
ORBK        Orbotech Ltd. +*                                            1.01%             57          25.19         1,436
SAIC        Science Applications International Corporation              1.10%             27          57.88         1,563
Utilities (12.06%):
LNT         Alliant Energy Corporation                                  3.92%            140          39.85         5,579
AVA         Avista Corporation                                          1.20%             39          43.85         1,710
CWT         California Water Service Group                              1.02%             43          33.73         1,450
MSEX        Middlesex Water Company                                     1.02%             35          41.53         1,454
SWX         Southwest Gas Corporation                                   1.56%             29          76.45         2,217
UGI         UGI Corporation                                             3.34%            106          44.80         4,749
                                                                      _______                                    ________
                 Total Investments                                    100.00%                                    $142,240
                                                                      =======                                    ========
___________

See "Notes to Schedules of Investments" on page 46.

Page 45


                     NOTES TO SCHEDULES OF INVESTMENTS

(1) All Securities are represented by regular way contracts to purchase such Securities which are backed by an irrevocable letter of credit deposited with the Trustee. The Sponsor entered into purchase contracts for the Securities on July 8, 2016. Such purchase contracts are expected to settle within three business days.

(2) The cost of the Securities to a Trust represents the aggregate underlying value with respect to the Securities acquired-generally determined by the closing sale prices of the Securities on the applicable exchange (where applicable, converted into U.S. dollars at the exchange rate at the Evaluation Time) at the Evaluation Time on the business day prior to the Initial Date of Deposit. The Evaluator, at its discretion, may make adjustments to the prices of Securities held by a Trust if an event occurs after the close of the market on which a Security normally trades but before the Evaluation Time, depending on the nature and significance of the event, consistent with applicable regulatory guidance relating to fair value pricing. The cost of Securities to a Trust may not compute due to rounding the market value per share. The valuation of the Securities has been determined by the Evaluator, an affiliate of the Sponsor. In accordance with Financial Accounting Standards Board Accounting Standards Codification 820, "Fair Value Measurement," each Trust's investments are classified as Level 1, which refers to securities traded in an active market. The cost of the Securities to the Sponsor and the Sponsor's loss (which is the difference between the cost of the Securities to the Sponsor and the cost of the Securities to a Trust) are set forth below:

                                                                             Cost of Securities      Profit
                                                                                 to Sponsor          (Loss)
                                                                             __________________      _________
The Dow(R) Target 5 Portfolio, 3rd Quarter 2016 Series                       $ 172,514               $ (1,377)
The Dow(R) Target Dividend Portfolio, 3rd Quarter 2016 Series                  172,443                 (1,518)
Global Target 15 Portfolio, 3rd Quarter 2016 Series                            136,907                   (661)
S&P Target 24 Portfolio, 3rd Quarter 2016 Series                               172,104                 (1,171)
S&P Target SMid 60 Portfolio, 3rd Quarter 2016 Series                          149,432                 (2,147)
Target Diversified Dividend Portfolio, 3rd Quarter 2016 Series                 145,656                 (1,425)
Target Dividend Multi-Strategy Portfolio, 3rd Quarter 2016 Series              267,132                 (1,756)
Target Double Play Portfolio, 3rd Quarter 2016 Series                          172,712                 (1,096)
Target Focus Four Portfolio, 3rd Quarter 2016 Series                           243,620                 (2,548)
Target Global Dividend Leaders Portfolio, 3rd Quarter 2016 Series              128,530                 (1,424)
Target Growth Portfolio, 3rd Quarter 2016 Series                               162,571                 (1,237)
Target Triad Portfolio, 3rd Quarter 2016 Series                                273,787                 (2,694)
Target VIP Portfolio, 3rd Quarter 2016 Series                                  468,105                 (2,944)
Value Line(R) Target 25 Portfolio, 3rd Quarter 2016 Series                     142,793                   (553)

(3) Current Dividend Yield for each Security was calculated by dividing the most recent annualized ordinary dividend declared or paid on a Security (such figure adjusted to reflect any change in dividend policy announced subsequent to the most recently declared dividend) by that Security's closing sale price at the Evaluation Time on the business day prior to the Initial Date of Deposit, without consideration of foreign withholding or changes in currency exchange rates, if applicable.

(4) Common stocks of companies headquartered or incorporated outside the United States comprise the percentage of the investments of the Trusts as indicated:

The Dow(R) Target Dividend Portfolio, 3rd Quarter 2016 Series , 10.00% (consisting of Ireland, 5.00% and Switzerland, 5.00%)

S&P Target 24 Portfolio, 3rd Quarter 2016 Series, 8.51%
(consisting of Switzerland, 0.93% and United Kingdom, 7.58%)

S&P Target SMid 60 Portfolio, 3rd Quarter 2016 Series, 4.44%
(consisting of United Kingdom, 4.44%)

Target Diversified Dividend Portfolio, 3rd Quarter 2016 Series, 15.00% (consisting of Bermuda, 4.99%; Canada, 5.01%; Greece, 2.50% and Hong Kong, 2.50%)

Target Dividend Multi-Strategy Portfolio, 3rd Quarter 2016 Series, 47.93% (consisting of Bermuda, 1.25%; Canada, 1.24%; China, 6.68%; Finland, 1.25%; France, 8.75%; Germany, 2.49%; Greece, 0.62%; Hong Kong, 2.30%;
Ireland, 1.25%; Italy, 1.25%; The Netherlands, 2.50%; Sweden, 5.00%; Switzerland, 1.25% and United Kingdom, 12.10%)

Target Double Play Portfolio, 3rd Quarter 2016 Series, 5.51%
(consisting of Ireland, 2.49%; Israel, 0.51% and Switzerland, 2.51%)

Target Focus Four Portfolio, 3rd Quarter 2016 Series, 14.23% (consisting of Brazil, 0.40%; Canada, 0.39%; France, 0.40%; Hong Kong, 0.80%; Ireland, 1.50%; Israel, 0.30%; Japan, 1.60%; The Netherlands, 1.21%; Norway, 0.40%; Panama, 0.40%; South Africa, 0.40%; South Korea, 1.19%; Spain, 0.80%; Switzerland, 1.90% and United Kingdom, 2.54%)

Page 46


Target Global Dividend Leaders Portfolio, 3rd Quarter 2016 Series, 38.00% (consisting of Belgium, 2.00%; Bermuda, 5.99%; Brazil, 6.00%; Canada, 2.01%; China, 4.00%; Hong Kong, 2.00%; Japan, 2.01%; The Netherlands, 1.99%; Russia, 2.00%; South Korea, 3.99%; Switzerland, 2.01% and
Taiwan, 4.00%)

Target Growth Portfolio, 3rd Quarter 2016 Series, 10.03%
(consisting of Ireland, 6.70% and Israel, 3.33%)

Target Triad Portfolio, 3rd Quarter 2016 Series, 20.07%
(consisting of Bermuda, 1.50%; Brazil, 0.40%; Canada, 1.90%; France, 0.39%; Greece, 0.75%; Hong Kong, 1.55%; Ireland, 3.98%; Israel, 2.00%;
Japan, 1.60%; The Netherlands, 1.20%; Norway, 0.40%; Panama, 0.40%; South Africa, 0.40%; South Korea, 1.20%; Spain, 0.80%; Switzerland, 0.40% and United Kingdom, 1.20%)

Target VIP Portfolio, 3rd Quarter 2016 Series, 19.00%
(consisting of China, 0.81%; Finland, 0.83%; France, 5.82%; Germany, 1.66%; Israel, 0.17%; Italy, 0.83%; The Netherlands, 1.66%; Sweden, 3.32%;
Switzerland, 0.15% and United Kingdom, 3.75%)

Value Line(R) Target 25 Portfolio, 3rd Quarter 2016 Series , 1.01% (consisting of Israel, 1.01%)

(5) Securities of companies in the following sectors comprise the percentage of the investments of the Global Target 15 Portfolio, 3rd Quarter 2016 Series as indicated:
Consumer Discretionary, 20.00%; Financials, 40.02%; Health Care, 6.67%; Industrials, 6.66%; Information Technology, 13.33% and Telecommunication Services, 13.32%

(6) This Security represents the common stock of a Real Estate Investment Trust ("REIT"). REITs comprise the percentage of the investments of the Trusts as indicated:
S&P Target 24 Portfolio, 3rd Quarter 2016 Series, 2.96%
S&P Target SMid 60 Portfolio, 3rd Quarter 2016 Series, 2.22%
Target Focus Four Portfolio, 3rd Quarter 2016 Series, 0.66%
Target Global Dividend Leaders Portfolio, 3rd Quarter 2016 Series, 20.00% Target VIP Portfolio, 3rd Quarter 2016 Series, 0.50%

(7) Companies in the Global Target 15 Portfolio, 3rd Quarter 2016 Series are categorized by the country in which their corporate headquarters are located. This Security represents the common stock of a company incorporated in a country other than the country in which it is headquartered.

+ This Security represents the common stock of a foreign company which trades directly or through an American Depositary Receipt/ADR on the over-the-counter market or on a U.S. national securities exchange.

# This Security represents the common stock of a foreign company which trades directly on a foreign securities exchange.

*  This Security represents a non-income producing security.

                       The FT Series

The FT Series Defined.

We, First Trust Portfolios L.P. (the "Sponsor"), have created hundreds of similar yet separate series of a unit investment trust which we have named the FT Series. The series to which this prospectus relates, FT 6230, consists of 14 separate portfolios set forth below:

- Dow(R) Target 5 3Q '16 - Term 10/6/17
 (The Dow(R) Target 5 Portfolio, 3rd Quarter 2016 Series)
- Dow(R) Target Dvd. 3Q '16 - Term 10/6/17
 (The Dow(R) Target Dividend Portfolio, 3rd Quarter 2016 Series)
- Global Target 15 3Q '16 - Term 10/6/17
 (Global Target 15 Portfolio, 3rd Quarter 2016 Series)
- S&P Target 24 3Q '16 - Term 10/6/17
 (S&P Target 24 Portfolio, 3rd Quarter 2016 Series)
- S&P Target SMid 60 3Q '16 - Term 10/6/17
 (S&P Target SMid 60 Portfolio, 3rd Quarter 2016 Series)
- Target Divsd. Dvd. 3Q '16 - Term 10/6/17
 (Target Diversified Dividend Portfolio, 3rd Quarter 2016 Series)
- Target Dvd. Multi-Strat. 3Q '16 - Term 10/6/17
 (Target Dividend Multi-Strategy Portfolio, 3rd Quarter 2016 Series)
- Target Dbl. Play 3Q '16 - Term 10/6/17
 (Target Double Play Portfolio, 3rd Quarter 2016 Series)
- Target Focus 4 3Q '16 - Term 10/6/17
 (Target Focus Four Portfolio, 3rd Quarter 2016 Series)
- Target Global Dvd. Leaders 3Q '16 - Term 10/6/17
 (Target Global Dividend Leaders Portfolio, 3rd Quarter 2016 Series)
- Target Growth 3Q '16 - Term 10/6/17
 (Target Growth Portfolio, 3rd Quarter 2016 Series)
- Target Triad 3Q '16 - Term 10/6/17
 (Target Triad Portfolio, 3rd Quarter 2016 Series)
- Target VIP 3Q '16 - Term 10/6/17
 (Target VIP Portfolio, 3rd Quarter 2016 Series)
- Value Line(R) Target 25 3Q '16 - Term 10/6/17
 (Value Line(R) Target 25 Portfolio, 3rd Quarter 2016 Series)

Each Trust was created under the laws of the State of New York by a Trust Agreement (the "Indenture") dated the Initial Date of Deposit. This agreement, entered into among First Trust Portfolios L.P., as Sponsor, The Bank of New York Mellon as Trustee, FTP Services LLC ("FTPS") as FTPS Unit Servicing Agent and First Trust Advisors L.P. as Portfolio Supervisor and Evaluator, governs the operation of the Trusts.

YOU MAY GET MORE SPECIFIC DETAILS CONCERNING THE NATURE, STRUCTURE AND RISKS OF THIS PRODUCT IN AN "INFORMATION SUPPLEMENT" BY CALLING THE SPONSOR AT 800-621-1675, DEPT. CODE 2.

How We Created the Trusts.

On the Initial Date of Deposit, we deposited portfolios of common stocks with the Trustee and, in turn, the Trustee delivered documents to us representing our ownership of the Trusts in the form of units ("Units").

After the Initial Date of Deposit, we may deposit additional Securities in a Trust, or cash (including a letter of credit or the equivalent) with instructions to buy more Securities, to create new Units for sale. If we create additional Units, we will attempt, to the extent practicable, to maintain the percentage relationship established among the Securities on the Initial Date of Deposit (as set forth in "Schedule of Investments" for each Trust), adjusted to reflect the sale, redemption or liquidation of any of the Securities or any stock split or a merger or other similar event affecting the issuer of the Securities.

Since the prices of the Securities will fluctuate daily, the ratio of Securities in a Trust, on a market value basis, will also change daily. The portion of Securities represented by each Unit will not change as a result of the deposit of additional Securities or cash in a Trust. If we deposit cash, you and new investors may experience a dilution of your investment. This is because prices of Securities will fluctuate between the time of the cash deposit and the purchase of the Securities, and because the Trusts pay the associated brokerage fees. To reduce this dilution, the Trusts will try to buy the Securities as close to the Evaluation Time and as close to the evaluation price as possible. In addition, because the Trusts pay the brokerage fees associated with the creation of new Units and with the sale of Securities to meet redemption and exchange requests, frequent redemption and exchange activity will likely result in higher brokerage expenses.

An affiliate of the Trustee may receive these brokerage fees or the Trustee may retain and pay us (or our affiliate) to act as agent for a Trust to buy Securities. If we or an affiliate of ours act as agent to a Trust, we will be subject to the restrictions under the Investment Company Act of 1940, as amended (the "1940 Act"). When acting in an agency capacity, we may select various broker/dealers to execute securities transactions on behalf of the Trusts, which may include broker/dealers who sell Units of the Trusts. We do not consider sales of Units of the Trusts or any other products sponsored by First Trust as a factor in selecting such broker/dealers.

We cannot guarantee that a Trust will keep its present size and composition for any length of time. Securities may be periodically sold under certain circumstances to satisfy Trust obligations, to meet redemption requests and, as described in "Removing Securities from a Trust," to maintain the sound investment character of a Trust, and the proceeds received by a Trust will be used to meet Trust obligations or distributed to Unit holders, but will not be reinvested. However, Securities will not be sold to take advantage of market fluctuations or changes in anticipated rates of appreciation or depreciation, or if they no longer meet the criteria by which they were selected. You will not be able to dispose of or vote any of the Securities in the Trusts. As the holder of the Securities, the Trustee will vote the Securities and, except as described in "Removing Securities from a Trust," will endeavor to vote the Securities such that the Securities are voted as closely as possible in the same manner and the same general proportion as are the Securities held by owners other than such Trust.

Neither we nor the Trustee will be liable for a failure in any of the Securities. However, if a contract for the purchase of any of the Securities initially deposited in a Trust fails, unless we can purchase substitute Securities ("Replacement Securities") we will refund to you that portion of the purchase price and transactional sales charge resulting from the failed contract on the next Distribution Date. Any Replacement Security a Trust acquires will be identical to those from the failed contract.

                        Portfolios

Objective.

When you invest in a Trust you are purchasing a quality portfolio of attractive common stocks in one convenient purchase. Each Trust seeks above-average total return. To achieve this objective, each Trust will invest in the common stocks of companies which are selected by applying a unique specialized strategy. While the Trusts seek above-average total return, each follows a different investment strategy. We cannot guarantee that a Trust will achieve its objective or that a Trust will make money once expenses are deducted.

              The Dow(R) Target 5 Portfolio

The Dow(R) Target 5 Portfolio invests in stocks with high dividend yields. By selecting stocks with the highest dividend yields, The Dow(R) Target 5 Strategy seeks to uncover stocks that may be out of favor or undervalued. Investing in stocks with high dividend yields may be effective in achieving the investment objective of the Trust, because regular dividends are common for established companies, and dividends have historically accounted for a large portion of the total return on stocks. The Dow(R) Target 5 Strategy seeks to amplify this dividend yield strategy by selecting the five lowest priced stocks of the 10 highest dividend-yielding stocks in the Dow Jones Industrial Average ("DJIA(R)").

The Dow(R) Target 5 Strategy stocks are determined as follows:

Step 1: We rank all 30 stocks contained in the DJIA(R) by their current indicated dividend yield as of the business day prior to the date of this prospectus.

Step 2: We then select the 10 highest dividend-yielding stocks from this group.

Step 3: From the 10 stocks selected in Step 2, we select an equally-weighted portfolio of the five stocks with the lowest per share stock price for The Dow(R) Target 5 Strategy.


Based on the composition of the portfolio on the Initial Date of Deposit, The Dow(R) Target 5 Portfolio is considered to be a Large-Cap Value Trust.


           The Dow(R) Target Dividend Portfolio

The Dow(R) Target Dividend Strategy selects a portfolio of the 20 stocks from the Dow Jones U.S. Select Dividend Index(sm) with the best overall ranking on both the change in return on assets over the last 12 months and price-to-book as a means to seek to achieve its investment objective.

The Dow(R) Target Dividend Strategy stocks are determined as follows:

Step 1: We rank all 100 stocks contained in the Dow Jones U.S. Select Dividend Index(sm) as of two business days prior to the date of this prospectus (best [1] to worst [100]) by the following equally-weighted factors:

- Change in return on assets over the last 12 months. An increase in return on assets is generally used as an indication of improving business fundamentals and would receive a higher ranking than a stock with a negative change in return on assets.

- Price-to-book. A lower, but positive, price-to-book ratio is generally used as an indication of value.

Step 2: We then select an equally-weighted portfolio of the 20 stocks with the best overall combined ranking on the two factors for The Dow(R) Target Dividend Strategy. In the event of a tie, the stock with the better price-to-book ratio is selected.

Companies which, as of the business day prior to the Initial Date of Deposit, Dow Jones has announced will be removed from the Dow Jones U.S. Select Dividend Index(sm), or that are likely to be removed, based on Dow Jones selection criteria, from the Dow Jones U.S. Select Dividend

Index(sm) within thirty days from the selection date, have been removed from the universe of securities from which The Dow(R) Target Dividend Strategy stocks are selected.

                Global Target 15 Portfolio

The Global Target 15 Portfolio invests in stocks with high dividend yields. By selecting stocks with the highest dividend yields, the Global Target 15 Strategy seeks to uncover stocks that may be out of favor or undervalued. The Trust seeks to amplify this dividend yield strategy by selecting the five lowest priced stocks of the 10 highest dividend-yielding stocks in a particular index. The Global Target 15 Strategy stocks are determined as follows:

Step 1: We rank all stocks contained in the DJIA(R), the Financial Times Industrial Ordinary Share Index ("FT Index") and the Hang Seng Index by dividend yield as of the business day prior to the date of this prospectus.

Step 2: We select the 10 highest dividend-yielding stocks in each respective index.

Step 3: We select an approximately equally-weighted portfolio of the five stocks with the lowest per share stock price of the 10 highest dividend-yielding stocks in each respective index as of their respective selection date for the Global Target 15 Strategy.


Based on the composition of the portfolio on the Initial Date of Deposit, the Global Target 15 Portfolio is considered to be a Large-Cap Value Trust.


                  S&P Target 24 Portfolio

The S&P Target 24 Strategy selects a portfolio of 24 common stocks from the S&P 500 Index which are based on the following steps:

Step 1: All of the economic sectors in the S&P 500 Index are ranked by market capitalization as of two business days prior to the date of this prospectus and the eight largest sectors are selected.

Step 2: The stocks in each of those eight sectors are then ranked among their peers based on three distinct factors:

- Trailing four quarters' return on assets, which is net income divided by average assets. Those stocks with high return on assets achieve better rankings;

- Buyback yield, which measures the percentage decrease in common stock outstanding versus one year earlier. Those stocks with greater percentage decreases receive better rankings; and

- Bullish interest indicator, which is measured over the trailing 12 months by subtracting the number of shares traded in months in which the stock price declined from the number of shares traded in months in which the stock price rose and dividing the resulting number by the total number of shares traded over the 12-month period. Those stocks with a high bullish interest indicator achieve better rankings.

Step 3: The three stocks from each of the eight sectors with the highest combined ranking on these three factors are selected for S&P Target 24 Strategy. In the event of a tie within a sector, the stock with the higher market capitalization is selected.

Each stock receives a weighting equivalent to its relative market value among the three stocks from the individual sector. The combined weight of the three stocks for a sector is equal to the sector's equivalent weighting among the eight sectors from which stocks are selected.


Based on the composition of the portfolio on the Initial Date of Deposit, the S&P Target 24 Portfolio is considered to be a Large-Cap Blend Trust.


               S&P Target SMid 60 Portfolio

This small and mid-capitalization strategy is designed to identify stocks with improving fundamental performance and sentiment. The strategy focuses on small and mid-size companies because we believe they are more likely to be in an earlier stage of their economic life cycle than mature large-cap companies. In addition, in our opinion the ability to take advantage of share price discrepancies is likely to be greater with smaller stocks than with more widely followed large-cap stocks. The S&P Target SMid 60 Strategy stocks are determined as follows:

Step 1: We begin with the stocks that comprise the Standard & Poor's MidCap 400 Index ("S&P MidCap 400") and the Standard & Poor's SmallCap 600 Index ("S&P SmallCap 600") as of two business days prior to the date of this prospectus.

Step 2: We rank the stocks in each index by price-to-book value and select the best quartile from each index-100 stocks from the S&P MidCap 400 and 150 stocks from the S&P SmallCap 600 with the lowest, but positive, price-to-book ratio.

Step 3: We rank each stock on three equally-weighted factors:

    - Price to cash flow;

    - 12-month change in return on assets; and

    - 3-month price appreciation.

Step 4: We eliminate any registered investment companies, limited partnerships, business development companies and any stock with a market capitalization of less than $250 million and with average daily trading volume of less than $250,000.

Step 5: The 30 stocks from each index with the highest combined ranking on the three factors set forth in Step 3 are selected for the portfolio. In the event of a tie, the stock with the better price to cash flow ratio is selected.

Step 6: The stocks selected from the S&P MidCap 400 are given approximately twice the weight of the stocks selected from the S&P SmallCap 600, taking into consideration that only whole shares will be purchased.


Based on the composition of the portfolio on the Initial Date of Deposit, the S&P Target SMid 60 Portfolio is considered to be a Small-Cap Value Trust.


           Target Diversified Dividend Portfolio

The Target Diversified Dividend Strategy seeks above-average total return through a combination of capital appreciation and dividend income by adhering to a simple investment strategy; however, there is no assurance the objective will be met. The Target Diversified Dividend Strategy stocks are determined as follows:

Step 1: We begin with all stocks traded on a U.S. exchange as of two business days prior to the date of this prospectus and screen for the following:

      - Minimum market capitalization of $250 million;

      - Minimum three-month average daily trading volume of $1.5 million; and

      - Minimum stock price of $5.

Step 2: We eliminate REITs, American Depositary Receipts/ADRs, registered investment companies and limited partnerships.

Step 3: We select only those stocks with positive three-year dividend growth.

Step 4: We rank each remaining stock on three factors:

      - Indicated dividend yield - 50%;

      - Price-to-book - 25%; and

      - Payout ratio - 25%.

Step 5: We purchase an approximately equally-weighted portfolio consisting of four stocks from each of the ten major S&P Global Industry Classification Standard ("GICS(R)") market sectors with the highest combined ranking on the three factors. In the event of a tie, the stock with the better price-to-book ratio is selected.

         Target Dividend Multi-Strategy Portfolio

The composition of the Target Dividend Multi-Strategy Portfolio on the Initial Date of Deposit is as follows:

- Approximately 25% of the portfolio is composed of common stocks which comprise The Dow(R) Target Dividend Strategy;

- Approximately 25% of the portfolio is composed of common stocks which comprise the European Target 20 Strategy;

- Approximately 25% of the portfolio is composed of common stocks which comprise the Global Target 15 Strategy; and

- Approximately 25% of the portfolio is composed of common stocks which comprise the Target Diversified Dividend Strategy.

The Securities which comprise The Dow(R) Target Dividend Strategy, the Global Target 15 Strategy and the Target Diversified Dividend Strategy portions of the Trust were chosen by applying the same selection criteria set forth above under the captions "The Dow(R) Target Dividend Portfolio," "Global Target 15 Portfolio" and "Target Diversified Dividend Portfolio," respectively. The Securities which comprise the European Target 20 Strategy were selected as follows:

European Target 20 Strategy.

The European Target 20 Strategy invests in stocks with high dividend yields. By selecting stocks with the highest dividend yields, the European Target 20 Strategy seeks to uncover stocks that may be out of favor or undervalued. The European Target 20 Strategy stocks are determined as follows:

Step 1: We rank the 120 largest companies based on market capitalization which are domiciled in Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, the Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom by their current indicated dividend yield as of two business days prior to the date of this prospectus.

Step 2: We select an approximately equally-weighted portfolio of the 20 highest dividend-yielding stocks for the European Target 20 Strategy.

During the initial offering period, the Target VIP Portfolio will not invest more than 5% of its portfolio in shares of any one securities-related issuer contained in the European Target 20 Strategy.


Based on the composition of the portfolio on the Initial Date of Deposit, the Target Dividend Multi-Strategy Portfolio is considered to be a Large-Cap Value Trust.


               Target Double Play Portfolio

The Target Double Play Portfolio invests in the common stocks of companies which are selected by applying two separate uniquely specialized strategies. While each of the strategies included in the Target Double Play Portfolio also seeks to provide an above-average total return, each follows a different investment strategy. The Target Double Play Portfolio seeks to outperform the S&P 500 Index. Finding the right mix of investments is a key factor to successful investing. Because different investments often react differently to economic and market changes, diversifying among low-correlated investments has the potential to enhance your returns and help reduce your overall investment risk. The Target Double Play Portfolio has been developed to seek to address this purpose.

The composition of the Target Double Play Portfolio on the Initial Date of Deposit is as follows:

- Approximately 1/2 of the portfolio is composed of common stocks which comprise The Dow(R) Target Dividend Strategy; and

- Approximately 1/2 of the portfolio is composed of common stocks which comprise the Value Line(R) Target 25 Strategy.

The Securities which comprise The Dow(R) Target Dividend Strategy portion of the Trust were chosen by applying the same selection criteria set forth above under the captions "The Dow(R) Target Dividend
Portfolio." The Securities which comprise the Value Line(R) Target 25 Strategy portion of the Trust were selected as follows:

Value Line(R) Target 25 Strategy.

The Value Line(R) Target 25 Strategy invests in 25 of the 100 stocks that Value Line(R) gives a #1 ranking for Timeliness(TM) which have recently exhibited certain positive financial attributes. Value Line(R) ranks 1,700 stocks which represent approximately 95% of the trading volume on all U.S. stock exchanges. Of these 1,700 stocks, only 100 are given their #1 ranking for Timeliness(TM), which measures Value Line's view of their probable price performance during the next six to 12 months relative to the others. Value Line(R) bases their rankings on various factors, including long-term trend of earnings, prices, recent earnings, price momentum, and earnings surprise. The Value Line(R) Target 25 Strategy stocks are determined as follows:

Step 1: We start with the 100 stocks which Value Line(R), as of two business days prior to the date of this prospectus, gives their #1 ranking for Timeliness(TM) and apply the following rankings as of two business days prior to the date of this prospectus.

Step 2: We rank these stocks for consistent growth based on 12-month and 6-month price appreciation (best [1] to worst [100]).

Step 3: We then rank the stocks for profitability by their return on assets.

Step 4: Finally, we rank the stocks for value based on their price to cash flow.

Step 5:We add up the numerical ranks achieved by each company in the above steps and select the 25 eligible stocks with the lowest sums for the Value Line(R) Target 25 Strategy. Stocks of financial companies, as defined by S&P's GICS(R), the stocks of companies whose shares are not listed on a U.S. securities exchange, and stocks of limited partnerships are not eligible for inclusion in the Value Line(R) Target 25 Strategy stocks. In the event of a tie, the stock with the greatest 6-month price appreciation is selected.

The stocks which comprise the Value Line(R) Target 25 Strategy are weighted by market capitalization subject to the restriction that no stock will comprise less than approximately 1% or 25% or more of the Value Line(R) Target 25 Strategy portion of the portfolio on the date of this prospectus. The Securities will be adjusted on a proportionate basis to accommodate this constraint.

                Target Focus Four Portfolio

The Target Focus Four Portfolio invests in the common stocks of companies which are selected by applying four separate uniquely specialized strategies. While each of the strategies included in the Target Focus Four Portfolio also seeks above-average total return, each follows a different investment strategy. The Target Focus Four Portfolio seeks to outperform the S&P 500 Index. Finding the right mix of investments is a key factor to successful investing. Because different investments often react differently to economic and market changes, diversifying among low-correlated investments has the potential to enhance your returns and help reduce your overall investment risk. The Target Focus Four Portfolio has been developed to seek to address this purpose.

The composition of the Target Focus Four Portfolio on the Initial Date of Deposit is as follows:

- Approximately 30% of the portfolio is composed of common stocks which comprise The Dow(R) Target Dividend Strategy;

- Approximately 30% of the portfolio is composed of common stocks which comprise the S&P Target SMid 60 Strategy;

- Approximately 30% of the portfolio is composed of common stocks which comprise the Value Line(R) Target 25 Strategy; and

- Approximately 10% of the portfolio is composed of common stocks which comprise the NYSE(R) International Target 25 Strategy.

The Securities which comprise The Dow(R) Target Dividend Strategy, the S&P Target SMid 60 Strategy and the Value Line(R) Target 25 Strategy portions of the Trust were chosen by applying the same selection criteria set forth above under the captions "The Dow(R) Target Dividend Portfolio," "S&P Target SMid 60 Portfolio" and "Double Play Portfolio," respectively. The Securities which comprise The NYSE(R) International Target 25 Strategy were selected as follows:

NYSE(R) International Target 25 Strategy:

Incorporating international investments into an overall portfolio can offer benefits such as diversification, reduced volatility and the potential for enhanced performance. The NYSE(R) International Target 25 Strategy provides investors with a way to strategically invest in foreign companies. The NYSE(R) International Target 25 Strategy stocks are determined as follows:

Step 1: We begin with the stocks that comprise the NYSE International 100 Index(sm) as of two business days prior to the date of this prospectus. The index consists of the 100 largest non-U.S. stocks trading on the NYSE.

Step 2: We rank each stock on two equally-weighted factors:

      - Price-to-book; and

      - Price to cash flow.

Lower, but positive, price-to-book and price to cash flow ratios are generally used as an indication of value.

Step 3: We screen for liquidity by eliminating companies with average daily trading volume below $300,000 for the prior three months.

Step 4: We purchase an approximately equally-weighted portfolio of the 25 eligible stocks with the best overall ranking on the two factors, taking into consideration that only whole shares will be purchased. In the event of a tie, the stock with the better price-to-book ratio is selected.

         Target Global Dividend Leaders Portfolio

The Target Global Dividend Leaders Strategy stocks are determined based on these steps:

Step 1: We establish three distinct universes as of two business days prior to the Initial Date of Deposit which consist of the following:

      - Domestic equity - all U.S. stocks.

      - International equity - all foreign stocks that are listed on a U.S. securities exchange either directly or in the form of American Depositary Receipts/ADRs.

      - REITs - all U.S. REITs.

Step 2: Registered investment companies and limited partnerships are excluded from all universes. REITs are also excluded from the domestic and international equity universes.

Step 3: We select the stocks in each universe that meet the following criteria:

      - Market capitalization greater than $1 billion.

      - Three-month average daily trading volume greater than $1 million.

      - Current indicated dividend yield greater than twice that of the S&P 500 Index at the time of selection.

Step 4: We rank the selected stocks within each universe on three equally-weighted factors: price to cash flow; return on assets; and 3, 6 and 12-month price appreciation.

Step 5: We select the 20 stocks within each universe with the best overall combined rankings, subject to a maximum of four stocks from any one of the ten major market sectors for both the domestic and international equity universes. If a universe has less than 20 eligible securities, all eligible securities are selected.

Step 6: The universes are approximately weighted as shown below. Stocks are approximately equally-weighted within their universe, taking into consideration that only whole shares will be purchased.

      - 40% domestic equity.

      - 40% international equity.

      - 20% REITs.

                  Target Growth Portfolio

The Target Growth Strategy invests in stocks with large market capitalizations which have recently exhibited certain positive financial attributes. The Target Growth Strategy stocks are determined as follows:

Step 1: We begin with all stocks traded on a U.S. exchange as of two business days prior to the date of this prospectus and screen for the following:

      - Minimum market capitalization of $6 billion;

      - Minimum three month average daily trading volume of $5 million;
        and

      - Minimum stock price of $5.

Step 2: We eliminate REITs, American Depositary Receipts/ADRs, registered investment companies and limited partnerships.

Step 3: We select only those stocks with positive one year sales growth.

Step 4: We rank the remaining stocks on three equally-weighted factors:

      - Sustainable growth rate (a measurement of a company's implied growth rate that can be funded with its internal capital; it is calculated by multiplying return on equity over the trailing 12 months by (1- payout ratio), where payout ratio is the trailing 12 months dividends per share divided by trailing 12 months earnings per share);

      - Change in return on assets; and

      - Recent 6-month price appreciation.

Step 5: We purchase an approximately equally-weighted portfolio of the 30 stocks with the highest combined ranking on the three factors, subject to a maximum of six stocks from any one of the ten major GICS(R) market sectors. In the event of a tie, the stock with the higher sustainable growth rate is selected.


Based on the composition of the portfolio on the Initial Date of Deposit, the Target Growth Portfolio is considered to be a Large-Cap Growth Trust.


                  Target Triad Portfolio

The Target Triad Portfolio invests in the common stocks of companies which are selected by applying three separate uniquely specialized strategies. Finding the right mix of investments is a key factor to successful investing. Because different investments often react differently to economic and market changes, diversifying among low-correlated investments primarily helps to reduce volatility and also has the potential to enhance your returns. The Target Triad Portfolio, whose objective is to seek above-average total return, has been developed to seek to address this purpose.

The composition of the Target Triad Portfolio on the Initial Date of Deposit is as follows:

- Approximately 10% of the portfolio is composed of common stocks which comprise the NYSE(R) International Target 25 Strategy;

- Approximately 30% of the portfolio is composed of common stocks which comprise the Target Diversified Dividend Strategy; and

- Approximately 60% of the portfolio is composed of common stocks which comprise the Target Growth Strategy.

The Securities which comprise the NYSE(R) International Target 25
Strategy, the Target Diversified Dividend Strategy and the Target Growth Strategy portions of the Trust were chosen by applying the same selection criteria set forth above under the captions "Target Focus Four Portfolio," "Target Diversified Dividend Portfolio" and "Target Growth Portfolio," respectively.


Based on the composition of the portfolio on the Initial Date of Deposit, the Target Triad Portfolio is considered to be a Large-Cap Value Trust.


                   Target VIP Portfolio

The Target VIP Portfolio invests in the common stocks of companies which are selected by applying six separate uniquely specialized strategies. While each of the strategies included in the Target VIP Portfolio also seeks above-average total return, each follows a different investment strategy. The Target VIP Portfolio seeks to outperform the S&P 500 Index. The Target VIP Portfolio provides investors with exposure to both growth and value stocks, as well as several different sectors of the worldwide economy. We believe this approach offers investors a better opportunity for investment success regardless of which investment styles prevail in the market.

The composition of the Target VIP Strategy on the Initial Date of Deposit is as follows:

- Approximately 1/6 of the portfolio is composed of common stocks which comprise The Dow(R) DART 5 Strategy;

- Approximately 1/6 of the portfolio is composed of common stocks which comprise the European Target 20 Strategy;

- Approximately 1/6 of the portfolio is composed of common stocks which comprise the Nasdaq(R) Target 15 Strategy;

- Approximately 1/6 of the portfolio is composed of common stocks which comprise the S&P Target 24 Strategy;

- Approximately 1/6 of the portfolio is composed of common stocks which comprise the Target Small-Cap Strategy; and

- Approximately 1/6 of the portfolio is composed of common stocks which comprise the Value Line(R) Target 25 Strategy.

The Securities which comprise the European Target 20 Strategy, the S&P Target 24 Strategy and the Value Line(R) Target 25 Strategy portions of the Trust were chosen by applying the same selection criteria set forth above under the captions "Target Dividend Multi-Strategy Portfolio," "S&P Target 24 Portfolio" and "Target Double Play Portfolio," respectively. The Securities which comprise The Dow(R) DART 5 Strategy, the Nasdaq(R) Target 15 Strategy and the Target Small-Cap Strategy portions of the Trust were selected as follows:

The Dow(R) Dividend and Repurchase Target 5 Strategy.

The Dow(R) DART 5 Strategy selects a portfolio of DJIA(R) stocks with high dividend yields and/or high buyback ratios and high return on assets, as a means to achieving the Strategy's investment objective. By analyzing dividend yields, The Dow(R) DART 5 Strategy seeks to uncover stocks that may be out of favor or undervalued. Companies which have reduced their shares through a share buyback program may provide a strong cash flow position and, in turn, high quality earnings. Buyback ratio is the ratio of a company's shares of common stock outstanding 12 months prior to the date of this prospectus compared to a company's shares outstanding as of the business day prior to the date of this prospectus.

The Dow(R) DART 5 Strategy stocks are determined as follows:

Step 1: We rank all 30 stocks contained in the DJIA(R) by the sum of their current indicated dividend yield and buyback ratio as of the business day prior to the date of this prospectus.

Step 2: We then select the 10 stocks with the highest combined dividend yields and buyback ratios.

Step 3: From the 10 stocks selected in Step 2, we select an approximately equally-weighted portfolio of the five stocks with the greatest change in return on assets in the most recent year as compared to the previous year for The Dow(R) DART 5 Strategy.

Nasdaq(R) Target 15 Strategy.

The Nasdaq(R) Target 15 Strategy selects a portfolio of the 15 Nasdaq-100 Index(R) stocks with the best overall ranking on both 12- and 6-month price appreciation, return on assets and price to cash flow as a means to achieving its investment objective. The Nasdaq(R) Target 15 Strategy stocks are determined as follows:

Step 1: We select stocks which are components of the Nasdaq-100 Index(R) as of two business days prior to the date of this prospectus and numerically rank them by 12-month price appreciation (best [1] to worst [100]).

Step 2: We then numerically rank the stocks by 6-month price appreciation.

Step 3: The stocks are then numerically ranked by return on assets ratio.

Step 4: We then numerically rank the stocks by the ratio of cash flow per share to stock price.

Step 5: We add up the numerical ranks achieved by each company in the above steps and select the 15 stocks with the lowest sums for Nasdaq(R) Target 15 Strategy. In the event of a tie, the stock with the higher 6-month price momentum is selected.

The stocks which comprise Nasdaq(R) Target 15 Strategy are weighted by market capitalization subject to the restriction that only whole shares are purchased and that no stock will comprise less than approximately 1% or 25% or more of Nasdaq(R) Target 15 Strategy portion of the portfolio on the date of this prospectus. The Securities will be adjusted on a proportionate basis to accommodate this constraint.

Target Small-Cap Strategy.

The Target Small-Cap Strategy invests in stocks with small market capitalizations which have recently exhibited certain positive financial attributes. The Target Small-Cap Strategy stocks are determined as follows:

Step 1: We select the stocks of all U.S. corporations which trade on the NYSE, NYSE MTK (formerly the NYSE Amex) or The NASDAQ Stock Market, LLC(R) (excluding limited partnerships, American Depositary
Receipts/ADRs and mineral and oil royalty trusts) as of two business days prior to the date of this prospectus.

Step 2: We then select companies which have a market capitalization of between $150 million and $1 billion and whose stock has an average daily dollar trading volume of at least $500,000.

Step 3: We next select stocks with positive three-year sales growth.

Step 4: From there we select those stocks whose most recent annual earnings (based on the trailing 12-month period) are positive.

Step 5: We eliminate any stock whose price has appreciated by more than 75% in the last 12 months.

Step 6: We select the 40 stocks with the greatest price appreciation in the last 12 months and weight them on a market capitalization basis (highest to lowest) for the Target Small-Cap Strategy.

For purposes of applying the Target Small-Cap Strategy, market capitalization and average trading volume are based on 1996 dollars which are periodically adjusted for inflation. All steps apply monthly and rolling quarterly data instead of annual figures where possible.

The stocks which comprise the Target Small-Cap Strategy are weighted by market capitalization.

                  Value Line(R) Target 25 Portfolio

The Securities which comprise the Value Line(R) Target 25 Strategy were chosen by applying the same selection criteria set forth above under the caption "Target Double Play Portfolio."

Other Considerations.

Please note that we applied the strategy or strategies which make up the portfolio for each Trust at a particular time. If we create additional Units of a Trust after the Initial Date of Deposit we will deposit the Securities originally selected by applying the strategy on the Initial Date of Deposit. This is true even if a later application of a strategy would have resulted in the selection of different securities. In addition, companies which, based on publicly available information as of the date the Securities were selected, are the subject of an announced business combination which we expect will happen within 12 months of the date of this prospectus have been excluded from the universe of securities from which each Trust's Securities are selected.

The Securities for each of the strategies were selected as of a strategy's selection date using closing market prices on such date or, if a particular market was not open for trading on such date, closing market prices on the day immediately prior to the strategy's selection date in which such market was open. In addition, companies which, based on publicly available information on or before their respective selection date, are subject to any of the limited circumstances which warrant removal of a Security from a Trust as described under "Removing Securities from a Trust" have been excluded from the universe of securities from which each Trust's Securities are selected.

From time to time in the prospectus or in marketing materials we may identify a portfolio's style and capitalization characteristics to describe a trust. These characteristics are designed to help you better understand how a Trust may fit into your overall investment plan. These characteristics are determined by the Sponsor as of the Initial Date of Deposit and, due to changes in the value of the Securities, may vary thereafter. In addition, from time to time, analysts and research professionals may apply different criteria to determine a Security's style and capitalization characteristics, which may result in designations which differ from those arrived at by the Sponsor. In general, growth stocks are those with high relative price-to-book ratios while value stocks are those with low relative price-to-book ratios. At least 65% of the stocks in a trust on the trust's initial date of deposit must fall into either the growth or value category for a trust itself to receive the designation. Trusts that do not meet this criteria are designated as blend trusts. In determining market capitalization characteristics, we analyze the market capitalizations of the 3,000 largest stocks in the United States (excluding foreign securities, American Depositary Receipts/ADRs, limited partnerships and regulated investment companies). Companies with market capitalization among the largest 10% are considered Large-Cap securities, the next 20% are considered Mid-Cap securities and the remaining securities are considered Small-Cap securities. Both the weighted average market capitalization of a trust and at least half of the Securities in a trust must be classified as either Large-Cap, Mid-Cap or Small-Cap in order for a trust to be designated as such. Trusts, however, may contain individual stocks that do not fall into their stated style or market capitalization designation.

Of course, as with any similar investments, there can be no assurance that the objective of a Trust will be achieved. See "Risk Factors" for a discussion of the risks of investing in a Trust.

The Dow Jones Industrial Average, Dow Jones U.S. Select Dividend Index(sm), S&P 500(R) Index, S&P MidCap 400(R) Index and S&P SmallCap 600(R) Index are products of S&P Dow Jones Indices LLC ("SPDJI"), and have been licensed for use. Standard & Poor's(R), S&P(R), S&P 500(R), S&P MidCap 400(R) and S&P SmallCap 600(R) are registered trademarks of Standard & Poor's Financial Services LLC ("S&P"); DJIA(R), The Dow(R), Dow Jones(R), Dow Jones Industrial Average and Dow Jones U.S. Select Dividend Index(sm) are trademarks of Dow Jones Trademark Holdings LLC ("Dow Jones"); and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by First Trust Advisors L.P., an affiliate of ours. The Trusts, in particular The Dow(R) Target 5 Portfolio, The Dow(R) Target Dividend Portfolio, S&P Target 24 Portfolio, S&P Target SMid 60 Portfolio, Target Dividend Multi-Strategy Portfolio, Target Double Play Portfolio, Target Focus Four Portfolio and the Target VIP Portfolio are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates, and none of such parties make any representation regarding the advisability of investing

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in such products. Please see the Information Supplement which sets forth certain additional disclaimers and limitations of liabilities on behalf of SPDJI.

"Value Line," "The Value Line Investment Survey" and "Timeliness" are trademarks or registered trademarks of Value Line, Inc. and/or its affiliates ("Value Line") that have been licensed to First Trust Portfolios L.P. and/or First Trust Advisors L.P. The Target Double Play Portfolio, Target Focus Four Portfolio, Target VIP Portfolio and Value Line(R) Target 25 Portfolio are not sponsored, recommended, sold or promoted by Value Line. Value Line makes no representation regarding the advisability of investing in a Trust.

"NYSE(R)" is a registered trademark of, and "NYSE International 100 Index(sm)" is a service mark of, the New York Stock Exchange, Inc. ("NYSE") and have been licensed for use for certain purposes by First Trust Portfolios L.P. The Target Focus Four Portfolio and Target Triad Portfolio, which are based on the NYSE International 100 Index(sm), are not sponsored, endorsed, sold or promoted by NYSE, and NYSE makes no representation regarding the advisability of investing in such products.

The publishers of the DJIA(R), the Dow Jones U.S. Select Dividend
Index(sm), FT Index, Hang Seng Index, The Nasdaq-100 Index(R), the
Russell 3000(R) Index, S&P 500(R) Index, S&P 1000(R) Index, S&P MidCap 400(R) Index, S&P SmallCap 600(R) Index and the NYSE International 100 Index(sm) are not affiliated with us and have not participated in creating the Trusts or selecting the Securities for the Trusts. Except as noted herein, none of the index publishers have approved of any of the information in this prospectus.

                       Risk Factors

Price Volatility. The Trusts invest in common stocks. The value of a Trust's Units will fluctuate with changes in the value of these common stocks. Common stock prices fluctuate for several reasons including changes in investors' perceptions of the financial condition of an issuer or the general condition of the relevant stock market, such as the current market volatility, or when political or economic events affecting the issuers occur. In addition, common stock prices may be particularly sensitive to rising interest rates, as the cost of capital rises and borrowing costs increase.

Because the Trusts are not managed, the Trustee will not sell stocks in response to or in anticipation of market fluctuations, as is common in managed investments. As with any investment, we cannot guarantee that the performance of any Trust will be positive over any period of time, especially the relatively short 15-month life of the Trusts, or that you won't lose money. Units of the Trusts are not deposits of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.


Three of the Securities in the S&P Target 24 Portfolio and four of the Securities in the Value Line(R) Target 25 Portfolio represent approximately 29.73% and 59.45%, respectively, of the value of such Trust. If these stocks decline in value you may lose a substantial portion of your investment.


Current Economic Conditions. The global economy continues to experience subdued growth. Most developed and developing economies are continuing to struggle against the lingering effects of the financial crisis which began in 2007, grappling in particular with the challenges of taking appropriate fiscal and monetary policy actions. Inflation remains tame worldwide, partly reflecting output gaps, high unemployment and a continued financial deleveraging in major developed economies. The global employment situation remains challenging, as long-lasting effects from the financial crisis continue to weigh on labor markets in many countries and regions. Prices of most primary commodities, a driving force behind many emerging market economies, have declined moderately in recent years, mainly driven by generally weak global demand as global economic growth remains anemic.

The financial crisis began with problems in the U.S. housing and credit markets, many of which were caused by defaults on "subprime" mortgages and mortgage-backed securities, eventually leading to the failures of some large financial institutions and has negatively impacted most sectors of the global economy. Recently, falling oil and other commodity prices, subdued growth in China and other emerging markets and uncertain economic forecasts for the United States and a number of developed countries have contributed to significant market volatility worldwide. Due to the current state of uncertainty in the economy, the value of the Securities held by the Trust may be subject to steep declines or increased volatility due to changes in performance or perception of the issuers. To combat the financial crisis, central banks in the United States, Europe and Asia have held interest rates at historically low levels for several years. However, there is no assurance that this will continue in the future and no way to predict how quickly interest rates will rise once central banks change their current position. In addition, other extraordinary steps have been taken by the governments of several leading economic countries to combat the financial crisis; however, the

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impact of these measures has been mixed and in certain instances has produced unintended consequences.

Dividends. There is no guarantee that the issuers of the Securities will declare dividends in the future or that if declared they will either remain at current levels or increase over time.

Trusts which use dividend yield as a selection criterion employ a contrarian strategy in which the Securities selected share qualities that have caused them to have lower share prices or higher dividend yields than other common stocks in their peer group. There is no assurance that negative factors affecting the share price or dividend yield of these Securities will be overcome over the life of such Trusts or that these Securities will increase in value.

Concentration Risk. When at least 25% of a trust's portfolio is invested in securities issued by companies within a single sector, the trust is considered to be concentrated in that particular sector. A portfolio concentrated in one or more sectors may present more risks than a portfolio broadly diversified over several sectors. If your Trust is concentrated in one or more sectors you should understand the risks of an investment in such sectors.


The Dow(R) Target Dividend Portfolio, the Global Target 15 Portfolio, the S&P Target SMid 60 Portfolio, the Target Dividend Multi-Strategy Portfolio, the Target Focus Four Portfolio and the Target Global Dividend Leaders Portfolio are concentrated in stocks of financial companies. The S&P Target 24 Portfolio, the Target Double Play Portfolio, the Target Growth Portfolio, the Target Triad Portfolio and the Target VIP Portfolio are concentrated in stocks of consumer product companies. The Value Line(R) Target 25 Portfolio is concentrated in stocks of consumer product and information technology companies.


Consumer Products. Collectively, consumer discretionary companies and consumer staples companies are categorized as consumer product companies. General risks of these companies include cyclicality of revenues and earnings, economic recession, currency fluctuations, changing consumer tastes, extensive competition, product liability litigation and increased governmental regulation. Generally, spending on consumer products is affected by the economic health of consumers. A weak economy and its effect on consumer spending would adversely affect consumer product companies.

Financials. Companies in the financial services sector include banks, thrifts, brokerage firms, broker/dealers, investment banks, finance companies, mutual fund companies and insurance companies.

Banks, thrifts and their holding companies are especially subject to the adverse effects of economic recession, decreases in the availability of capital, volatile interest rates, portfolio concentrations in geographic markets and in commercial and residential real estate loans, and competition from new entrants in their fields of business. Although legislation repealed most of the barriers which separated the banking, insurance and securities industries, these industries are still extensively regulated at both the federal and state level and may be adversely affected by increased regulations.

The financial crisis, initially related to the subprime mortgage market, spread to other parts of the economy, and subsequently affected credit and capital markets worldwide and reduced the willingness of lenders to extend credit, thus making borrowing on favorable terms more difficult. In addition, the liquidity of certain debt instruments has been reduced or eliminated due to the lack of available market makers. Negative economic events in the credit markets have also led some firms to declare bankruptcy, forced short-notice sales to competing firms, or required government intervention by the Federal Deposit Insurance Corporation ("FDIC") or through an infusion of Troubled Asset Relief Program funds. Furthermore, accounting rule changes, including the standards regarding the valuation of assets, consolidation in the banking industry and additional volatility in the stock market have the potential to significantly impact financial services companies as well.

In response to recent market and economic conditions, the U.S. Government has taken a variety of extraordinary measures designed to stimulate the economy and financial markets including capital injections and the acquisition of illiquid assets. Recent laws and regulations contain safeguard provisions limiting the way banks and their holding companies are able to pay dividends, purchase their own common stock and compensate officers. Furthermore, participants may be subject to forward looking stress tests to determine if they have sufficient capital to withstand certain economic scenarios, including situations more severe than the current recession. These regulatory changes could cause business disruptions or result in significant loss of revenue, and there can be no assurance as to the actual impact that these laws and their regulations will have on the financial markets.

Recently enacted laws and regulations, and proposed legislation, call for swift government intervention into the financial markets. The Dodd-Frank Wall Street Reform and Consumer Act ("Dodd-Frank") established the

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Financial Services Oversight Council ("FSOC"). The FSOC is chaired by the Secretary of the Treasury and brings together federal financial regulators, state regulators and an independent insurance expert appointed by the President. The FSOC provides, for the first time, comprehensive monitoring of the stability of the U.S. financial system. The role of the FSOC is to identify risks to the financial stability of the United States, to promote market discipline and to respond to emerging risks to the stability of the U.S. financial system. In doing so, the FSOC has new authorities to constrain excessive risk in the financial system. For example, the FSOC has the authority to designate a nonbank financial firm for tough new supervision aimed at minimizing the risk of such firm from threatening the stability of the U.S financial system. Such financial firms would be subject to increased scrutiny concerning their capital, liquidity and risk management standards.

Dodd-Frank also transferred federal supervisory and rulemaking authority over savings and loan holding companies and savings associations from the Office of Thrift Supervision to the Federal Reserve Board ("FRB"), the office of the Controller of the Currency and the FDIC. While Dodd-Frank preserved many of the previous regulations for such savings and loan holding companies and savings associations, these entities are now subject to new regulators and new regulations. It is unclear what impact the federal banking agencies that now regulate such entities will have on savings and loan holding companies and savings associations.

Dodd-Frank gave Orderly Liquidation Authority to the FDIC in order to avoid the disorderly resolution of failing banks and financial institutions when the overall stability of the financial system would be at risk. Under this authority, the FDIC may be appointed by the Secretary of the Treasury as a receiver for a financial company whose failure would have a serious adverse affect on the financial system or the economy. This mechanism would only be used by the government in exceptional circumstances to mitigate these effects. The extent to which the FDIC will use the Orderly Liquidation Authority and what effect it will have on companies in the financial sector cannot be predicted.

Banks and thrifts face increased competition from nontraditional lending sources and financial services providers including brokerage firms, broker/dealers, investment banks, mutual fund companies and other companies that offer various financial products. Technological advances allow these nontraditional lending sources and financial services providers to cut overhead and permit the more efficient use of customer data. These companies compete with banks and thrifts to provide traditional financial services products in addition to their brokerage and investment advice. The FRB recently issued a final rule which establishes requirements for determining when a company is predominantly engaged in financial activities. While the final rule does not designate any companies for additional supervision or regulation, these companies could be subject to the requirements of the Bank Holding Act of 1956 ("BHC Act"). These companies could be required to register as bank holding companies with the FRB and could be subject to capital and other regulatory requirements of traditional banks, among other potential new or enhanced regulatory standards. The BHC Act generally restricts bank holding companies from engaging in business activities other than the business of banking and certain closely related activities. This may result in a decrease in profits and missed business opportunities for these companies. Additionally, certain companies that are unable to meet the newly imposed regulatory requirements might be forced to cease their financing activities, which could further reduce available credit for consumers.

Companies involved in the insurance industry are engaged in underwriting, selling, distributing or placing of property and casualty, life or health insurance. Insurance company profits are affected by many factors, including interest rate movements, the imposition of premium rate caps, competition and pressure to compete globally. Property and casualty insurance profits may also be affected by weather catastrophes, acts of terrorism and other disasters. Life and health insurance profits may be affected by mortality rates. Already extensively regulated, insurance companies' profits may also be adversely affected by increased government regulations or tax law changes. Dodd-Frank also established the Treasury's Federal Insurance Office. The Federal Insurance Office has the authority to monitor all aspects of the insurance sector, monitor the extent to which underserved communities and consumers have the ability to access affordable non-health insurance products, and to represent the United States on international insurance matters. This enhanced oversight into the insurance industry may pose unknown risks to the sector as a whole.

Information Technology. Technology companies are generally subject to the risks of rapidly changing technologies; short product life cycles; fierce competition; aggressive pricing; frequent introduction of new or enhanced products; the loss of patent, copyright and trademark protections; cyclical market patterns; evolving industry standards; and frequent new product introductions. Technology companies may be smaller and less experienced companies, with limited product lines, markets or financial resources. Technology company stocks have experienced extreme price and volume fluctuations that are often unrelated to their operating performance. Also, the stocks of many Internet companies have exceptionally high price-to-earnings ratios with little or no earnings histories.


REITs. Certain of the Securities in the S&P Target 24 Portfolio, the S&P Target SMid 60 Portfolio, the Target Focus Four Portfolio, the Target Global Dividend Leaders Portfolio and the Target VIP Portfolio are issued by REITs that are headquartered or incorporated in the United States. REITs are financial vehicles that pool investors' capital to purchase or finance real estate. REITs may concentrate their investments in specific geographic areas or in specific property types, i.e., hotels, shopping malls, residential complexes, office buildings and timberlands. The value of REITs and the ability of REITs to distribute income may be adversely affected by several factors, including rising interest rates, changes in the national, state and local economic climate and real estate conditions, perceptions of prospective tenants of the safety, convenience and attractiveness of the properties, the ability of the owner to provide adequate management, maintenance and insurance, the cost of complying with the Americans with Disabilities
Act, increased competition from new properties, the impact of present or future environmental legislation and compliance with environmental laws, changes in real estate taxes and other operating expenses, adverse changes in governmental rules and fiscal policies, adverse changes in zoning laws, and other factors beyond the control of the issuers of REITs.


Strategy. Please note that we applied the strategy or strategies which make up the portfolio for each Trust at a particular time. If we create additional Units of a Trust after the Initial Date of Deposit we will deposit the Securities originally selected by applying the strategy on the Initial Date of Deposit. This is true even if a later application of a strategy would have resulted in the selection of different securities. There is no guarantee the investment objective of a Trust will be achieved. The actual performance of the Trusts will be different than the hypothetical returns of each Trust's strategy. No representation is made that the Trusts will or are likely to achieve the hypothetical performance shown. Because the Trusts are unmanaged and follow a strategy, the Trustee will not buy or sell Securities in the event a strategy is not achieving the desired results.

Hong Kong and China. Approximately one-third of the Global Target 15 Portfolio consists of common stocks issued by companies headquartered or incorporated in Hong Kong or China. Certain of the Securities in certain other Trusts are also issued by companies headquartered or incorporated in Hong Kong and/or China. Hong Kong issuers are subject to risks related to Hong Kong's political and economic environment, the volatility of the Hong Kong stock market, and the concentration of real estate companies in the Hang Seng Index. Hong Kong reverted to Chinese control on July 1, 1997 and any increase in uncertainty as to the future economic and political status of Hong Kong, or a deterioration of the relationship between China and the United States, could have negative implications on stocks listed on the Hong Kong stock market.

China is underdeveloped when compared to other countries. China is essentially an export-driven economy and is affected by developments in the economies of its principal trading partners. Certain provinces have limited natural resources, resulting in dependence on foreign sources for certain raw materials and economic vulnerability to global fluctuations of price and supply. The emerging market economy of China may also be subject to over-extension of credit, currency devaluations and restrictions, decreased exports, and economic recession. China has yet to develop comprehensive securities, corporate, or commercial laws, and its market is relatively new and undeveloped. Changes in government policy could significantly affect the markets in China. Given the still-developing nature of laws impacting China region securities markets and corporate entities, changes in regulatory policy could have a material adverse affect on the Securities. Securities prices on the Hang Seng Index, can be highly volatile and are sensitive to developments in Hong Kong and China, as well as other world markets.


United Kingdom. Approximately one-third of the Global Target 15 Portfolio consists of common stocks issued by companies headquartered or incorporated in the United Kingdom. Certain of the Securities in certain other Trusts are also issued by companies headquartered or incorporated in the United Kingdom. The United Kingdom is a member of the European Union ("E.U.") which was formed by the Maastricht Treaty on European Union (the "Treaty"); however, on June 23, 2016, a majority of voters in the United Kingdom voted for the United Kingdom to leave the E.U. The Treaty has had the effect of eliminating most of the remaining trade barriers between the member nations and has made the E.U. one of the largest common markets in the world. Under the Treaty, the United

Kingdom and the E.U. have two years, after formal notification of withdrawal is given to the E.U., to agree on a withdrawal agreement. If no agreement is formed within two years, the United Kingdom may leave the E.U. without an agreement. The United Kingdom is one of the fastest growing economies in the G7; however, economists are concerned about the potential negative impact of the United Kingdom vote to leave the E.U. The United Kingdom and other E.U. members have extensive trade relationships and economic observers have warned that an exit could endanger the United Kingdom's position as the central location for European financial services. Following the vote to leave the E.U., Prime Minister Cameron announced his intention to resign and to have a new prime minister in place by October 2016. The United Kingdom vote to leave the E.U., Prime Minister Cameron's resignation announcement, and other recent rapid political and social change throughout Europe make the extent and nature of future economic development in the United Kingdom and Europe and their effect on Securities issued by United Kingdom issuers impossible to predict.


Foreign Securities. Certain of the Securities held by certain of the Trusts are issued by foreign entities, which makes the Trusts subject to more risks than if they invested solely in domestic securities. A foreign Security held by a Trust is either directly listed on a U.S. securities exchange, is in the form of an American Depositary Receipt/ADR or a Global Depositary Receipt/GDR which trades on the over-the-counter market or is listed on a U.S. or foreign securities exchange, or is directly listed on a foreign securities exchange. Risks of foreign securities include higher brokerage costs; different accounting standards; expropriation, nationalization or other adverse political or economic developments; currency devaluations, blockages or transfer restrictions; restrictions on foreign investments and exchange of securities; inadequate financial information; lack of liquidity of certain foreign markets; and less government supervision and regulation of exchanges, brokers, and issuers in foreign countries. Certain foreign markets have experienced heightened volatility due to recent negative political or economic developments or natural disasters. Securities issued by non-U.S. issuers may pay interest and/or dividends in foreign currencies and may be principally traded in foreign currencies. Therefore, there is a risk that the U.S. dollar value of these interest and/or dividend payments and/or securities will vary with fluctuations in foreign exchange rates. Investments in debt securities of foreign governments present special risks, including the fact that issuers may be unable or unwilling to repay principal and/or interest when due in accordance with the terms of such debt, or may be unable to make such repayments when due in the currency required under the terms of the debt. Political, economic and social events also may have a greater impact on the price of debt securities issued by foreign governments than on the price of U.S. securities.

American Depositary Receipts/ADRs, Global Depositary Receipts/GDRs and similarly structured securities may be less liquid than the underlying shares in their primary trading market. Any distributions paid to the holders of depositary receipts are usually subject to a fee charged by the depositary. Issuers of depositary receipts are not obligated to disclose information that is considered material in the United States. As a result, there may be less information available regarding such issuers. Holders of depositary receipts may have limited voting rights, and investment restrictions in certain countries may adversely impact the value of depositary receipts because such restrictions may limit the ability to convert shares into depositary receipts and vice versa. Such restrictions may cause shares of the underlying issuer to trade at a discount or premium to the market price of the depositary receipts.

The purchase and sale of the foreign Securities, other than foreign Securities listed on a U.S. securities exchange, will generally occur only in foreign securities markets. Because foreign securities exchanges may be open on different days than the days during which investors may purchase or redeem Units, the value of a Trust's Securities may change on days when investors are not able to purchase or redeem Units. Although we do not believe that the Trusts will have problems buying and selling these Securities, certain of the factors stated above may make it impossible to buy or sell them in a timely manner. Custody of certain of the Securities in the Global Target 15 Portfolio, Target Dividend Multi-Strategy Portfolio and Target VIP Portfolio is maintained by:
Hongkong and Shanghai Banking Corporation for Hong Kong Securities; Crest Co. Ltd. for United Kingdom Securities; and Euroclear Bank, a global custody and clearing institution for all other foreign Securities; each of which has entered into a sub-custodian relationship with the Trustee. In the event the Trustee informs the Sponsor of any material change in the custody risks associated with maintaining assets with any of the entities listed above, the Sponsor will instruct the Trustee to take such action as the Sponsor deems appropriate to minimize such risk.

Emerging Markets. Certain of the Securities held by certain of the Trusts are issued by companies headquartered or incorporated in countries considered to be emerging markets. Risks of investing in developing or emerging countries are even greater than the risks associated with foreign investments in general. These increased risks include, among other risks, the possibility of investment and trading limitations, greater liquidity concerns, higher price volatility, greater delays and disruptions in settlement transactions, greater political uncertainties and greater dependence on international trade or development assistance. In addition, emerging market countries may be subject to overburdened infrastructures, obsolete financial systems and environmental problems. For these reasons, investments in emerging markets are often considered speculative.

Exchange Rates. Because securities of foreign issuers not listed on a U.S. securities exchange generally pay dividends and trade in foreign currencies, the U.S. dollar value of these Securities (and therefore Units of the Trusts containing securities of foreign issuers) will vary with fluctuations in foreign exchange rates. As the value of Units of a Trust will vary with fluctuations in both the value of the underlying Securities as well as foreign exchange rates, an increase in the value of the Securities could be more than offset by a decrease in value of the foreign currencies in which they are denominated against the U.S. dollar, resulting in a decrease in value of the Units. Most foreign currencies have fluctuated widely in value against the U.S. dollar for various economic and political reasons.

To determine the value of foreign Securities not listed on a U.S. securities exchange or their dividends, the Evaluator will estimate current exchange rates for the relevant currencies based on activity in the various currency exchange markets. However, these markets can be quite volatile, depending on the activity of the large international commercial banks, various central banks, large multi-national corporations, speculators, hedge funds and other buyers and sellers of foreign currencies. Since actual foreign currency transactions may not be instantly reported, the exchange rates estimated by the Evaluator may not reflect the amount the Trusts would receive, in U.S. dollars, had the Trustee sold any particular currency in the market. The value of the Securities in terms of U.S. dollars, and therefore the value of your Units, will decline if the U.S. dollar increases in value relative to the value of the currency in which the Securities trade. In addition, the value of dividends received in foreign currencies will decline in value in terms of U.S. dollars if the U.S. dollar increases in value relative to the value of the currency in which the dividend was paid prior to the time in which the dividend is converted to U.S. dollars.

Small and/or Mid Capitalization Companies. Certain of the Securities held by certain of the Trusts are issued by small and/or mid capitalization companies. Investing in stocks of such companies may involve greater risk than investing in larger companies. For example, such companies may have limited product lines, as well as shorter operating histories, less experienced management and more limited financial resources than larger companies. Securities of such companies generally trade in lower volumes and are generally subject to greater and less predictable changes in price than securities of larger companies. In addition, small and mid-cap stocks may not be widely followed by the investment community, which may result in low demand.

Legislation/Litigation. From time to time, various legislative initiatives are proposed in the United States and abroad which may have a negative impact on certain of the companies represented in the Trusts. In addition, litigation regarding any of the issuers of the Securities, such as that concerning Altria Group, Inc. or Reynolds American Inc., or the industries represented by these issuers, may negatively impact the value of these Securities. We cannot predict what impact any pending or proposed legislation or pending or threatened litigation will have on the value of the Securities.

           Hypothetical Performance Information

The following tables compare the hypothetical performance information for the strategies employed by each Trust and the actual performances of the DJIA(R), the Dow Jones U.S. Select Dividend Index(sm), Russell 3000(R) Index, S&P 500 Index, S&P 1000 Index, FT Index, Hang Seng Index, MSCI All Country World Index and a combination of the DJIA(R), FT Index and Hang Seng Index (the "Cumulative International Index Returns") in each of the full years listed below (and as of the most recent month).

These hypothetical returns should not be used to predict or guarantee future performance of the Trusts. Returns from a Trust will differ from its strategy for several reasons, including the following:

- Total Return figures shown do not reflect commissions paid by a Trust on the purchase of Securities or taxes incurred by you.

- Strategy returns are for calendar years (and through the most recent month), while the Trusts begin and end on various dates.

- Trusts have a maturity longer than one year.

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- Trusts may not be fully invested at all times or equally-weighted in each of the strategies or the stocks comprising their respective strategy or strategies.

- Extraordinary market events that are not expected to be repeated and which may have affected performance.

- Securities are often purchased or sold at prices different from the closing prices used in buying and selling Units.

- Cash flows (receipt/investment of).

- For Trusts investing in foreign Securities, currency exchange rates may differ.

You should note that the Trusts are not designed to parallel movements in any index and it is not expected that they will do so. In fact, each Trust's strategy underperformed its comparative index, or combination thereof, in certain years and we cannot guarantee that a Trust will outperform its respective index over the life of a Trust or over consecutive rollover periods, if available. Each index differs widely in size and focus, as described below.

DJIA(R). The Dow Jones Industrial Average is a price-weighted measure of 30 U.S. blue-chip companies. The index covers all industries with the exception of transportation and utilities. While stock selection is not governed by quantitative rules, a stock typically is added to the index only if the company has an excellent reputation, demonstrates sustained growth and is of interest to a large number of investors.

Dow Jones U.S. Select Dividend Index(sm). The Dow Jones U.S. Select Dividend Index(sm) consists of 100 dividend-paying stocks, weighted by their indicated annualized yield. Eligible stocks are selected from a universe of all dividend-paying companies in the Dow Jones U.S. Total Market Index(sm) that have a non-negative historical five-year dividend-per-share growth rate, a five-year average dividend to earnings-per-share ratio of less than or equal to 60% and a three-month average daily trading volume of 200,000 shares.

Russell 3000(R) Index. The Russell 3000(R) Index offers investors access to the broad U.S. equity universe representing approximately 98% of the U.S. market. The Russell 3000(R) Index is constructed to provide a comprehensive, unbiased and stable barometer of the broad market and is completely reconstituted annually to ensure new and growing equities are reflected.

S&P 500(R) Index. The S&P 500(R) Index consists of stocks of 500 issuers chosen by Standard and Poor's to be representative of the leaders of various industries.

S&P 1000(R) Index. The S&P 1000(R) Index is a combination of the S&P MidCap 400(R) (the most widely used index for mid-size companies) and the S&P SmallCap 600(R) (an index of 600 U.S. small-cap companies), where the S&P MidCap 400(R) represents approximately 70% of the index and S&P SmallCap 600(R) represents approximately 30% of the index).

Financial Times Industrial Ordinary Share Index. The FT Index consists of 30 common stocks chosen by the editors of The Financial Times as being representative of British industry and commerce.

Hang Seng Index. The Hang Seng Index consists of a cross section of stocks currently listed on the Stock Exchange of Hong Kong Ltd. and is intended to represent four major market sectors: commerce and industry, finance, property and utilities.

MSCI All Country World Index. The MSCI All Country World Index is an unmanaged free float-adjusted market capitalization weighted index designed to measure the equity market performance of developed and emerging markets. The index cannot be purchased directly by investors.

The indexes are unmanaged, not subject to fees and not available for direct investment.


                                             COMPARISON OF HYPOTHETICAL TOTAL RETURN(2)
(Strategy figures reflect the deduction of sales charges and expenses but not brokerage commissions or taxes.)
                                           Hypothetical Strategy Total Returns(1)(4)


                         The Dow(R)                                                       Target             Target
         The Dow(R)        Target          Global             S&P         S&P Target      Diversified        Dividend
          Target 5        Dividend        Target 15        Target 24      SMid 60         Dividend        Multi-Strategy
Year      Strategy        Strategy        Strategy         Strategy       Strategy        Strategy           Strategy
----     ---------       ---------        ---------        ---------      ----------      -----------     --------------
1972       18.82%
1973       17.45%
1974       -7.61%
1975       62.73%
1976       38.70%
1977        3.06%
1978       -1.42%
1979        7.28%
1980       38.52%
1981        1.13%
1982       40.83%
1983       34.08%
1984        8.44%
1985       35.81%
1986       28.12%                                            18.13%
1987        8.35%                            14.75%           1.75%
1988       18.78%                            20.74%           4.27%
1989        7.85%                            14.31%          22.30%
1990      -18.03%                             0.48%           6.41%
1991       59.61%                            39.71%          40.30%
1992       20.51%           28.68%           24.04%          -1.82%
1993       31.25%           18.18%           62.13%           8.01%
1994        5.30%           -8.55%          -10.20%           4.76%
1995       27.89%           46.86%           11.29%          38.91%         24.20%           26.94%           28.24%
1996       23.33%           16.12%           19.28%          31.21%         13.31%           15.03%           18.14%
1997       16.99%           40.57%           -8.94%          30.01%         42.22%           26.04%           20.43%
1998        9.78%            2.95%           10.93%          39.77%          4.94%           13.00%           14.43%
1999       -9.57%           -6.65%            5.98%          41.07%         24.00%           17.62%            7.41%
2000        8.12%           25.82%            2.06%           3.84%         14.17%           19.89%           12.61%
2001       -5.12%           40.62%           -1.22%         -11.07%         32.13%           29.69%           14.00%
2002      -12.95%           -0.84%          -14.46%         -19.24%         -5.22%          -10.36%          -10.88%
2003       20.04%           32.08%           35.70%          23.08%         45.52%           47.16%           36.56%
2004        9.49%           18.86%           29.03%          13.52%         23.61%           20.58%           23.65%
2005       -3.08%            2.24%           11.32%           3.60%          3.16%            2.02%            5.38%
2006       38.62%           17.58%           39.83%           1.40%         19.78%           15.47%           26.26%
2007        1.55%            1.06%           14.08%           3.14%         -9.59%           -3.81%            5.12%
2008      -50.45%          -39.55%          -43.40%         -29.43%        -37.61%          -37.03%          -45.17%
2009       17.11%           14.29%           49.07%          12.01%         60.15%           40.92%           36.49%
2010       10.02%           15.68%            9.13%          18.07%         15.16%           20.26%            9.10%
2011       16.79%            5.56%           -8.36%           6.87%         -8.76%            3.19%           -2.49%
2012        9.18%            4.90%           24.97%           7.93%         20.47%           10.81%           11.03%
2013       38.30%           28.69%           16.31%          42.21%         37.49%           31.67%           25.67%
2014       11.35%           12.81%           10.14%           6.98%         -0.21%            5.23%            5.50%
2015        7.60%           -6.06%           -6.40%           2.00%         -8.83%          -12.99%          -11.67%
2016       12.12%            7.86%           -5.20%          -0.38%          9.30%            3.01%            0.71%
(thru 6/30)

                                             COMPARISON OF HYPOTHETICAL TOTAL RETURN(2)
           (Strategy figures reflect the deduction of sales charges and expenses but not brokerage commissions or taxes.)

                                             Hypothetical Strategy Total Returns(1)(4)

                                           Target
                           Target          Global
            Target         Focus           Dividend         Target          Target         Target         Value Line(R)
         Double Play        Four           Leaders          Growth          Triad           VIP             Target 25
Year       Strategy       Strategy         Strategy        Strategy        Strategy       Strategy           Strategy
----     -----------      ---------        --------        --------        --------       --------        -------------
1972
1973
1974
1975
1976
1977
1978
1979
1980
1981
1982
1983
1984
1985                                                                                                           32.00%
1986                                                                                                           20.23%
1987                                                                                                           16.95%
1988                                                                                                           -9.38%
1989                                                                                                           48.21%
1990                                                                                          -0.84%            3.17%
1991                                                                                          57.11%           83.79%
1992       12.24%                                                                              4.14%           -2.62%
1993       21.45%                                                                             22.09%           25.06%
1994        1.73%                                                                              2.09%           12.20%
1995       49.29%                                             29.61%                          42.93%           52.21%
1996       35.13%           26.59%                            24.96%          21.04%          38.70%           54.25%
1997       36.94%           37.28%                            41.11%          34.89%          25.85%           33.93%
1998       47.05%           31.03%            1.63%           37.13%          27.57%          51.27%           91.05%
1999       52.70%           45.16%           12.47%           33.76%          31.99%          48.82%          111.28%
2000        7.04%            9.69%            4.69%            8.36%          11.99%          -4.50%          -10.38%
2001       19.96%           20.23%            6.99%           -4.20%           4.99%         -11.26%           -0.08%
2002      -12.58%          -11.05%           -7.55%          -10.80%         -11.54%         -21.30%          -23.88%
2003       35.47%           38.90%           48.16%           34.00%          38.41%          34.79%           39.35%
2004       20.25%           21.63%           24.56%           16.71%          18.61%          13.06%           21.81%
2005       10.88%            8.93%           11.67%           17.09%          12.37%           6.78%           19.73%
2006        8.92%           14.25%           29.55%           16.82%          17.64%          11.88%            0.71%
2007       12.22%            7.02%           22.18%           19.93%          13.46%           9.27%           23.59%
2008      -45.63%          -43.35%          -30.12%          -52.52%         -47.49%         -45.89%          -51.40%
2009        8.38%           27.38%           53.37%           18.19%          27.34%          12.05%            3.15%
2010       22.06%           17.91%           20.19%           17.13%          16.45%          18.30%           28.62%
2011      -12.20%          -11.56%            0.35%          -12.53%          -8.29%          -2.03%          -29.26%
2012        9.41%           12.71%           12.75%            5.77%           7.57%          12.25%           14.22%
2013       31.17%           31.46%           25.24%           37.13%          33.31%          36.16%           34.01%
2014       11.20%            5.85%            3.13%            6.29%           4.59%           6.15%            9.99%
2015       -7.91%           -8.42%          -12.38%            8.22%           0.04%          -4.44%           -9.41%
2016        2.22%            3.91%           12.26%           -7.08%          -3.59%          -1.65%           -3.08%
(thru 6/30)

                                             COMPARISON OF HYPOTHETICAL TOTAL RETURN(2)

                                                       Index Total Returns(4)

                      Dow
                     Jones                                                                                    Cumulative
                      U.S.                                                                      MSCI All      Interna-
                     Select                               Russell                   Hang        Country       tional
                    Dividend     S&P 500     S&P 1000     3000(R)                   Seng         World        Index
Year    DJIA(R)    Index(sm)      Index       Index       Index       FT Index      Index        Index        Returns(3)
----    --------   ---------     -------     --------     -------     --------      -----       --------      ----------
1972    18.48%                    19.00%
1973   -13.28%                   -14.69%
1974   -23.58%                   -26.47%
1975    44.75%                    37.23%
1976    22.82%                    23.93%
1977   -12.84%                    -7.16%
1978     2.79%                     6.57%
1979    10.55%                    18.61%
1980    22.17%                    32.50%
1981    -3.57%                    -4.92%
1982    27.11%                    21.55%
1983    25.97%                    22.56%
1984     1.31%                     6.27%
1985    33.55%                    31.72%
1986    27.10%                    18.67%
1987     5.48%                     5.25%                                 38.32%      -10.02%                    11.26%
1988    16.14%                    16.56%                                  7.03%       16.05%                    13.07%
1989    32.19%                    31.62%                                 24.53%        5.52%                    20.75%
1990    -0.56%                    -3.19%                                 10.36%        6.74%                     5.51%
1991    24.19%                    30.33%                                 14.88%       42.46%                    27.17%
1992     7.41%       22.65%        7.61%                                 -2.18%       28.89%                    11.37%
1993    16.93%       14.59%       10.04%                                 20.25%      123.33%                    53.50%
1994     5.01%       -0.19%        1.30%                                  1.19%      -30.00%                    -7.93%
1995    36.87%       42.80%       37.50%       30.69%       36.57%       17.83%       27.30%                    27.33%
1996    28.89%       25.08%       22.89%       19.85%       21.63%       20.55%       37.50%                    28.98%
1997    24.94%       37.83%       33.31%       30.26%       31.67%       16.44%      -17.66%                     7.91%
1998    18.15%        4.33%       28.55%       13.20%       24.11%       12.20%       -2.72%       21.97%        9.21%
1999    27.21%       -4.08%       21.03%       14.11%       20.96%       17.44%       73.42%       26.82%       39.36%
2000    -4.71%       24.86%       -9.10%       15.86%       -7.30%      -18.58%       -9.36%      -13.94%      -10.88%
2001    -5.43%       13.09%      -11.88%        1.45%      -11.43%      -23.67%      -22.39%      -15.91%      -17.16%
2002   -14.97%       -3.94%      -22.09%      -14.54%      -21.53%      -29.52%      -15.60%      -18.98%      -20.03%
2003    28.23%       30.16%       28.65%       36.61%       31.02%       26.27%       41.82%       34.63%       32.11%
2004     5.30%       18.14%       10.87%       18.39%       11.93%       20.80%       16.95%       15.75%       14.35%
2005     1.72%        3.79%        4.90%       10.93%        6.10%       12.45%        8.68%       11.37%        7.62%
2006    19.03%       19.54%       15.76%       11.89%       15.67%       40.25%       38.58%       21.53%       32.62%
2007     8.87%       -5.16%        5.56%        5.18%        5.16%        0.10%       42.83%       12.18%       17.27%
2008   -31.92%      -30.97%      -36.99%      -34.67%      -37.32%      -54.74%      -46.03%      -41.85%      -44.23%
2009    22.70%       11.13%       26.46%       33.48%       28.29%       33.98%       56.52%       35.41%       37.73%
2010    14.10%       18.32%       15.08%       26.55%       16.93%       13.44%        8.29%       13.21%       11.94%
2011     8.34%       12.42%        2.08%       -0.92%        1.00%      -13.70%      -17.27%       -6.86%       -7.55%
2012    10.23%       10.84%       15.98%       17.40%       16.41%       27.18%       27.66%       16.80%       21.69%
2013    29.63%       29.06%       32.36%       35.87%       33.55%       32.71%        6.55%       23.44%       22.96%
2014    10.02%       15.36%       13.66%        8.54%       12.53%       -5.04%        5.28%        4.71%        3.42%
2015     0.23%       -1.64%        1.38%       -2.11%        0.48%        1.36%       -3.82%       -1.84%       -0.74%
2016     4.29%       15.55%        3.82%        7.43%        3.60%      -12.51%       -2.62%        1.58%       -3.61%
(thru 6/30)
______________________

See "Notes to Comparison of Hypothetical Total Return" on page 67.

Page 66


             NOTES TO COMPARISON OF HYPOTHETICAL TOTAL RETURN

(1) The Strategy stocks for each Strategy for a given year consist of the common stocks selected by applying the respective Strategy as of the beginning of the period (and not the date the Trusts actually sell Units).

(2) With the exception of the Hang Seng Index for the periods 12/31/1986 through 12/31/1992, hypothetical Total Return represents the sum of the change in market value of each group of stocks between the first and last trading day of a period plus the total dividends paid on each group of stocks during such period divided by the opening market value of each group of stocks as of the first trading day of a period. Hypothetical Total Return figures assume that all dividends are reinvested in the same manner as the corresponding Trust (monthly or semi-annually) for the hypothetical Strategy returns and monthly in the case of Index returns (except for the S&P 1000 Index, which assumes daily reinvestment of dividends) and all returns are stated in terms of U.S. dollars. For the periods 12/31/1986 through 12/31/1992, hypothetical Total Return on the Hang Seng Index does not include any dividends paid. Hypothetical Strategy figures reflect the deduction of sales charges and expenses as listed in the "Fee Table," but have not been reduced by estimated brokerage commissions paid by Trusts in acquiring Securities or any taxes incurred by investors. Based on the year-by-year hypothetical returns contained in the tables, over the full years as listed above, with the exception of The Dow(R) Target Dividend Strategy and the Target Dividend Multi-Strategy, each hypothetical Strategy would have hypothetically achieved a greater average annual total return than that of its corresponding index:

                                           Hypothetical
                                             Average
                                               Annual
Strategy                                   Total Return      Corresponding Index                              Index Returns
________                                   ____________      ___________________                              _____________
The Dow(R) Target 5 Strategy                12.66%           DJIA(R) (from 12/31/71 through 12/31/15)          10.68%
The Dow(R) Target Dividend Strategy         11.26%           Dow Jones U.S. Select Dividend Index(sm)          11.64%
                                                             S&P 500 Index (from 12/31/91 through 12/31/15)     9.02%
Global Target 15 Strategy                   10.75%           Cumulative International Index                     9.98%
S&P Target 24 Strategy                      10.92%           S&P 500 Index (from 12/31/85 through 12/31/15)    10.35%
S&P Target SMid 60 Strategy                 12.49%           S&P 1000 Index                                    11.78%
Target Diversified Dividend Strategy        11.63%           Russell 3000(R) Index                              9.47%
Target Dividend Multi-Strategy               9.14%           S&P 500 Index (from 12/31/94 through 12/31/15      9.42%
Target Double Play Strategy                 13.24%           S&P 500 Index (from 12/31/91 through 12/31/15)     9.02%
Target Focus Four Strategy                  11.87%           S&P 500 Index (from 12/31/95 through 12/31/15      8.18%
Target Global Dividend Leaders Strategy     10.83%           MSCI All Country World Index                       5.54%
Target Growth Strategy                      11.35%           S&P 500 Index (from 12/31/94 through 12/31/15)     9.42%
Target Triad Strategy                       10.63%           S&P 500 Index (from 12/31/95 through 12/31/15)     8.18%
Target VIP Strategy                         11.36%           S&P 500 Index (from 12/31/89 through 12/31/15)     9.27%
Value Line(R) Target 25 Strategy            15.95%           S&P 500 Index (from 12/31/84 through 12/31/15)    10.98%

Simulated returns are hypothetical, meaning that they do not represent actual trading, and, thus, may not reflect material economic and market factors, such as liquidity constraints, that may have had an impact on actual decision making. The hypothetical performance is the retroactive application of the Strategy designed with the full benefit of hindsight.

(3) The combination of the DJIA(R), the FT Index and the Hang Seng Index
(the "Cumulative International Index") Returns represent the weighted average of the annual returns of the stocks contained in the FT Index, Hang Seng Index and DJIA(R). The Cumulative International Index Returns are weighted in the same proportions as the index components appear in the Global Target 15 Portfolio. For instance, the Cumulative International Index is weighted as follows: DJIA(R), 33-1/3%; FT Index, 33-1/3%; Hang Seng Index, 33-1/3%. Cumulative International Index Returns do not represent an actual index.

(4) Source of Index Total Returns: Bloomberg L.P.
Source of Hypothetical Strategy Total Returns: Bloomberg L.P., Compustat and FactSet.

              PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.

Page 67


                      Public Offering

The Public Offering Price.

Units will be purchased at the Public Offering Price, the price per Unit of which is comprised of the following:

- The aggregate underlying value of the Securities;

- The amount of any cash in the Income and Capital Accounts;

- Dividends receivable on Securities; and

- The maximum sales charge (which combines an initial upfront sales charge, a deferred sales charge and the creation and development fee).

The price you pay for your Units will differ from the amount stated under "Summary of Essential Information" due to various factors, including fluctuations in the prices of the Securities, changes in the relevant currency exchange rates, changes in the applicable commissions, stamp taxes, custodial fees and other costs associated with foreign trading, and changes in the value of the Income and/or Capital Accounts.

Although you are not required to pay for your Units until three business days following your order (the "date of settlement"), you may pay before then. You will become the owner of Units ("Record Owner") on the date of settlement if payment has been received. If you pay for your Units before the date of settlement, we may use your payment during this time and it may be considered a benefit to us, subject to the limitations of the Securities Exchange Act of 1934, as amended.

Organization Costs. Securities purchased with the portion of the Public Offering Price intended to be used to reimburse the Sponsor for a Trust's organization costs (including costs of preparing the registration statement, the Indenture and other closing documents, registering Units with the SEC and states, licensing fees required for the establishment of certain of the Trusts under licensing agreements which provide for full payment of the licensing fees not later than the conclusion of the organization expense period, the initial audit of each Trust's statement of net assets, legal fees and the initial fees and expenses of the Trustee) will be purchased in the same proportionate relationship as all the Securities contained in a Trust. Securities will be sold to reimburse the Sponsor for a Trust's organization costs at the end of the initial offering period (a significantly shorter time period than the life of the Trusts). During the initial offering period, there may be a decrease in the value of the Securities. To the extent the proceeds from the sale of these Securities are insufficient to repay the Sponsor for Trust organization costs, the Trustee will sell additional Securities to allow a Trust to fully reimburse the Sponsor. In that event, the net asset value per Unit of a Trust will be reduced by the amount of additional Securities sold. Although the dollar amount of the reimbursement due to the Sponsor will remain fixed and will never exceed the per Unit amount set forth for a Trust in "Notes to Statements of Net Assets," this will result in a greater effective cost per Unit to Unit holders for the reimbursement to the Sponsor. To the extent actual organization costs are less than the estimated amount, only the actual organization costs will ultimately be charged to a Trust. When Securities are sold to reimburse the Sponsor for organization costs, the Trustee will sell Securities, to the extent practicable, which will maintain the same proportionate relationship among the Securities contained in a Trust as existed prior to such sale.

Minimum Purchase.

The minimum amount per account you can purchase of a Trust is generally $1,000 worth of Units ($500 if you are purchasing Units for your Individual Retirement Account or any other qualified retirement plan), but such amounts may vary depending on your selling firm.

Maximum Sales Charge.

The maximum sales charge is comprised of a transactional sales charge and a creation and development fee. After the initial offering period the maximum sales charge will be reduced by 0.50%, to reflect the amount of the previously charged creation and development fee.

Transactional Sales Charge.

The transactional sales charge you will pay has both an initial and a deferred component.

Initial Sales Charge. The initial sales charge, which you will pay at the time of purchase, is equal to the difference between the maximum sales charge of 2.95% of the Public Offering Price and the sum of the maximum remaining deferred sales charge and creation and development fee (initially $.195 per Unit). On the Initial Date of Deposit, the initial sales charge is equal to approximately 1.00% of the Public Offering Price of a Unit. Thereafter, it will vary from 1.00% depending on the purchase price of your Units and as deferred sales charge and creation and development fee payments are made. When the Public Offering Price exceeds $10.00 per Unit, the initial sales charge will exceed 1.00% of the Public Offering Price.

Monthly Deferred Sales Charge. In addition, three monthly deferred sales charges of approximately $.0484 per Unit will be deducted from a Trust's

Page 68


assets on approximately the twentieth day of each month from October 20, 2016 through December 20, 2016. If you buy Units at a price of less than $10.00 per Unit, the dollar amount of the deferred sales charge will not change, but the deferred sales charge on a percentage basis will be more than 1.45% of the Public Offering Price.

Creation and Development Fee.

As Sponsor, we will also receive, and the Unit holders will pay, a creation and development fee. See "Expenses and Charges" for a description of the services provided for this fee. The creation and development fee is a charge of $.050 per Unit collected at the end of the initial offering period. If you buy Units at a price of less than $10.00 per Unit, the dollar amount of the creation and development fee will not change, but the creation and development fee on a percentage basis will be more than 0.50% of the Public Offering Price.

Discounts for Certain Persons.

The maximum sales charge is 2.95% per Unit and the maximum dealer concession is 2.25% per Unit. However, if you invest at least $50,000 including any proceeds as described below (except if you are purchasing for "Fee Accounts" as described below), the maximum sales charge for the amount of the investment eligible to receive the reduced sales charge is reduced as follows:

                             Your maximum     Dealer
If you invest                sales charge     concession
(in thousands):*             will be:         will be:
________________________________________________________
$50 but less than $100       2.70%            2.00%
$100 but less than $250      2.45%            1.75%
$250 but less than $500      2.20%            1.50%
$500 but less than $1,000    1.95%            1.25%
$1,000 or more               1.40%            0.75%

* The breakpoints will be adjusted to take into consideration purchase orders stated in dollars which cannot be completely fulfilled due to the requirement that only whole Units be issued.

The reduced sales charge for quantity purchases will apply only to purchases not eligible for the Rollover, redemption or termination proceeds discount set forth below made by the same person on any one day from any one dealer. To help you reach the above levels, you can combine the Units you purchase of a Trust with any other same day purchases of other trusts for which we are Principal Underwriter and are currently in the initial offering period. In addition, we will also consider Units you purchase in the name of your spouse, or the equivalent if recognized under local law, or child (including step-children) under the age of 21 living in the same household to be purchases by you. The reduced sales charges will also apply to a trustee or other fiduciary purchasing Units for a single trust estate or single fiduciary account including pension, profit sharing or employee benefit plans, as well as multiple-employee benefit plans of a single employer or affiliated employers (provided they are not aggregated with personal accounts). You must inform your dealer of any combined purchases before the sale in order to be eligible for the reduced sales charge.

You are entitled to use your Rollover proceeds from a previous series of a Trust, or redemption or termination proceeds from any unit investment trust (regardless of who was sponsor) to purchase Units of a Trust during the initial offering period at the Public Offering Price less 1.00% (for purchases of $1,000,000 or more, the maximum sales charge will be limited to 1.40% of the Public Offering Price), but you will not be eligible to receive the reduced sales charges described in the above table with respect to such proceeds. Please note that if you purchase Units of a Trust in this manner using redemption proceeds from trusts which assess the amount of any remaining deferred sales charge at redemption, you should be aware that any deferred sales charge remaining on these units will be deducted from those redemption proceeds. In order to be eligible to receive the reduced sales charge described in this paragraph, the trade date of the Rollover, redemption or termination resulting in the receipt of such proceeds must have occurred within 30 calendar days prior to your Unit purchase. In addition, this program will only be available for investors that utilize the same broker/dealer (or a different broker/dealer with appropriate notification) for both the Unit purchase and the transaction resulting in the receipt of the Rollover, termination or redemption proceeds used for the Unit purchase and such transaction must be from the same account. You may be required to provide appropriate documentation or other information to your broker/dealer to evidence your eligibility for this reduced sales charge program.

If you are purchasing Units for an investment account, the terms of which provide that your registered investment advisor or registered broker/dealer (a) charges periodic fees in lieu of commissions; (b) charges for financial planning, investment advisory or asset management services; or (c) charges a comprehensive "wrap fee" or similar fee for these or comparable services ("Fee Accounts"), you will not be assessed the transactional sales charge described in this section on such purchases. These Units will be designated as Fee Account Units and, depending upon the purchase instructions we receive, assigned either a Fee Account Cash CUSIP Number, if you elect to have distributions paid

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to you, or a Fee Account Reinvestment CUSIP Number, if you elect to have distributions reinvested into additional Units of a Trust. Certain Fee Account Unit holders may be assessed transaction or other account fees on the purchase and/or redemption of such Units by their registered investment advisor, broker/dealer or other processing organizations for providing certain transaction or account activities. Fee Account Units are not available for purchase in the secondary market. We reserve the right to limit or deny purchases of Units not subject to the transactional sales charge by investors whose frequent trading activity we determine to be detrimental to the Trusts.

Employees, officers and directors (and immediate family members) of the Sponsor, our related companies, and dealers and their affiliates will purchase Units at the Public Offering Price less the applicable dealer concession, subject to the policies of the related selling firm. Immediate family members include spouses, or the equivalent if recognized under local law, children or step-children under the age of 21 living in the same household, parents or step-parents and trustees, custodians or fiduciaries for the benefit of such persons. Only employees, officers and directors of companies that allow their employees to participate in this employee discount program are eligible for the discounts.

You will be charged the deferred sales charge per Unit regardless of any discounts. However, if you are eligible to receive a discount such that the maximum sales charge you must pay is less than the applicable maximum deferred sales charge, including Fee Account Units, you will be credited additional Units with a dollar value equal to the difference between your maximum sales charge and the maximum deferred sales charge at the time you buy your Units. If you elect to have distributions reinvested into additional Units of a Trust, in addition to the reinvestment Units you receive you will also be credited additional Units with a dollar value at the time of reinvestment sufficient to cover the amount of any remaining deferred sales charge and creation and development fee to be collected on such reinvestment Units. The dollar value of these additional credited Units (as with all Units) will fluctuate over time, and may be less on the dates deferred sales charges or the creation and development fee are collected than their value at the time they were issued.

The Value of the Securities.

The Evaluator will determine the aggregate underlying value of the Securities in a Trust as of the Evaluation Time on each business day and will adjust the Public Offering Price of the Units according to this valuation. This Public Offering Price will be effective for all orders received before the Evaluation Time on each such day. If we or the Trustee receive orders for purchases, sales or redemptions after that time, or on a day which is not a business day, they will be held until the next determination of price. The term "business day" as used in this prospectus shall mean any day on which the NYSE is open.

The aggregate underlying value of the Securities in the Trusts will be determined as follows: if the Securities are listed on a national or foreign securities exchange or The NASDAQ Stock Market, LLC(R), their value shall generally be based on the closing sale price on the exchange or system which is the principal market therefore ("Primary Exchange"), which shall be deemed to be the NYSE if the Securities are listed thereon (unless the Evaluator deems such price inappropriate as the basis for evaluation). In the event a closing sale price on the Primary Exchange is not published, the Securities will be valued based on the last trade price on the Primary Exchange. If no trades occur on the Primary Exchange for a specific trade date, the value will be based on the closing sale price from, in the opinion of the Evaluator, an appropriate secondary exchange, if any. If no trades occur on the Primary Exchange or any appropriate secondary exchange on a specific trade date, the Evaluator will determine the value of the Securities using the best information available to the Evaluator, which may include the prior day's evaluated price. If the Security is an American Depositary Receipt/ADR, Global Depositary Receipt/GDR or other similar security in which no trade occurs on the Primary Exchange or any appropriate secondary exchange on a specific trade date, the value will be based on the evaluated price of the underlying security, determined as set forth above, after applying the appropriate ADR/GDR ratio, the exchange rate and such other information which the Evaluator deems appropriate. For purposes of valuing Securities traded on The NASDAQ Stock Market, LLC(R), closing sale price shall mean the Nasdaq(R) Official Closing Price as determined by The NASDAQ Stock Market, LLC(R). If the Securities are not so listed or, if so listed and the principal market therefore is other than on the Primary Exchange or any appropriate secondary exchange, the value shall generally be based on the current ask price on the over-the-counter market (unless the Evaluator deems such price inappropriate as a basis for evaluation). If current ask prices are unavailable, the value is generally determined
(a) on the basis of current ask prices for comparable securities, (b) by appraising the value of the Securities on the ask side of the market, or
(c) any combination of the above. If such prices are in a currency other

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than U.S. dollars, the value of such Security shall be converted to U.S.
dollars based on current exchange rates (unless the Evaluator deems such prices inappropriate as a basis for evaluation). If the Evaluator deems a price determined as set forth above to be inappropriate as the basis for evaluation, the Evaluator shall use such other information available to the Evaluator which it deems appropriate as the basis for determining the value of a Security.

After the initial offering period is over, the aggregate underlying value of the Securities will be determined as set forth above, except that bid prices are used instead of ask prices when necessary.

                   Distribution of Units

We intend to qualify Units of the Trusts for sale in a number of states. All Units will be sold at the then current Public Offering Price.

The Sponsor compensates intermediaries, such as broker/dealers and banks, for their activities that are intended to result in sales of Units of the Trusts. This compensation includes dealer concessions described in the following section and may include additional concessions and other compensation and benefits to broker/dealers and other intermediaries.

Dealer Concessions.

Dealers and other selling agents can purchase Units at prices which reflect a concession or agency commission of 2.25% of the Public Offering Price per Unit, subject to the reduced concession applicable to volume purchases as set forth in "Public Offering-Discounts for Certain Persons." However, for Units subject to a transactional sales charge which are purchased using redemption or termination proceeds or on purchases by Rollover Unit holders, this amount will be reduced to 1.30% of the sales price of these Units (0.75% for purchases of $1,000,000 or more).

Eligible dealer firms and other selling agents who, during the previous consecutive 12-month period through the end of the most recent month, sold primary market units of unit investment trusts sponsored by us in the dollar amounts shown below will be entitled to the following additional sales concession on primary market sales of units during the current month of unit investment trusts sponsored by us:

Total sales                               Additional
(in millions)                             Concession
____________________________________________________
$25 but less than $100                    0.050%
$100 but less than $150                   0.075%
$150 but less than $250                   0.100%
$250 but less than $500                   0.115%
$500 but less than $750                   0.125%
$750 but less than $1,000                 0.130%
$1,000 but less than $1,500               0.135%
$1,500 but less than $2,000               0.140%
$2,000 but less than $3,000               0.150%
$3,000 but less than $4,000               0.160%
$4,000 but less than $5,000               0.170%
$5,000 or more                            0.175%

Dealers and other selling agents will not receive a concession on the sale of Units which are not subject to a transactional sales charge, but such Units will be included in determining whether the above volume sales levels are met. Eligible dealer firms and other selling agents include clearing firms that place orders with First Trust and provide First Trust with information with respect to the representatives who initiated such transactions. Eligible dealer firms and other selling agents will not include firms that solely provide clearing services to other broker/dealer firms or firms who place orders through clearing firms that are eligible dealers. We reserve the right to change the amount of concessions or agency commissions from time to time. Certain commercial banks may be making Units of the Trusts available to their customers on an agency basis. A portion of the transactional sales charge paid by these customers is kept by or given to the banks in the amounts shown above.

Other Compensation and Benefits to Broker/Dealers.

The Sponsor, at its own expense and out of its own profits, currently provides additional compensation and benefits to broker/dealers who sell Units of these Trusts and other First Trust products. This compensation is intended to result in additional sales of First Trust products and/or compensate broker/dealers and financial advisors for past sales. A number of factors are considered in determining whether to pay these additional amounts. Such factors may include, but are not limited to, the level or type of services provided by the intermediary, the level or expected level of sales of First Trust products by the intermediary or its agents, the placing of First Trust products on a preferred or recommended product list, access to an intermediary's personnel, and other factors. The Sponsor makes these payments for marketing, promotional or related expenses, including, but not limited to, expenses of entertaining retail customers and financial advisers, advertising, sponsorship of events or seminars, obtaining information about the breakdown of unit sales among an intermediary's representatives or offices, obtaining shelf space in broker/dealer firms and similar activities designed to promote the sale of the Sponsor's products. The Sponsor makes such payments to a substantial majority of intermediaries that sell First Trust products. The Sponsor may also make certain payments to, or on behalf of, intermediaries to defray a portion of their costs incurred for the purpose of facilitating Unit sales, such as the costs of developing or purchasing trading systems to process Unit trades. Payments of such additional compensation described in this and the preceding paragraph, some of which may be characterized as "revenue sharing," may create an incentive for financial intermediaries and their agents to sell or recommend a First Trust product, including these Trusts, over products offered by other sponsors or fund companies. These arrangements will not change the price you pay for your Units.

Advertising and Investment Comparisons.

Advertising materials regarding a Trust may discuss several topics, including: developing a long-term financial plan; working with your financial professional; the nature and risks of various investment strategies and unit investment trusts that could help you reach your financial goals; the importance of discipline; how a Trust operates; how securities are selected; various unit investment trust features such as convenience and costs; and options available for certain types of unit investment trusts. These materials may include descriptions of the principal businesses of the companies represented in each Trust, research analysis of why they were selected and information relating to the qualifications of the persons or entities providing the research analysis. In addition, they may include research opinions on the economy and industry sectors included and a list of investment products generally appropriate for pursuing those recommendations.

From time to time we may compare the estimated returns of a Trust (which may show performance net of the expenses and charges a Trust would have incurred) and returns over specified periods of other similar trusts we sponsor in our advertising and sales materials, with (1) returns on other taxable investments such as the common stocks comprising various market indexes, corporate or U.S. Government bonds, bank CDs and money market accounts or funds, (2) performance data from Morningstar, Inc. or
(3) information from publications such as Money, The New York Times,
U.S. News and World Report, Bloomberg Businessweek, Forbes or Fortune. The investment characteristics of each Trust differ from other comparative investments. You should not assume that these performance comparisons will be representative of a Trust's future performance. We may also, from time to time, use advertising which classifies trusts or portfolio securities according to capitalization and/or investment style.

                   The Sponsor's Profits

We will receive a gross sales commission equal to the maximum transactional sales charge per Unit for each Trust less any reduction as stated in "Public Offering." We will also receive the amount of any collected creation and development fee. Also, any difference between our cost to purchase the Securities and the price at which we sell them to a Trust is considered a profit or loss (see Note 2 of "Notes to Schedules of Investments"). During the initial offering period, dealers and others may also realize profits or sustain losses as a result of fluctuations in the Public Offering Price they receive when they sell the Units.

In maintaining a market for the Units, any difference between the price at which we purchase Units and the price at which we sell or redeem them will be a profit or loss to us.

                   The Secondary Market

Although not obligated, we may maintain a market for the Units after the initial offering period and continuously offer to purchase Units at prices based on the Redemption Price per Unit.

We will pay all expenses to maintain a secondary market, except the Evaluator fees and Trustee costs to transfer and record the ownership of Units. We may discontinue purchases of Units at any time. IF YOU WISH TO DISPOSE OF YOUR UNITS, YOU SHOULD ASK US FOR THE CURRENT MARKET PRICES BEFORE MAKING A TENDER FOR REDEMPTION TO THE TRUSTEE (OR THE FTPS UNIT SERVICING AGENT IN THE CASE OF FTPS UNITS). If you sell or redeem your Units before you have paid the total deferred sales charge on your Units, you will have to pay the remainder at that time.

                   How We Purchase Units

The Trustee (or the FTPS Unit Servicing Agent in the case of FTPS Units) will notify us of any tender of Units for redemption. If our bid at that time is equal to or greater than the Redemption Price per Unit, we may purchase the Units. You will receive your proceeds from the sale no later than if they were redeemed by the Trustee. We may tender Units we hold to the Trustee for redemption as any other Units. If we elect not to purchase Units, the Trustee (or the FTPS Unit Servicing Agent in the case of FTPS Units) may sell tendered Units in the over-the-counter market, if any. However, the amount you will receive is the same as you would have received on redemption of the Units.

                   Expenses and Charges

The estimated annual expenses of each Trust are listed under "Fee Table." If actual expenses of a Trust exceed the estimate, that Trust will bear the excess. The Trustee will pay operating expenses of the Trusts from the Income Account of such Trust if funds are available, and then from the Capital Account. The Income and Capital Accounts are non-interest-bearing to Unit holders, so the Trustee may earn interest on these funds, thus benefiting from their use.

First Trust Advisors L.P., an affiliate of ours, acts as both Portfolio Supervisor and Evaluator to the Trusts, and will be compensated for providing portfolio supervisory services and evaluation services as well as bookkeeping and other administrative services to the Trusts. In providing portfolio supervisory services, the Portfolio Supervisor may purchase research services from a number of sources, which may include underwriters or dealers of the Trusts. As Sponsor, we will receive brokerage fees when the Trusts use us (or an affiliate of ours) as agent in buying or selling Securities. As authorized by the Indenture, the Trustee may employ a subsidiary or affiliate of the Trustee to act as broker to execute certain transactions for a Trust. Each Trust will pay for such services at standard commission rates.

FTP Services LLC, an affiliate of ours, acts as FTPS Unit Servicing Agent to the Trusts with respect to the Trusts' FTPS Units. FTPS Units are Units which are purchased and sold through the Fund/SERV(R) trading system or on a manual basis through FTP Services LLC. In all other respects, FTPS Units are identical to other Units. FTP Services LLC will be compensated for providing shareholder services to the FTPS Units.

The fees payable to First Trust Advisors L.P., FTP Services LLC and the Trustee are based on the largest aggregate number of Units of a Trust outstanding at any time during the calendar year, except during the initial offering period, in which case these fees are calculated based on the largest number of Units outstanding during the period for which compensation is paid. These fees may be adjusted for inflation without Unit holders' approval, but in no case will the annual fee paid to us or our affiliates for providing a given service to all unit investment trusts for which we provide such services be more than the actual cost of providing such services in such year.

As Sponsor, we will receive a fee from each Trust for creating and developing the Trusts, including determining each Trust's objectives, policies, composition and size, selecting service providers and information services and for providing other similar administrative and ministerial functions. The "creation and development fee" is a charge of $.050 per Unit outstanding at the end of the initial offering period. The Trustee will deduct this amount from a Trust's assets as of the close of the initial offering period. We do not use this fee to pay distribution expenses or as compensation for sales efforts. This fee will not be deducted from your proceeds if you sell or redeem your Units before the end of the initial offering period.

In addition to a Trust's operating expenses and those fees described above, the Trusts may also incur the following charges:

- All legal expenses of the Trustee according to its responsibilities under the Indenture;

- The expenses and costs incurred by the Trustee to protect a Trust and your rights and interests;

- Fees for any extraordinary services the Trustee performed under the Indenture;

- Payment for any loss, liability or expense the Trustee incurred without negligence, bad faith or willful misconduct on its part, in connection with its acceptance or administration of a Trust;

- Payment for any loss, liability or expenses we incurred without negligence, bad faith or willful misconduct in acting as Sponsor of a Trust;

- Foreign custodial and transaction fees (which may include compensation paid to the Trustee or its subsidiaries or affiliates), if any; and/or

- All taxes and other government charges imposed upon the Securities or any part of a Trust.

The above expenses and the Trustee's annual fee are secured by a lien on the Trusts. In addition, if there is not enough cash in the Income or

Capital Accounts, the Trustee has the power to sell Securities to make cash available to pay these charges which may result in capital gains or losses to you. See "Tax Status."

                        Tax Status

Federal Tax Matters.

This section summarizes some of the main U.S. federal income tax consequences of owning Units of a Trust. This section is current as of the date of this prospectus. Tax laws and interpretations change frequently, and these summaries do not describe all of the tax consequences to all taxpayers. For example, except as specifically provided below, these summaries generally do not describe your situation if you are a corporation, a non-U.S. person, a broker/dealer, or other investor with special circumstances. In addition, this section may not describe your state, local or foreign tax consequences.

This federal income tax summary is based in part on the advice and opinion of counsel to the Sponsor. The Internal Revenue Service ("IRS") could disagree with any conclusions set forth in this section. In addition, our counsel was not asked to review, and has not reached a conclusion with respect to the federal income tax treatment of the assets to be deposited in the Trusts. This may not be sufficient for you to use for the purpose of avoiding penalties under federal tax law.

As with any investment, you should seek advice based on your individual circumstances from your own tax advisor.

Grantor Trusts.
---------------

The following discussion pertains to The Dow(R) Target 5 Portfolio, The Dow(R) Target Dividend Portfolio, Global Target 15 Portfolio, S&P Target 24 Portfolio and Value Line(R) Target 25 Portfolio, which are considered grantor trusts under federal tax laws.

Assets of the Trusts.

Each Trust may hold one or more of the following: (i) shares of stock in corporations (the "Stocks") that are treated as equity for federal income tax purposes, and/or (ii) equity interests (the "REIT Shares") in REITs that constitute interests in entities treated as real estate investment trusts for federal income tax purposes.

It is possible that a Trust will also hold other assets, including assets that are treated differently for federal income tax purposes from those described above, in which case you will have federal income tax consequences different from or in addition to those described in this section. All of the assets held by a Trust constitute the "Trust Assets." Neither our counsel nor we have analyzed the proper federal income tax treatment of a Trust's Assets and thus neither our counsel nor we have reached a conclusion regarding the federal income tax treatment of a Trust's Assets.

Trust Status.

The Trusts are considered grantor trusts under federal tax laws. In grantor trusts, investors are deemed for federal tax purposes, to own the underlying assets of the trust directly. All taxability issues are taken into account at the Unit holder level. Income passes through to Unit holders as realized by a Trust.

Income is reported gross of expenses. Expenses are separately reported based on a percentage of distributions. Generally, the cash received by Unit holders is the net of income and expenses reported.

The grantor trust structure is a widely held fixed investment trust ("WHFIT"), and falls under what is commonly referred to as the WHFIT regulations.

If a Trust is at all times operated in accordance with the documents establishing the Trust and certain requirements of federal income tax law are met, the Trust will not be taxed as a corporation for federal income tax purposes. As a Unit owner, you will be treated as the owner of a pro rata portion of each of the Trust Assets, and as such you will be considered to have received a pro rata share of income (e.g., dividends and capital gains, if any) from each Trust Asset when such income would be considered to be received by you if you directly owned the Trust Assets. As a result, you may be required to recognize for federal income tax purposes income with respect to the Trust Assets in one year even if you do not receive the corresponding distribution from a Trust, or do not receive the corresponding distribution from the Trust until a later year. This is also true even if you elect to have your distributions reinvested into additional Units. In addition, the income from Trust Assets that you must take into account for federal income tax purposes is not reduced by amounts used to pay sales charges or Trust expenses.

Under the "Health Care and Education Reconciliation Act of 2010," income from a Trust may also be subject to a 3.8% "Medicare tax." This tax will generally apply to your net investment income if your adjusted gross income exceeds certain threshold amounts, which are $250,000 in the case of married couples filing joint returns and $200,000 in the case of single individuals.

Income from the Trusts.

Under the applicable federal income tax reporting rules relating to grantor trusts such as the Trusts, the Trustee reports the income of the Trusts to brokers and dealers (or if the Units are held directly by the investor, the investor) using factors that enable the broker or dealers to determine taxability. A Form 1099 is then generally issued reflecting the income as determined using the factors.

Because the time income is recognized by a Trust may differ from the time a distribution is made to you, you may be required to recognize for federal income tax purposes income with respect to the Trust Assets in one year even if you do not receive the corresponding distribution from the Trust, or do not receive the corresponding distribution from the Trust until a later year.

Dividends from Stocks.

Ordinary income dividends received by an individual Unit holder from a grantor trust are generally taxed at the same rates that apply to net capital gain, as discussed below, provided certain holding period requirements are satisfied and provided the dividends are attributable to qualifying dividends received by a Trust itself. Dividends that do not meet these requirements will generally be taxed at ordinary income rates. Each Trust will provide notice to its Unit holders of the amount of any distribution which may be taken into account as a dividend which is eligible for the capital gains tax rates.

Dividends from REIT Shares.

If a Trust holds REIT Shares, then some dividends on the REIT Shares may be designated as "capital gain dividends," generally taxable to you as long-term capital gains. If you hold a Unit for six months or less or if your Trust holds a REIT Share for six months or less, any loss incurred by you related to the disposition of such REIT Share will be treated as a long-term capital loss to the extent of any long-term capital gain distributions received (or deemed to have been received) with respect to such REIT Share. Distributions of income or capital gains declared on the REIT Shares in October, November or December will be deemed to have been paid to you on December 31 of the year they are declared, even when paid by the REIT during the following January. Ordinary income dividends would generally be subject to ordinary income tax rates. Certain dividends may be taxed at capital gains rates. A Trust will provide notice to its Unit holders of the amount of any distribution which may be taken into account as a dividend which is eligible for the capital gains tax rates.

Dividends Received Deduction.

Generally, a domestic corporation owning Units in a Trust may be eligible for the dividends received deduction with respect to such Unit owner's pro rata portion of certain types of dividends received by such Trust. However, a corporation that owns Units generally will not be entitled to the dividends received deduction with respect to dividends from most foreign corporations or from REITs.

Your Tax Basis and Income or Loss upon Disposition.

If your Trust disposes of Trust Assets, you will generally recognize gain or loss. If you dispose of your Units or redeem your Units for cash, you will also generally recognize gain or loss. To determine the amount of this gain or loss, you must subtract your tax basis in the related Trust Assets from your share of the total amount received in the transaction. You can generally determine your initial tax basis in each Trust Asset by apportioning the cost of your Units, including sales charges, among the Trust Assets ratably according to their values on the date you acquire your Units. In certain circumstances, however, you may have to use information, or factors, provided by the Trustee to adjust your tax basis after you acquire your Units (for example, in the case of certain corporate events affecting an issuer, such as stock splits or mergers, or in the case of certain dividends that exceed a corporation's accumulated earnings and profits, or in the case of certain distributions with respect to REIT Shares that represent a return of capital). Trusts that are grantor trusts provide basis information in the form of factors provided under the WHFIT regulations. Cost basis reporting will treat each security included in the portfolio of a Trust as a separate item.

If you reinvest the proceeds of a disposition of your Units or a disposition of assets by a Trust, all or a portion of any loss you may recognize on the disposition may be disallowed if your reinvestment is in stocks held directly or indirectly through the Trust.

If you are an individual, the maximum marginal federal tax rate for net capital gain is generally 20% (0% for certain taxpayers in the 10% or 15% tax brackets). An additional 3.8% "Medicare tax" may also apply to gain from the sale or redemption of Units in a Trust, subject to the income thresholds as described above.

Net capital gain equals net long-term capital gain minus net short-term capital loss for the taxable year. Capital gain or loss is long-term if the holding period for the asset is more than one year and is short-term if the holding period for the asset is one year or less. You must exclude the date you purchase your Units to determine your holding period. The tax rates for capital gains realized from assets held for one year or less are generally the same as for ordinary income. The Internal Revenue Code, however, treats certain capital gains as ordinary income in special situations. Capital gain received from assets held for more than one year that is considered "unrecaptured section 1250 gain" (which may be the case, for example, with some capital gains attributable to REIT Shares which may be included in a Trust) is taxed at a maximum stated tax rate of 25%. In the case of capital gains dividends, the determination of which portion of the capital gains dividend, if any, is subject to the 25% tax rate will be made based on rules prescribed by the United States Treasury.

In-Kind Distributions.

Under certain circumstances as described in this prospectus, you may request an In-Kind Distribution of Trust Assets when you redeem your Units at any time prior to 30 business days before a Trust's Mandatory Termination Date. However, this ability to request an In-Kind Distribution will terminate at any time that the number of outstanding Units has been reduced to 10% or less of the highest number of Units issued by a Trust. By electing to receive an In-Kind Distribution, you will receive Trust Assets plus, possibly, cash. YOU WILL NOT RECOGNIZE GAIN OR LOSS IF YOU ONLY RECEIVE WHOLE TRUST ASSETS IN EXCHANGE FOR THE IDENTICAL AMOUNT OF YOUR PRO RATA PORTION OF THE SAME TRUST ASSETS HELD BY YOUR TRUST. However, if you also receive cash in exchange for a Trust Asset or a fractional portion of a Trust Asset, you will generally recognize gain or loss based on the difference between the amount of cash you receive and your tax basis in such Trust Asset or fractional portion.

Rollovers.

If you elect to be a Rollover Unit holder and have your proceeds from your Trust rolled over into a future series of such Trust, it is considered a sale for federal income tax purposes and any gain on the sale will be treated as a capital gain, and any loss will be treated as a capital loss. However, any loss you incur in connection with the exchange of your Units of the Trusts for units of the next series will generally be disallowed with respect to this deemed sale and subsequent deemed repurchase, to the extent the two trusts have substantially identical Trust Assets under the wash sale provisions of the Internal Revenue Code.

Limitations on the Deductibility of Trust Expenses.

Generally, for federal income tax purposes, you must take into account your full pro rata share of your Trust's income, even if some of that income is used to pay Trust expenses. You may deduct your pro rata share of each expense paid by your Trust to the same extent as if you directly paid the expense. You may be required to treat some or all of the expenses of your Trust as miscellaneous itemized deductions. Individuals may only deduct certain miscellaneous itemized deductions to the extent they exceed 2% of adjusted gross income. Certain individuals may also be subject to a phase-out of the deductibility of itemized deductions based upon their income.

Foreign, State and Local Taxes.

Some distributions by your Trust may be subject to foreign withholding taxes. Any income withheld will still be treated as income to you. Under the grantor trust rules, you are considered to have paid directly your share of any foreign taxes that are paid. Therefore, for U.S. tax purposes, you may be entitled to a foreign tax credit or deduction for those foreign taxes.

Distributions may be subject to a U.S. withholding tax of 30% in the case of distributions to or dispositions by (i) certain non-U.S. financial institutions that have not entered into an agreement with the U.S. Treasury to collect and disclose certain information and are not resident in a jurisdiction that has entered into such an agreement with the U.S. Treasury and (ii) certain other non-U.S. entities that do not provide certain certifications and information about the entity's U.S. owners. Dispositions of Units by such persons may be subject to such withholding after December 31, 2018. You should also consult your tax advisor with respect to other U.S. tax withholding and reporting requirements.

If any U.S. investor is treated as owning directly or indirectly 10% or more of the combined voting power of the stock of a foreign corporation, and all U.S. shareholders of that corporation collectively own more than 50% of the vote or value of the stock of that corporation, the foreign corporation may be treated as a controlled foreign corporation (a "CFC"). If you own 10% or more of a CFC (through a Trust and in combination with your other investments), or possibly if a Trust owns 10% or more of a CFC, you will be required to include certain types of the CFC's income in your taxable income for federal income tax purposes whether or not such income is distributed to your Trust or to you.

A foreign corporation will generally be treated as a passive foreign investment company (a "PFIC") if 75% or more of its income is passive income or if 50% or more of its assets are held to produce passive income. If a Trust purchases shares in a PFIC, you may be subject to U.S. federal income tax on a portion of certain distributions or on gains from the disposition of such shares at rates that were applicable in prior years and any gain may be recharacterized as ordinary income that is not eligible for the lower net capital gains tax rate. Additional charges in the nature of interest may also be imposed on you. Certain elections may be available with respect to PFICs that would

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limit these consequences. However, these elections would require you to include certain income of the PFIC in your taxable income even if not distributed to a Trust or to you, or require you to annually recognize as ordinary income any increase in the value of the shares of the PFIC, thus requiring you to recognize income for federal income tax purposes in excess of your actual distributions from PFICs and proceeds from dispositions of PFIC stock during a particular year. Dividends paid by PFICs will not be eligible to be taxed at the net capital gains tax rate.

Based on the advice of Carter Ledyard & Milburn, LLP, special counsel to the Trusts for New York tax matters, under the existing income tax laws of the State and City of New York, assuming that the Trusts are not treated as corporations for federal income tax purposes, the Trusts will not be taxed as corporations for New York State and New York City tax purposes, and the income of the Trusts will be treated as the income of the Unit holders in the same manner as for federal income tax purposes. You should consult your tax advisor regarding potential foreign, state or local taxation with respect to your Units.

Foreign Investors.

Distributions by your Trust that are treated as U.S. source income (e.g., dividends received on Stocks of domestic corporations) will generally be subject to U.S. income taxation and withholding in the case of Units held by nonresident alien individuals, foreign corporations or other non U.S. persons, subject to any applicable treaty. If you are a foreign investor (i.e., an investor other than a U.S. citizen or resident or a U.S. corporation, partnership, estate or trust), you may not be subject to U.S. federal income taxes, including withholding taxes, on some or all of the income from your Trust or on any gain from the sale or redemption of your Units, provided that certain conditions are met. You should consult your tax advisor with respect to the conditions you must meet in order to be exempt for U.S. tax purposes. You should also consult your tax advisor with respect to other U.S. tax withholding and reporting requirements.

Regulated Investment Company Trusts.
------------------------------------

The following discussion pertains to the S&P Target SMid 60 Portfolio, Target Double Play Portfolio, Target Diversified Dividend Portfolio, Target Dividend Multi-Strategy Portfolio, Target Focus Four Portfolio, Target Global Dividend Leaders Portfolio, Target Growth Portfolio, Target Triad Portfolio and Target VIP Portfolio, each of which intends to qualify as a "regulated investment company," commonly called a "RIC," under federal tax laws.

Trust Status.

Each Trust intends to qualify as a "RIC" under the federal tax laws. If a Trust qualifies as a RIC and distributes its income as required by the tax law, the Trust generally will not pay federal income taxes.

For federal income tax purposes, you are treated as the owner of Trust shares and not of the assets held by the Trust. Taxability issues are taken into account at the trust level. Your federal income tax treatment of income from a Trust is based on the distributions paid by the Trust.

Income From the Trusts.

Trust distributions are generally taxable. After the end of each year, you will receive a tax statement that separates a Trust's distributions into ordinary dividends, capital gains dividends, and returns of capital. Income reported is generally net of expenses (but see Deductibility of Trust Expenses, below). Ordinary income distributions are generally taxed at your ordinary tax rate, however, as further discussed below, certain ordinary income distributions received from a Trust may be taxed at the capital gains tax rates. Generally, you will treat all capital gains dividends as long-term capital gains regardless of how long you have owned your Units. To determine your actual tax liability for your capital gains dividends, you must calculate your total net capital gain or loss for the tax year after considering all of your other taxable transactions, as described below. In addition, a Trust may make distributions that represent a return of capital for tax purposes and thus will generally not be taxable to you. The tax status of your distributions from a Trust is not affected by whether you reinvest your distributions in additional Units or receive them in cash. The income from a Trust that you must take into account for federal income tax purposes is not reduced by amounts used to pay a deferred sales charge, if any. The tax laws may require you to treat distributions made to you in January as if you had received them on December 31 of the previous year.

Under the "Health Care and Education Reconciliation Act of 2010," income from your Trust may also be subject to a 3.8% "Medicare tax." This tax will generally apply to your net investment income if your adjusted gross income exceeds certain threshold amounts, which are $250,000 in the case of married couples filing joint returns and $200,000 in the case of single individuals.

Distributions with Respect to Certain Stock Dividends.

Ordinary income dividends received by an individual Unit holder from a regulated investment company are generally taxed at the same rates that

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apply to net capital gain, as discussed below, provided certain holding period requirements are satisfied and provided the dividends are attributable to qualifying dividends received by a Trust itself.
Dividends that do not meet these requirements will generally be taxed at ordinary income rates. Each Trust will provide notice to its Unit holders of the amount of any distribution which may be taken into account as a dividend which is eligible for the capital gains tax rates.

Dividends Received Deduction.

A corporation that owns Units generally will not be entitled to the dividends received deduction with respect to many dividends received from a Trust because the dividends received deduction is generally not available for distributions from regulated investment companies. However, certain ordinary income dividends on shares that are attributable to qualifying dividends received by the Trust from certain corporations may be reported by the Trust as being eligible for the dividends received deduction.

Sale or Redemption of Units.

If you sell or redeem your Units, you will generally recognize a taxable gain or loss. To determine the amount of this gain or loss, you must subtract your tax basis in your Units from the amount you receive in the transaction. Your tax basis in your Units is generally equal to the cost of your Units, generally including sales charges. In some cases, however, you may have to adjust your tax basis after you purchase your Units.

The information statement you receive in regard to the sale or redemption of your Units may contain information about your basis in the Units and whether any gain or loss recognized by you should be considered long-term or short-term capital gain. The information reported to you is based upon rules that do not take into consideration all facts that may be known to you or your advisors. You should consult with your tax advisors about any adjustments that may need to be made to the information reported to you.

Capital Gains and Losses.

If you are an individual, the maximum marginal federal tax rate for net capital gain is generally 20% (0% for certain taxpayers in the 10% or 15% tax brackets). An additional 3.8% "Medicare tax" may also apply to gain from the sale or redemption of Units of a Trust, subject to the income thresholds as described above.

Net capital gain equals net long-term capital gain minus net short-term capital loss for the taxable year. Capital gain or loss is long-term if the holding period for the asset is more than one year and is short-term if the holding period for the asset is one year or less. You must exclude the date you purchase your Units to determine your holding period. However, if you receive a capital gain dividend from a Trust and sell your Units at a loss after holding them for six months or less, the loss will be recharacterized as long-term capital loss to the extent of the capital gain dividend received. The tax rates for capital gains realized from assets held for one year or less are generally the same as for ordinary income. The Internal Revenue Code treats certain capital gains as ordinary income in special situations.

The Trusts will provide notice to its Unit holders of the amount of any distribution which may be taken into account as a dividend which is eligible for the capital gains tax rates. Capital gain received from assets held for more than one year that is considered "unrecaptured section 1250 gain" (which may be the case, for example, with some capital gains attributable to the REITs included in a Trust) is taxed at a maximum stated tax rate of 25%. In the case of capital gains dividends, the determination of which portion of the capital gains dividend, if any, is subject to the 25% tax rate, will be made based on rules prescribed by the United States Treasury.

In-Kind Distributions.

Under certain circumstances as described in this prospectus, you may request an In-Kind Distribution of Trust Assets when you redeem your Units at any time prior to 10 business days before a Trust's Mandatory Termination Date. By electing to receive an In-Kind Distribution, you will receive Trust Assets plus, possibly, cash. THIS DISTRIBUTION IS SUBJECT TO TAXATION, AND YOU WILL GENERALLY RECOGNIZE GAIN OR LOSS, GENERALLY BASED ON THE VALUE AT THAT TIME OF THE UNITS AND THE AMOUNT OF CASH RECEIVED. The IRS could, however, assert that a loss could not be currently deducted.

Rollovers.

If you elect to have your proceeds from your Trust rolled over into a future series of the Trust, the exchange would generally be considered a sale for federal income tax purposes.

Deductibility of Trust Expenses.

Expenses incurred and deducted by a Trust will generally not be treated as income taxable to you. In some cases, however, you may be required to treat your portion of these Trust expenses as income. In these cases you may be able to take a deduction for these expenses. However, certain miscellaneous itemized deductions, such as investment expenses, may be deducted by individuals only to the extent that all of these deductions exceed 2% of the individual's adjusted gross income. Also, certain

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individuals may also be subject to a phase-out of the deductibility of itemized deductions based upon their income.

Investments in Certain Foreign Corporations.

If a Trust holds an equity interest in any PFICs, which are generally certain foreign corporations that receive at least 75% of their annual gross income from passive sources (such as interest, dividends, certain rents and royalties or capital gains) or that hold at least 50% of their assets in investments producing such passive income, such Trust could be subject to U.S. federal income tax and additional interest charges on gains and certain distributions with respect to those equity interests, even if all the income or gain is timely distributed to its Unit holders. Similarly, if a Trust invests in a fund (a "Portfolio Fund") that invests in PFICs, the Portfolio Fund may be subject to such taxes. The Trusts will not be able to pass through to its Unit holders any credit or deduction for such taxes whenever the taxes are imposed at the Trust level or on a Portfolio Fund. The Trusts (or the Portfolio Fund) may be able to make an election that could ameliorate these adverse tax consequences. In this case, the Trusts (or the Portfolio Fund) would recognize as ordinary income any increase in the value of such PFIC shares, and as ordinary loss any decrease in such value to the extent it did not exceed prior increases included in income. Under this election, the Trusts (or the Portfolio Fund) might be required to recognize in a year income in excess of its distributions from PFICs and its proceeds from dispositions of PFIC stock during that year, and such income would nevertheless be subject to the distribution requirement and would be taken into account for purposes of the 4% excise tax. Dividends paid by PFICs will not be treated as qualified dividend income.

Foreign Investors.

If you are a foreign investor (i.e., an investor other than a U.S. citizen or resident or a U.S. corporation, partnership, estate or trust), you should be aware that, generally, subject to applicable tax treaties, distributions from the Trusts will be characterized as dividends for federal income tax purposes (other than dividends which a Trust properly reports as capital gain dividends) and will be subject to U.S. income taxes, including withholding taxes, subject to certain exceptions described below. However, except as described below, distributions received by a foreign investor from a Trust that are properly reported by such Trust as capital gain dividends may not be subject to U.S. federal income taxes, including withholding taxes, provided that a Trust makes certain elections and certain other conditions are met. Distributions from a Trust that are properly reported by the Trust as an interest-related dividend attributable to certain interest income received by the Trust or as a short-term capital gain dividend attributable to certain net short-term capital gain income received by the Trust may not be subject to U.S. federal income taxes, including withholding taxes, when received by certain foreign investors, provided that the Trust makes certain elections and certain other conditions are met.

Distributions may be subject to a U.S. withholding tax of 30% in the case of distributions to or dispositions by (i) certain non-U.S. financial institutions that have not entered into an agreement with the U.S. Treasury to collect and disclose certain information and are not resident in a jurisdiction that has entered into such an agreement with the U.S. Treasury and (ii) certain other non-U.S. entities that do not provide certain certifications and information about the entity's U.S. owners. Dispositions of Units by such persons may be subject to such withholding after December 31, 2018.

Foreign Tax Credit.

If at least 50% of the value of the total assets of a Trust (at the close of the taxable year) is represented by foreign securities or at least 50% of the value of the total assets of a Trust (at the close of each quarter of the taxable year) is represented by interests in other RICs, the tax statement that you receive may include an item showing foreign taxes such Trust paid to other countries. In this case, dividends taxed to you will include your share of the taxes such Trust paid to other countries. You may be able to deduct or receive a tax credit for your share of these taxes.

You should consult your tax advisor regarding potential foreign, state or local taxation with respect to your Units.

United Kingdom Taxation.

The following summary describes certain important U.K. tax consequences for certain U.S. resident Unit holders who hold Units in the Global Target 15 Portfolio, the Target Dividend Multi-Strategy Portfolio or the Target VIP Portfolio as capital assets. This summary is intended to be a general guide only and is subject to any changes in law interpretation or practice occurring after the date of this prospectus. You should consult your own tax advisor about your particular circumstances.

Taxation of Dividends. U.S. resident Unit holders who hold their Units as an investment and are not resident in the United Kingdom for the relevant tax year will not generally be liable for U.K. tax on income in respect of dividends received from a U.K. company.

Page 79


Taxation of Capital Gains. U.S. investors who are not resident for U.K. tax purposes in the United Kingdom will not generally be liable for U.K. tax on gains arising on the disposal of Units in the Global Target 15 Portfolio, the Target Dividend Multi-Strategy Portfolio or the Target VIP Portfolio. However, they may be liable if, in the case of corporate holders, such persons carry on a trade in the United Kingdom through a permanent establishment (or in certain other limited cases a branch or agency), or in the case of individual holders, such persons carry on a trade, profession or vocation in the United Kingdom through a branch or agency and the Units are used, held or acquired for the purposes of such a trade, profession or vocation or such branch or agency or permanent establishment as the case may be. Individual U.S. investors may also be liable if they have previously been resident in the United Kingdom and become resident in the United Kingdom in the future.

Inheritance Tax. Individual U.S. investors who, for the purposes of the Estate and Gift Tax Convention between the United States and the United Kingdom, are domiciled in the United States and who are not U.K. nationals will generally not be subject to U.K. inheritance tax on death or on gifts of the Units made during their lifetimes, provided any applicable U.S. federal gift or estate tax is paid. They may be subject to U.K. inheritance tax if the Units form part of the business property of a U.K. permanent establishment of an enterprise or pertain to a U.K. fixed base used for the performance of personal services in the United Kingdom.

Where the Units are held on trust, the Units will generally not be subject to U.K. inheritance tax if at the time of settlement, the settlor was domiciled in the United States and was not a national of the United Kingdom.

Where the Units are subject to both U.K. inheritance tax and U.S.
federal gift or estate tax, one of the taxes could generally be credited against the other.

Stamp Tax. A purchase of Securities issued by a U.K. incorporated company (such as some of the Securities listed in the FT Index) will generally result in either U.K. stamp duty or stamp duty reserve tax ("SDRT") needing to be paid by the purchaser. The Global Target 15 Portfolio, the Target Dividend Multi-Strategy Portfolio and the Target VIP Portfolio each paid this tax when they acquired Securities. When the Global Target 15 Portfolio, the Target Dividend Multi-Strategy Portfolio or the Target VIP Portfolio sell Securities, it is anticipated that any U.K. stamp duty or SDRT will be paid by the purchaser.

Hong Kong Taxation.

The following summary describes certain important Hong Kong tax consequences to certain U.S. Unit holders who hold Units in the Global Target 15 Portfolio or the Target Dividend Multi-Strategy Portfolio as capital assets. This summary assumes that you are not carrying on a trade, profession or business in Hong Kong and that you have no profits sourced in Hong Kong arising from the carrying on of such trade, profession or business. This summary is intended to be a general guide only and is subject to any changes in Hong Kong or U.S. law occurring after the date of this prospectus and you should consult your own tax advisor about your particular circumstances.

Taxation of Dividends. Dividends you receive from the Global Target 15 Portfolio or the Target Dividend Multi-Strategy Portfolio relating to Hong Kong issuers are not taxable and therefore will not be subject to the deduction of any withholding tax.

Profits Tax. Unless you are carrying on a trade, profession or business in Hong Kong you will not be subject to profits tax imposed by Hong Kong on any gain or profits made on the realization or other disposal of your Units.

Estate Duty. Units of the Global Target 15 Portfolio or the Target Dividend Multi-Strategy Portfolio do not give rise to Hong Kong estate duty liability.

                     Retirement Plans

You may purchase Units of the Trusts for:

- Individual Retirement Accounts;

- Keogh Plans;

- Pension funds; and

- Other tax-deferred retirement plans.

Generally, the federal income tax on capital gains and income received in each of the above plans is deferred until you receive distributions. These distributions are generally treated as ordinary income but may, in some cases, be eligible for special averaging or tax-deferred rollover treatment. Before participating in a plan like this, you should review the tax laws regarding these plans and consult your attorney or tax advisor. Brokerage firms and other financial institutions offer these plans with varying fees and charges.

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                  Rights of Unit Holders

Unit Ownership.

Ownership of Units will not be evidenced by certificates. If you purchase or hold Units through a broker/dealer or bank, your ownership of Units will be recorded in book-entry form at the Depository Trust Company ("DTC") and credited on its records to your broker/dealer's or bank's DTC account. If you purchase or hold FTPS Units, your ownership of FTPS Units will be recorded in book-entry form on the register of Unit holdings maintained by the FTPS Unit Servicing Agent. Transfer of Units will be accomplished by book entries made by DTC and its participants if the Units are registered to DTC or its nominee, Cede & Co., or otherwise will be accomplished by book entries made by the FTPS Unit Servicing Agent, with respect to FTPS Units. DTC will forward all notices and credit all payments received in respect of the Units held by the DTC participants. You will receive written confirmation of your purchases and sales of Units from the broker/dealer or bank through which you made the transaction or from the FTPS Unit Servicing Agent if you purchased and hold FTPS Units. You may transfer your Units by contacting the broker/dealer or bank through which you hold your Units, or the FTPS Unit Servicing Agent, if you hold FTPS Units.

Unit Holder Reports.

The Trustee will prepare a statement detailing the per Unit amounts (if any) distributed from the Income Account and Capital Account in connection with each distribution. In addition, at the end of each calendar year, the Trustee will prepare a statement which contains the following information:

- A summary of transactions in the Trusts for the year;

- A list of any Securities sold during the year and the Securities held at the end of that year by the Trusts;

- The Redemption Price per Unit, computed on the 31st day of December of such year (or the last business day before); and

- Amounts of income and capital distributed during the year.

It is the responsibility of the entity through which you hold your Units to distribute these statements to you. In addition, you may also request from the Trustee copies of the evaluations of the Securities as prepared by the Evaluator to enable you to comply with applicable federal and state tax reporting requirements.

             Income and Capital Distributions

You will begin receiving distributions on your Units only after you become a Record Owner. The Trustee will credit dividends received on a Trust's Securities to the Income Account of such Trust. All other receipts, such as return of capital or capital gain dividends, are credited to the Capital Account of such Trust. Dividends received on foreign Securities, if any, are converted into U.S. dollars at the applicable exchange rate.

For Trusts that are structured as grantor trusts, the Trustee will distribute money from the Income and Capital Accounts on the twenty-fifth day of each month to Unit holders of record on the tenth day of such month. However, the Trustee will not distribute money if the aggregate amount in the Income and Capital Accounts, exclusive of sale proceeds, equals less than 0.1% of the net asset value of a Trust. Undistributed money in the Income and Capital Accounts will be distributed in the next month in which the aggregate amount available for distribution, exclusive of sale proceeds, exceeds 0.1% of the net asset value of a Trust. The Trustee will distribute sale proceeds in the Capital Account, net of amounts designated to meet redemptions, pay the deferred sales charge and creation and development fee, and pay expenses, on the twenty-fifth day of each month to Unit holders of record on the tenth day of such month provided the amount equals at least $1.00 per 100 Units.

For Trusts that intend to qualify as RICs and that make monthly distributions, the Trustee will distribute money from the Income and Capital Accounts on the twenty-fifth day of each month to Unit holders of record on the tenth day of each month. Distributions from Trusts that intend to qualify as RICs and that make monthly distributions will consist of the balance of the Income Account each month after deducting for expenses. Distributions from the Capital Account will only be made if the amount available for distribution equals at least $1.00 per 100 Units. In any case, the Trustee will distribute any funds in the Capital Account in December of each year and as part of the final liquidation distribution.

For Trusts that intend to qualify as RICs and that make semi-annual distributions, the Trustee will distribute money from the Income and Capital Accounts on the twenty-fifth day of June and December to Unit holders of record on the tenth day of such months. Distributions from the Capital Account will be made after amounts designated to meet redemptions, pay the deferred sales charge and creation and development fee, and pay expenses are deducted. In addition, the Trustee will only distribute money in the Capital Account if the amount available for distribution from that account equals at least $1.00 per 100 Units. In any case, the Trustee will distribute any funds in the Capital Account in December of each year and as part of the final liquidation distribution.

For all Trusts, upon termination of a Trust for remaining Unit holders, amounts in the Income and Capital Accounts will be distributed to Unit holders. See "Summary of Essential Information." No income distribution will be paid if accrued expenses of a Trust exceed amounts in the Income Account on the Distribution Dates. Distribution amounts will vary with changes in a Trust's fees and expenses, in dividends received and with the sale of Securities.

If the Trustee does not have your TIN, it is required to withhold a certain percentage of your distribution and deliver such amount to the IRS. You may recover this amount by giving your TIN to the Trustee, or when you file a tax return. However, you should check your statements to make sure the Trustee has your TIN to avoid this "back-up withholding."

If an Income or Capital Account distribution date is a day on which the NYSE is closed, the distribution will be made on the next day the stock exchange is open. Distributions are paid to Unit holders of record determined as of the close of business on the Record Date for that distribution or, if the Record Date is a day on which the NYSE is closed, the first preceding day on which the exchange is open.

We anticipate that there will be enough money in the Capital Account of a Trust to pay the deferred sales charge. If not, the Trustee may sell Securities to meet the shortfall.

Within a reasonable time after a Trust is terminated, unless you are a Rollover Unit holder, you will receive the pro rata share of the money from the sale of the Securities. All Unit holders will receive a pro rata share of any other assets remaining in their Trust, after deducting any unpaid expenses.

The Trustee may establish reserves (the "Reserve Account") within a Trust to cover anticipated state and local taxes or any governmental charges to be paid out of that Trust.

Distribution Reinvestment Option. You may elect to have each distribution of income and/or capital reinvested into additional Units of a Trust by notifying your broker/dealer or bank (or the FTPS Unit Servicing Agent with respect to FTPS Units) within the time period required by such entities so that they can notify the Trustee of your election at least 10 days before any Record Date. Each later distribution of income and/or capital on your Units will be reinvested by the Trustee into additional Units of such Trust. There is no sales charge on Units acquired through the Distribution Reinvestment Option, as discussed under "Public Offering." This option may not be available in all states. Each reinvestment plan is subject to availability or limitation by the Sponsor and each broker/dealer or selling firm. The Sponsor or broker/dealers may suspend or terminate the offering of a reinvestment plan at any time. Because a Trust may begin selling Securities nine business days prior to the Mandatory Termination Date, reinvestment is not available during this period. Please contact your financial professional for additional information. PLEASE NOTE THAT EVEN IF YOU REINVEST DISTRIBUTIONS, THEY ARE STILL CONSIDERED DISTRIBUTIONS FOR INCOME TAX PURPOSES.

                   Redeeming Your Units

You may redeem all or a portion of your Units at any time by sending a request for redemption to your broker/dealer or bank through which you hold your Units or to the FTPS Unit Servicing Agent, if you hold FTPS Units. No redemption fee will be charged, but you are responsible for any governmental charges that apply. Certain broker/dealers may charge a transaction fee for processing redemption requests. Three business days after the day you tender your Units (the "Date of Tender") you will receive cash in an amount for each Unit equal to the Redemption Price per Unit calculated at the Evaluation Time on the Date of Tender.

The Date of Tender is considered to be the date on which your redemption request is received by the Trustee from the broker/dealer or bank through which you hold your Units, or, if you hold FTPS Units, the date the redemption request is received by the FTPS Unit Servicing Agent (if such day is a day the NYSE is open for trading). However, if the redemption request is received after 4:00 p.m. Eastern time (or after any earlier closing time on a day on which the NYSE is scheduled in advance to close at such earlier time), the Date of Tender is the next day the NYSE is open for trading.

Any amounts paid on redemption representing income will be withdrawn from the Income Account if funds are available for that purpose, or from the Capital Account. All other amounts paid on redemption will be taken from the Capital Account. The IRS will require the Trustee to withhold a portion of your redemption proceeds if the Trustee does not have your TIN as generally discussed under "Income and Capital Distributions."

If you tender for redemption at least 2,500 Units of The Dow(R) Target 5 Portfolio, The Dow(R) Target Dividend Portfolio, S&P Target 24 Portfolio, S&P Target SMid 60 Portfolio, Target Diversified Dividend Portfolio, Target Double Play Portfolio, Target Global Dividend Leaders Portfolio, Target Growth Portfolio or Value Line(R) Target 25 Portfolio; or 5,000 Units of the Target Dividend Multi-Strategy Portfolio, Target Focus Four Portfolio, Target Triad Portfolio or Target VIP Portfolio or such larger amount as required by your broker/dealer or bank, rather than receiving cash, you may elect to receive an In-Kind Distribution in an amount equal to the Redemption Price per Unit by making this request to your broker/dealer or bank at the time of tender. However, to be eligible to participate in the In-Kind Distribution option at redemption, Unit holders must hold their Units through the end of the initial offering period. The In-Kind Distribution option is generally not available to FTPS Unit holders. No In-Kind Distribution requests submitted during the 30 business days (10 business days in the case of the S&P Target SMid 60 Portfolio, Target Diversified Dividend Portfolio, Target Dividend Multi-Strategy Portfolio, Target Double Play Portfolio, Target Focus Four Portfolio, Target Global Dividend Leaders Portfolio, Target Growth Portfolio, Target Triad Portfolio or Target VIP Portfolio) prior to a Trust's Mandatory Termination Date will be honored. Where possible, the Trustee will make an In-Kind Distribution by distributing each of the Securities in book-entry form to your bank's or broker/dealer's account at DTC. This option is generally eligible only for stocks traded and held in the United States, thus excluding most foreign Securities. The Trustee will subtract any customary transfer and registration charges from your In-Kind Distribution. As a tendering Unit holder, you will receive your pro rata number of whole shares of the eligible Securities that make up the portfolio, and cash from the Capital Account equal to the non-eligible Securities and fractional shares to which you are entitled.

If you elect to receive an In-Kind Distribution of Securities from the S&P Target SMid 60 Portfolio, Target Diversified Dividend Portfolio, Target Dividend Multi-Strategy Portfolio, Target Double Play Portfolio, Target Focus Four Portfolio, Target Global Dividend Leaders Portfolio, Target Growth Portfolio, Target Triad Portfolio or Target VIP Portfolio, you should be aware that it will be considered a taxable event at the time you receive the Securities. See "Tax Status" for additional information.

The Trustee may sell Securities to make funds available for redemption. If Securities are sold, the size and diversification of a Trust will be reduced. These sales may result in lower prices than if the Securities were sold at a different time.

Your right to redeem Units (and therefore, your right to receive payment) may be delayed:

- If the NYSE is closed (other than customary weekend and holiday closings);

- If the SEC determines that trading on the NYSE is restricted or that an emergency exists making sale or evaluation of the Securities not reasonably practical; or

- For any other period permitted by SEC order.

The Trustee is not liable to any person for any loss or damage which may result from such a suspension or postponement.

The Redemption Price.

The Redemption Price per Unit is determined by the Trustee by:

adding

1. cash in the Income and Capital Accounts of a Trust not designated to purchase Securities;

2. the aggregate underlying value of the Securities held in that Trust;
and

3. dividends receivable on the Securities trading ex-dividend as of the date of computation; and

deducting

1. any applicable taxes or governmental charges that need to be paid out of such Trust;

2. any amounts owed to the Trustee for its advances;

3. estimated accrued expenses of such Trust, if any;

4. cash held for distribution to Unit holders of record of such Trust as of the business day before the evaluation being made;

5. liquidation costs for foreign Securities, if any; and

6. other liabilities incurred by such Trust; and

dividing

1. the result by the number of outstanding Units of such Trust.

Any remaining deferred sales charge on the Units when you redeem them will be deducted from your redemption proceeds. In addition, until they are collected, the Redemption Price per Unit will include estimated organization costs as set forth under "Fee Table."

                 Investing in a New Trust

Each Trust's portfolio has been selected on the basis of total return potential for a limited time period. When each Trust is about to terminate, you may have the option to roll your proceeds into the next series of a Trust (the "New Trusts") if one is available. We intend to create the New Trusts in conjunction with the termination of the Trusts and plan to apply the same strategy we used to select the portfolio for the Trusts to the New Trusts.

If you wish to have the proceeds from your Units rolled into a New Trust you must notify the broker/dealer where your Units are held (or the FTPS Unit Servicing Agent in the case of FTPS Units) of your election prior to that firm's cut-off date. If you make this election you will be considered a "Rollover Unit holder."

Once all of the Securities are sold in connection with the termination of a Trust, as described in "Amending or Terminating the Indenture," your proceeds, less any brokerage fees, governmental charges or other expenses involved in the sales, will be used to buy units of a New Trust or trust with a similar investment strategy that you have selected, provided such trusts are registered and being offered. Accordingly, proceeds may be uninvested for up to several days. Units purchased with rollover proceeds will generally be purchased subject to the maximum remaining deferred sales charge and creation and development fee on such units (currently expected to be $.195 per unit), but not the initial sales charge. Units purchased using proceeds from Fee Account Units will generally not be subject to any transactional sales charge.

We intend to create New Trust units as quickly as possible, depending on the availability of the securities contained in a New Trust's portfolio. Rollover Unit holders will be given first priority to purchase New Trust units. We cannot, however, assure the exact timing of the creation of New Trust units or the total number of New Trust units we will create. Any proceeds not invested on behalf of Rollover Unit holders in New Trust units will be distributed within a reasonable time after such occurrence. Although we believe that enough New Trust units can be created, monies in a New Trust may not be fully invested on the next business day.

Please note that there are certain tax consequences associated with becoming a Rollover Unit holder. See "Tax Status." We may modify, amend or terminate this rollover option upon 60 days notice.

             Removing Securities from a Trust

The portfolios of the Trusts are not managed. However, we may, but are not required to, direct the Trustee to dispose of a Security in certain limited circumstances, including situations in which:

- The issuer of the Security defaults in the payment of a declared dividend;

- Any action or proceeding prevents the payment of dividends;

- There is any legal question or impediment affecting the Security;

- The issuer of the Security has breached a covenant which would affect the payment of dividends, the issuer's credit standing, or otherwise damage the sound investment character of the Security;

- The issuer has defaulted on the payment of any other of its outstanding obligations;

- There has been a public tender offer made for a Security or a merger or acquisition is announced affecting a Security, and that in our opinion the sale or tender of the Security is in the best interest of Unit holders;

- The sale of Securities is necessary or advisable (i) in order to maintain the qualification of a Trust as a "regulated investment company" in the case of a Trust which has elected to qualify as such or
(ii) to provide funds to make any distribution for a taxable year in order to avoid imposition of any income or excise taxes on undistributed income in a Trust which is a "regulated investment company";

- The price of the Security has declined to such an extent, or such other credit factors exist, that in our opinion keeping the Security would be harmful to a Trust;

- As a result of the ownership of the Security, a Trust or its Unit holders would be a direct or indirect shareholder of a passive foreign investment company; or

- The sale of the Security is necessary for a Trust to comply with such federal and/or state securities laws, regulations and/or regulatory actions and interpretations which may be in effect from time to time.

Except in the limited instance in which a Trust acquires Replacement Securities, as described in "The FT Series," a Trust structured as a grantor trust may not, and a Trust structured as a "regulated investment company" generally will not, acquire any securities or other property other than the Securities. With respect to Trusts structured as grantor trusts, the Trustee, on behalf of such Trusts, will reject any offer for new or exchanged securities or property in exchange for a Security, such as those acquired in a merger or other transaction. With respect to Trusts structured as "regulated investment companies," the Trustee, on behalf of such Trusts and at the direction of the Sponsor, will vote for or against any offer for new or exchanged securities or property in exchange for a Security, such as those acquired in a merger or other transaction. If such exchanged securities or property are nevertheless acquired by a Trust, at our instruction, they will either be sold or held in such Trust. In making the determination as to whether to sell or hold the exchanged securities or property we may get advice from the Portfolio Supervisor. Any proceeds received from the sale of Securities, exchanged securities or property will be credited to the Capital Account for distribution to Unit holders or to meet redemption requests. The Trustee may retain and pay us or an affiliate of ours to act as agent for a Trust to facilitate selling Securities, exchanged securities or property from the Trusts. If we or our affiliate act in this capacity, we will be held subject to the restrictions under the 1940 Act. When acting in an agency capacity, we may select various broker/dealers to execute securities transactions on behalf of the Trusts, which may include broker/dealers who sell Units of the Trusts. We do not consider sales of Units of the Trusts or any other products sponsored by First Trust as a factor in selecting such broker/dealers. As authorized by the Indenture, the Trustee may also employ a subsidiary or affiliate of the Trustee to act as broker in selling such Securities or property. Each Trust will pay for these brokerage services at standard commission rates.

The Trustee may sell Securities designated by us, or, absent our direction, at its own discretion, in order to meet redemption requests or pay expenses. In designating Securities to be sold, we will try to maintain the proportionate relationship among the Securities. If this is not possible, the composition and diversification of a Trust may be changed.

           Amending or Terminating the Indenture

Amendments. The Indenture may be amended by us and the Trustee without your consent:

- To cure ambiguities;

- To correct or supplement any defective or inconsistent provision;

- To make any amendment required by any governmental agency; or

- To make other changes determined not to be adverse to your best interests (as determined by us and the Trustee).

Termination. As provided by the Indenture, each Trust will terminate on the Mandatory Termination Date as stated in the "Summary of Essential Information." The Trusts may be terminated earlier:

- Upon the consent of 100% of the Unit holders of a Trust;

- If the value of the Securities owned by such Trust as shown by any evaluation is less than the lower of $2,000,000 or 20% of the total value of Securities deposited in such Trust during the initial offering period ("Discretionary Liquidation Amount"); or

- In the event that Units of a Trust not yet sold aggregating more than 60% of the Units of such Trust are tendered for redemption by underwriters, including the Sponsor.

If a Trust is terminated due to this last reason, we will refund your entire sales charge; however, termination of a Trust before the Mandatory Termination Date for any other stated reason will result in all remaining unpaid deferred sales charges on your Units being deducted from your termination proceeds. For various reasons, a Trust may be reduced below the Discretionary Liquidation Amount and could therefore be terminated before the Mandatory Termination Date.

Unless terminated earlier, the Trustee will begin to sell Securities in connection with the termination of a Trust during the period beginning nine business days prior to, and no later than, the Mandatory Termination Date. We will determine the manner and timing of the sale of Securities. Because the Trustee must sell the Securities within a relatively short period of time, the sale of Securities as part of the termination process may result in a lower sales price than might otherwise be realized if such sale were not required at this time.

If you do not elect to participate in the Rollover Option, you will receive a cash distribution from the sale of the remaining Securities, along with your interest in the Income and Capital Accounts, within a reasonable time after your Trust is terminated. The Trustee will deduct from a Trust any accrued costs, expenses, advances or indemnities provided for by the Indenture, including estimated compensation of the Trustee and costs of liquidation and any amounts required as a reserve to pay any taxes or other governmental charges.

           Information on the Sponsor, Trustee,
          FTPS Unit Servicing Agent and Evaluator

The Sponsor.

We, First Trust Portfolios L.P., specialize in the underwriting, trading and wholesale distribution of unit investment trusts under the "First Trust" brand name and other securities. An Illinois limited partnership formed in 1991, we took over the First Trust product line and act as Sponsor for successive series of:

- The First Trust Combined Series

- FT Series (formerly known as The First Trust Special Situations Trust)

- The First Trust Insured Corporate Trust

- The First Trust of Insured Municipal Bonds

- The First Trust GNMA

The First Trust product line commenced with the first insured unit investment trust in 1974. To date we have deposited more than $320 billion in First Trust unit investment trusts. Our employees include a team of professionals with many years of experience in the unit investment trust industry.

We are a member of FINRA and SIPC. Our principal offices are at 120 East Liberty Drive, Wheaton, Illinois 60187; telephone number 800-621-1675. As of December 31, 2015, the total consolidated partners' capital of First Trust Portfolios L.P. and subsidiaries was $68,871,801.

This information refers only to us and not to the Trusts or to any series of the Trusts or to any other dealer. We are including this information only to inform you of our financial responsibility and our ability to carry out our contractual obligations. We will provide more detailed financial information on request.

Code of Ethics. The Sponsor and the Trusts have adopted a code of ethics requiring the Sponsor's employees who have access to information on Trust transactions to report personal securities transactions. The purpose of the code is to avoid potential conflicts of interest and to prevent fraud, deception or misconduct with respect to the Trusts.

The Trustee.

The Trustee is The Bank of New York Mellon, a trust company organized under the laws of New York. The Bank of New York Mellon has its unit investment trust division offices at 101 Barclay Street, New York, New York 10286, telephone 800-813-3074. If you have questions regarding your account or your Trust, please contact the Trustee at its unit investment trust division offices or your financial adviser. The Sponsor does not have access to individual account information. The Bank of New York Mellon is subject to supervision and examination by the Superintendent of the New York State Department of Financial Services and the Board of Governors of the Federal Reserve System, and its deposits are insured by the Federal Deposit Insurance Corporation to the extent permitted by law.

The Trustee has not participated in selecting the Securities; it only provides administrative services.

The FTPS Unit Servicing Agent.

The FTPS Unit Servicing Agent is FTP Services LLC, an Illinois limited liability company formed in 2005 and an affiliate of the Sponsor. FTP Services LLC acts as record keeper, shareholder servicing agent and distribution agent for Units which are purchased and sold through the Fund/SERV(R) trading system or on a manual basis through FTP Services LLC. FTP Services LLC provides FTPS Units with administrative and distribution related services as described in this prospectus. The FTPS Unit Servicing Agent's address is 120 East Liberty Drive, Wheaton, Illinois 60187. If you have questions regarding the FTPS Units, you may call the FTPS Unit Servicing Agent at 800-621-1675, dept. code 1. The FTPS Unit Servicing Agent has not participated in selecting the Securities; it only provides administrative services to the FTPS Units. Fund/SERV(R) is a service of National Securities Clearing Corporation, a subsidiary of The Depository Trust & Clearing Corporation.

Limitations of Liabilities of Sponsor, FTPS Unit Servicing Agent and
Trustee.

Neither we, the FTPS Unit Servicing Agent nor the Trustee will be liable for taking any action or for not taking any action in good faith according to the Indenture. We will also not be accountable for errors in judgment. We will only be liable for our own willful misfeasance, bad faith, gross negligence (ordinary negligence in the FTPS Unit Servicing Agent and Trustee's case) or reckless disregard of our obligations and duties. The Trustee is not liable for any loss or depreciation when the Securities are sold. If we fail to act under the Indenture, the Trustee may do so, and the Trustee will not be liable for any action it takes in good faith under the Indenture.

The Trustee will not be liable for any taxes or other governmental charges or interest on the Securities which the Trustee may be required to pay under any present or future law of the United States or of any other taxing authority with jurisdiction. Also, the Indenture states other provisions regarding the liability of the Trustee.

If we do not perform any of our duties under the Indenture or are not able to act or become bankrupt, or if our affairs are taken over by public authorities, then the Trustee may:

- Appoint a successor sponsor, paying them a reasonable rate not more than that stated by the SEC;

- Terminate the Indenture and liquidate the Trusts; or

- Continue to act as Trustee without terminating the Indenture.

The Evaluator.

The Evaluator is First Trust Advisors L.P., an Illinois limited partnership formed in 1991 and an affiliate of the Sponsor. The
Evaluator's address is 120 East Liberty Drive, Wheaton, Illinois 60187.

The Trustee, Sponsor, FTPS Unit Servicing Agent and Unit holders may rely on the accuracy of any evaluation prepared by the Evaluator. The Evaluator will make determinations in good faith based upon the best available information, but will not be liable to the Trustee, Sponsor, FTPS Unit Servicing Agent or Unit holders for errors in judgment.

                     Other Information

Legal Opinions.

Our counsel is Chapman and Cutler LLP, 111 W. Monroe St., Chicago, Illinois 60603. They have passed upon the legality of the Units offered hereby and certain matters relating to federal tax law. Carter Ledyard & Milburn LLP acts as the Trustee's counsel, as well as special New York tax counsel for the Trusts identified as Grantor Trusts. Linklaters LLP acts as special United Kingdom tax counsel for the Global Target 15 Portfolio.

Experts.

The Trusts' statements of net assets, including the schedules of investments, as of the opening of business on the Initial Date of Deposit included in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Supplemental Information.

If you write or call the Sponsor, you will receive free of charge supplemental information about this Series, which has been filed with the SEC and to which we have referred throughout. This information states more specific details concerning the nature, structure and risks of this product.

Nasdaq, Inc.

The Target VIP Portfolio is not sponsored, endorsed, sold or promoted by Nasdaq, Inc. (including its affiliates) ("Nasdaq," with its affiliates, is referred to as the "Corporations"). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to the Target VIP Portfolio. The Corporations make no representation or warranty, express or implied, to the owners of Units of the Target VIP Portfolio or any member of the public regarding the advisability of investing in securities generally or in the Target VIP Portfolio particularly, or the ability of the Nasdaq-100 Index(R) to track general stock market performance. The Corporations' only relationship to the Sponsor ("Licensee") is in the licensing of the Nasdaq 100(R), Nasdaq-100 Index(R) and Nasdaq(R) trademarks or service marks, and certain trade names of the Corporations and the use of the Nasdaq-100 Index(R) which is determined, composed and calculated by Nasdaq without regard to Licensee or the Target VIP Portfolio. Nasdaq has no obligation to take the needs of the Licensee, the owners of Units of the Target VIP Portfolio into consideration in determining, composing or calculating the Nasdaq-100 Index(R). The Corporations are not responsible for and have not participated in the determination of the timing of, prices at or quantities of the Target VIP Portfolio to be issued or in the determination or calculation of the equation by which the Target VIP Portfolio is to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the Target VIP Portfolio.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE NASDAQ-100 INDEX(R) OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE TARGET VIP PORTFOLIO OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NASDAQ-100 INDEX(R) OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NASDAQ-100 INDEX(R) OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

                                 First Trust(R)

                     Dow(R) Target 5 3Q '16 - Term 10/6/17
                   Dow(R) Target Dvd. 3Q '16 - Term 10/6/17
                     Global Target 15 3Q '16 - Term 10/6/17
                      S&P Target 24 3Q '16 - Term 10/6/17
                    S&P Target SMid 60 3Q '16 - Term 10/6/17
                    Target Divsd. Dvd. 3Q '16 - Term 10/6/17
                 Target Dvd. Multi-Strat. 3Q '16 - Term 10/6/17
                     Target Dbl. Play 3Q '16 - Term 10/6/17
                      Target Focus 4 3Q '16 - Term 10/6/17
                Target Global Dvd. Leaders 3Q '16 - Term 10/6/17
                      Target Growth 3Q '16 - Term 10/6/17
                       Target Triad 3Q '16 - Term 10/6/17
                        Target VIP 3Q '16 - Term 10/6/17
                 Value Line(R) Target 25 3Q '16 - Term 10/6/17
                                    FT 6230

                                    Sponsor:

                          First Trust Portfolios L.P.
                           Member SIPC o Member FINRA
                             120 East Liberty Drive
                            Wheaton, Illinois 60187
                                  800-621-1675

 FTPS Unit Servicing Agent:                      Trustee:

      FTP Services LLC                 The Bank of New York Mellon

   120 East Liberty Drive                   101 Barclay Street
  Wheaton, Illinois 60187                New York, New York 10286
 800-621-1675, dept. code 1                    800-813-3074
                                          24-Hour Pricing Line:
                                               800-446-0132
                                Please refer to the "Summary of Essential
                               Information" for each Trust's Product Code.

                        ________________________

When Units of the Trusts are no longer available, this prospectus may be used as a preliminary prospectus for a future series, in which case you should note the following:

THE INFORMATION IN THE PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE
  MAY NOT SELL, OR ACCEPT OFFERS TO BUY, SECURITIES OF A FUTURE SERIES UNTIL THAT SERIES HAS BECOME EFFECTIVE WITH THE SEC. NO SECURITIES CAN
           BE SOLD IN ANY STATE WHERE A SALE WOULD BE ILLEGAL.
                        ________________________

  This prospectus contains information relating to the above-mentioned unit investment trusts, but does not contain all of the information about this investment company as filed with the SEC in Washington, D.C.
                               under the:

             - Securities Act of 1933 (file no. 333-211283) and

             - Investment Company Act of 1940 (file no. 811-05903)

  Information about the Trusts, including their Codes of Ethics, can be reviewed and copied at the SEC's Public Reference Room in Washington,
 D.C. Information regarding the operation of the SEC's Public Reference
        Room may be obtained by calling the SEC at 202-942-8090.

 Information about the Trusts is available on the EDGAR Database on the
                         SEC's Internet site at
                           http://www.sec.gov.

                 To obtain copies at prescribed rates -

               Write: Public Reference Section of the SEC, 100 F Street, N.E.,
                      Washington, D.C. 20549
      e-mail address: publicinfo@sec.gov


                              July 8, 2016


           PLEASE RETAIN THIS PROSPECTUS FOR FUTURE REFERENCE

                             First Trust(R)

                              The FT Series

                         Information Supplement

This Information Supplement provides additional information concerning the structure, operations and risks of the unit investment trusts contained in FT 6230 not found in the prospectus for the Trusts. This Information Supplement is not a prospectus and does not include all of the information you should consider before investing in the Trusts. This Information Supplement should be read in conjunction with the prospectus for the Trust in which you are considering investing.


This Information Supplement is dated July 8, 2016. Capitalized terms have been defined in the prospectus.


                            Table of Contents

Dow Jones & Company, Inc.                                       1
Nasdaq, Inc.                                                    2
Value Line Publishing, Inc.                                     2
New York Stock Exchange                                         3
Risk Factors
   Securities                                                   3
   Dividends                                                    4
   REITs                                                        4
   Hong Kong and China                                          5
   United Kingdom                                               6
   Foreign Issuers                                              7
   Emerging Markets                                             8
   Exchange Rates                                               9
   Small and/or Mid Capitalization Companies                   12
Litigation
   Tobacco Industry                                            12
Concentrations
   Concentration Risk                                          13
   Consumer Products                                           13
   Financials                                                  13
   Information Technology                                      18
Securities
   The Dow(R) DART 5 Strategy Stocks                           19
   The Dow(R) Target 5 Strategy Stocks                         19
   The Dow(R) Target Dividend Strategy Stocks                  19
   European Target 20 Strategy Stocks                          21
   Global Target 15 Strategy Stocks                            22
   Nasdaq(R) Target 15 Strategy Stocks                         23
   NYSE(R) International Target 25 Strategy Stocks             24
   S&P Target 24 Strategy Stocks                               25
   S&P Target SMid 60 Strategy Stocks                          27
   Target Diversified Dividend Strategy Stocks                 30
   Target Global Dividend Leaders Strategy Stocks              33
   Target Growth Strategy Stocks                               36
   Target Small-Cap Strategy Stocks                            38
   Value Line(R) Target 25 Strategy Stocks                     40

Dow Jones & Company, Inc.

The Dow Jones Industrial Average, Dow Jones U.S. Select Dividend Index(sm), S&P 500(R) Index, S&P MidCap 400(R) Index and S&P SmallCap 600(R) Index (collectively, the "Licensed Indexes") are products of S&P Dow Jones Indices LLC ("SPDJI"), and have been licensed for use. Standard & Poor's(R), S&P(R), S&P 500(R), S&P MidCap 400(R) and S&P SmallCap 600(R) are registered trademarks of Standard & Poor's Financial Services LLC ("S&P"); DJIA(R), The Dow(R), Dow Jones(R), Dow Jones Industrial Average and Dow Jones U.S. Select Dividend Index(sm) are trademarks of Dow Jones Trademark Holdings LLC ("Dow Jones"); and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by First Trust Advisors L.P., an affiliate of ours. The

Trusts, in particular The Dow(R) Target 5 Portfolio, The Dow(R) Target Dividend Portfolio, Global Target 15 Portfolio, Target Dividend Multi-Strategy Portfolio, Target Double Play Portfolio, S&P Target 24 Portfolio, S&P Target SMid 60 Portfolio, Target Focus Four Portfolio and the Target VIP Portfolio (collectively, the "Trusts") are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, any of their respective affiliates (collectively, "S&P Dow Jones Indices"). S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of the Trusts or any member of the public regarding the advisability of investing in securities generally or in the Trusts particularly or the ability of the Licensed Indexes to track general market performance. S&P Dow Jones Indices' only relationship to First Trust Advisors L.P. with respect to the Licensed Indexes is the licensing of such indexes and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices or its licensors. The Licensed Indexes are determined, composed and calculated by S&P Dow Jones Indices without regard to First Trust Advisors L.P. or the Trusts. S&P Dow Jones Indices have no obligation to take the needs of First Trust Advisors L.P. or the owners of the Trusts into consideration in determining, composing or calculating the Licensed Indexes. S&P Dow Jones Indices is not responsible for and has not participated in the determination of the prices, and amount of the Trusts or the timing of the issuance or sale of the Trusts or in the determination or calculation of the equation by which the Trusts are to be converted into cash, surrendered or redeemed, as the case may be. S&P Dow Jones Indices has no obligation or liability in connection with the administration, marketing or trading of the Trusts. There is no assurance that investment products based on the Licensed Indexes will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group Inc. and its affiliates, a shareholder of S&P Dow Jones Indices LLC, may independently issue and/or sponsor financial products unrelated to Trusts, but which may be similar to and competitive with the Trusts. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the Dow Jones Industrial Average and the S&P 500 Index.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE LICENSED INDEXES OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY FIRST TRUST ADVISORS L.P., OWNERS OF THE TRUSTS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE LICENSED INDEXES OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND FIRST TRUST ADVISORS L.P., OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

Nasdaq, Inc.

The "Nasdaq 100(R)," "Nasdaq-100 Index(R)," and "Nasdaq(R)" are trade or service marks of Nasdaq, Inc. (which with its affiliates is the "Corporations") and are licensed for use by us. The Target VIP Portfolio has not been passed on by the Corporations as to its legality or suitability. The Target VIP Portfolio is not issued, endorsed, sold, or promoted by the Corporations. The Corporations make no warranties and bear no liability with respect to the Target VIP Portfolio.

Value Line Publishing LLC

Value Line Publishing LLC's ("VLP") only relationship to First Trust Portfolios L.P. and/or First Trust Advisors L.P. is VLP's licensing to First Trust Portfolios L.P. and/or First Trust Advisors L.P. of certain VLP trademarks and trade names and the Value Line(R) Timeliness(TM) Ranking System (the "System"), which is composed by VLP without regard to First Trust Portfolios L.P. or First Trust Advisors L.P., this Product or any investor. VLP has no obligation to take the needs of

First Trust Portfolios L.P. and/or First Trust Advisors L.P. or any investor in the Product into consideration in composing the System. The Product results may differ from the hypothetical or published results of the Value Line Timeliness Ranking System. VLP is not responsible for and has not participated in the determination of the prices and composition of the Product or the timing of the issuance for sale of the Product or in the calculation of the equations by which the Product is to be converted into cash.

VLP MAKES NO WARRANTY CONCERNING THE SYSTEM, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY PERSON'S INVESTMENT PORTFOLIO, OR ANY IMPLIED WARRANTIES ARISING FROM USAGE OF TRADE, COURSE OF DEALING OR COURSE OF PERFORMANCE, AND VLP MAKES NO WARRANTY AS TO THE POTENTIAL PROFITS OR ANY OTHER BENEFITS THAT MAY BE ACHIEVED BY USING THE SYSTEM OR ANY INFORMATION OR MATERIALS GENERATED THEREFROM. VLP DOES NOT WARRANT THAT THE SYSTEM WILL MEET ANY REQUIREMENTS OR THAT IT WILL BE ACCURATE OR ERROR-FREE. VLP ALSO DOES NOT GUARANTEE ANY USES, INFORMATION, DATA OR OTHER RESULTS GENERATED FROM THE SYSTEM OR THE PRODUCT. VLP HAS NO OBLIGATION OR LIABILITY (I) IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR TRADING OF THE PRODUCT; OR (II) FOR ANY LOSS, DAMAGE, COST OR EXPENSE SUFFERED OR INCURRED BY ANY INVESTOR OR OTHER PERSON OR ENTITY IN CONNECTION WITH THIS PRODUCT, AND IN NO EVENT SHALL VLP BE LIABLE FOR ANY LOST PROFITS OR OTHER CONSEQUENTIAL, SPECIAL, PUNITIVE, INCIDENTAL, INDIRECT OR EXEMPLARY DAMAGES IN CONNECTION WITH THE PRODUCT.

New York Stock Exchange

"NYSE(R)" is a registered trademark of, and "NYSE International 100 Index(SM)" is a service mark of, New York Stock Exchange, Inc. ("NYSE"). NYSE has no relationship to First Trust Portfolios L.P. other than the licensing of the "NYSE International 100 Index(SM)" and the trademark and service mark referenced above for use in connection with the NYSE(R) International Target 25 Strategy.

NYSE does not: sponsor, endorse, sell or promote the NYSE(R) International Target 25 Strategy; recommend that any person invest in the NYSE(R) International Target 25 Strategy or any other securities; have any responsibility or liability for or make any decision about the timing, amount or pricing of the NYSE(R) International Target 25 Strategy; have any responsibility or liability for the administration, management or marketing of the NYSE(R) International Target 25 Strategy; consider the needs of the NYSE(R) International Target 25 Strategy or the owners of the NYSE(R) International Target 25 Strategy in determining, composing or calculating the NYSE International 100 Index(SM) or have any obligation to do so.

NYSE will not have any liability in connection with the NYSE(R) International Target 25 Strategy. Specifically, NYSE does not make any warranty, express or implied, and NYSE disclaims any warranty about: the results to be obtained by the NYSE(R) International Target 25 Strategy, the owners of the NYSE(R) International Target 25 Strategy, or any other relevant person in connection with the use of the Index and the data included in the Index; the accuracy or completeness of the Index and its data; the merchantability or fitness for a particular purpose or use of the Index and its data. NYSE will have no liability for any errors, omissions or interruptions in the Index or its data. Under no circumstances will NYSE be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if NYSE knows that they might occur. The licensing agreement between First Trust Portfolios L.P. and NYSE is solely for their benefit and not for the benefit of the owners of the NYSE(R) International Target 25 Strategy or any other third parties.

Risk Factors

Securities. An investment in Units should be made with an understanding of the risks which an investment in common stocks entails, including the risk that the financial condition of the issuers of the Securities or the general condition of the relevant stock market may worsen, and the value of the Securities and therefore the value of the Units may decline. Common stocks are especially susceptible to general stock market movements and to volatile increases and decreases of value, as market confidence in and perceptions of the issuers change. These perceptions are based on unpredictable factors, including expectations regarding government, economic, monetary and fiscal policies, inflation and interest rates, economic expansion or contraction, and global or regional political, economic or banking crises. Both U.S. and foreign markets have experienced substantial volatility and significant declines recently as a result of certain or all of these factors.

Dividends. Shareholders of common stocks have rights to receive payments from the issuers of those common stocks that are generally subordinate to those of creditors of, or holders of debt obligations or preferred stocks of, such issuers. Shareholders of common stocks have a right to receive dividends only when and if, and in the amounts, declared by the issuer's board of directors and have a right to participate in amounts available for distribution by the issuer only after all other claims on the issuer have been paid or provided for. Common stocks do not represent an obligation of the issuer and, therefore, do not offer any assurance of income or provide the same degree of protection of capital as do debt securities. The issuance of additional debt securities or preferred stock will create prior claims for payment of principal, interest and dividends which could adversely affect the ability and inclination of the issuer to declare or pay dividends on its common stock or the rights of holders of common stock with respect to assets of the issuer upon liquidation or bankruptcy. Cumulative preferred stock dividends must be paid before common stock dividends, and any cumulative preferred stock dividend omitted is added to future dividends payable to the holders of cumulative preferred stock. Preferred stockholders are also generally entitled to rights on liquidation which are senior to those of common stockholders.


REITs. An investment in Units of the S&P Target 24 Portfolio, the S&P Target SMid 60 Portfolio, the Target Focus Four Portfolio, the Target Global Dividend Leaders Portfolio and the Target VIP Portfolio should be made with an understanding of risks inherent in an investment in U.S.- based REITs specifically and real estate generally (in addition to securities market risks). Generally, these include economic recession, the cyclical nature of real estate markets, competitive overbuilding, unusually adverse weather conditions, changing demographics, changes in governmental regulations (including tax laws and environmental, building, zoning and sales regulations), increases in real estate taxes or costs of material and labor, the inability to secure performance guarantees or insurance as required, the unavailability of investment capital and the inability to obtain construction financing or mortgage loans at rates acceptable to builders and purchasers of real estate. Additional risks include an inability to reduce expenditures associated with a property (such as mortgage payments and property taxes) when rental revenue declines, and possible loss upon foreclosure of mortgaged properties if mortgage payments are not paid when due.


REITs are financial vehicles that have as their objective the pooling of capital from a number of investors in order to participate directly in real estate ownership or financing. REITs are generally fully integrated operating companies that have interests in income-producing real estate. Equity REITs emphasize direct property investment, holding their invested assets primarily in the ownership of real estate or other equity interests. REITs obtain capital funds for investment in underlying real estate assets by selling debt or equity securities in the public or institutional capital markets or by bank borrowing. Thus, the returns on common equities of REITs will be significantly affected by changes in costs of capital and, particularly in the case of highly "leveraged" REITs (i.e., those with large amounts of borrowings outstanding), by changes in the level of interest rates. The objective of an equity REIT is to purchase income-producing real estate properties in order to generate high levels of cash flow from rental income and a gradual asset appreciation, and they typically invest in properties such as office, retail, industrial, hotel and apartment buildings and healthcare facilities.

REITs are a creation of the tax law. REITs essentially operate as a corporation or business trust with the advantage of exemption from corporate income taxes provided the REIT satisfies the requirements of Sections 856 through 860 of the Internal Revenue Code. The major tests for tax-qualified status are that the REIT (i) be managed by one or more trustees or directors, (ii) issue shares of transferable interest to its owners, (iii) have at least 100 shareholders, (iv) have no more than 50% of the shares held by five or fewer individuals, (v) invest substantially all of its capital in real estate related assets and derive substantially all of its gross income from real estate related assets and (vi) distributed at least 95% of its taxable income to its shareholders each year. If a REIT should fail to qualify for such tax status, the related shareholders (including such Trust) could be adversely affected by the resulting tax consequences.

The underlying value of the Securities and a Trust's ability to make distributions to Unit holders may be adversely affected by changes in national economic conditions, changes in local market conditions due to changes in general or local economic conditions and neighborhood characteristics, increased competition from other properties, obsolescence of property, changes in the availability, cost and terms of mortgage funds, the impact of present or future environmental legislation and compliance with environmental laws, the ongoing need for capital improvements, particularly in older properties, changes in real estate tax rates and other operating expenses, regulatory and economic impediments to raising rents, adverse changes in governmental rules and fiscal policies, dependency on management skill, civil unrest, acts of God, including earthquakes, fires and other natural disasters (which may result in uninsured losses), acts of war, adverse changes in zoning laws, and other factors which are beyond the control of the issuers of REITs. The value of REITs may at times be particularly sensitive to devaluation in the event of rising interest rates.

REITs may concentrate investments in specific geographic areas or in specific property types, i.e., hotels, shopping malls, residential complexes, office buildings and timberlands. The impact of economic conditions on REITs can also be expected to vary with geographic location and property type. Investors should be aware that REITs may not be diversified and are subject to the risks of financing projects. REITs are also subject to defaults by borrowers, self-liquidation, the market's perception of the REIT industry generally, and the possibility of failing to qualify for pass-through of income under the Internal Revenue Code, and to maintain exemption from the Investment Company Act of 1940. A default by a borrower or lessee may cause a REIT to experience delays in enforcing its right as mortgagee or lessor and to incur significant costs related to protecting its investments. In addition, because real estate generally is subject to real property taxes, REITs may be adversely affected by increases or decreases in property tax rates and assessments or reassessments of the properties underlying REITs by taxing authorities. Furthermore, because real estate is relatively illiquid, the ability of REITs to vary their portfolios in response to changes in economic and other conditions may be limited and may adversely affect the value of the Units. There can be no assurance that any REIT will be able to dispose of its underlying real estate assets when advantageous or necessary.

The issuer of REITs generally maintains comprehensive insurance on presently owned and subsequently acquired real property assets, including liability, fire and extended coverage. However, certain types of losses may be uninsurable or not be economically insurable as to which the underlying properties are at risk in their particular locales. There can be no assurance that insurance coverage will be sufficient to pay the full current market value or current replacement cost of any lost investment. Various factors might make it impracticable to use insurance proceeds to replace a facility after it has been damaged or destroyed. Under such circumstances, the insurance proceeds received by a REIT might not be adequate to restore its economic position with respect to such property.

Under various environmental laws, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator caused or knew of the presence of such hazardous or toxic substances and whether or not the storage of such substances was in violation of a tenant's lease. In addition, the presence of hazardous or toxic substances, or the failure to remediate such property properly, may adversely affect the owner's ability to borrow using such real property as collateral. No assurance can be given that REITs may not be presently liable or potentially liable for any such costs in connection with real estate assets they presently own or subsequently acquire.

Hong Kong and China. Hong Kong's free market economy is highly dependent on international trade and finance. The value of the goods and services trade, which includes a large share of re-exports, is about four times GDP. Hard alcohol, tobacco, hydrocarbon oil, and methyl alcohol are the only four commodities which are subject to excise duties by Hong Kong. Hong Kong does not have any quotas or dumping laws. Due to Hong Kong's open economy, Hong Kong was exposed to the global economic slowdown that began in 2008. Hong Kong has increasingly sought integration with China through trade, tourism, and financial links. Although this integration helped Hong Kong to recover more quickly than anticipated initially, Hong Kong again faces a possible slowdown as exports to Europe and the United States have decreased.

Hong Kong's government promotes the Special Administrative Region (SAR) as be the site for Chinese renminbi (RMB) internationalization. Residents of Hong Kong are now permitted to establish RMB-denominated savings accounts. Further, RMB-denominated corporate and Chinese government bonds have been issued in Hong Kong and RMB trade settlement is now allowed in Hong Kong. In 2010, due to the growth of earnings from exports to China, Hong Kong far exceeded the RMB conversion quota set by Beijing for trade settlements. Deposits of RMB grew to roughly 9.1% of Hong Kong's total system deposits by the end of 2012, which was an increase of 59% from 2011. Hong Kong's government is pursuing efforts to introduce additional use of RMB in its financial markets and is seeking to expand the Beijing set RMB quota.

China has long been Hong Kong's largest trading partner and China accounts for roughly half of Hong Kong's exports by value. Natural resources are limited in Hong Kong, which creates the need for food and raw material imports. China has eased travel restrictions to Hong Kong and as a result the number of tourists from China to travel to Hong Kong has greatly increased from 4.5 million in 2001 to 34.9 million in 2012. In 2012, tourists from China outnumbered visitors from all other countries combined. Hong Kong has also established the Hong Kong Stock Exchange as the premier stock market for Chinese firms who seek to list abroad. In 2012, companies from mainland China constituted close to 46.6% of the firms listed on the Hong Kong Stock Exchange. These companies also accounted for about 57.4% of the Exchange's market capitalization. In the past decade, the service industry in Hong Kong has grown rapidly as Hong Kong's manufacturing industry moved to mainland China. Economic growth slowed to 5% in 2011, and further to less than 2% in 2012. Inflation rose to 4.1% in 2012 as a result of credit expansion and tight housing supply conditions. Lower and middle income segments of the population are increasingly unable to afford adequate housing. Hong Kong's currency is linked closely to the United States dollar, maintaining an arrangement established in 1983.

Since 1978, China has gradually transformed from a closed, centrally planned system to a system that is more market-oriented and that plays a major global role. In 2010, China became the largest exporter in the world. The reforms in China began with the phase-out of collectivized agriculture, and has expanded to include the gradual liberalization of prices, fiscal decentralization, increased autonomy for state enterprises, creation of a modern banking system, development of stock markets, growth of the private sector, and opening to foreign trade and investment. In recent years, China has again supported state-owned enterprises in sectors China considers important to "economic security." This renewed support includes a focus on fostering globally competitive industries. GDP has increased more than tenfold due to the efficiency gains that resulted from the restructuring of the economy that began in 1978. In 2014, China passed the United States as the largest economy in the world, based on purchasing price parity, for the first time in modern history.

After linking its currency closely to the U.S. dollar for years, China converted to an exchange rate system that references a basket of currencies in July 2005. From the middle of 2005 to late 2008, the RMB appreciated more than 20% against the United States dollar. However, from the start of the global financial crisis until June 2010, the exchange rate remained pegged to the United States dollar. After June 2010, Beijing allowed the resumption of gradual appreciation and in 2014, the People's Bank of China doubled the daily trading band within which the RMB is allowed to fluctuate. In August 2015, China allowed a 3% devaluation in the RMB against the U.S. dollar.

In addition to having a per capita income below the world average, the Chinese government faces a number of economic challenges. To overcome these economic challenges, China must reduce the high domestic savings rate and increase the correspondingly low domestic demand, provide higher-wage job opportunities for the striving middle class and increasing number of college graduates, reduce corruption and other economic crimes, and contain environmental damage and social strife resulting from the economy's rapid transformation. Coastal provinces in China have experienced greater economic development than the interior provinces. By 2014, more than 274 million migrant workers in search of work and their dependents had relocated to urban areas. The population control policy in China has caused China to now be one of the most rapidly aging countries in the world. Another long-term problem is the deterioration in the environment, which includes air pollution, soil erosion, and the steady fall of the water table, especially in the north. Further, economic development and erosion continue to destroy arable land in China. The Chinese government is seeking to add energy production capacity by focusing on sources such as nuclear and alternative energy development, rather than coal and oil.

Policy makers are currently challenged by debt still remaining from the stimulus program, industrial overcapacity, inefficient allocation of capital by state-owned banks and the slow recovery of the country's trading partners. The challenges are converging to slow growth in China. China has made little progress towards the goals set forth of the 12th Five-Year Plan and reiterated at the Communist Party's "Third Plenum" meeting in November 2013. The plan was adopted in March 2011 and emphasizes continued economic reforms and the need to increase domestic consumption in order to decrease dependence on fixed investments, exports and heavy industry in the future.

President XI Jingping's new government has shown a greater willingness to promote reforms focused on China's long-term economic health, including allowing the market to have a more decisive role in allocating resources. China agreed to limit carbon dioxide emissions by 2030. In addition, China implemented economic reforms in 2014 which included passing legislation to allow local governments to issue bonds, opening several state-owned enterprises to encourage private investment, loosening the one-child policy, passing harsher pollution fines and reducing bureaucratic obstacles to action.


United Kingdom. The United Kingdom is a leading global trading power and financial center. The United Kingdom is the third largest economy in Europe after Germany and France. In the United Kingdom, agriculture is intensive, highly mechanized, and efficient as compared to European standards. Agriculture produces about 60% of United Kingdom food needs while making use of less than 2% of the labor force. The United Kingdom became a net importer of energy in 2005. Although the United Kingdom has large coal, natural gas, and oil resources, its oil and natural gas reserves are declining. Key drivers of British GDP growth are services, particularly banking, insurance, and business services. However, manufacturing continues to decline in importance, but still accounts for about 10% of economic output.

In 2008, due to the importance of its financial sector, the global financial crisis hit the economy in the United Kingdom particularly hard. Sharp declines in home prices, high consumer debt, and the global economic slowdown compounded Britain's economic problems. The economy was pushed into recession in the second half of 2008 and prompted the then Prime Minister Gordon Brown-led (Labour) government to implement a number of measures. Aimed to stimulate the economy and stabilize the financial markets, these measures included nationalizing parts of the banking system, temporarily cutting taxes, suspending public sector borrowing rules, and moving forward public spending on capital projects. In the face of growing public deficits and debt levels, the Prime Minister David Cameron-led coalition government (between Conservatives and Liberal Democrats) initiated an austerity program in 2010, which also continued under the new Conservative majority government. Despite this program, the deficit still remains one of the highest in the G7, at 5.1% of GDP in 2015. The government intends to eliminate the deficit by 2020, through the use of additional cuts to public spending and welfare benefits, and has also pledged to lower the corporation tax from 20% to 18% by 2020.

In 2012, the economy struggled with weak consumer spending and subdued business investment. However, in 2013, GDP grew 1.7% and in 2014, GDP grew 2.6%, a higher rate than expected, due to greater consumer spending and a recovering housing market. Staring in late 2015, the Bank of England began to weigh increases to historically low interest rates against the potential to damage economic growth. The United Kingdom is one of the fastest growing economies in the G7; however economists are concerned about the potential negative impact of the United Kingdom vote to leave the European Union. The United Kingdom and other European Union members have extensive trade relationships and economic observers have warned that an exit could endanger the United Kingdom's position as the central location for European financial services


Foreign Issuers. The following section applies to individual Trusts which contain Securities issued by, or invest in securities issued by, foreign entities. Since certain of the Securities held by the Trust consist of, or invest in, securities issued by foreign entities, an investment in the Trust involves certain investment risks that are different in some respects from an investment in a trust which invests solely in the securities of domestic entities. These investment risks include future political or governmental restrictions which might adversely affect the payment or receipt of payment of dividends on the relevant Securities, the possibility that the financial condition of the issuers of the Securities may become impaired or that the general condition of the relevant stock market may worsen (both of which would contribute directly to a decrease in the value of the Securities and thus in the value of the Units), the limited liquidity and relatively small market capitalization of the relevant securities market, expropriation or confiscatory taxation, economic uncertainties and foreign currency devaluations and fluctuations. In addition, for foreign issuers that are not subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, there may be less publicly available information than is available from a domestic issuer. Also, foreign issuers are not necessarily subject to uniform accounting, auditing and financial reporting standards, practices and requirements comparable to those applicable to domestic issuers. The securities of many foreign issuers are less liquid and their prices more volatile than securities of comparable domestic issuers. In addition, fixed brokerage commissions and other transaction costs on foreign securities exchanges are generally higher than in the United States and there is generally less government supervision and regulation of exchanges, brokers and issuers in foreign countries than there is in the United States. However, due to the nature of the issuers of the Securities selected for the Trust, the Sponsor believes that adequate information will be available to allow the Supervisor to provide portfolio surveillance for the Trust.

Securities issued by non-U.S. issuers may pay interest and/or dividends in foreign currencies and may be principally traded in foreign currencies. Therefore, there is a risk that the U.S. dollar value of these interest and/or dividend payments and/or securities will vary with fluctuations in foreign exchange rates.

On the basis of the best information available to the Sponsor at the present time, none of the Securities in the Trust are subject to exchange control restrictions under existing law which would materially interfere with payment to the Trust of dividends due on, or proceeds from the sale of, the Securities. However, there can be no assurance that exchange control regulations might not be adopted in the future which might adversely affect payment to the Trust. The adoption of exchange control regulations and other legal restrictions could have an adverse impact on the marketability of international securities in the Trust and on the ability of the Trust to satisfy its obligation to redeem Units tendered to the Trustee for redemption. In addition, restrictions on the settlement of transactions on either the purchase or sale side, or both, could cause delays or increase the costs associated with the purchase and sale of the foreign Securities and correspondingly could affect the price of the Units.

Investors should be aware that it may not be possible to buy all Securities at the same time because of the unavailability of any Security, and restrictions applicable to the Trust relating to the purchase of a Security by reason of the federal securities laws or otherwise.

Foreign securities generally have not been registered under the Securities Act of 1933 and may not be exempt from the registration requirements of such Act. Sales of non-exempt Securities by the Trust in the United States securities markets are subject to severe restrictions and may not be practicable. Accordingly, sales of these Securities by the Trust will generally be effected only in foreign securities markets. Although the Sponsor does not believe that the Trust will encounter obstacles in disposing of the Securities, investors should realize that the Securities may be traded in foreign countries where the securities markets are not as developed or efficient and may not be as liquid as those in the United States. The value of the Securities will be adversely affected if trading markets for the Securities are limited or absent.

Emerging Markets. An investment in Units of certain of the Trusts should be made with an understanding of the risks inherent with investing in certain smaller and emerging markets. Compared to more mature markets, some emerging markets may have a low level of regulation, enforcement of regulations and monitoring of investors' activities. Those activities may include practices such as trading on material non-public information. The securities markets of developing countries are not as large as the more established securities markets and have substantially less trading volume, resulting in a lack of liquidity and high price volatility. There may be a high concentration of market capitalization and trading volume in a small number of issuers representing a limited number of industries as well as a high concentration of investors and financial intermediaries. These factors may adversely affect the timing and pricing of the acquisition or disposal of securities.

In certain emerging markets, registrars are not subject to effective government supervision nor are they always independent from issuers. The possibility of fraud, negligence, undue influence being exerted by the issuer or refusal to recognize ownership exists, which, along with other factors, could result in the registration of a shareholding being completely lost. Investors should therefore be aware that the Trust could suffer loss arising from these registration problems. In addition, the legal remedies in emerging markets are often more limited than the remedies available in the United States.

Practices pertaining to the settlement of securities transactions in emerging markets involve higher risks than those in developed markets, in large part because of the need to use brokers and counterparties who are less well capitalized, and custody and registration of assets in some countries may be unreliable. As a result, brokerage commissions and other fees are generally higher in emerging markets and the procedures and rules governing foreign transactions and custody may involve delays in payment, delivery or recovery of money or investments. Delays in settlement could result in investment opportunities being missed if the Trust is unable to acquire or dispose of a security. Certain foreign investments may also be less liquid and more volatile than U.S. investments, which may mean at times that such investments are unable to be sold at desirable prices.

Political and economic structures in emerging markets often change rapidly, which may cause instability. In adverse social and political circumstances, governments have been involved in policies of expropriation, confiscatory taxation, nationalization, intervention in the securities market and trade settlement, and imposition of foreign investment restrictions and exchange controls, and these could be repeated in the future. In addition to withholding taxes on investment income, some governments in emerging markets may impose different capital gains taxes on foreign investors. Foreign investments may also be subject to the risks of seizure by a foreign government and the imposition of restrictions on the exchange or export of foreign currency. Additionally, some governments exercise substantial influence over the private economic sector and the political and social uncertainties that exist for many developing countries are considerable.

Another risk common to most developing countries is that the economy is heavily export oriented and, accordingly, is dependent upon international trade. The existence of overburdened infrastructures and obsolete financial systems also presents risks in certain countries, as do environmental problems. Certain economies also depend to a large degree upon exports of primary commodities and, therefore, are vulnerable to changes in commodity prices which, in turn, may be affected by a variety of factors.

Exchange Rates. The Global Target 15 Portfolio, the Target Dividend Multi-Strategy Portfolio and the Target VIP Portfolio contain Securities that are principally traded in foreign currencies and as such, involve investment risks that are substantially different from an investment in a fund which invests in securities that are principally traded in United States dollars. The United States dollar value of the portfolio (and hence of the Units) and of the distributions from the portfolio will vary with fluctuations in the United States dollar foreign exchange rates for the relevant currencies. Most foreign currencies have fluctuated widely in value against the United States dollar for many reasons, including supply and demand of the respective currency, the rate of inflation in the respective economies compared to the United States, the impact of interest rate differentials between different currencies on the movement of foreign currency rates, the balance of imports and exports goods and services, the soundness of the world economy and the strength of the respective economy as compared to the economies of the United States and other countries.

The post-World War II international monetary system was, until 1973, dominated by the Bretton Woods Treaty which established a system of fixed exchange rates and the convertibility of the United States dollar into gold through foreign central banks. Starting in 1971, growing volatility in the foreign exchange markets caused the United States to abandon gold convertibility and to effect a small devaluation of the United States dollar. In 1973, the system of fixed exchange rates between a number of the most important industrial countries of the world, among them the United States and most Western European countries, was completely abandoned. Subsequently, major industrialized countries have adopted "floating" exchange rates, under which daily currency valuations depend on supply and demand in a freely fluctuating international market. Many smaller or developing countries have continued to "peg" their currencies to the United States dollar although there has been some interest in recent years in "pegging" currencies to "baskets" of other currencies or to a Special Drawing Right administered by the International Monetary Fund. In Europe, the euro has been developed. Currencies are generally traded by leading international commercial banks and institutional investors (including corporate treasurers, money managers, pension funds and insurance companies). From time to time, central banks in a number of countries also are major buyers and sellers of foreign currencies, mostly for the purpose of preventing or reducing substantial exchange rate fluctuations.

Exchange rate fluctuations are partly dependent on a number of economic factors including economic conditions within countries, the impact of actual and proposed government policies on the value of currencies, interest rate differentials between the currencies and the balance of imports and exports of goods and services and transfers of income and capital from one country to another. These economic factors are influenced primarily by a particular country's monetary and fiscal policies (although the perceived political situation in a particular country may have an influence as well-particularly with respect to transfers of capital). Investor psychology may also be an important determinant of currency fluctuations in the short run. Moreover, institutional investors trying to anticipate the future relative strength or weakness of a particular currency may sometimes exercise considerable speculative influence on currency exchange rates by purchasing or selling large amounts of the same currency or currencies. However, over the long term, the currency of a country with a low rate of inflation and a favorable balance of trade should increase in value relative to the currency of a country with a high rate of inflation and deficits in the balance of trade.

The following tables set forth, for the periods indicated, the range of fluctuation concerning the equivalent U.S. dollar rates of exchange and end-of-month equivalent U.S. dollar rates of exchange for the United Kingdom pound sterling, the Hong Kong dollar, the euro, the Japanese Yen, the Singapore dollar and the Australian dollar:

                                               Foreign Exchange Rates

                                    Range of Fluctuations in Foreign Currencies

               United Kingdom
Annual        Pound Sterling/        Hong Kong/          Euro/       Japanese Yen/       Singapore/      Australia/
Period          U.S. Dollar          U.S. Dollar      U.S. Dollar     U.S. Dollar       U.S. Dollar     U.S. Dollar
_________     _______________      _____________     ____________    _____________      ___________     ___________
1983          0.616-0.707          6.480-8.700
1984          0.670-0.864          7.774-8.869
1985          0.672-0.951          7.729-7.826
1986          0.643-0.726          7.768-7.819
1987          0.530-0.680          7.751-7.822
1988          0.525-0.601          7.764-7.825
1989          0.548-0.661          7.775-7.817
1990          0.504-0.627          7.740-7.817
1991          0.499-0.624          7.716-7.803
1992          0.498-0.667          7.697-7.781
1993          0.630-0.705          7.722-7.766
1994          0.610-0.684          7.723-7.748
1995          0.610-0.653          7.726-7.763                        80.630-104.550    1.389-1.466     1.289-1.411
1996          0.583-0.670          7.726-7.742                       103.450-116.210    1.394-1.426     1.225-1.363
1997          0.584-0.633          7.725-7.750                       111.260-130.880    1.399-1.699     1.253-1.538
1998          0.584-0.620          7.735-7.750                       113.600-147.260    1.584-1.792     1.456-1.799
1999          0.597-0.646          7.746-7.775       0.845-0.999     101.640-124.330    1.654-1.736     1.488-1.639
2000          0.605-0.715          7.774-7.800       0.967-1.209     101.450-114.410    1.656-1.759     1.497-1.963
2001          0.665-0.728          7.797-7.800       1.045-1.196     113.580-131.790    1.727-1.856     1.749-2.088
2002          0.621-0.710          7.798-7.800       0.953-1.164     115.810-134.710    1.733-1.852     1.738-1.973
2003          0.560-0.643          7.706-7.800       0.794-0.965     106.980-121.690    1.700-1.784     1.330-1.779
2004          0.514-0.570          7.763-7.800       0.733-0.846     102.080-114.520    1.631-1.728     1.252-1.465
2005          0.518-0.583          7.752-7.800       0.743-0.857     102.050-121.040    1.619-1.706     1.252-1.381
2006          0.505-0.581          7.751-7.793       0.749-0.846     109.790-119.790    1.534-1.661     1.264-1.418
2007          0.474-0.521          7.750-7.830       0.672-0.776     107.410-123.890    1.439-1.545     1.071-1.298
2008          0.492-0.695          7.750-7.815       0.625-0.803      87.240-111.650    1.348-1.530     1.021-1.663
2009          0.598-0.727          7.750-7.760       0.661-0.798      86.410-100.990    1.380-1.555     1.067-1.587
2010          0.611-0.698          7.751-7.805       0.689-0.839     80.400-  94.610    1.282-1.424     0.977-1.234
2011          0.599-0.652          7.763-7.809       0.674-0.775     75.820-  85.490    1.201-1.320     0.907-1.050
2012          0.614-0.653          7.750-7.770       0.743-0.829     76.200-  86.750    1.216-1.297     0.925-1.031
2013          0.604-0.673          7.751-7.765       0.725-0.782      86.700-105.310    1.221-1.284     0.944-1.129
2014          0.583-0.644          7.769-7.750       0.718-0.827     100.980-121.460    1.237-1.326     1.053-1.234
2015          0.649-0.679          7.750-7.753       0.895-0.946     119.880-123.110    1.401-1.422     1.372-1.425

Source: Bloomberg L.P.

                                                 End of Month Exchange Rates
                                                   for Foreign Currencies

               United Kingdom
Monthly       Pound Sterling/        Hong Kong/          Euro/       Japanese Yen/       Singapore/      Australia/
Period          U.S. Dollar          U.S. Dollar      U.S. Dollar     U.S. Dollar       U.S. Dollar     U.S. Dollar
_________     _______________      _____________     ____________    _____________      ___________     ___________
2013:
 January           .631              7.755             .736             91.710             1.238          0.959
 February          .660              7.755             .766             92.560             1.239          0.979
 March             .658              7.764             .780             94.220             1.240          0.960
 April             .644              7.760             .759             97.450             1.232          0.964
 May               .658              7.763             .769            100.450             1.264          1.045
 June              .657              7.757             .769             99.140             1.268          1.094
 July              .658              7.756             .752             97.880             1.271          1.113
 August            .645              7.755             .756             98.170             1.275          1.123
 September         .618              7.756             .739             98.270             1.256          1.073
 October           .623              7.753             .736             98.360             1.242          1.058
 November          .611              7.753             .736            102.440             1.256          1.098
 December          .604              7.754             .728            105.310             1.263          1.121
2014:
 January           .608              7.765             .742            102.040             1.277          1.142
 February          .597              7.760             .725            101.800             1.268          1.121
 March             .600              7.757             .726            103.230             1.258          1.079
 April             .593              7.753             .721            102.240             1.254          1.077
 May               .597              7.753             .733            101.770             1.254          1.074
 June              .585              7.750             .730            101.330             1.247          1.060
 July              .592              7.750             .747            102.800             1.248          1.076
 August            .602              7.750             .761            104.090             1.249          1.071
 September         .617              7.765             .792            109.650             1.276          1.143
 October           .625              7.755             .798            112.320             1.286          1.137
 November          .639              7.754             .803            118.630             1.304          1.176
 December          .642              7.755             .827            119.780             1.325          1.223
2015:
 January           .664              7.752             .886            117.490             1.354          1.288
 February          .648              7.756             .893            119.630             1.363          1.281
 March             .675              7.752             .932            120.130             1.372          1.315
 April             .651              7.751             .891            119.380             1.324          1.265
 May               .654              7.753             .910            124.150             1.348          1.308
 June              .636              7.752             .897            122.500             1.347          1.298
 July              .640              7.753             .910            123.890             1.372          1.368
 August            .652              7.750             .892            121.230             1.412          1.406
 September         .661              7.750             .895            119.880             1.422          1.425
 October           .648              7.751             .909            120.620             1.401          1.401
 November          .664              7.753             .947            123.110             1.411          1.384
 December          .679              7.751             .921            120.220             1.419          1.372
2016:
 January           .702              7.786             .923            121.140             1.424          1.412
 February          .719              7.776             .920            112.690             1.407          1.400
 March             .696              7.757             .879            112.570             1.348          1.306
 April             .684              7.757             .873            106.500             1.344          1.315
 May               .690              7.771             .898            110.730             1.378          1.382
 June              .751              7.759             .900            103.200             1.347          1.342

Source: Bloomberg L.P.

The Evaluator will estimate current exchange rates for the relevant currencies based on activity in the various currency exchange markets. However, since these markets are volatile and are constantly changing, depending on the activity at any particular time of the large international commercial banks, various central banks, large multi-national corporations, speculators and other buyers and sellers of foreign currencies, and since actual foreign currency transactions may not be instantly reported, the exchange rates estimated by the Evaluator may not be indicative of the amount in United States dollars the Trusts would receive had the Trustee sold any particular currency in the market. The foreign exchange transactions of the Trusts will be conducted by the Trustee with foreign exchange dealers acting as principals on a spot (i.e., cash) buying basis. Although foreign exchange dealers trade on a net basis, they do realize a profit based upon the difference between the price at which they are willing to buy a particular currency (bid price) and the price at which they are willing to sell the currency (offer price).

Small and/or Mid Capitalization Companies. The following section applies to individual Trusts which contain Securities issued by, or invest in Securities that hold securities issued by, small and/or mid capitalization companies. While historically stocks of small and mid capitalization companies have outperformed the stocks of large companies, the former have customarily involved more investment risk as well. Such companies may have limited product lines, markets or financial resources; may lack management depth or experience; and may be more vulnerable to adverse general market or economic developments than large companies. Some of these companies may distribute, sell or produce products which have recently been brought to market and may be dependent on key personnel.

The prices of small and mid cap company securities are often more volatile than prices associated with large company issues, and can display abrupt or erratic movements at times, due to limited trading volumes and less publicly available information. Also, because such companies normally have fewer shares outstanding and these shares trade less frequently than large companies, it may be more difficult for the Trusts which contain these Securities to buy and sell significant amounts of such shares without an unfavorable impact on prevailing market prices.

Litigation

Tobacco Industry. Certain of the issuers of Securities held by the Trust may be involved in the manufacture, distribution and sale of tobacco products. Pending litigation proceedings against such issuers in the United States and abroad cover a wide range of matters including product liability and consumer protection. Damages claimed in such litigation alleging personal injury (both individual and class actions), and in health cost recovery cases brought by governments, labor unions and similar entities seeking reimbursement for healthcare expenditures, aggregate many billions of dollars.

In November 1998, five of the largest tobacco companies in the United States entered into the Tobacco Master Settlement Agreement ("MSA") with 46 states to settle state lawsuits to recover costs associated with treating smoking-related illnesses. According to the MSA, the tobacco industry is projected to pay the settling states in excess of $200 billion over 25 years. Four states settled their tobacco cases separately from the MSA.

In March 2001, five states initiated court proceedings to stop R.J. Reynolds Tobacco Company ("R.J. Reynolds") from violating provisions of the MSA. The lawsuits, filed in state courts of Arizona, California, New York, Ohio and Washington, seek enforcement of restrictions on marketing, advertising and promotional activities that R.J. Reynolds agreed to under the terms of the MSA. In June 2002, a California court ruled that R.J. Reynolds unlawfully placed cigarette ads in magazines with a large percentage of readers aged 12-17, in violation of the MSA. As a result, R.J. Reynolds was ordered to pay $20 million in sanctions plus attorneys' fees and costs. An Arizona court also found R.J. Reynolds had violated the MSA. In July 2004, R.J. Reynolds and Brown & Williamson Tobacco Corporation ("B&W") combined R.J. Reynolds and the U.S. assets, liabilities and operations of B&W to form Reynolds American Inc.

On December 15, 2005, the Illinois Supreme Court reversed a $10.1 billion verdict against Altria Group's Philip Morris USA division ("Philip Morris") in what is known as the Price case, ordering a lower court to dismiss the case in which the company was accused of defrauding customers into thinking "light" cigarettes were safer than regular ones. The Court held that the Federal Trade Commission specifically authorized the use of "light" and "low tar" to describe the cigarettes, and, therefore, Philip Morris is not liable under the Illinois Consumer Fraud Act, even if the terms may be deemed false, deceptive or misleading. The case was decided on the basis of a state statute and not federal preemption. The initial $10.1 billion judgment in the Price case was handed down against Philip Morris by a trial court judge in March 2003. The Illinois Supreme Court took the unusual step of bypassing the appellate court in hearing the case on appeal directly from the trial court. The size of the original award put the company at risk for filing bankruptcy protection. In addition, because Philip Morris accounts for more than half of the annual tobacco-settlement payments to the states under the 1998 MSA, such payments could have been in jeopardy. On May 5, 2006 the Illinois Supreme Court denied the plaintiff's motion for a rehearing, and on November 27, 2006 the Supreme Court of the United States denied certiorari.

In a suit brought by the Department of Justice against Altria and other cigarette companies, a U.S. District Court ruled on August 17, 2006, that the defendants violated the Racketeer Influenced and Corrupt

Organizations Act ("RICO"). However, the court refused to grant the $10 billion smoking cessation campaign and $4 billion youth counter-marketing campaign remedies requested by the government. The court did rule that Philip Morris must remove "light" and "ultra light" from its packaging. Altria is appealing this verdict.

On July 6, 2006, the Florida Supreme Court decertified a class and overturned a trial court's $145 billion punitive damages award against Philip Morris as excessive and improper as a matter of law.

On December 15, 2008 the Supreme Court of the United States ruled that consumers may sue Philip Morris under state unfair trade laws. The Court held that neither the Federal Trade Commission's actions nor the Labeling Act, which sets forth the required cigarette warning labels, preempted a lawsuit based on state law. The Court noted that the Labeling Act mandates labels aimed at providing adequate health warnings, and it bars states from requiring additional health warnings. But the Labeling Act does not prevent claims that cigarettes labeled as "light" or "low tar" are fraudulent, deceptive or misleading.

Additional pending and future litigation and/or legislation could adversely affect the value, operating revenues, financial position and sustainability of tobacco companies. The Sponsor is unable to predict the outcome of litigation pending against tobacco companies or how the current uncertainty concerning regulatory and legislative measures will ultimately be resolved. These and other possible developments may have a significant impact upon both the price of such Securities and the value of Units of Trusts containing such Securities.

Concentrations

Concentration Risk. When at least 25% of a trust's portfolio is invested in securities issued by companies within a single sector, the trust is considered to be concentrated in that particular sector. A portfolio concentrated in one or more sectors may present more risks than a portfolio broadly diversified over several sectors. If your Trust is concentrated in one or more sectors you should understand the risks of an investment in such sectors.


The Dow(R) Target Dividend Portfolio, the Global Target 15 Portfolio, the S&P Target SMid 60 Portfolio, the Target Dividend Multi-Strategy Portfolio, the Target Focus Four Portfolio and the Target Global Dividend Leaders Portfolio are concentrated in stocks of financial companies. The S&P Target 24 Portfolio, the Target Double Play Portfolio, the Target Growth Portfolio, the Target Triad Portfolio and the Target VIP Portfolio are concentrated in stocks of consumer product companies. The Value Line(R) Target 25 Portfolio is concentrated in stocks of consumer product and information technology companies.


Consumer Products. Risks inherent in an investment in the consumer products sector include the cyclicality of revenues and earnings, changing consumer demands, regulatory restrictions, product liability litigation and other litigation resulting from accidents, extensive competition (including that of low-cost foreign competition), unfunded pension fund liabilities and employee and retiree benefit costs and financial deterioration resulting from leveraged buy-outs, takeovers or acquisitions. In general, expenditures on consumer products will be affected by the economic health of consumers. A weak economy with its consequent effect on consumer spending would have an adverse effect on consumer products companies. Other factors of particular relevance to the profitability of the sector are the effects of increasing environmental regulation on packaging and on waste disposal, the continuing need to conform with foreign regulations governing packaging and the environment, the outcome of trade negotiations and the effect on foreign subsidies and tariffs, foreign exchange rates, the price of oil and its effect on energy costs, inventory cutbacks by retailers, transportation and distribution costs, health concerns relating to the consumption of certain products, the effect of demographics on consumer demand, the availability and cost of raw materials and the ongoing need to develop new products and to improve productivity.

Financials. Banks, thrifts and their holding companies are especially subject to the adverse effects of economic recession; volatile interest rates; portfolio concentrations in geographic markets, in commercial and residential real estate loans or any particular segment or industry; and competition from new entrants in their fields of business. Banks and thrifts are highly dependent on net interest margin. Banks and thrifts traditionally receive a significant portion of their revenues from consumer mortgage fee income as a result of activity in mortgage and refinance markets. During the financial crisis that began in 2007, economic conditions in the real estate markets deteriorated, leading to asset write-offs and decreased liquidity in the credit markets, which can have a substantial negative effect upon banks and thrifts because they generally have a portion of their assets invested in loans secured by real estate. Difficulties in the mortgage and broader credit markets resulted in decreases in the availability of funds. Financial performance of many banks and thrifts, especially in securities collateralized by mortgage loans deteriorated as well. While an improving economy and low interest rates have increased the demand for real estate, banks and thrifts still face difficulties. A recent example is the Ability to Repay Rule, which became effective on January 10, 2014. This rule requires that a potential borrower's financial information be supplied and verified by lenders. This information must be used in determining a borrower's ability to pay back a loan. These additional steps present a number of compliance challenges for lenders and could influence the types of mortgage products that lenders offer in the future.

In response to recent market and economic conditions, the United States Government, particularly the U.S. Department of the Treasury ("U.S. Treasury"), the Federal Reserve Board ("FRB"), and the Federal Deposit Insurance Corporation ("FDIC") have taken a variety of extraordinary measures including capital injections, guarantees of bank liabilities and the acquisition of illiquid assets from banks designed to provide fiscal stimulus, restore confidence in the financial markets and to strengthen financial institutions. The recently enacted Emergency Economic Stabilization Act of 2008 ("EESA") gave the U.S. Treasury $700 billion to purchase bad mortgage-related securities that caused much of the difficulties experienced by financial institutions and the credit markets in general. Additionally, the American Recovery and Reinvestment Act of 2009 ("ARRA") was signed into law in February, 2009. The EESA and ARRA, along with the U.S. Treasury's Capital Purchase Program (which provides for direct purchases by the U.S. Treasury of equity from financial institutions), contain provisions limiting the way banks and their holding companies are able pay dividends, purchase their own common stock, and compensate officers. Furthermore, participants have been subject to forward looking stress tests to determine if they have sufficient capital to withstand certain economic scenarios, including situations more severe than the current recession. As a result of these stress tests, some financial institutions were required to increase their level of capital through a combination of asset sales, additional equity offerings and the conversion of preferred shares into common stock. The long-term effects of the EESA, ARRA, and the stress tests are not yet known and cannot be predicted. This uncertainty may cause increased costs and risks for the firms associated with the respective programs.

Banks, thrifts and their holding companies are subject to extensive federal regulation and, when such institutions are state-chartered, to state regulation as well. Such regulations impose strict capital requirements and limitations on the nature and extent of business activities that banks and thrifts may pursue. Furthermore, bank regulators have a wide range of discretion in connection with their supervisory and enforcement authority and may substantially restrict the permissible activities of a particular institution if deemed to pose significant risks to the soundness of such institution or the safety of the federal deposit insurance fund. Regulatory actions, such as increases in the minimum capital requirements applicable to banks and thrifts and increases in deposit insurance premiums required to be paid by banks and thrifts to the FDIC, can negatively impact earnings and the ability of a company to pay dividends. Neither federal insurance of deposits nor governmental regulations, however, insures the solvency or profitability of banks or their holding companies, or insures against any risk of investment in the securities issued by such institutions.

New legislation and regulatory changes could cause business disruptions, result in significant loss of revenue, limit financial firms' ability to pursue business opportunities, impact the value of business assets and impose additional costs that may adversely affect business. There can be no assurance as to the actual impact these laws and their implementing regulations, or any other governmental program, will have on the financial markets. Currently the FRB, FDIC, SEC, Office of Comptroller of the Currency (a bureau of the U.S. Treasury which regulates national banks), and the U.S. Commodities Futures Trading Commission (which oversees commodity futures and option markets) all play a role in the supervision of the financial markets. On July 21, 2010 the President signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act ("Dodd-Frank"). Dodd-Frank calls for swift government intervention which includes the creation of new federal agencies that will have a direct impact on the financial, banking and insurance industries.

Dodd-Frank established the Financial Services Oversight Council ("FSOC"). The FSOC is chaired by the Secretary of the Treasury and brings together federal financial regulators, state regulators and an independent insurance expert appointed by the President. The FSOC provides, for the first time, comprehensive monitoring of the stability of the U.S. financial system. The role of the FSOC is to identify risks to the financial stability of the United States, to promote market discipline and to respond to emerging risks to the stability of the U.S. financial system. In doing so, the FSOC has new authorities to constrain excessive risk in the financial system. For example, the FSOC has the authority to designate a non-bank financial firm for tough new supervision aimed at minimizing the risk of such firm from threatening the stability of the U.S financial system. Such financial firms would be subject to increased scrutiny concerning their capital, liquidity and risk management standards.

Dodd-Frank also transferred federal supervisory and rulemaking authority over savings and loan holding companies and savings associations from the Office of Thrift Supervision to the FRB, the office of the

Controller of the Currency and the FDIC. While Dodd-Frank preserved many of the previous regulations for such savings and loan holding companies and savings associations, these entities are now subject to new regulators and new regulations. It is unclear what impact the federal banking agencies that now regulate such entities will have on savings and loan holding companies and savings associations.

The statutory requirements applicable to and regulatory supervision of banks, thrifts and their holding companies have increased significantly and have undergone substantial change in the recent past. To a great extent, these changes are embodied in the Financial Institutions Reform, Recovery and Enforcement Act of 1989, the Federal Deposit Insurance Corporation Improvement Act of 1991, the Resolution Trust Corporation Refinancing, Restructuring, and Improvement Act of 1991, the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 and the regulations promulgated under these laws. In 1999, the Gramm-Leach-Bliley Act repealed most of the barriers set up by the 1933 Glass-Steagall Act which separated the banking, insurance and securities industries. Banks and thrifts now face significant competition from other financial institutions such as mutual funds, credit unions, mortgage banking companies and insurance companies. Banks, insurance companies and securities firms can merge to form one-stop financial conglomerates marketing a wide range of financial service products to investors. This legislation has resulted in increased merger activity and heightened competition among existing and new participants in the field. Efforts to expand the ability of federal thrifts to branch on an interstate basis have been initially successful through promulgation of regulations and legislation to liberalize interstate banking has been signed into law. Under the legislation, banks are able to purchase or establish subsidiary banks in any state. Since mid-1997, banks have been allowed to turn existing banks into branches, thus leading to continued consolidation.

The SEC and the Financial Accounting Standards Board ("FASB") require the expanded use of market value accounting by banks and have imposed rules requiring mark-to-market accounting for investment securities held in trading accounts or available for sale. Adoption of additional such rules may result in increased volatility in the reported health of the industry, and mandated regulatory intervention to correct such problems. FASB Accounting Standards Codification 820, "Fair Value Measurement" changed the requirements of mark-to-market accounting and determining fair value when the volume and level of activity for the asset or liability has significantly decreased. These changes and other potential changes in financial accounting rules and valuation techniques may have a significant impact on the banking and financial services industries in terms of accurately pricing assets or liabilities.

Additional legislative and regulatory changes may be forthcoming. For example, the bank regulatory authorities have proposed substantial changes to the Community Reinvestment Act and fair lending laws, rules and regulations, and there can be no certainty as to the effect, if any, that such changes would have on the Securities in a Trust's portfolio. In addition, from time to time the deposit insurance system is reviewed by Congress and federal regulators, and proposed reforms of that system could, among other things, further restrict the ways in which deposited moneys can be used by banks or change the dollar amount or number of deposits insured for any depositor. On October 3, 2008, EESA increased the maximum amount of federal deposit insurance coverage payable as to any certificate of deposit from $100,000 to $250,000 per depositor and this increase was made permanent by Dodd-Frank. The impact of this reform is unknown and could reduce profitability as investment opportunities available to bank institutions become more limited and as consumers look for savings vehicles other than bank deposits. The Sponsor makes no prediction as to what, if any, manner of bank and thrift regulatory actions might ultimately be adopted or what ultimate effect such actions might have on a Trust's portfolio.

The Federal Bank Holding Company Act of 1956 ("BHC Act") generally prohibits a bank holding company from (1) acquiring, directly or indirectly, more than 5% of the outstanding shares of any class of voting securities of a bank or bank holding company, (2) acquiring control of a bank or another bank holding company, (3) acquiring all or substantially all the assets of a bank, or (4) merging or consolidating with another bank holding company, without first obtaining FRB approval. In considering an application with respect to any such transaction, the FRB is required to consider a variety of factors, including the potential anti-competitive effects of the transaction, the financial condition and future prospects of the combining and resulting institutions, the managerial resources of the resulting institution, the convenience and needs of the communities the combined organization would serve, the record of performance of each combining organization under the Community Reinvestment Act and the Equal Credit Opportunity Act, and the prospective availability to the FRB of information appropriate to determine ongoing regulatory compliance with applicable banking laws. In addition, the federal Change In Bank Control Act and various state laws impose limitations on the ability of one or more individuals or other entities to acquire control of banks or bank holding companies.

The FRB has issued a policy statement on the payment of cash dividends by bank holding companies in which the FRB expressed its view that a bank holding company experiencing earnings weaknesses should not pay cash dividends which exceed its net income or which could only be funded in ways that would weaken its financial health, such as by borrowing. The FRB also may impose limitations on the payment of dividends as a condition to its approval of certain applications, including applications for approval of mergers and acquisitions. The Sponsor makes no prediction as to the effect, if any, such laws will have on the Securities or whether such approvals, if necessary, will be obtained.

Companies engaged in investment banking/brokerage and investment management include brokerage firms, broker/dealers, investment banks, finance companies and mutual fund companies. Earnings and share prices of companies in this industry are quite volatile, and often exceed the volatility levels of the market as a whole. Negative economic events in the credit markets have led some firms to declare bankruptcy, forced short-notice sales to competing firms, or required government intervention by the FDIC or through an infusion of Troubled Asset Relief Program funds. Consolidation in the industry and the volatility in the stock market have negatively impacted investors.

Additionally, government intervention has required many financial institutions to become bank holding companies under the BHC Act. Under the system of functional regulation established under the BHC Act, the FRB supervises bank holding companies as an umbrella regulator. The BHC Act and regulations generally restrict bank holding companies from engaging in business activities other than the business of banking and certain closely related activities. The FRB and FDIC have also issued substantial risk-based and leverage capital guidelines applicable to U.S. banking organizations. The guidelines define a three-tier framework, requiring depository institutions to maintain certain leverage ratios depending on the type of assets held. If any depository institution controlled by a financial or bank holding company ceases to meet capital or management standards, the FRB may impose corrective capital and/or managerial requirements on the company and place limitations on its ability to conduct broader financial activities. Furthermore, Dodd-Frank gave Orderly Liquidation Authority to the FDIC in order to avoid the disorderly resolution of failing banks and financial institutions when the overall stability of the financial system would be at risk. Under this authority, the FDIC may be appointed by the Secretary of the Treasury as a receiver for a financial company whose failure would have a serious adverse effect on the financial system or the economy. This mechanism would only be used by the government in exceptional circumstances to mitigate these effects. The extent to which the FDIC will use the Orderly Liquidation Authority and what effect it will have on companies in the financial sector cannot be predicted. This type of intervention has unknown risks and costs associated with it, which may cause unforeseeable harm in the industry.

Companies involved in the insurance industry are engaged in underwriting, reinsuring, selling, distributing or placing of property and casualty, life or health insurance. Other growth areas within the insurance industry include brokerage, reciprocals, claims processors and multi-line insurance companies. Interest rate levels, general economic conditions and price and marketing competition affect insurance company profits. Property and casualty insurance profits may also be affected by weather catastrophes and other disasters. Life and health insurance profits may be affected by mortality and morbidity rates. Individual companies may be exposed to material risks including reserve inadequacy and the inability to collect from reinsurance carriers. Insurance companies are subject to extensive governmental regulation, including the imposition of maximum rate levels, which may not be adequate for some lines of business. Proposed or potential tax law changes may also adversely affect insurance companies' policy sales, tax obligations, and profitability. In addition to the foregoing, profit margins of these companies continue to shrink due to the commoditization of traditional businesses, new competitors, capital expenditures on new technology and the pressures to compete globally.

In addition to the normal risks of business, companies involved in the insurance industry are subject to significant risk factors, including those applicable to regulated insurance companies, such as: (i) the inherent uncertainty in the process of establishing property-liability loss reserves, particularly reserves for the cost of environmental, asbestos and mass tort claims, and the fact that ultimate losses could materially exceed established loss reserves which could have a material adverse effect on results of operations and financial condition; (ii) the fact that insurance companies have experienced, and can be expected in the future to experience, catastrophe losses which could have a material adverse impact on their financial condition, results of operations and cash flow; (iii) the inherent uncertainty in the process of establishing property-liability loss reserves due to changes in loss payment patterns caused by new claims settlement practices; (iv) the need for insurance companies and their subsidiaries to maintain appropriate levels of statutory capital and surplus, particularly in light of continuing scrutiny by rating organizations and state insurance regulatory authorities, and in order to maintain acceptable financial strength or claims-paying ability rating; (v) the extensive regulation and supervision to which insurance companies' subsidiaries are subject, various regulatory initiatives that may affect insurance companies, and regulatory and other legal actions; (vi) the adverse impact that increases in interest rates could have on the value of an insurance company's investment portfolio and on the attractiveness of certain of its products; (vii) the need to adjust the effective duration of the assets and liabilities of life insurance operations in order to meet the anticipated cash flow requirements of its policyholder obligations;
(viii) the uncertainty involved in estimating the availability of reinsurance and the collectibility of reinsurance recoverables; and (ix) the establishment of the Federal Insurance Office, which has the authority to monitor all aspects of the insurance sector, to monitor the extent to which underserved communities and consumers have the ability to access affordable non-health insurance products, and to represent the United States on international insurance matters. This enhanced oversight into the insurance industry may pose unknown risks to the sector as a whole.

The state insurance regulatory framework has, during recent years, come under increased federal scrutiny, and certain state legislatures have considered or enacted laws that alter and, in many cases, increase state authority to regulate insurance companies and insurance holding company systems. Further, the National Association of Insurance Commissioners ("NAIC") and state insurance regulators are re-examining existing laws and regulations, specifically focusing on insurance companies, interpretations of existing laws and the development of new laws. In addition, Congress and certain federal agencies have investigated the condition of the insurance industry in the United States to determine whether to promulgate additional federal regulation. The Sponsor is unable to predict whether any state or federal legislation will be enacted to change the nature or scope of regulation of the insurance industry, or what effect, if any, such legislation would have on the industry.

All insurance companies are subject to state laws and regulations that require diversification of their investment portfolios and limit the amount of investments in certain investment categories. Failure to comply with these laws and regulations would cause non-conforming investments to be treated as non-admitted assets for purposes of measuring statutory surplus and, in some instances, would require divestiture.

Environmental pollution clean-up is the subject of both federal and state regulation. By some estimates, there are thousands of potential waste sites subject to clean up. The insurance industry is involved in extensive litigation regarding coverage issues. The Comprehensive Environmental Response Compensation and Liability Act of 1980 ("Superfund") and comparable state statutes ("mini-Superfund") govern the clean-up and restoration by "Potentially Responsible Parties" ("PRPs"). Superfund and the mini-Superfunds ("Environmental Clean-up Laws or "ECLs") establish a mechanism to pay for clean-up of waste sites if PRPs fail to do so, and to assign liability to PRPs. The extent of liability to be allocated to a PRP is dependent on a variety of factors. The extent of clean-up necessary and the assignment of liability has not been fully established. The insurance industry is disputing many such claims. Key coverage issues include whether Superfund response costs are considered damages under the policies, when and how coverage is triggered, applicability of pollution exclusions, the potential for joint and several liability and definition of an occurrence. Similar coverage issues exist for clean up and waste sites not covered under Superfund. To date, courts have been inconsistent in their rulings on these issues. An insurer's exposure to liability with regard to its insureds which have been, or may be, named as PRPs is uncertain. Superfund reform proposals have been introduced in Congress, but none have been enacted. There can be no assurance that any Superfund reform legislation will be enacted or that any such legislation will provide for a fair, effective and cost-efficient system for settlement of Superfund related claims.

While current federal income tax law permits the tax-deferred accumulation of earnings on the premiums paid by an annuity owner and holders of certain savings-oriented life insurance products, no assurance can be given that future tax law will continue to allow such tax deferrals. If such deferrals were not allowed, consumer demand for the affected products would be substantially reduced. In addition, proposals to lower the federal income tax rates through a form of flat tax or otherwise could have, if enacted, a negative impact on the demand for such products.

Major determinants of future earnings of companies in the financial services sector are the direction of the stock market, investor confidence, equity transaction volume, the level and direction of long-term and short-term interest rates, and the outlook for emerging markets. Negative trends in any of these earnings determinants could have a serious adverse effect on the financial stability, as well as the stock prices, of these companies. Furthermore, there can be no assurance that the issuers of the Securities included in the Trust will be able to respond in a timely manner to compete in the rapidly developing marketplace. In addition to the foregoing, profit margins of these companies continue to shrink due to the commoditization of traditional businesses, new competitors, capital expenditures on new technology and the pressures to compete globally.

Information Technology. Technology companies generally include companies involved in the development, design, manufacture and sale of computers and peripherals, software and services, data networking/communications equipment, internet access/information providers, semiconductors and semiconductor equipment and other related products, systems and services. The market for these products, especially those specifically related to the Internet, is characterized by rapidly changing technology, rapid product obsolescence, cyclical market patterns, evolving industry standards and frequent new product introductions. The success of the issuers of the Securities depends in substantial part on the timely and successful introduction of new products. An unexpected change in one or more of the technologies affecting an issuer's products or in the market for products based on a particular technology could have a material adverse effect on an issuer's operating results. Furthermore, there can be no assurance that the issuers of the Securities will be able to respond in a timely manner to compete in the rapidly developing marketplace.

Based on trading history of common stock, factors such as announcements of new products or development of new technologies and general conditions of the industry have caused and are likely to cause the market price of high-technology common stocks to fluctuate substantially. In addition, technology company stocks have experienced extreme price and volume fluctuations that often have been unrelated to the operating performance of such companies. This market volatility may adversely affect the market price of the Securities and therefore the ability of a Unit holder to redeem Units at a price equal to or greater than the original price paid for such Units.

Some key components of certain products of technology issuers are currently available only from single sources. There can be no assurance that in the future suppliers will be able to meet the demand for components in a timely and cost effective manner. Accordingly, an issuer's operating results and customer relationships could be adversely affected by either an increase in price for, or an interruption or reduction in supply of, any key components. Additionally, many technology issuers are characterized by a highly concentrated customer base consisting of a limited number of large customers who may require product vendors to comply with rigorous industry standards. Any failure to comply with such standards may result in a significant loss or reduction of sales. Because many products and technologies of technology companies are incorporated into other related products, such companies are often highly dependent on the performance of the personal computer, electronics and telecommunications industries. There can be no assurance that these customers will place additional orders, or that an issuer of Securities will obtain orders of similar magnitude as past orders from other customers. Similarly, the success of certain technology companies is tied to a relatively small concentration of products or technologies. Accordingly, a decline in demand of such products, technologies or from such customers could have a material adverse impact on issuers of the Securities.

Many technology companies rely on a combination of patents, copyrights, trademarks and trade secret laws to establish and protect their proprietary rights in their products and technologies. There can be no assurance that the steps taken by the issuers of the Securities to protect their proprietary rights will be adequate to prevent misappropriation of their technology or that competitors will not independently develop technologies that are substantially equivalent or superior to such issuers' technology. In addition, due to the increasing public use of the Internet, it is possible that other laws and regulations may be adopted to address issues such as privacy, pricing, characteristics, and quality of Internet products and services. The adoption of any such laws could have a material adverse impact on the Securities in the Trust.

Like many areas of technology, the semiconductor business environment is highly competitive, notoriously cyclical and subject to rapid and often unanticipated change. Recent industry downturns have resulted, in part, from weak pricing, persistent overcapacity, slowdown in Asian demand and a shift in retail personal computer sales toward the low end, or "sub- $1,000" segment. Industry growth is dependent upon several factors, including: the rate of global economic expansion; demand for products such as personal computers and networking and communications equipment; excess productive capacity and the resultant effect on pricing; and the rate of growth in the market for low-priced personal computers.

The social media industry is also highly competitive and subject to the risks involved with information technology companies, namely, short product life cycles, evolving industry standards, loss of patent protections, rapidly changing technologies and frequent new product introductions. Additional risks generally applicable to social media companies include, without limitation: disruption of services due to internal or external technical issues; security breaches of private, proprietary and confidential information; and evolving laws and regulations, foreign or domestic, that could negatively affect operations. Furthermore, the sustainability of the business models employed by social media companies remain largely unproven.

Securities

The following information describes the common stocks selected through the application of each of the Strategies which comprise the various Trusts described in the prospectus.

                       The Dow(R) DART 5 Strategy Stocks


3M Company, headquartered in St. Paul, Minnesota, manufactures industrial, electronic, health, consumer, office and safety products for distribution worldwide. The company's products include adhesives, abrasives and "Scotch" brand products. The company also manufactures the 3M Electronic Marker System (EMS), markers for utility usage (water, wastewater or gas) which relocate buried markers via low-band frequencies.

General Electric Company, headquartered in Fairfield, Connecticut, manufactures major appliances, industrial and power systems, aircraft engines, turbines and generators, and equipment used in medical imaging.

The Home Depot, Inc., headquartered in Atlanta, Georgia, operates do-it-yourself warehouse stores in the United States, Canada and Mexico. These stores sell a wide assortment of building material, home improvement, and lawn and garden products.

McDonald's Corporation, headquartered in Oak Brook, Illinois, develops, franchises, operates and services a worldwide system of quick-service restaurants under the name "McDonald's." The company's restaurants offer a limited menu of moderately-priced foods, including hamburgers, chicken, salads, breakfast foods and beverages.

The Travelers Companies, Inc., headquartered in New York, New York, through its subsidiaries, provides various commercial and personal property and casualty insurance products and services to businesses, government units, associations and individuals, primarily in the United States.


                  The Dow(R) Target 5 Strategy Stocks


Caterpillar Inc., headquartered in Peoria, Illinois, makes earthmoving, construction and materials handling machinery and equipment and diesel engines. The company also provides various financial products and services and distributes its equipment through a global network of dealers.

Cisco Systems, Inc., headquartered in San Jose, California, provides networking solutions that connect computing devices and computer networks. The company offers various products to utilities, corporations, universities, governments and small- to medium-size businesses worldwide.

JPMorgan Chase & Co., headquartered in New York, New York, provides financial services internationally to entities and individuals, including consumers, small businesses, financial institutions, municipalities, the nonprofit sector, real estate investors, as well as products and services to manage investments.

Pfizer Inc., headquartered in New York, New York, produces and distributes anti-infectives, anti-inflammatory agents, cardiovascular agents, antifungal drugs, central nervous system agents, orthopedic implants, food science products, animal health products, toiletries, baby care products, dental rinse and other proprietary health items.

Verizon Communications Inc., headquartered in New York, New York, provides wireline voice and data services, wireless services, Internet service and published directory information worldwide. Through its subsidiary, the company also provides network services for the U.S. federal government including business phone lines, data services, telecommunications equipment and pay phones.


               The Dow(R) Target Dividend Strategy Stocks


AT&T Inc., headquartered in Dallas, Texas, is a telecommunications holding company in the United States. The company is a worldwide provider of IP-based communications services to business and a leading U.S. provider of high-speed DSL Internet, local and long-distance voice services, wireless services, and directory publishing and advertising services.

Avista Corporation, headquartered in Spokane, Washington, engages in the generation, transmission, and distribution of energy, as well as other energy-related businesses. The company operates in the western United States and western Canada.

BB&T Corporation, headquartered in Winston-Salem, North Carolina, through its subsidiaries, conducts a general banking business for retail and commercial clients in the mid-Atlantic geographic area. The company also offers non banking services such as loans and lease financing, wholesale insurance brokerage services and investment advisory services.

CenturyLink, Inc., headquartered in Monroe, Louisiana, is a regional diversified communications company engaged primarily in providing local exchange telephone services and wireless telephone communications services.

Cincinnati Financial Corporation, headquartered in Fairfield, Ohio, through its subsidiaries, offers property and casualty and life insurance. The company markets a variety of insurance products and provides leasing and financing and investment management services to institutions, corporations and individuals.

CME Group Inc., headquartered in Chicago, Illinois, offers market participants the opportunity to trade futures contracts and options on futures contracts, primarily in four product areas, including interest rates, stock indexes, foreign exchange and commodities.

Eaton Corporation Plc, headquartered in Dublin, Ireland, is a global manufacturer of highly engineered products that serve industrial, vehicle, construction, commercial, aerospace and semiconductor markets.

Eversource Energy, headquartered in Springfield, Massachusetts, is a public utility company. Through its subsidiaries, the company is engaged in the generation, purchase and delivery of electricity and/or distribution of natural gas to residential, commercial and industrial customers in Massachusetts, Connecticut and New Hampshire.

F.N.B. Corporation, headquartered in Pittsburgh, Pennsylvania, is a financial holding company that provides a variety of financial services to individuals and small to medium-sized businesses. The company, through its subsidiaries, offers services in Pennsylvania, Kentucky, Maryland, Ohio, Tennessee and West Virginia.

FirstEnergy Corp., headquartered in Akron, Ohio, generates, transmits and distributes electricity in the United States. The company owns and operates fossil, nuclear, oil and natural gas, and wind and solar power generating facilities.

Garmin Ltd., headquartered in Schaffhausen, Switzerland, designs, develops, manufactures and markets navigation, communications and information devices, most of which are enabled by Global Positioning System (GPS) technology.

HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner producing, transporting and storing high-value light products such as gasoline, diesel fuel and jet fuel through its affiliates. The company's refineries serve markets in the Mid-Continent, Southwest and Rocky Mountain regions of the United States.

Meredith Corporation, headquartered in Des Moines, Iowa, a media and marketing company, engages in magazine and book publishing, television broadcasting, integrated marketing and interactive media business in the United States.

Old Republic International Corporation, headquartered in Chicago, Illinois, is an insurance holding company. The company's subsidiaries are engaged in the underwriting and marketing of a variety of coverage options, including property and liability, life and disability, title, mortgage guaranty and health insurance.

PacWest Bancorp, headquartered in Beverly Hills, California, operates as the holding company for Pacific Western Bank, which provides commercial, industrial and private banking services in California and vicinity.

People's United Financial, Inc., headquartered in Bridgeport,
Connecticut, is a bank holding company for People's United Bank, offering services to individual, corporate and municipal customers. The company has offices in Connecticut, Maine, Massachusetts, New Hampshire, New York and Vermont.

Staples, Inc., headquartered in Framingham, Massachusetts, operates high-volume office superstores and smaller stores worldwide, and provides office supplies, business machines, computers and related products, office furniture and other business-related products.

Trustmark Corporation, headquartered in Jackson, Mississippi, through its subsidiaries, provides banking and financial solutions to corporate institutions and individual customers in the states of Florida, Mississippi, Tennessee and Texas.

United Bankshares, Inc., headquartered in Charleston, West Virginia, through its subsidiaries, provides commercial and retail banking services in West Virginia, Maryland, Ohio, Pennsylvania, Virginia and Washington, D.C. The company also offers asset management, property title insurance, financial planning, investment banking and brokerage services.

Valley National Bancorp, headquartered in Wayne, New Jersey, operates as the holding company for Valley National Bank, which provides commercial and retail banking services in northern New Jersey and Manhattan.

                   European Target 20 Strategy Stocks


Allianz SE, headquartered in Munich, Germany, is a global insurance company engaging in property and casualty protection, life and health insurance and asset management. The company also offers motor liability and damage insurance, corporate, investment, asset management and private banking products.

AXA S.A., headquartered in Paris, France, is an insurance company which also provides related financial services. The company offers life and non-life insurance, reinsurance, savings and pension products, and asset management services.

BNP Paribas S.A., headquartered in Paris, France, provides banking and financial services worldwide. The company offers mortgage financing, foreign exchange services, asset management services, private banking services and life insurance. The company also advises on mergers and acquisitions, capital restructuring and privatizations.

BP Plc, headquartered in London, England, produces and markets crude oil and petroleum products worldwide. The company is engaged in the exploration, field development and production of natural gas and oil throughout the world. The company also refines, manufactures and markets petroleum and petrochemical products to wholesale and retail customers.

Credit Agricole S.A., headquartered in Paris, France, provides retail, corporate, and investment banking products worldwide. The company acts as the central bank of the Credit Agricole Group and coordinates its sales and marketing.

Daimler AG, headquartered in Stuttgart, Germany, designs, manufactures, assembles and sells passenger cars and commercial trucks under the brand name "Mercedes-Benz," among others. The company also provides related financial services for its automotive and commercial operations.

Electricite de France S.A., headquartered in Paris, France, is an integrated energy company that produces, transmits, distributes, imports and exports electricity for energy consumers in France and internationally.

Engie S.A., headquartered in Courbevoie, France, provides a full range of energy and associated services throughout the world. The company trades, transports and stores natural gas and also offers energy management services.

HSBC Holdings Plc, headquartered in London, England, is one of the largest banking and financial services organizations in the world. The company provides a comprehensive range of banking and related financial services worldwide.

ING Groep N.V., headquartered in Amsterdam, the Netherlands, is a financial institution servicing individuals, families, businesses, and governments worldwide. The company offers a comprehensive range of financial services, including banking, investment, life insurance and retirement services.

Intesa Sanpaolo SpA, headquartered in Turin, Italy, offers banking and financial services throughout Italy, with offices elsewhere in Europe, Asia and the United States. The company serves medium and large-sized corporations, financial institutions and mutual funds.

Nordea Bank AB, headquartered in Stockholm, Sweden, provides a range of banking services to individuals, corporate clients, institutions and the public sector. The company has operations in Sweden, the Scandinavian and Baltic Sea region and internationally.

Rio Tinto Plc, headquartered in London, England, is engaged in finding, mining and processing mineral resources. The company's major products include aluminum, copper, diamonds, energy products (coal and uranium), gold, industrial minerals (borax, titanium dioxide, salt, talc and zircon) and iron ore.

Royal Dutch Shell Plc (Class B), incorporated in the United Kingdom and headquartered in The Hague, the Netherlands, produces crude oil, natural gas, chemicals, coal and metals worldwide; and provides integrated petroleum services in the United States.

Sampo Oyj (Class A), headquartered in Helsinki, Finland, through its subsidiaries, offers property, casualty and life insurance products globally. The company's products include household, homeowner, motor and accident insurance, as well as various supplementary coverages.

Societe Generale S.A., headquartered in Paris, France, offers commercial, retail, investment, and private banking services. The company's services include consumer credit, vehicle lease financing, information technology equipment leasing, life and non-life insurance, custodian services, trade and project financing, currency exchange, treasury services and commodities futures brokerage services.

Svenska Handelsbanken AB (Class A), headquartered in Stockholm, Sweden, attracts deposits and offers commercial banking services. The company offers corporate finance, securities brokerage, commodity trading, structured products, custody services and institutional asset management services. The company operates in Europe, Asia and the United States.

Swedbank AB (Class A), headquartered in Stockholm, Sweden, provides retail banking, asset management, and other financial products and services.

Telefonaktiebolaget LM Ericsson (Class B), headquartered in Stockholm, Sweden, is engaged in the development and manufacture of wired and mobile communications products for use in public and private networks. The company also installs communications systems, call center equipment, wireless microwave links and radar systems.

Vivendi, headquartered in Paris, France, through its subsidiaries, provides content, media products and services worldwide. The company also publishes and distributes premium and thematic pay-TV channels, free-to-air channels, and produces cinema films and TV series.


                    Global Target 15 Strategy Stocks

Dow Jones Industrial Average(sm) Companies
__________________________________________


Caterpillar Inc., headquartered in Peoria, Illinois, makes earthmoving, construction and materials handling machinery and equipment and diesel engines. The company also provides various financial products and services and distributes its equipment through a global network of dealers.

Cisco Systems, Inc., headquartered in San Jose, California, provides networking solutions that connect computing devices and computer networks. The company offers various products to utilities, corporations, universities, governments and small- to medium-size businesses worldwide.

JPMorgan Chase & Co., headquartered in New York, New York, provides financial services internationally to entities and individuals, including consumers, small businesses, financial institutions, municipalities, the nonprofit sector, real estate investors, as well as products and services to manage investments.

Pfizer Inc., headquartered in New York, New York, produces and distributes anti-infectives, anti-inflammatory agents, cardiovascular agents, antifungal drugs, central nervous system agents, orthopedic implants, food science products, animal health products, toiletries, baby care products, dental rinse and other proprietary health items.

Verizon Communications Inc., headquartered in New York, New York, provides wireline voice and data services, wireless services, Internet service and published directory information worldwide. Through its subsidiary, the company also provides network services for the U.S. federal government including business phone lines, data services, telecommunications equipment and pay phones.


Financial Times Industrial Ordinary Share Index Companies
_________________________________________________________


ITV Plc, headquartered in London, England, is a media company involved in news, broadcasting and production. The company owns all of the regional Channel 3 licenses in England and Wales. The company also owns ITV1, a commercial television channel, as well as ITV2, a partial interest in GMTV, and other interests.

Lloyds Banking Group Plc, headquartered in London, England, offers a wide range of banking and financial services throughout the United Kingdom and a number of other countries. The company and its subsidiaries offer retail banking, mortgages, pensions, asset management, insurance services, corporate banking and treasury services.

Man Group Plc, headquartered in London, England, operates a financial services company, specializing in fund management and brokerage services. The company's brokerage division caters to exchange-traded futures and options in addition to providing agency brokerage and advisory services.

Marks & Spencer Group Plc, headquartered in London, England, operates retail stores in the United Kingdom that sell consumer goods and food. The company also operates retail stores in Asia and the Middle East.

Vodafone Group Plc, headquartered in Newbury, England, provides mobile telecommunications services, supplying its customers with digital and analog cellular telephone, paging and personal communications services. The company offers its services in several countries worldwide.


Hang Seng Index Companies
_________________________


Bank of China Ltd., headquartered in Beijing, China, provides a complete range of banking and other financial services to individual and corporate customers worldwide.

Bank of Communications Co., Ltd. (Class H), headquartered in Shanghai, China, provides commercial banking services including, RMB and foreign currency deposit, international and domestic settlement, loan, currency trading, letter of credit, and other related services.

Industrial and Commercial Bank of China Limited (Class H), headquartered in Beijing, China, provides a broad range of personal and corporate commercial banking services throughout China. The company's services include deposit, loan, credit card, fund underwriting and trust, and foreign currency settlement and trading.

Lenovo Group Limited, incorporated in Hong Kong and dually headquartered in Beijing, China, and Morrisville, North Carolina, through its subsidiaries, sells and manufactures Lenovo brand personal computers and handheld devices. The company also provides Internet services, information technology services and contracting manufacturing business.

Li & Fung Limited, incorporated in Bermuda and headquartered in Kowloon, Hong Kong, through its subsidiaries, operates an export trading business. The company exports garments, fashion accessories, sporting goods, toys, games, handicrafts, shoes, and various other consumer products. The company also invests in properties.


                   Nasdaq(R) Target 15 Strategy Stocks


Applied Materials, Inc., headquartered in Santa Clara, California, develops, makes, sells, and services semiconductor wafer fabrication equipment and related spare parts for the worldwide semiconductor industry.

CA, Inc., headquartered in New York, New York, designs, develops, markets, licenses and supports a wide range of integrated computer software products used with mainframe computers and in client/server operations. The company offers business application solutions, information management and enterprise system management in a variety of industries.

Cisco Systems, Inc., headquartered in San Jose, California, provides networking solutions that connect computing devices and computer networks. The company offers various products to utilities, corporations, universities, governments and small- to medium-size businesses worldwide.

Electronic Arts Inc., headquartered in Redwood City, California, creates, markets, and distributes interactive entertainment software for a variety of hardware platforms. The company also produces casual video games and sells digital content.

Fastenal Company, headquartered in Winona, Minnesota, is principally engaged in the sale of industrial supplies, including threaded fasteners and construction supplies, through its retail store sites located in all 50 states, Canada, Mexico, Puerto Rico and Singapore.

Fiserv, Inc., headquartered in Brookfield, Wisconsin, provides information management technology and related services to banks, broker/dealers, credit unions, financial planners and investment advisers, insurance companies, leasing companies, mortgage lenders and savings institutions.

Intuitive Surgical, Inc., headquartered in Sunnyvale, California, manufactures the da Vinci Surgical System, a system that translates a surgeon's natural hand movements on instrument controls into corresponding micromovements of instruments positioned inside the patient.

Lam Research Corporation, headquartered in Fremont, California, designs, manufactures, markets and services semiconductor processing equipment used in the fabrication of integrated circuits. The company sells its products worldwide.

Linear Technology Corporation, headquartered in Milpitas, California, designs, makes and markets a broad line of linear integrated circuits for use by major companies worldwide. The company produces power management, signal conditioning, data conversion and wireless sensor network products for use in various industries.

Mondelez International, Inc., headquartered in Deerfield, Illinois, together with its subsidiaries, manufactures and markets packaged food products worldwide. The company was formerly known as Kraft Foods Inc. and changed its name to Mondelez International, Inc. in October 2012.

NetEase, Inc. (ADR), incorporated in the Cayman Islands and headquartered in Beijing, China, through its subsidiaries, operates an online community in China. The company operates in three segments:
Online Game Services, Advertising Services and Wireless Value-added Services and others.

NVIDIA Corporation, headquartered in Santa Clara, California, designs, develops and markets graphics processors and related software for personal computers and digital entertainment platforms.

Ross Stores, Inc., headquartered in Dublin, California, operates a chain of off-price retail apparel and home accessories stores. The stores offer brand name and designer merchandise at low everyday prices.

Texas Instruments Incorporated, headquartered in Dallas, Texas, provides semiconductor products and designs and supplies digital signal processing and analog technologies. The company has worldwide manufacturing and sales operations.

Ulta Salon, Cosmetics & Fragrance, Inc., headquartered in Bolingbrook, Illinois, is a beauty retailer that provides prestige, mass, and salon products; and salon services in the United States.


             NYSE(R) International Target 25 Strategy Stocks


Brazil
______

Petroleo Brasileiro S.A. - Petrobras (ADR), headquartered in Rio de Janeiro, Brazil, seeks out, produces, markets and supples oil, natural gas and related products. The company operates oil tankers, distribution pipelines, marine, river and lake terminals, thermal power plants, fertilizer plants and petrochemical units in South America and worldwide.

Canada
______

Magna International Inc. (Class A), headquartered in Aurora, Canada, is a global supplier of technologically advanced automotive components, systems and complete modules.

France
______

Total S.A. (ADR), headquartered in Courbevoie, France, is an international integrated oil and gas and specialty chemical company with operations in more than 130 countries. The company engages in all areas of the petroleum industry, from exploration and production to refining and shipping.

Hong Kong
________

China Mobile Limited (ADR), headquartered in Hong Kong, together with its subsidiaries, provides cellular telecommunications services in China and Hong Kong. The company also designs and markets electronic communication products and provides non-banking financial services.

China Unicom (Hong Kong) Limited (ADR), headquartered in Hong Kong, offers a range of telecommunications services in China. An integrated telecommunications operator, the company's services include long distance, cellular, data and Internet access.

Japan
_____

Honda Motor Co., Ltd. (ADR), headquartered in Tokyo, Japan, develops, produces, and manufactures a variety of motor products, ranging from small general-purpose engines and scooters to specialty sports cars. The company markets its products globally and also provides financing to its dealers and customers.

Mitsubishi UFJ Financial Group, Inc. (MUFG) (ADR), headquartered in Tokyo, Japan, operates as the holding company for The Bank of Tokyo-Mitsubishi, Ltd. and The Mitsubishi Trust and Banking Corporation.

Mizuho Financial Group, Inc. (ADR), headquartered in Tokyo, Japan, through its subsidiary banks, provides various financial services, including banking, securities, and trust and asset management services in Japan and internationally.

Sumitomo Mitsui Financial Group, Inc. (ADR), headquartered in Tokyo, Japan, provides various consumer, commercial, corporate banking and other financial services globally. The company has four operating segments: commercial banking, leasing, securities and consumer finance.

The Netherlands
_______________

Aegon N.V., headquartered in The Hague, the Netherlands, together with its subsidiaries, has life insurance and pension operations globally. The company is also active in savings and asset management operations, accident and health insurance and general insurance.

Fiat Chrysler Automobiles N.V., incorporated in the Netherlands and headquartered in London, England, is an international automotive group. The company is engaged in designing, manufacturing, engineering, distributing and selling vehicles and production systems.

ING Groep N.V. (ADR), headquartered in Amsterdam, the Netherlands, offers a comprehensive range of financial services worldwide, including life and non-life insurance, commercial and investment banking, asset management and related products.

Royal Dutch Shell Plc (ADR), incorporated in the United Kingdom and headquartered in The Hague, the Netherlands, produces crude oil, natural gas, chemicals, coal and metals worldwide; and provides integrated petroleum services in the United States.

Norway
______

Statoil ASA (ADR), headquartered in Stavanger, Norway, is engaged primarily in the exploration, development and production of oil and natural gas from the Norwegian Continental Shelf.

South Africa
___________

Sasol Limited (ADR), headquartered in Johannesburg, South Africa, together with its subsidiaries, is an international integrated energy and chemical company. The company mines coal, distributes and markets natural gas and methane-rich gas, owns and maintains natural gas pipelines, and produces synthetic fuel components.

South Korea
___________

Korea Electric Power Corporation (ADR), headquartered in Seoul, South Korea, builds and operates hydro-power, thermal-power and nuclear power units in South Korea. The company also generates, transmits and distributes electricity to South Korea and is majority owned by the Korean government.

POSCO (ADR), headquartered in Seoul, South Korea, manufactures and sells various steel products used mainly in construction, automobile and shipbuilding industries. The company's products include hot rolled and cold rolled products, plates, wire rods, silicon steel sheets and stainless steel products.

SK Telecom Co., Ltd. (ADR), headquartered in Seoul, South Korea, provides wireless telecommunications services, including cellular and paging services, in Korea. In addition, the company offers broadband Internet and fixed-line telephone services.

Spain
_____

Banco Bilbao Vizcaya Argentaria, S.A. (ADR), headquartered in Bilbao, Spain, engages in retail banking, asset management, private banking and wholesale banking operations worldwide.

Banco Santander S.A. (ADR), headquartered in Madrid, Spain, provides retail banking products and services internationally. The company operates in three business areas, including Retail Banking, Global Wholesale Banking and Asset Management and Insurance.

Switzerland
___________

UBS Group AG, headquartered in Zurich, Switzerland, together with its subsidiaries, provides a variety of banking services worldwide. The company offers wealth management services, retail and corporate asset management and investment banking products.

United Kingdom

_____________

HSBC Holdings Plc (ADR), headquartered in London, England, is one of the largest banking and financial services organizations in the world. The company provides a comprehensive range of banking and related financial services globally.

Lloyds Banking Group Plc (ADR), headquartered in London, England, through subsidiaries and associated companies, offers banking and financial services to personal and commercial customers. The company operates throughout the United Kingdom.

United States
___________

Carnival Corporation, incorporated in Panama and headquartered in Miami, Florida, owns and operates cruise lines worldwide. The company offers cruise vacations under "Carnival Cruise Lines" and "Princess Cruises," among others.

Sprint Corporation, headquartered in Overland Park, Kansas, provides wireless and wireline communication services to consumers, businesses and government customers. The company develops and markets various technologies, including wireless networks offering mobile data services.


                      S&P Target 24 Strategy Stocks


Alliant Energy Corporation, headquartered in Madison, Wisconsin, is the holding company for Interstate Power and Light Company and Wisconsin Power and Light Company. The company engages in the generation, transmission, distribution, and sale of electric energy and the purchase, distribution, transportation and sale of natural gas in the Midwest.

Altria Group, Inc., headquartered in Richmond, Virginia, is a holding company. Through its subsidiaries, the company manufactures, markets and distributes a variety of branded cigarettes, cigars and smokeless tobacco products, as well as wine.

American Water Works Company, Inc., headquartered in Voorhees, New Jersey, engages in the provision of water and wastewater services to residential, commercial and industrial customers in the United States and Canada.

Aon Plc, headquartered in London, England, through its subsidiaries, provides insurance and risk management, consulting, and insurance underwriting solutions worldwide.

Dr Pepper Snapple Group, Inc., headquartered in Plano, Texas, operates as a brand owner, manufacturer and distributor of non-alcoholic beverages in the United States, Canada and Mexico. The company's products include carbonated and non-carbonated soft drinks, teas, juices and mixers.

Edwards Lifesciences Corporation, headquartered in Irvine, California, provides a comprehensive line of products and services designed to treat late-stage cardiovascular disease. The company designs, develops and manufactures heart valve repair products, monitoring devices, oxygenators and pharmaceuticals.

Expeditors International of Washington, Inc., headquartered in Seattle, Washington, is engaged in the business of logistics management, including international freight forwarding and consolidation, for both air and ocean freight. The company operates globally.

Fiserv, Inc., headquartered in Brookfield, Wisconsin, provides information management technology and related services to banks, broker/dealers, credit unions, financial planners and investment advisers, insurance companies, leasing companies, mortgage lenders and savings institutions.

H&R Block, Inc., headquartered in Kansas City, Missouri, is a holding company whose subsidiaries provide tax-related services, investment services through broker/dealers, mortgage services, personal productivity software, accounting and consulting services to business clients.

Intuit Inc., headquartered in Mountain View, California, develops, sells and supports personal finance, small business accounting, tax preparation and other consumer software products, and related electronic services and supplies that enable users to automate commonly performed financial tasks. The company sells its products worldwide.

The Macerich Company, headquartered in Santa Monica, California, is a self-managed real estate investment trust involved in the acquisition, ownership, redevelopment, management and leasing of regional and community shopping centers nationwide.

McDonald's Corporation, headquartered in Oak Brook, Illinois, develops, franchises, operates and services a worldwide system of quick-service restaurants under the name "McDonald's." The company's restaurants offer a limited menu of moderately-priced foods, including hamburgers, chicken, salads, breakfast foods and beverages.

Michael Kors Holdings Limited, incorporated in British Virgin Islands and headquartered in London, England, engages in the design, marketing, distribution and retail of branded women's apparel and accessories, and men's apparel.

Northrop Grumman Corporation, headquartered in Falls Church, Virginia, is a security company providing advanced technology in aerospace systems, electronic systems and information systems. The company's products include but are not limited to aircraft, laser systems, microelectronics, satellite communications, as well as various military defense systems supporting national intelligence.

Philip Morris International Inc., headquartered in New York, New York, produces, markets and distributes a variety of branded cigarette and tobacco products. The company's products are marketed outside the United States through subsidiaries and affiliates.

Quest Diagnostics Incorporated, headquartered in Madison, New Jersey, provides diagnostic testing, information and services to physicians, hospitals, managed care organizations, employers and government agencies. The wide variety of tests performed on human tissue and fluids help doctors and hospitals diagnose, treat and monitor disease. The company also conducts research, specializes in esoteric testing using genetic screening and other advanced technologies, performs clinical studies testing, and manufactures and distributes diagnostic test kits and instruments.

S&P Global Inc., headquartered in New York, New York, is a financial intelligence company. The company provides clients with information regarding credit ratings, benchmarks, and analytics to capital and commodity markets worldwide.

SCANA Corporation, headquartered in Cayce, South Carolina, is a public utility holding company engaged in the generation and sale of electricity, as well as the purchase, sale and transportation of natural gas to wholesale and retail customers in South Carolina. The company also owns a fiber optic telecommunications network in South Carolina.

Tesoro Corporation, headquartered in San Antonio, Texas, and its subsidiaries engage in refining and marketing petroleum products in the United States. The company also markets and sells gasoline and diesel fuel to independent marketers and commercial end users.

Transocean Ltd., incorporated in Switzerland and dually headquartered in Vernier, Switzerland and Houston, Texas, is an international provider of offshore and inland marine contract drilling services for oil and gas wells. The company specializes in technically demanding drilling situations, including deepwater or harsh environments.

United Continental Holdings, Inc., headquartered in Chicago, Illinois, through its subsidiary, United Airlines, Inc., provides transportation of persons, property and mail in the United States and internationally.

Valero Energy Corporation, headquartered in San Antonio, Texas, is engaged in the production, transportation and marketing of environmentally clean fuels and products.

Varian Medical Systems, Inc., headquartered in Palo Alto, California, designs and produces integrated systems of equipment and software for treating cancer with radiation, as well as cost-effective X-ray tubes for original equipment manufacturers and replacement X-ray tubes and imaging subsystems.

VeriSign, Inc., headquartered in Reston, Virginia, provides digital certificate solutions and infrastructure needed to conduct trusted and secure communications and commerce over the Internet and over intranets and extranets. The company's products are used by corporations, government agencies, trading partners and individuals.


                   S&P Target SMid 60 Strategy Stocks


Aaron's, Inc., headquartered in Atlanta, Georgia, operates as a specialty retailer of consumer electronics, computers, residential and office furniture, household appliances and accessories. The company has both company-owned and franchise locations throughout the United States and Canada.

Abercrombie & Fitch Co. (Class A), headquartered in New Albany, Ohio, is a specialty retailer of casual apparel for men, women and children. The company operates stores under the brand names "Abercrombie & Fitch," "Hollister," and "Gilly Hicks" in the United States and internationally.

AECOM, headquartered in Los Angeles, California, provides professional technical and management support services to government and commercial clients worldwide. The company offers consulting, architectural and engineering design and construction management services for projects such as highways, airports, bridges, mass transit systems, government buildings and power distribution.

Alleghany Corporation, headquartered in New York, New York, is engaged, through its subsidiaries, in the property, casualty, fidelity, and surety insurance businesses. The company also has an industrial minerals business and a steel and fastener importing and distribution business.

American Equity Investment Life Holding Company, headquartered in West Des Moines, Iowa, is engaged in the development, marketing, issuance and administration of annuities and life insurance products. Through its subsidiaries, the company is licensed to sell its products throughout the United States.

American Financial Group, Inc., headquartered in Cincinnati, Ohio, is a holding company which, through subsidiaries, is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of retirement annuities, life and supplemental health insurance products.

AngioDynamics, Inc., headquartered in Latham, New York, is engaged in the design, development, manufacturing and marketing of medical, surgical and diagnostic devices. The company's products are used in procedures to treat peripheral vascular disease and in oncology and surgical settings.

Atwood Oceanics, Inc., headquartered in Houston, Texas, provides contract drilling of exploratory and development oil and gas wells in offshore areas; provides related support, management and consulting services; and manages the operations of two operator-owned platform rigs in Australia.

Benchmark Electronics, Inc., headquartered in Angleton, Texas, provides contract manufacturing and design services to original equipment manufacturers. The company specializes in the assembly of printed circuit boards with computer-automated equipment using surface mount and pin-through-hole interconnection technologies.

Biglari Holdings Inc., headquartered in San Antonio, Texas, through its subsidiaries, engages in the ownership, development, operation and franchising of restaurants in the United States, under the brand names "Steak n Shake," "Western Sizzlin," "Western Sizzlin Wood Grill," "Great American Steak & Buffet" and "Quincy Steakhouses."

Blucora, Inc., headquartered in Bellevue, Washington, a technology and services company, engages in the development and marketing of Internet and wireless solutions for a range of customers, including consumers, merchants, wireless operators, content brands and financial institutions. The company also offers an online tax preparation service.

Career Education Corporation, headquartered in Schaumburg, Illinois, is a provider of private, for-profit postsecondary education, with campuses throughout the United States. The company offers a variety of associate, bachelor's, doctoral and master's degrees, as well as diploma and certificate programs.

Cousins Properties Incorporated, headquartered in Atlanta, Georgia, is a real estate investment trust engaged in the acquisition, financing, development, management and leasing of office, medical office, retail and land development projects. The company also holds several tracts of strategically-located undeveloped land.

Cullen/Frost Bankers, Inc., headquartered in San Antonio, Texas, conducts a banking business through offices across Texas. The company also operates a general insurance agency and provides discount brokerage services.

Cypress Semiconductor Corporation, headquartered in San Jose,
California, designs, develops and manufactures a broad line of high-performance integrated circuits for a range of markets, including computers, telecommunications, instrumentation and military systems.

Darling Ingredients Inc., headquartered in Irving, Texas, provides rendering, recycling, and recovery solutions to the food industry, primarily in the United States. The company also provides grease trap collection services to restaurants and other contract customers.

Digi International Inc., headquartered in Minnetonka, Minnesota, produces networking hardware products and solutions. Some of the company's products include cellular routers, radio frequency products and microprocessors. Additionally, the company makes systems that allow restaurants and grocers to monitor perishable items, data analytics platforms and remote device management solutions.

Dime Community Bancshares, Inc., headquartered in Brooklyn, New York, operates as the holding company for The Dime Savings Bank of Williamsburgh, which conducts a savings bank business through several offices in the greater New York metropolitan area. The bank offers financial services and residential mortgage loans.

Employers Holdings, Inc., headquartered in Reno, Nevada, through its subsidiaries, provides workers' compensation insurance coverage to select small businesses in low to medium hazard industries. The company provides insurance throughout the United States.

First Horizon National Corporation, headquartered in Memphis, Tennessee, is a bank holding company that provides diversified financial services through its principal subsidiary, First Tennessee Bank National
Association, as well as its other banking and banking-related subsidiaries.

FTI Consulting, Inc., headquartered in Washington, D.C., together with its subsidiaries, provides litigation and claims management consulting to corporations, law firms and insurance companies. The company's consulting services include visual communications and trial consulting, engineering and scientific investigation, financial services, and assessment and expert testimony regarding intellectual property rights. The company has operations worldwide.

Great Western Bancorp, Inc., headquartered in Sioux Falls, South Dakota, is a full-service regional bank holding company for Great Western Bank. The company is focused on relationship-based business and retail banking, wealth management and agribusiness banking.

The Greenbrier Companies, Inc., headquartered in Lake Oswego, Oregon, is a supplier of transportation equipment and services to the railroad and related industries. The company produces railcars, tank cars and marine vessels. The company also offers management services for leasing and transportation companies in North America.

HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner producing, transporting and storing high-value light products such as gasoline, diesel fuel and jet fuel through its affiliates. The company's refineries serve markets in the Mid-Continent, Southwest and Rocky Mountain regions of the United States.

International Bancshares Corporation, headquartered in Laredo, Texas, is a financial holding company that operates through its bank subsidiaries. The company accepts checking and saving deposits, demand and time deposits from individuals, partnerships, corporations and public entities.

INTL FCStone Inc., headquartered in New York, New York, is a holding company for multiple financial services-related subsidiaries. Operations include securities brokerage, advisory and money management services and proprietary trading technology.

Jabil Circuit, Inc., headquartered in St. Petersburg, Florida, designs and manufactures electronic circuit board assemblies and systems for original equipment manufacturers in the communications, computer peripherals, personal computers, and consumer product industries.

Kelly Services, Inc., headquartered in Troy, Michigan, provides staffing services to various industries worldwide.

Kindred Healthcare, Inc., headquartered in Louisville, Kentucky, is a healthcare services company that primarily operates hospitals, nursing centers and institutional pharmacies across the United States.

LifePoint Health, Inc., headquartered in Brentwood, Tennessee, is engaged primarily in the operation and management of healthcare facilities, in particular, general, acute care hospitals in non-urban communities in the United States.

ManTech International Corporation, headquartered in Fairfax, Virginia, delivers a variety of information technology and technical services to United States federal government customers. The company focuses on critical national defense programs for the intelligence community and the Department of Defense. The company designs, develops and operates enterprise information technology and communication systems and infrastructures.

Navigant Consulting, Inc., headquartered in Chicago, Illinois, is an independent consulting firm specializing in litigation, financial, restructuring, operational and energy consulting services. The company focuses on government agencies, large companies facing risk or significant change, and legal counsel.

Noble Corporation Plc, headquartered in London, England, provides diversified services for the oil and gas industry through its contract drilling services located in markets worldwide. The company also provides labor contract drilling services, engineering services, well site services and project management services.

Old National Bancorp, headquartered in Evansville, Indiana, operates as the holding company for Old National Bank, which provides various financial services to individuals and commercial customers. The company has operations in Indiana, Illinois, Michigan and Kentucky.

Old Republic International Corporation, headquartered in Chicago, Illinois, is an insurance holding company. The company's subsidiaries are engaged in the underwriting and marketing of a variety of coverage options, including property and liability, life and disability, title, mortgage guaranty and health insurance.

PacWest Bancorp, headquartered in Beverly Hills, California, operates as the holding company for Pacific Western Bank, which provides commercial, industrial and private banking services in California and vicinity.

Patterson-UTI Energy, Inc., headquartered in Houston, Texas, is a provider of domestic land-based drilling services to major independent oil and natural gas companies in North America. The company is also engaged in pressure pumping, exploration and drilling.

Prosperity Bancshares, Inc., headquartered in Houston, Texas, is a bank holding company for Prosperity Bank, with banking locations in the greater Houston metropolitan area and surrounding counties.

Regal Beloit Corporation, headquartered in Beloit, Wisconsin, is a global manufacturer of electric motors, electric generators and mechanical motion control products. The company's products are used in various commercial and industrial applications.

Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is a metals service center company that provides cutting, leveling, sawing, machining and electropolishing services. The company operates processing and distribution facilities throughout the United States and worldwide.

Rowan Companies Plc, headquartered in Houston, Texas, is a provider of international and domestic contract drilling and aviation services.

Seneca Foods Corporation, headquartered in Marion, New York, produces and distributes packaged fruits and vegetables worldwide. The company's products include canned, frozen and bottled produce and snack chips.

Simmons First National Corporation, headquartered in Pine Bluff,
Arkansas, through its subsidiaries, provides a range of banking products and services to individual and corporate customers in Arkansas, Missouri and Kansas. The company's products include checking and savings accounts, time deposits, commercial and consumer loans, and investment services.

SkyWest, Inc., headquartered in St. George, Utah, through its wholly owned subsidiary, SkyWest Airlines Inc., operates regional airlines in the United States.

SM Energy Company, headquartered in Denver, Colorado, is an independent energy company engaged in the exploration for and the development, acquisition and production of crude oil and natural gas resources in the United States.

Spok Holdings, Inc., headquartered in Springfield, Virginia, is a provider of wireless communications solutions to the health care, commercial, government and emergency response sectors in the United States. The company also provides one-way and two-way messaging services.

Summit Hotel Properties, Inc., headquartered in Austin, Texas, is a real estate investment trust engaged in the acquisition, repositioning and selling of premium-branded hotels. The company focuses on the upscale and midscale segments of the U.S. lodging industry.

TCF Financial Corporation, headquartered in Wayzata, Minnesota, operates a national banking business through offices in several states. The company also originates, sells and services residential mortgage loans; sells annuities and mutual fund products; provides insurance, mainly credit-related insurance; and makes consumer finance loans.

Tech Data Corporation, headquartered in Clearwater, Florida, is a full-line distributor of technology products. The company serves resellers in North America, South America, Europe, the Middle East and Africa. The company also provides pre- and post-sale training, service, and support, as well as configuration and assembly services and electronic commerce solutions.

Telephone and Data Systems, Inc., headquartered in Chicago, Illinois, is a diversified telecommunications services company with wireless and wireline services throughout the United States. The company also provides equipment and repair services.

TRI Pointe Group, Inc., headquartered in Irvine, California, designs, constructs and sells several brands of single-family homes in the United States. The company also develops and sells land and lots.

Trinity Industries, Inc., headquartered in Dallas, Texas, provides various products and services for the transportation, industrial, construction and energy sectors in the United States and internationally. The company's products include highway guardrail and safety products, tank and freight railcars, tank barges and ready-mix concrete.

Trustmark Corporation, headquartered in Jackson, Mississippi, through its subsidiaries, provides banking and financial solutions to corporate institutions and individual customers in the states of Florida, Mississippi, Tennessee and Texas.

TTM Technologies, Inc., headquartered in Costa Mesa, California, is a manufacturer of printed circuit boards used in electronic products such as routers, switches, servers, memory modules and cellular base stations. The company's customers include original equipment manufacturers and electronic manufacturing services companies in various industries.

Veritiv Corporation, headquartered in Norcross, Georgia, operates a business-to-business distribution company throughout the United States. The company serves various industries with printing, packaging and logistics solutions.

Walker & Dunlop, Inc., headquartered in Bethesda, Maryland, through its subsidiaries, originates, sells and services a range of multifamily and other commercial real estate financing products for owners and developers of real estate in the United States.

Washington Federal, Inc., headquartered in Seattle, Washington, is a bank holding company that conducts its operations through a federally insured national bank subsidiary, Washington Federal, National Association. The company offers business and personal checking, passbook and statement accounts, residential and construction loans, and home equity loans.

Wintrust Financial Corporation, headquartered in Rosemont, Illinois, is a bank holding company whose subsidiaries provide community-based banking services in the Chicago metropolitan area and in southeastern Wisconsin. The company also offers specialty financing services such as short-term accounts receivable financing.

World Acceptance Corporation, headquartered in Greenville, South Carolina, is engaged in the small-loan consumer finance business, offering short-term loans, related credit insurance and ancillary products and services to individuals in the United States and Mexico.

WPX Energy, Inc., headquartered in Tulsa, Oklahoma, an independent natural gas and oil exploration and production company, engages in the exploitation and development of long-life unconventional properties.


               Target Diversified Dividend Strategy Stocks


The AES Corporation, headquartered in Arlington, Virginia, develops, acquires, owns and operates electric power generation facilities throughout the world. A majority of the company's sales are made to customers (generally electric utilities or regional electric companies) on a wholesale basis for further resale to end users.

American Railcar Industries, Inc., headquartered in St. Charles,
Missouri, manufactures railroad rolling stock. The company also offers fleet management services and produces and repairs railcars.

Anthem, Inc., headquartered in Indianapolis, Indiana, through its subsidiaries, operates as a commercial health benefits company in the United States. The company offers a spectrum of network-based managed care plans to the large and small employer, individual, Medicaid and senior markets.

Archer-Daniels-Midland Company, headquartered in Chicago, Illinois, is engaged in the business of procuring, transporting, storing, processing, and merchandising agricultural commodities and products, including oil seeds, corn and wheat.

AT&T Inc., headquartered in Dallas, Texas, is a telecommunications holding company in the United States. The company is a worldwide provider of IP-based communications services to business and a leading U.S. provider of high-speed DSL Internet, local and long-distance voice services, wireless services, and directory publishing and advertising services.

AVX Corporation, headquartered in Fountain Inn, South Carolina, together with its subsidiaries, manufactures and supplies a broad line of passive electronic components, interconnect devices and related products. All types of electronic devices use passive component products to store, filter or regulate electric energy.

Bunge Limited, incorporated in Bermuda and headquartered in White Plains, New York, is engaged in agriculture and food businesses worldwide. The company's five operating segments are: agribusiness, edible oil products, milling products, sugar and bioenergy, and fertilizer.

CF Industries Holdings, Inc., headquartered in Deerfield, Illinois, engages in the manufacture and distribution of nitrogen and phosphate fertilizer products in North America. The company has developed a process to extract uranium from its production of phosphate fertilizer products for use in nuclear reactors.

Computer Programs and Systems, Inc., headquartered in Mobile, Alabama, is a health care information technology company that designs, develops, markets, installs and supports computerized information technology systems to meet the demands of small and mid-size hospitals.

Costamare Inc., incorporated in the Marshall Islands and headquartered in Athens, Greece, owns and charters container ships to liner companies worldwide.

Domtar Corporation, incorporated in the United States and headquartered in Montreal, Canada, engages in the design, manufacture, marketing and distribution of fiber-based products. The company's products include uncoated freesheet paper, specialty and packaging papers, and absorbent hygiene products.

Exelon Corporation, headquartered in Chicago, Illinois, is an electric utility holding company for ComEd, PECO, BGE and other subsidiaries. The company owns, contracts and invests in electric generating facilities such as nuclear, hydroelectric generation and wind and solar facilities.

GameStop Corp. (Class A), headquartered in Grapevine, Texas, is a specialty retailer of multichannel video game products and personal computer entertainment software in the United States and abroad. The company sells new and pre-owned consumer electronic products.

GATX Corporation, headquartered in Chicago, Illinois, is a holding company whose subsidiaries engage in the leasing and management of railroad tank cars and other specialized railcars. The company also arranges and services the financing of equipment and other capital assets and provides logistics and supply chain services.

Great Plains Energy Incorporated, headquartered in Kansas City,
Missouri, provides electricity in the midwestern United States. The company develops competitive electricity generation for the wholesale market and is also an electric delivery company with regulated generation. In addition, the company invests in energy-related ventures nationwide.

HCI Group, Inc., headquartered in Tampa, Florida, is an insurance holding company offering property and casualty insurance to homeowners, condominium owners and tenants. The company markets its products primarily through independent agents.

Inteliquent, Inc., headquartered in Chicago, Illinois, provides voice, Internet protocol transit and Ethernet telecommunication services, primarily on a wholesale basis, in the United States and internationally.

Kohl's Corporation, headquartered in Menomonee Falls, Wisconsin, operates family oriented, specialty department stores primarily in the Midwest and Mid-Atlantic that feature quality, moderately priced apparel, shoes, accessories, soft home products and housewares.

Maiden Holdings, Ltd., headquartered in Hamilton, Bermuda, is primarily focused on serving the needs of regional and specialty insurers in the United States, Europe and internationally, by providing reinsurance solutions designed to support their capital needs.

Marathon Petroleum Corporation, headquartered in Findlay, Ohio, together with its subsidiaries, refines, markets and transports petroleum products. The company's operations are concentrated primarily in the Midwest, Southeast and Gulf Coast regions of the United States. The company has retail operations under the brand names "Marathon" and "Speedway."

Methanex Corporation, headquartered in Vancouver, Canada, produces and markets methanol. The company's product is used to produce formaldehyde, acetic acid and a variety of other chemical intermediates. Methanol is also used as an additive in gasoline and in other consumer products.

MetLife, Inc., headquartered in New York, New York, provides insurance and financial services to a range of individual and institutional customers. The company has operations in the United States and other countries in the Asia-Pacific region, Latin America and Europe.

The Mosaic Company, headquartered in Plymouth, Minnesota, engages in the production, blending and distribution of crop nutrient and animal feed products worldwide.

National HealthCare Corporation, headquartered in Murfreesboro,
Tennessee, is engaged in the operation of skilled nursing facilities with associated assisted living and independent living centers.

Nu Skin Enterprises, Inc. (Class A), headquartered in Provo, Utah, is a global direct selling company. The company develops and distributes anti-aging personal care products and nutritional supplements, and markets its products in the Americas, Europe and the Asia Pacific region.

Oceaneering International, Inc., headquartered in Houston, Texas, is an advanced applied technology company that provides a comprehensive range of integrated technical services and hardware to customers that operate in harsh environments such as underwater, space and other hazardous areas. The company's products and services are marketed worldwide to oil and gas companies.

Penske Automotive Group, Inc., headquartered in Bloomfield Hills, Michigan, is engaged in the sale of new and used motor vehicles and related products and services, including vehicle service and parts, finance and other aftermarket products through a network of franchised automobile dealerships.

Pfizer Inc., headquartered in New York, New York, produces and distributes anti-infectives, anti-inflammatory agents, cardiovascular agents, antifungal drugs, central nervous system agents, orthopedic implants, food science products, animal health products, toiletries, baby care products, dental rinse and other proprietary health items.

Pier 1 Imports, Inc., headquartered in Fort Worth, Texas, retails decorative home furnishings, gifts and related items. The company operates stores in the United States, Canada, Japan, Mexico, Puerto Rico and the United Kingdom.

Prudential Financial, Inc., headquartered in Newark, New Jersey, operates as a financial services institution in the United States and worldwide. The company's products and services include life insurance, mutual funds, pension and retirement-related services and administration, annuities and asset management.

Public Service Enterprise Group Incorporated, headquartered in Newark, New Jersey, is a public utility holding company. Through its subsidiaries, the company generates, transmits, distributes and sells electric energy. The company also produces and distributes natural gas in the Mid-Atlantic and Northeastern United States.

QUALCOMM Incorporated, headquartered in San Diego, California, designs, develops, makes, sells, licenses and operates advanced communications systems and products based on proprietary digital wireless technology. The company's products include "CDMA" integrated circuits, wireless phones, infrastructure products, transportation management information systems and ground stations.

Seaspan Corporation, incorporated in the Marshall Islands and headquartered in Hong Kong, is an independent charter owner and manager of containerships. The company operates primarily using long-term, fixed-rate time charters with major container liner companies.

TELUS Corporation, headquartered in Burnaby, Canada, provides voice, data, Internet and wireless services to businesses and consumers in Canada.

Universal Corporation, headquartered in Richmond, Virginia, is an independent leaf tobacco merchant that has additional operations in agri-products and also distributes lumber and building products. The company markets its products globally.

Valero Energy Corporation, headquartered in San Antonio, Texas, is engaged in the production, transportation and marketing of environmentally clean fuels and products.

Verizon Communications Inc., headquartered in New York, New York, provides wireline voice and data services, wireless services, Internet service and published directory information worldwide. Through its subsidiary, the company also provides network services for the U.S. federal government including business phone lines, data services, telecommunications equipment and pay phones.

Western Digital Corporation, headquartered in Irvine, California, designs, develops, manufactures and markets a range of hard drives for the desktop PC market, the high-end hard drive market and for the emerging market for hard drives specifically designed for audio-visual applications.

Western Refining, Inc., headquartered in El Paso, Texas, operates as an independent crude oil refiner and marketer of refined products. The company also offers storage and transportation of its products to wholesale distributors and retail chains.

Xerox Corporation, headquartered in Norwalk, Connecticut, is a technology and services enterprise which develops, manufactures, markets, services and finances a range of document equipment, software, solutions and services.


             Target Global Dividend Leaders Strategy Stocks

                             Domestic Stocks


AMERISAFE, Inc., headquartered in DeRidder, Louisiana, through its subsidiaries, engages in marketing and underwriting workers' compensation insurance to companies involved in hazardous industries.

AT&T Inc., headquartered in Dallas, Texas, is a telecommunications holding company in the United States. The company is a worldwide provider of IP-based communications services to business and a leading U.S. provider of high-speed DSL Internet, local and long-distance voice services, wireless services, and directory publishing and advertising services.

Best Buy Co., Inc., headquartered in Richfield, Minnesota, sells a wide selection of name brand consumer electronics, home office equipment, entertainment software and appliances through retail stores in numerous states.

Cal-Maine Foods, Inc., headquartered in Jackson, Mississippi, is primarily engaged in the production, cleaning, grading and packaging of fresh shell eggs for sale to shell egg retailers.

CenturyLink, Inc., headquartered in Monroe, Louisiana, is a regional diversified communications company engaged primarily in providing local exchange telephone services and wireless telephone communications services.

Ford Motor Company, headquartered in Dearborn, Michigan, makes, assembles and sells cars, vans, trucks and tractors and their related parts and accessories. The company also provides financing operations, vehicle and equipment leasing, and insurance operations.

GameStop Corp. (Class A), headquartered in Grapevine, Texas, is a specialty retailer of multichannel video game products and personal computer entertainment software in the United States and abroad. The company sells new and pre-owned consumer electronic products.

General Motors Company, headquartered in Detroit, Michigan, designs, manufactures and markets cars, crossovers, trucks and automobile parts worldwide.

Greif, Inc., headquartered in Delaware, Ohio, engages in the manufacture and sale of industrial packaging products, container board and corrugated products worldwide.

HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner producing, transporting and storing high-value light products such as gasoline, diesel fuel and jet fuel through its affiliates. The company's refineries serve markets in the Mid-Continent, Southwest and Rocky Mountain regions of the United States.

The Mosaic Company, headquartered in Plymouth, Minnesota, engages in the production, blending and distribution of crop nutrient and animal feed products worldwide.

Navient Corporation, headquartered in Wilmington, Delaware, holds a portfolio of education loans insured or guaranteed under the Federal Family Education Loan Program. The company also services and collects education loans for banks, credit unions and non-profit education lenders.

Pitney Bowes Inc., headquartered in Stamford, Connecticut, is a provider of global, integrated mail and document management solutions for organizations of all sizes.

R.R. Donnelley & Sons Company, headquartered in Chicago, Illinois, prepares, produces and delivers integrated communications services that produce, manage and deliver its customers' content, regardless of the communications medium.

Schweitzer-Mauduit International, Inc., headquartered in Alpharetta, Georgia, engages in the manufacture and sale of paper and reconstituted tobacco products to the tobacco industry, as well as specialized paper products for use in other applications. Other applications include vacuum cleaner bags, alkaline batteries, printing and packaging.

Valero Energy Corporation, headquartered in San Antonio, Texas, is engaged in the production, transportation and marketing of environmentally clean fuels and products.

Waddell & Reed Financial, Inc., headquartered in Overland Park, Kansas, provides investment products and services through its subsidiaries.

West Corporation, headquartered in Omaha, Nebraska, provides communications services and infrastructure systems. The company also offers conferencing services, including on-demand automated conferencing, operator assisted services, Internet conferencing services, and video conferencing services.

Western Digital Corporation, headquartered in Irvine, California, designs, develops, manufactures and markets a range of hard drives for the desktop PC market, the high-end hard drive market and for the emerging market for hard drives specifically designed for audio-visual applications.

Western Refining, Inc., headquartered in El Paso, Texas, operates as an independent crude oil refiner and marketer of refined products. The company also offers storage and transportation of its products to wholesale distributors and retail chains.


                          International Stocks


Aircastle Limited, incorporated in Bermuda and headquartered in Stamford, Connecticut, buys, sells, and leases commercial jet aircraft to airlines all over the world.

Braskem S.A. (ADR), headquartered in Sao Paulo, Brazil, produces petrochemicals and generates electricity. The company produces ethylene, propylene, benzene, toluene, xylenes, butadiene, butene, isoprene, dicyclopentediene, MTBE, caprolactam, ammonium sulfate, cyclohexene, polyethylene theraphtalat, polyethylene and polyvinyl chloride (PVC).

Canon Inc. (ADR), headquartered in Tokyo, Japan, is engaged in the development, manufacturing and sale of imaging technology solutions. The company's products include digital cameras and camcorders, inkjet printers, commercial photo printers, image scanners, photocopy machines and broadcast equipment. In addition, the company's imaging technology has applications in various industries, such as radiology systems and flat panel display equipment.

Chunghwa Telecom Co., Ltd. (ADR), headquartered in Taipei, Taiwan, provides local, domestic, and international long distance services. The company also offers wireless telecommunication, paging, and Internet services.

CNOOC Limited (ADR), incorporated in Hong Kong and headquartered in Beijing, China, through its subsidiaries, engages in the exploration, development, and production of crude oil and natural gas. The company has operations throughout the world.

Companhia Energetica de Minas Gerais-CEMIG (ADR), headquartered in Belo Horizonte, Brazil, is an integrated energy company engaged in the generation, transmission and distribution of electricity in the state of Minas Gerais, Brazil. The company is also involved in the acquisition, transportation, distribution and sale of natural gas.

Domtar Corporation, incorporated in the United States and headquartered in Montreal, Canada, engages in the design, manufacture, marketing and distribution of fiber-based products. The company's products include uncoated freesheet paper, specialty and packaging papers, and absorbent hygiene products.

Euronav N.V., headquartered in Antwerp, Belgium, is a tanker company which engages in the storage and ocean transport of crude oil and petroleum products. The company operates mainly in Europe.

Garmin Ltd., headquartered in Schaffhausen, Switzerland, designs, develops, manufactures and markets navigation, communications and information devices, most of which are enabled by Global Positioning System (GPS) technology.

Huaneng Power International, Inc. (ADR), headquartered in Beijing, China, is one of China's largest independent power producers. The company sells power to local distribution utilities, primarily in China's coastal provinces.

Korea Electric Power Corporation (ADR), headquartered in Seoul, South Korea, builds and operates hydro-power, thermal-power and nuclear power units in South Korea. The company also generates, transmits and distributes electricity to South Korea and is majority owned by the Korean government.

LyondellBasell Industries N.V., headquartered in Rotterdam, the Netherlands, together with its subsidiaries, manufactures and markets chemicals and polymers worldwide. The company's products are used for packaging, durable textiles, clean fuels, medical applications and automotive parts.

Mobile TeleSystems PJSC (ADR), headquartered in Moscow, Russia, is a telecommunications group providing mobile communications and fixed voice telecommunications services in Russia, eastern Europe and central Asia. The company also offers broadband and pay TV, as well as content and entertainment services.

Nordic American Tankers Limited, headquartered in Hamilton, Bermuda, is a shipping company that owns and charters Suezmax tankers for oil transportation. The company's vessels operate under long term bareboat charters agreements with oil companies.

Seaspan Corporation, incorporated in the Marshall Islands and headquartered in Hong Kong, is an independent charter owner and manager of containerships. The company operates primarily using long-term, fixed-rate time charters with major container liner companies.

Shaw Communications Inc. (Class B), headquartered in Calgary, Canada, is a diversified communications company whose core business is providing broadband cable television, Internet and satellite services.

Ship Finance International Limited, headquartered in Hamilton, Bermuda, engages primarily in the ownership and operation of oil tankers. The company is also involved in the charter, purchase and sale of vessels.

SK Telecom Co., Ltd. (ADR), headquartered in Seoul, South Korea, provides wireless telecommunications services, including cellular and paging services, in Korea. In addition, the company offers broadband Internet and fixed-line telephone services.

Telefonica Brasil S.A. (ADR), headquartered in Sao Paulo, Brazil, provides fixed-line telecommunications services, cable and network services throughout Brazil to residential and commercial customers. The company also offers interconnection services to mobile service providers, Internet access service, telecommunications solutions and IT support to industries.

United Microelectronics Corporation (ADR), headquartered in Hsinchu City, Taiwan, designs, manufactures and markets integrated circuits
(ICs) and related electronic products. The company's main products are consumer electronic ICs, memory ICs, personal computer peripheral ICs and communication ICs.


                                  REITs


Corrections Corporation of America, headquartered in Nashville,
Tennessee, is a real estate investment trust that specializes in owning, operating and managing prisons and other correctional facilities. The company also provides inmate residential and prisoner transportation services for governmental agencies.

EPR Properties, headquartered in Kansas City, Missouri, is a self-managed real estate investment trust engaged in acquiring and developing entertainment properties, including megaplex theatres and entertainment-themed retail centers.

Four Corners Property Trust, Inc., headquartered in Mill Valley,
California, is a self-administered real estate investment trust. The company is primarily engaged in the ownership, acquisition and leasing of restaurant and retail properties.

Gaming and Leisure Properties, Inc., headquartered in Wyomissing,
Pennsylvania, is a real estate investment trust. The company owns and leases casino facilities.

The GEO Group, Inc., headquartered in Boca Raton, Florida, is a real estate investment trust that provides private services in the management of correctional, detention, re-entry facilities and the provision of community-based services and youth services in the United States, Australia, Canada, South Africa and the United Kingdom. The company's facilities include maximum, medium, and minimum security prisons; immigration detention centers; and community-based re-entry facilities.

Hospitality Properties Trust, headquartered in Newton, Massachusetts, is a self-managed real estate investment trust formed to buy, own and lease hotels to unaffiliated hotel operators.

Host Hotels & Resorts, Inc., headquartered in Bethesda, Maryland, is a publicly owned real estate investment trust engaged in the ownership and operation of hotel properties. The company specializes in luxury, full-service properties.

Iron Mountain Incorporated, headquartered in Boston, Massachusetts, is a real estate investment trust. The company store records and provides information management services for various industries around the world.

Lamar Advertising Company, headquartered in Baton Rouge, Louisiana, is a real estate investment trust which provides advertising space on billboards, posters and bulletins. The company operates in the United States and Canada.

LaSalle Hotel Properties, headquartered in Bethesda, Maryland, is a real estate investment trust that engages in the purchase, ownership and lease of upscale and luxury hotels located in convention, resort and urban business markets in the United States.

Lexington Realty Trust, headquartered in New York, New York, is a self-managed real estate investment trust that acquires, owns and manages a geographically diverse portfolio of net leased office, industrial and retail properties.

Liberty Property Trust, headquartered in Malvern, Pennsylvania, is a self-managed real estate investment trust providing leasing, acquisition, development, property management and other related services for industrial and office properties located in the southeastern, mid-Atlantic and midwestern regions of the United States.

Medical Properties Trust, Inc., headquartered in Birmingham, Alabama, is a real estate investment trust that acquires and develops healthcare facilities and leases the facilities to healthcare operating companies.

MFA Financial, Inc., headquartered in New York, New York, is a self-managed real estate investment trust which is primarily engaged in the business of investing in high-grade adjustable-rate mortgage-backed securities.

National Health Investors, Inc., headquartered in Murfreesboro,
Tennessee, is a real estate investment trust that invests in income-producing health care properties primarily in the long-term care industry.

PennyMac Mortgage Investment Trust, headquartered in Moorpark,
California, is a real estate investment trust that invests primarily in residential mortgage loans and mortgage-related assets.

RLJ Lodging Trust, headquartered in Bethesda, Maryland, operates as an independent equity real estate investment trust. The company invests primarily in premium-branded, focused-service, and compact full-service hotels located in urban and densely populated suburban areas.

Ryman Hospitality Properties, Inc., headquartered in Nashville,
Tennessee, is a real estate investment trust that owns and operates hotels throughout the United States. The company specializes in group-oriented, meeting-focused resort properties.

Select Income REIT, headquartered in Newton, Massachusetts, is a real estate investment trust that invests primarily in net leased, single-tenant properties.

Xenia Hotels & Resorts, Inc., headquartered in Orlando, Florida, is a real estate investment trust investing in full service hotels throughout the United States.


                      Target Growth Strategy Stocks


A.O. Smith Corporation, headquartered in Milwaukee, Wisconsin, is a diversified manufacturer whose major product lines include hermetic and fractional horsepower electric motors. The company also manufactures commercial and residential water heaters.

AbbVie Inc., headquartered in North Chicago, Illinois, is a research-based pharmaceuticals company. The company discovers, develops and commercializes advanced therapies in immunology, oncology, women's health, neuroscience and other areas.

Accenture Plc, headquartered in Dublin, Ireland, provides management consulting, technology services, and outsourcing services. The company operates in five segments: Communications and High Tech; Financial Services; Products and Services; Resources; and Government.

Albemarle Corporation, headquartered in Baton Rouge, Louisiana, is a major producer of specialty polymers and fine chemicals. The company's products include polymer intermediates, cleaning product intermediates and additives, agrichemical intermediates, pharmachemical intermediates and bulk actives, catalysts and brominated flame retardants.

Altria Group, Inc., headquartered in Richmond, Virginia, is a holding company. Through its subsidiaries, the company manufactures, markets and distributes a variety of branded cigarettes, cigars and smokeless tobacco products, as well as wine.

Baxter International Inc., headquartered in Deerfield, Illinois, engages in the worldwide development, manufacture and distribution of a diversified line of products, technologies and services used in the health care field. The company's products are used in the treatment of immune disorders, hemophilia, kidney disease and other chronic or acute conditions.

Cadence Design Systems, Inc., headquartered in San Jose, California, offers electronic design automation (EDA) technologies and engineering services to electronics companies worldwide. The company also develops system design enablement (SDE) solutions for use in designing electronics systems, integrated circuits and electronic devices.

CBS Corporation, headquartered in New York, New York, together with its subsidiaries, is a mass media company. The company's operations span the media and entertainment industries and include cable networks, content production and distribution, television and radio stations, Internet-based businesses and consumer publishing.

CDK Global, Inc., headquartered in Hoffman Estates, Illinois, is a global provider of integrated information technology and digital marketing solutions to the automotive retail and adjacent industries. The company provides solutions to automate and integrate all parts of the dealership and buying process from advertising to the sale, financing, insuring, repair and maintenance of vehicles.

Citrix Systems, Inc., headquartered in Fort Lauderdale, Florida, provides virtualization, mobility management, networking and Software as a Service solutions worldwide. The company's Enterprise and Service Provider division supplies multi-user application server products that enable customers the flexibility to deliver desktops and applications as cloud services. The company's product lines include "ShareFile" and "GoToMeeting."

The Clorox Company, headquartered in Oakland, California, manufactures and sells household products, including the brand names "Armor All," "Black Flag," "Brita," "Clorox," "Combat," "Fresh Step," "Glad," "Hidden Valley," "Jonny Cat," "Kingsford," "Liquid-Plumr," "Pine-Sol," "S.O.S.," "STP," "Scoop Away" and "Tilex."

Dollar General Corporation, headquartered in Goodlettsville, Tennessee, operates a chain of discount retail stores located primarily in the southern, southwestern, midwestern and eastern United States. The company offers a broad selection of merchandise, including consumable products such as food, paper and cleaning products, health and beauty products and pet supplies, and non-consumable products such as seasonal merchandise.

HD Supply Holdings, Inc., headquartered in Atlanta, Georgia, together with its subsidiaries, is an industrial distribution company. The company serves three market sectors: maintenance, repair and operations; infrastructure and power; and specialty construction.

Hilton Worldwide Holdings Inc., headquartered in McLean, Virginia, is a global hospitality company. The company's portfolio includes luxury and lifestyle hotel brands, full-service hotel brands, focused-service hotel brands, and a timeshare brand.

Huntington Ingalls Industries, Inc., headquartered in Newport News, Virginia, designs, builds, overhauls and repairs nuclear and non-nuclear ships primarily for the U.S. Navy and Coast Guard. The company also offers after-market services for military ships worldwide.

Ingredion Incorporated, headquartered in Westchester, Illinois, together with its subsidiaries, produces a large variety of food ingredients and industrial products derived from the processing of corn and other starch-based materials (such as tapioca and yucca). The company operates in North America, South America, Asia Pacific, Europe, the Middle East and Africa.

Intuit Inc., headquartered in Mountain View, California, develops, sells and supports personal finance, small business accounting, tax preparation and other consumer software products, and related electronic services and supplies that enable users to automate commonly performed financial tasks. The company sells its products worldwide.

Jazz Pharmaceuticals Plc, headquartered in Dublin, Ireland, a specialty pharmaceutical company, develops and commercializes products for neurology and psychiatry primarily in the United States.

Leggett & Platt, Incorporated, headquartered in Carthage, Missouri, is a manufacturer of a wide range of engineered products which include residential and commercial furnishings, aluminum products, industrial materials and specialized products.

Lennox International Inc., headquartered in Richardson, Texas, designs, manufactures and markets a broad range of products for the heating, ventilation, air conditioning and refrigeration markets.

Mobileye N.V., incorporated in the Netherlands and headquartered in Jerusalem, Israel, together with its subsidiaries, designs and develops computer vision and machine learning for advanced driver assistance systems and autonomous driving technologies. The company also provides data analysis, and localization and mapping technologies.

NVR, Inc., headquartered in Reston, Virginia, is a holding company that currently operates, through its subsidiaries, in two business segments: the construction and marketing of homes; and mortgage banking.

RPM International Inc., headquartered in Medina, Ohio, manufactures and markets protective coatings used in waterproofing, general maintenance, flooring systems and coating, corrosion control, and other applications.

S&P Global Inc., headquartered in New York, New York, is a financial intelligence company. The company provides clients with information regarding credit ratings, benchmarks, and analytics to capital and commodity markets worldwide.

The Sherwin-Williams Company, headquartered in Cleveland, Ohio, is engaged in the manufacture, distribution and sale of coatings and related products to professional, industrial, commercial and retail customers primarily in North and South America.

Stryker Corporation, headquartered in Kalamazoo, Michigan, develops, makes and markets specialty surgical and medical products. The company's products include orthopedic implants, powered surgical instruments, endoscopic systems, patient care and handling equipment for the global market and neurosurgical devices.

Ulta Salon, Cosmetics & Fragrance, Inc., headquartered in Bolingbrook, Illinois, is a beauty retailer that provides prestige, mass, and salon products; and salon services in the United States.

United Parcel Service, Inc. (Class B), headquartered in Atlanta,
Georgia, delivers packages and documents both domestically and internationally. In addition, the company provides management of supply chains and logistic services for major corporations worldwide and also owns "Mail Boxes Etc., Inc."

Universal Health Services, Inc. (Class B), headquartered in King of Prussia, Pennsylvania, owns and operates acute care hospitals, behavioral health centers and women's hospitals; and operates/manages surgery and radiation oncology centers. The company operates throughout the United States and Puerto Rico.

Verizon Communications Inc., headquartered in New York, New York, provides wireline voice and data services, wireless services, Internet service and published directory information worldwide. Through its subsidiary, the company also provides network services for the U.S. federal government including business phone lines, data services, telecommunications equipment and pay phones.


                    Target Small-Cap Strategy Stocks


AAON, Inc., headquartered in Tulsa, Oklahoma, together with its subsidiaries, designs, manufactures, and markets commercial rooftop air-conditioning, heating and heat recovery equipment. The company's products serve the commercial and industrial new construction and replacement markets.

Alarm.com Holdings, Inc., headquartered in Tyson, Virginia, provides a platform to make connected home technology broadly accessible to home and business owners. The company also sells hardware used by its systems, including cellular radio modules, video cameras, image sensors, thermostats and other peripherals.

American Woodmark Corporation, headquartered in Winchester, Virginia, manufactures and distributes kitchen cabinets and vanities for the remodeling and new home construction markets in the United States.

AMERISAFE, Inc., headquartered in DeRidder, Louisiana, through its subsidiaries, engages in marketing and underwriting workers' compensation insurance to companies involved in hazardous industries.

Anika Therapeutics, Inc., headquartered in Bedford, Massachusetts, develops, manufactures, and sells therapeutic products and devices which promote the repair and healing of bone, cartilage and soft tissue. These products are based on a naturally occurring, biocompatible polymer that is found throughout the body.

Astec Industries, Inc., headquartered in Chattanooga, Tennessee, designs, engineers, manufactures and markets equipment and components used primarily in road building and related construction activities.

ATN International, Inc., headquartered in Beverly, Massachusetts, provides telecommunications services to rural and other underserved markets. The company, through subsidiaries, provides both wireline and wireless connections to residential and commercial customers, a range of mobile wireless solutions, and broadband Internet services.

Banc of California, Inc., headquartered in Irvine, California, is a full-service bank focused on serving diverse private businesses, entrepreneurs and communities in California.

BroadSoft, Inc., headquartered in Gaithersburg, Maryland, provides software that enables fixed-line, mobile, and cable service providers to deliver voice and multimedia services over Internet protocol (IP) based networks.

Calavo Growers, Inc., headquartered in Santa Paula, California, engages in the procurement and marketing of avocados and other perishable foods. The company prepares and distributes processed avocado products domestically and internationally.

Cavco Industries, Inc., headquartered in Phoenix, Arizona, is engaged in the design, manufacture and sale of manufactured homes. The company also builds park model RVs, vacation cabins and commercial structures.

Chesapeake Utilities Corporation, headquartered in Dover, Delaware, through its subsidiaries, engages in the distribution, transmission and marketing of natural gas.

Chuy's Holdings, Inc., headquartered in Austin, Texas, is a full-service restaurant concept offering a menu of Mexican and Tex Mex inspired food. The company operates chains throughout Texas and several states in the Southeast and Midwest.

Comfort Systems USA, Inc., headquartered in Houston, Texas, provides installation, maintenance, repair and replacement services for heating, ventilation and air conditioning systems. The company's commercial and industrial markets include retail centers, office buildings, apartment complexes, hotels, manufacturing plants and government facilities.

Cooper-Standard Holdings Inc., headquartered in Novi, Michigan, together with its subsidiaries, is engaged in the manufacture and distribution of sealing, fuel and brake delivery, fluid transfer and anti-vibration system components and modules. The company's products are primarily for use in passenger vehicles and light trucks.

Cynosure, Inc., headquartered in Westford, Massachusetts, engages in the development, manufacture, and marketing of aesthetic treatment systems that are used by physicians and other practitioners to perform noninvasive procedures.

Employers Holdings, Inc., headquartered in Reno, Nevada, through its subsidiaries, provides workers' compensation insurance coverage to select small businesses in low to medium hazard industries. The company provides insurance throughout the United States.

Ethan Allen Interiors Inc., headquartered in Danbury, Connecticut, is an interior design company and a manufacturer and retailer of home furnishings and accessories. The company markets its products internationally.

Gibraltar Industries, Inc., headquartered in Buffalo, New York, is a manufacturer and distributor of products that provide structural and architectural enhancements for residential homes, low-rise retail, professional buildings, industrial plants, bridges and a wide-variety of other structures. The company serves customers worldwide.

Gigamon Inc., headquartered in Santa Clara, California, designs, develops, and sells products and services that provide customers with visibility and control of network traffic for services providers internationally.

Green Dot Corporation (Class A), headquartered in Pasadena, California, is engaged in prepaid financial services providing money management solutions to consumers in the United States. The company offers general purpose reloadable prepaid debit cards through a network of retail stores throughout the United States.

Installed Building Products, Inc., headquartered in Columbus, Ohio, is a residential insulation installer in the United States. The company also installs complementary building products, including garage doors, rain gutters, shower doors, closet shelving and mirrors.

LendingTree, Inc., headquartered in Charlotte, North Carolina, operates an online loan marketplace for consumers seeking loans and other credit-based offerings. The company provides access to various loans, including mortgage and home equity loans, auto loans, credit cards, student loans and small business loans.

LHC Group, Inc., headquartered in Lafayette, Louisiana, through its subsidiaries, provides post-acute health care services to patients throughout the United States. The company's services include skilled nursing care, medically-oriented social services, physical therapy, occupational therapy and speech therapy.

Luminex Corporation, headquartered in Austin, Texas, has developed a proprietary technology, LabMAP, that combines a microscopic fluid stream and digital signal processing to perform high-speed biological tests at a low cost.

Mercury Systems, Inc., headquartered in Chelmsford, Massachusetts, designs, manufactures and sells open sensor processing systems and services. The systems are used in critical commercial, defense and intelligence applications. The company markets its products worldwide.

Methode Electronics, Inc., headquartered in Harwood Heights, Illinois, engages in the design, manufacture, and marketing of component and subsystem devices employing electrical, electronic, wireless, sensing, and optical technologies.

Neenah Paper, Inc., headquartered in Alpharetta, Georgia, produces fine papers, packaging and technical products primarily in the United States, Canada, and Europe. The company's technical products include filtration media and materials used for industrial backings, labels and a variety of other end markets.

NIC Inc., headquartered in Olathe, Kansas, provides eGovernment services that enable governments to use the Internet to provide various services to businesses and citizens in the United States. The technology helps governments reduce internal costs and increase efficiencies.

Omega Protein Corporation, headquartered in Houston, Texas, produces and markets protein-rich fish oil and fish meal products. The company produces both animal nutrition and human nutrition products and distributes in products in the United States and internationally.

Patrick Industries, Inc., headquartered in Elkhart, Indiana, manufactures and distributes building products for the manufactured housing, recreational vehicle, furniture manufacturing, marine, automotive aftermarket and other industries. The company operates in the United States and Canada.

SciClone Pharmaceuticals, Inc., headquartered in Foster City,
California, is a specialty pharmaceutical company focused on therapies for oncology, infectious diseases and cardiovascular disorders. The company markets its products primarily in China.

ServisFirst Bancshares, Inc., headquartered in Birmingham, Alabama, through its subsidiaries, offers full service banking operations in Alabama, South Carolina and Tennessee.

Supernus Pharmaceuticals, Inc., headquartered in Rockville, Maryland, develops and markets products for the treatment of central nervous system diseases in the United States.

Sykes Enterprises, Incorporated, headquartered in Tampa, Florida, is engaged in providing customer management solutions and services to technology-enabled companies primarily within the technology, communications and financial services markets. The company operates in North America, Africa, Asia, Europe and Latin America.

Tile Shop Holdings, Inc., headquartered in Plymouth, Minnesota, is a specialty retailer of manufactured and natural stone tiles, setting and maintenance materials, and related accessories. The company markets its products in the United States.

Universal Electronics Inc., headquartered in Santa Ana, California, provides pre-programmed wireless control products and audio-video accessories for home entertainment systems.

Vascular Solutions, Inc., headquartered in Minneapolis, Minnesota, operates a medical device company focused on providing clinically advanced solutions to interventional cardiologists, interventional radiologists and electro physiologists. The company markets its products worldwide.

Vonage Holdings Corp., headquartered in Holmdel, New Jersey, provides voice and messaging services over broadband networks to residential, small office and home office customers primarily in the United States, Canada and the United Kingdom. The company focuses on providing various ethnic segments in the United States with international calling services.

Yadkin Financial Corporation, headquartered in Raleigh, North Carolina, is a bank holding company. The company conducts its business operations primarily through its wholly owned subsidiary, Yadkin Bank, a North-Carolina chartered commercial bank.


                 Value Line(R) Target 25 Strategy Stocks


AAON, Inc., headquartered in Tulsa, Oklahoma, together with its subsidiaries, designs, manufactures, and markets commercial rooftop air-conditioning, heating and heat recovery equipment. The company's products serve the commercial and industrial new construction and replacement markets.

Alliant Energy Corporation, headquartered in Madison, Wisconsin, is the holding company for Interstate Power and Light Company and Wisconsin Power and Light Company. The company engages in the generation, transmission, distribution, and sale of electric energy and the purchase, distribution, transportation and sale of natural gas in the Midwest.

Applied Materials, Inc., headquartered in Santa Clara, California, develops, makes, sells, and services semiconductor wafer fabrication equipment and related spare parts for the worldwide semiconductor industry.

Astec Industries, Inc., headquartered in Chattanooga, Tennessee, designs, engineers, manufactures and markets equipment and components used primarily in road building and related construction activities.

Avista Corporation, headquartered in Spokane, Washington, engages in the generation, transmission, and distribution of energy, as well as other energy-related businesses. The company operates in the western United States and western Canada.

California Water Service Group, headquartered in San Jose, California, is engaged in the supply and distribution of water and the providing of water-related utility services to customers in California, New Mexico and Washington.

Campbell Soup Company, headquartered in Camden, New Jersey, operates with its consolidated subsidiaries as a manufacturer and marketer of soups and a manufacturer of juice beverages, sauces, biscuits and confectionery products. The company distributes its products globally.

Central Garden & Pet Company (Class A), headquartered in Walnut Creek, California, is a marketer and producer of branded products for the pet supply and the lawn and garden supply markets. The company's pet supplies include food, toys, carriers and grooming products. Lawn and garden supplies include seed, herbicides and insecticides, holiday lighting products and other decorative outdoor products.

Coherent, Inc., headquartered in Santa Clara, California, is engaged in the design, manufacture and sale of lasers, laser systems, precision optics and related accessories. The company's products are used in scientific research and government programs, microelectronics, inspection and testing equipment, and semiconductor manufacturing.

CSG Systems International, Inc., headquartered in Englewood, Colorado, provides customer care and billing solutions worldwide for the communications markets, including cable and satellite providers, and telephone and online services.

Insperity, Inc., headquartered in Kingwood, Texas, provides benefits and payroll administration plans to small and medium-sized businesses. The company's system also includes medical and worker's compensation insurance programs, employer liability management, personnel records management and employee recruiting.

Middlesex Water Company, headquartered in Iselin, New Jersey, through its subsidiaries, engages in the ownership and operation of regulated water utility systems in central and southern New Jersey and in Delaware, as well as a regulated wastewater utility in southern New Jersey.

National Beverage Corp., headquartered in Fort Lauderdale, Florida, through its subsidiaries, manufactures and produces a variety of beverage products primarily in the United States. The company gears its products toward health-conscious consumers with offerings like sparkling water, energy drinks and juices, and also sells various soft drinks.

NVIDIA Corporation, headquartered in Santa Clara, California, designs, develops and markets graphics processors and related software for personal computers and digital entertainment platforms.

Orbotech Ltd., headquartered in Yavne, Israel, designs, manufactures and markets automated optical inspection systems, printed circuit boards and flat panel displays. The company also offers recognition software used in automatic check processing. The company has an international network of marketing, sales and customer support teams.

Reynolds American Inc., headquartered in Winston-Salem, North Carolina, is the parent company for R.J. Reynolds Tobacco Company, whose major brands include "Doral," "Winston," "Camel," "Salem" and "Vantage." The company also offers, through its subsidiaries, smokeless tobacco and e-cigarette products.

Science Applications International Corporation, headquartered in McLean, Virginia, provides consulting services to scientific, engineering and technology applications. The company serves security, energy, environmental, health and infrastructure markets throughout the world.

Southwest Gas Corporation, headquartered in Las Vegas, Nevada, operates in the natural gas transmission and construction businesses. The company purchases, transports and distributes natural gas in Arizona, Nevada and California.

Teleflex Incorporated, headquartered in Wayne, Pennsylvania, is a global provider of medical technology products. The company designs, develops, manufactures and supplies single-use medical devices used by health care providers and hospitals for diagnostic and therapeutic procedures.

Thor Industries, Inc., headquartered in Elkhart, Indiana, produces and markets recreation vehicles as well as small and mid-size buses. The company markets its products through independent dealers in Canada and the United States under the brands "Airstream Classic," "Dutchmen," "Skamper," "Four Winds" and other names.

UGI Corporation, headquartered in King of Prussia, Pennsylvania, is a holding company that operates propane distribution, gas and electric utility, energy marketing and related businesses through subsidiaries.

Universal Electronics Inc., headquartered in Santa Ana, California, provides pre-programmed wireless control products and audio-video accessories for home entertainment systems.

Universal Forest Products, Inc., headquartered in Grand Rapids,
Michigan, through its subsidiaries, designs, manufactures, treats and distributes lumber products for retail, industrial and construction markets. The company also produces wood-alternative products.

Waste Management, Inc., headquartered in Houston, Texas, is an international waste management company providing disposal services, collection and transfer services, recycling and resource recovery services and hazardous waste management. The company serves commercial, residential, municipal and industrial clients throughout the United States and globally.

Xylem Inc., headquartered in Rye Brook, New York, operates as a water technology provider, enabling customers to transport, treat, test and efficiently use water in public utility, residential, commercial, agricultural and industrial settings worldwide.


We have obtained the foregoing company descriptions from third-party sources we deem reliable.

                       CONTENTS OF REGISTRATION STATEMENT

A. Bonding Arrangements of Depositor:

      First Trust Portfolios L.P. is covered by a Brokers' Fidelity Bond, in the total amount of $2,000,000, the insurer being National Union Fire Insurance Company of Pittsburgh.

B. This Registration Statement on Form S-6 comprises the following papers and documents:

      The facing sheet

      The Prospectus

      The signatures

      Exhibits


                                      S-1


                                   SIGNATURES

      The Registrant, FT 6230, hereby identifies The First Trust Special Situations Trust, Series 4; The First Trust Special Situations Trust, Series 18; The First Trust Special Situations Trust, Series 69; The First Trust Special Situations Trust, Series 108; The First Trust Special Situations Trust, Series 119; The First Trust Special Situations Trust, Series 190; FT 286; The First Trust Combined Series 272; FT 412; FT 438; FT 556; FT 754; FT 1102; FT 1179; FT 2935; FT 3320; FT 3367; FT 3370; FT 3397; FT 3398; FT 3400; FT 3451; FT 3480; FT
3529; FT 3530; FT 3568; FT 3569; FT 3570; FT 3572; FT 3615; FT 3647; FT 3650; FT
3689; FT 3690; FT 3729; FT 3780; FT 3940; FT 4020; FT 4037; FT 4143; FT 4260; FT
4746; FT 4789; FT 5039 and FT 5415 for purposes of the representations required by Rule 487 and represents the following:

      (1) that the portfolio securities deposited in the series with respect to which this Registration Statement is being filed do not differ materially in type or quality from those deposited in such previous series;

      (2) that, except to the extent necessary to identify the specific portfolio securities deposited in, and to provide essential financial information for, the series with respect to the securities of which this Registration Statement is being filed, this Registration Statement does not contain disclosures that differ in any material respect from those contained in the registration statements for such previous series as to which the effective date was determined by the Commission or the staff; and

      (3) that it has complied with Rule 460 under the Securities Act of 1933.

      Pursuant to the requirements of the Securities Act of 1933, the Registrant, FT 6230, has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wheaton and State of Illinois on July 8, 2016.

                                               FT 6230

                                               By  FIRST TRUST PORTFOLIOS L.P.
                                                   Depositor


                                               By  Elizabeth H. Bull
                                                   Senior Vice President


                                      S-2


      Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following person in the capacity and on the date indicated:


     Name                   Title*                              Date

James A. Bowen    Director of The Charger Corporation,    ) July 8, 2016
                  the General Partner of First Trust      )
                  Portfolios L.P.                         )
                                                          ) Elizabeth H. Bull
                                                          ) Attorney-in-Fact**


* The title of the person named herein represents his capacity in and relationship to First Trust Portfolios L.P., the Depositor.


** An executed copy of the related power of attorney was filed with the Securities and Exchange Commission in connection with the Amendment No. 2 to Form S-6 of FT 2669 (File No. 333-169625) and the same is hereby incorporated herein by this reference.


                                      S-3


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      We consent to the use in this Amendment No. 2 to Registration Statement No. 333-211283 on Form S-6 of our report dated July 8, 2016, relating to the financial statements of FT 6230, comprising Dow(R) Target 5 3Q '16 - Term 10/6/17 (The Dow(R) Target 5 Portfolio, 3rd Quarter 2016 Series); Dow(R) Target Dvd. 3Q '16 - Term 10/6/17 (The Dow(R) Target Dividend Portfolio, 3rd Quarter 2016 Series); Global Target 15 3Q '16 - Term 10/6/17 (Global Target 15 Portfolio, 3rd Quarter 2016 Series); S&P Target 24 3Q '16 - Term 10/6/17 (S&P Target 24 Portfolio, 3rd Quarter 2016 Series); S&P Target SMid 60 3Q '16 - Term 10/6/17 (S&P Target SMid 60 Portfolio, 3rd Quarter 2016 Series); Target Divsd. Dvd. 3Q '16 - Term 10/6/17 (Target Diversified Dividend Portfolio, 3rd Quarter 2016 Series); Target Dvd. Multi-Strat. 3Q '16 - Term 10/6/17 (Target Dividend Multi-Strategy Portfolio, 3rd Quarter 2016 Series); Target Dbl. Play 3Q '16 - Term 10/6/17 (Target Double Play Portfolio, 3rd Quarter 2016 Series); Target Focus 4 3Q '16 - Term 10/6/17 (Target Focus Four Portfolio, 3rd Quarter 2016 Series); Target Global Dvd. Leaders 3Q '16 - Term 10/6/17 (Target Global Dividend Leaders, 3rd Quarter 2016 Series); Target Growth 3Q '16 - Term 10/6/17 (Target Growth Portfolio, 3rd Quarter 2016 Series); Target Triad 3Q '16 - Term 10/6/17 (Target Triad Portfolio, 3rd Quarter 2016 Series); Target VIP 3Q '16 - Term 10/6/17 (Target VIP Portfolio, 3rd Quarter 2016 Series); and Value Line(R) Target 25 3Q '16 - Term 10/6/17 (Value Line(R) Target 25 Portfolio, 3rd Quarter 2016 Series), appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
July 8, 2016


                                      S-4


                               CONSENT OF COUNSEL

      The consent of counsel to the use of its name in the Prospectus included in this Registration Statement will be contained in its opinion to be filed as Exhibits 3.1, 3.2, 3.3 and 3.4 of the Registration Statement.


                      CONSENT OF FIRST TRUST ADVISORS L.P.

      The consent of First Trust Advisors L.P. to the use of its name in the Prospectus included in the Registration Statement will be filed as Exhibit 4.1 to the Registration Statement.


                                      S-5


                                 EXHIBIT INDEX

1.1 Form of Standard Terms and Conditions of Trust for FT 4484 and certain subsequent Series, effective November 6, 2013 among First Trust Portfolios L.P., as Depositor, The Bank of New York Mellon, as Trustee, First Trust Advisors L.P., as Evaluator, First Trust Advisors L.P., as Portfolio Supervisor and FTP Services LLC, as FTPS Unit Servicing Agent (incorporated by reference to Amendment No. 1 to Form S-6 [File No. 333-191558] filed on behalf of FT 4484).

1.1.1 Form of Trust Agreement for FT 6230 and certain subsequent Series, effective July 8, 2016 among First Trust Portfolios L.P., as Depositor, The Bank of New York Mellon, as Trustee, First Trust Advisors L.P., as Evaluator, First Trust Advisors L.P., as Portfolio Supervisor, and FTP Services LLC, as FTPS Unit Servicing Agent.

1.2 Copy of Certificate of Limited Partnership of First Trust Portfolios L.P. (incorporated by reference to Amendment No. 1 to Form S-6 [File No. 33-42683] filed on behalf of The First Trust Special Situations Trust, Series 18).

1.3 Copy of Amended and Restated Limited Partnership Agreement of First Trust Portfolios L.P. (incorporated by reference to Amendment No. 1 to Form S-6 [File No. 33-42683] filed on behalf of The First Trust Special Situations Trust, Series 18).

1.4 Copy of Articles of Incorporation of The Charger Corporation, the general partner of First Trust Portfolios L.P., Depositor (incorporated by reference to Amendment No. 1 to Form S-6 [File No. 33-42683] filed on behalf of The First Trust Special Situations Trust, Series 18).

1.5 Copy of By-Laws of The Charger Corporation, the general partner of First Trust Portfolios L.P., Depositor (incorporated by reference to Amendment No. 2 to Form S-6 [File No. 333-169625] filed on behalf of FT 2669).

1.6 Underwriter Agreement (incorporated by reference to Amendment No. 1 to Form S-6 [File No. 33-42755] filed on behalf of The First Trust Special Situations Trust, Series 19).

2.1 Copy of Certificate of Ownership (included in Exhibit 1.1 filed herewith on page 2 and incorporated herein by reference).


                                      S-6


2.2 Copy of Code of Ethics (incorporated by reference to Amendment No. 1 to Form S-6 [File No. 333-156964] filed on behalf of FT 1987).

3.1     Opinion of counsel as to legality of securities being registered.

3.2 Opinion of counsel as to Federal income tax status of securities being registered.

3.3 Opinion of counsel as to New York income tax status of securities being registered.

3.4 Opinion of counsel as to United Kingdom tax status of securities being registered.

4.1     Consent of First Trust Advisors L.P.

6.1 List of Directors and Officers of Depositor and other related information (incorporated by reference to Amendment No. 1 to Form S-6 [File No. 33-42683] filed on behalf of The First Trust Special Situations Trust, Series 18).

7.1 Power of Attorney executed by the Director listed on page S-3 of this Registration Statement (incorporated by reference to Amendment No. 2 to Form S-6 [File No. 333-169625] filed on behalf of FT 2669).


                                      S-7